SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

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Total System Services, Inc.

(Name of Registrant as Specified In Its Charter)

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To the shareholders of Global Payments Inc. and Total System Services, Inc.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On behalf of the boards of directors of Global Payments Inc. (“Global Payments”) and Total System Services, Inc. (“TSYS”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed merger between Global Payments and TSYS. We are requesting that you take certain actions as a holder of Global Payments common stock or a holder of TSYS common stock.

The boards of directors of Global Payments and TSYS have each unanimously approved an agreement to merge our two companies. Pursuant to the Agreement and Plan of Merger, dated as of May 27, 2019, by and between TSYS and Global Payments (as amended from time to time, the “merger agreement”), TSYS will merge with and into Global Payments (the “merger”), with Global Payments as the surviving entity (the “combined company”, or “Global Payments”, as the case may be).

The proposed merger will create the preeminent technology-enabled payments company at scale in the largest and most attractive financial technology markets worldwide. Combined, Global Payments and TSYS will provide innovative payments and software solutions to approximately 3.5 million predominantly small to mid-sized merchant locations and more than 1,300 financial institutions across more than 100 countries. TSYS will also substantially expand Global Payments’ integrated payments and ecommerce and omnichannel solutions businesses in the United States and provide further opportunities for meaningful multinational omnichannel market share gains. Finally, Global Payments will have exposure to some of the fastest growing digital payments trends through TSYS’ issuer and consumer solutions businesses.

In the merger, holders of TSYS common stock will receive 0.8101 shares (the “exchange ratio” and such shares, the “merger consideration”) of Global Payments common stock for each share of TSYS common stock they own. Holders of Global Payments common stock will continue to own their existing shares of Global Payments common stock. Based on the closing price of Global Payments common stock on the New York Stock Exchange (“NYSE”) on May 23, 2019, the last full trading day before the publication of news reports relating to a potential transaction between Global Payments and TSYS, the exchange ratio represented approximately $119.86 in value for each share of TSYS common stock. Based on Global Payments’ closing price on July 22, 2019 of $163.21, the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, the exchange ratio represented approximately $132.22 in value for each share of TSYS common stock. The value of the Global Payments common stock at the time of completion of the merger could be greater than, less than or the same as the value of Global Payments common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of Global Payments common stock (trading symbol “GPN”) and TSYS common stock (trading symbol “TSS”).

Based on the current number of shares of TSYS common stock outstanding and reserved for issuance, Global Payments expects to issue approximately 143.4 million shares of Global Payments common stock to holders of TSYS common stock in the aggregate in the merger. Following the completion of the merger, we estimate that former holders of TSYS common stock will own approximately forty-eight percent (48%) and former holders of Global Payments common stock will own approximately fifty-two percent (52%) of the fully diluted shares of the combined company.

The special meeting of holders of Global Payments common stock will be held on August 29, 2019 at 3550 Lenox Road, Atlanta, Georgia 30326, at 3:00 P.M. Eastern Daylight Time. The special meeting of holders of TSYS common stock will be held on August 29, 2019 at TSYS’ Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia 31901, at 1:00 P.M. Eastern Daylight Time. At our respective special meetings, in addition to other business, we will each ask our holders of common stock to approve the merger. Information about these meetings and the merger is contained in this joint proxy statement/prospectus. In particular, see the section entitled “Risk Factors” beginning on page 36. We urge you to read this joint proxy statement/prospectus carefully and in its entirety.

Whether or not you plan to attend your special meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting “AGAINST” the merger.

Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.

Jeffrey S. Sloan Chief Executive Officer Global Payments Inc.	M. Troy Woods Chairman, President and Chief Executive Officer Total System Services, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated July 23, 2019, and is first being mailed to holders of Global Payments common stock and holders of TSYS common stock on or about July 25, 2019.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about Global Payments and TSYS from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:

if you are a Global Payments shareholder: Global Payments Inc. 3550 Lenox Road Atlanta, Georgia 30326 (770) 829-8478 Attn: Investor Relations	if you are a TSYS shareholder: Total System Services, Inc. P.O. Box 2567 Columbus, Georgia 31902 (706) 644-6081 Attn: Vice President of Investor Relations

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of Global Payments common stock requesting documents must do so by August 22, 2019, to receive them before the Global Payments special meeting, and holders of TSYS common stock requesting documents must do so by August 22, 2019, to receive them before the TSYS special meeting.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated July 23, 2019, and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to holders of Global Payments common stock or holders of TSYS common stock nor the issuance by Global Payments of shares of Global Payments common stock in connection with the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in, or incorporated by reference into, this joint proxy statement/prospectus regarding Global Payments has been provided by Global Payments and information contained in, or incorporated by reference into, this joint proxy statement/prospectus regarding TSYS has been provided by TSYS.

See the section entitled “Where You Can Find More Information” beginning on page 201 of the accompanying joint proxy statement/prospectus for further information.

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

Notice of Special Meeting of Shareholders

To the Shareholders of Global Payments Inc.:

On May 27, 2019, Global Payments Inc. (“Global Payments”) and Total System Services, Inc. (“TSYS”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of holders of Global Payments common stock (the “Global Payments special meeting”) will be held on August 29, 2019 at 3:00 P.M. Eastern Daylight Time at 3550 Lenox Road, Atlanta, Georgia 30326. We are pleased to notify you of and invite you to the Global Payments special meeting.

At the Global Payments special meeting you will be asked to vote on the following matters:

•	Proposal to approve the merger agreement (the “Global Payments merger proposal”).

•

Proposal to approve an amendment to Global Payments’ articles of incorporation to increase the number of authorized shares of Global Payments common stock from two hundred million shares to four hundred million shares (such amendment, the “Global Payments authorized share count articles amendment” and such proposal, the “Global Payments authorized share count proposal”), a copy of which is attached as Annex F to the accompanying joint proxy statement/prospectus.

•

Proposal to approve an amendment to Global Payments’ articles of incorporation to declassify the Global Payments board of directors and provide for annual elections of directors (such amendment, the “Global Payments declassification articles amendment” and such proposal, the “Global Payments declassification proposal”), a copy of which is attached as Annex G to the accompanying joint proxy statement/prospectus.

•

Proposal to adjourn the Global Payments special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Global Payments merger proposal, the Global Payments authorized share count proposal or the Global Payments declassification proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of Global Payments common stock (the “Global Payments adjournment proposal”).

The Global Payments board of directors has fixed the close of business on July 22, 2019 as the record date for the Global Payments special meeting. Only holders of record of Global Payments common stock as of the close of business on the record date for the Global Payments special meeting are entitled to notice of, and to vote at, the Global Payments special meeting or any adjournment or postponement thereof.

The Global Payments board of directors unanimously recommends that holders of Global Payments common stock vote “FOR” the Global Payments merger proposal, “FOR” the Global Payments authorized share count proposal, “FOR” the Global Payments declassification proposal and “FOR” the Global Payments adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of Global Payments common stock approve the merger agreement. The affirmative vote of a majority of all the votes entitled to be cast on the merger agreement by the holders of Global Payments common stock is required to approve the Global Payments merger proposal.

Whether or not you plan to attend the Global Payments special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors

David L. Green

Executive Vice President,

General Counsel and Corporate Secretary

July 23, 2019

Total System Services, Inc.

One TSYS Way

Columbus, Georgia 31901

Notice of Special Meeting of Shareholders

To the Shareholders of Total System Services, Inc.:

On May 27, 2019, Global Payments Inc. (“Global Payments”) and Total System Services, Inc. (“TSYS”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of holders of TSYS common stock (the “TSYS special meeting”) will be held on August 29, 2019 at 1:00 P.M. Eastern Daylight Time at TSYS’ Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia 31901. We are pleased to notify you of and invite you to the TSYS special meeting. The purpose of the TSYS special meeting is to consider and vote upon the following matters:

•	Proposal to approve the merger agreement (the “TSYS merger proposal”).

•

Proposal to approve, on an advisory (non-binding) basis, the executive officer compensation that will or may be paid to TSYS’ named executive officers in connection with the transactions contemplated by the merger agreement (the “TSYS compensation proposal”).

•

Proposal to approve, on an advisory (non-binding) basis, an amendment to Global Payments’ articles of incorporation to declassify Global Payments’ board of directors and provide for the annual election of directors (the “TSYS declassification proposal”).

•

Proposal to adjourn the TSYS special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the TSYS merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of TSYS common stock (the “TSYS adjournment proposal”).

The TSYS board of directors has fixed the close of business on July 22, 2019 as the record date for the TSYS special meeting. Only holders of record of TSYS common stock as of the close of business on the record date for the TSYS special meeting are entitled to notice of, and to vote at, the TSYS special meeting or any adjournment or postponement thereof.

Holders of TSYS common stock are not entitled to dissenters’ rights with respect to the proposed merger under Article 13 of the Georgia Business Corporation Code.

The accompanying joint proxy statement/prospectus describes the merger and the actions to be taken in connection with the merger and provides additional information about the parties involved. Please give this information your careful attention.

The TSYS board of directors unanimously recommends that holders of TSYS common stock vote “FOR” the TSYS merger proposal, “FOR” the TSYS compensation proposal, “FOR” the TSYS declassification proposal and “FOR” the TSYS adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of TSYS common stock approve the merger agreement. The affirmative vote of a majority of all the votes entitled to be cast on the merger agreement by the holders of TSYS common stock is required to approve the TSYS merger proposal.

Whether or not you plan to attend the TSYS special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors

G. Sanders Griffith, III

Senior Executive Vice President,

General Counsel and Corporate Secretary

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QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the Global Payments special meeting or the TSYS special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Global Payments special meeting or the TSYS special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 201.

In this joint proxy statement/prospectus, unless the context otherwise requires:

•	“Global Payments” refers to Global Payments Inc.;

•	“Global Payments common stock” refers to the common stock of Global Payments, without par value;

•	“TSYS” refers to Total System Services, Inc.; and

•	“TSYS common stock” refers to the common stock of TSYS, par value $0.10 per share.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because Global Payments and TSYS have agreed to combine their companies in a merger of equals structured through the merger of TSYS with and into Global Payments (the “merger”), with Global Payments as the surviving entity (the “combined company”, or “Global Payments”, as the case may be). A copy of the Agreement and Plan of Merger, dated as of May 27, 2019, by and between TSYS and Global Payments (the “merger agreement”) is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein.

To complete the merger, among other things:

•

holders of Global Payments common stock must approve (1) the merger agreement (the “Global Payments merger proposal”) and (2) an amendment to Global Payments’ articles of incorporation to increase the number of authorized shares of Global Payments common stock from two hundred million shares to four hundred million shares (such amendment, the “Global Payments authorized share count articles amendment” and such proposal, the “Global Payments authorized share count proposal”); and

•	holders of TSYS common stock must approve the merger agreement (the “TSYS merger proposal”).

Global Payments is holding a special meeting of holders of Global Payments common stock (the “Global Payments special meeting”), to obtain approval of the Global Payments merger proposal and the Global Payments authorized share count proposal. Holders of Global Payments common stock will also be asked (1) to approve an amendment to Global Payments’ articles of incorporation to declassify the Global Payments board of directors and provide for annual elections of directors (such amendment, the “Global Payments declassification articles amendment” and such proposal, the “Global Payments declassification proposal”) and (2) to approve the proposal to adjourn the Global Payments special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Global Payments special meeting to approve the Global Payments merger proposal, the Global Payments authorized share count proposal or the Global Payments declassification proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Global Payments common stock (the “Global Payments adjournment proposal”).

TSYS is holding a special meeting of holders of TSYS common stock (the “TSYS special meeting”) to obtain approval of the TSYS merger proposal. Holders of TSYS common stock will also be asked (1) to approve the proposal to adjourn the TSYS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the TSYS special meeting to approve the TSYS merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of TSYS common stock (the “TSYS adjournment proposal”), (2) to approve, on an advisory (non-binding) basis, the merger-related named executive officer compensation payments that will or may be paid by TSYS to its named executive officers in connection with the merger (the “TSYS compensation proposal”) and (3) to approve, on an advisory (non-binding) basis, an amendment to Global Payments’ articles of incorporation to declassify Global Payments’ board of directors and provide for the annual election of directors (the “TSYS declassification proposal”).

This document is also a prospectus that is being delivered to holders of TSYS common stock because, in connection with the merger, Global Payments is offering shares of Global Payments common stock to holders of TSYS common stock.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Global Payments and TSYS special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the merger?

A:

In the merger, TSYS will merge with and into Global Payments. Each share of TSYS common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”) (other than certain shares held by Global Payments or TSYS) will be converted into the right to receive 0.8101 shares (the “exchange ratio” and such shares, the “merger consideration”) of Global Payments common stock. Upon completion of the merger, TSYS will no longer be a public company, and TSYS common stock will be delisted from the New York Stock Exchange (the “NYSE”), will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will cease to be publicly traded. Holders of Global Payments common stock will continue to own their existing shares of Global Payments common stock. See the information provided in the section entitled “The Merger Agreement—Structure of the Merger” beginning on page 143 and the merger agreement for more information about the merger.

Q:	When and where will each of the special meetings take place?

A:	The Global Payments special meeting will be held at 3550 Lenox Road, Atlanta, Georgia 30326, on August 29, 2019 at 3:00 P.M. Eastern Daylight Time.

The TSYS special meeting will be held at TSYS’ Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia 31901, on August 29, 2019 at 1:00 P.M. Eastern Daylight Time.

Even if you plan to attend your respective company’s special meeting, Global Payments and TSYS recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting. Shares held in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares.

Q:	What matters will be considered at each of the special meetings?

A:	At the Global Payments special meeting, holders of Global Payments common stock will be asked to consider and vote on the following proposals:

•	Global Payments Proposal 1: The Global Payments merger proposal. Approval of the merger agreement;

•

Global Payments Proposal 2: The Global Payments authorized share count proposal. Approval of the amendment to Global Payments’ articles of incorporation to increase the number of authorized shares of Global Payments common stock from two hundred million shares to four hundred million shares, effective only upon and immediately prior to the completion of the merger;

•

Global Payments Proposal 3: The Global Payments declassification proposal. Approval of the amendment to Global Payments’ articles of incorporation to declassify the Global Payments board of directors and provide for annual elections of directors, effective only upon the completion of the merger; and

•

Global Payments Proposal 4: The Global Payments adjournment proposal. Approval of the adjournment of the Global Payments special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Global Payments special meeting to approve the Global Payments merger proposal, the Global Payments authorized share count proposal or the Global Payments declassification proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Global Payments common stock.

At the TSYS special meeting, holders of TSYS common stock will be asked to consider and vote on the following proposals:

•	TSYS Proposal 1: The TSYS merger proposal. Approval of the merger agreement;

•

TSYS Proposal 2: The TSYS compensation proposal. Approval of, on an advisory (non-binding) basis, the merger-related named executive officer compensation payments that will or may be paid by TSYS to its named executive officers in connection with the merger;

•

TSYS Proposal 3: The TSYS declassification proposal. Approval of, on an advisory (non-binding) basis, an amendment to Global Payments’ articles of incorporation to declassify Global Payments’ board of directors and provide for the annual election of directors; and

•

TSYS Proposal 4: The TSYS adjournment proposal. Approval of the adjournment of the TSYS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the TSYS special meeting to approve the TSYS merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of TSYS common stock.

To complete the merger, among other things, holders of Global Payments common stock must approve the Global Payments merger proposal and the Global Payments authorized share count proposal and holders of TSYS common stock must approve the TSYS merger proposal. None of the approvals of the Global Payments declassification proposal, the Global Payments adjournment proposal, the TSYS compensation proposal, the TSYS declassification proposal or the TSYS adjournment proposal are conditions to the obligations of Global Payments or TSYS to complete the merger.

Q:	What will holders of TSYS common stock receive in the merger?

A:

In the merger, holders of TSYS common stock will receive 0.8101 shares of Global Payments common stock for each share of TSYS common stock held immediately prior to the completion of the merger. Global Payments will not issue any fractional shares of Global Payments common stock in the merger. Holders of TSYS common stock who would otherwise be entitled to a fractional share of Global Payments common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing-sale price per share of Global Payments common stock for the consecutive period of five (5) full trading days immediately preceding (but not including) the day on which the merger is completed (the “Global Payments closing share value”) by the fraction of a share (rounded to the nearest thousandth when expressed in decimal) of Global Payments common stock that such shareholder would otherwise be entitled to receive.

Q:	What will holders of Global Payments common stock receive in the merger?

A:

In the merger, holders of Global Payments common stock will not receive any consideration, and their shares of Global Payments common stock will remain outstanding and will constitute shares of the combined company. Following the merger, shares of Global Payments common stock will continue to be traded on the NYSE.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the number of shares of Global Payments common stock that holders of TSYS common stock will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for Global Payments common stock. Any fluctuation in the market price of Global Payments common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Global Payments common stock that holders of TSYS common stock will receive.

Q:	How will the merger affect TSYS equity awards?

A:

At the effective time, each outstanding TSYS equity award granted under TSYS’ equity compensation plans (other than certain “single-trigger” awards described below) will be converted into a corresponding award with respect to Global Payments common stock, with the number of shares underlying such award (and, in the case of stock options, the applicable exercise price) adjusted based on the exchange ratio and rounded to the nearest whole share (in the case of stock options, rounded down to the nearest whole share). Each such converted TSYS equity award will continue to be subject to the same terms and conditions (including vesting and exercisability or payment terms) as applied to the corresponding TSYS equity award. In the case of TSYS performance share awards with a performance period that is incomplete or for which performance is not determinable as of the effective time, the number of shares underlying such awards will be the greater of the number of initial performance shares underlying such award and the number of shares that would have been earned based on actual performance as of the effective time, determined as set forth in the merger agreement, and such awards will cliff vest, subject to the holder’s continued service, on the last day of the originally scheduled performance period. In addition to the foregoing awards, certain TSYS equity awards held by employees who are not executive officers, pursuant to their terms, will vest automatically (i.e., “single-trigger”) at the effective time and be converted into the right to receive a number of shares of Global Payments common stock determined based on the exchange ratio in respect of each share of TSYS common stock subject thereto. The number of shares of TSYS common stock subject to performance-based single-trigger awards will be determined in a manner similar to the performance share awards described above.

Q:	How will the merger affect TSYS’ employee stock purchase plan?

A:

TSYS will take all necessary actions to (i) ensure that if the closing occurs prior to the end of the final offering period under the TSYS 2012 Employee Stock Purchase Plan (the “TSYS ESPP”), such final offering period will end on the closing date, and (ii) terminate the TSYS ESPP and distribute to the applicable participants any cash held on behalf of the participants in the TSYS ESPP no later than the effective time.

Q:	How does the Global Payments board of directors recommend that I vote at the Global Payments special meeting?

A:

The Global Payments board of directors unanimously recommends that you vote “FOR” the Global Payments merger proposal, “FOR” the Global Payments authorized share count proposal, “FOR” the Global Payments declassification proposal and “FOR” the Global Payments adjournment proposal.

In considering the recommendations of the Global Payments board of directors, holders of Global Payments common stock should be aware that Global Payments’ directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of Global Payments common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Global Payments’ Directors and Executive Officers in the Merger” beginning on page 127.

Q:	How does the TSYS board of directors recommend that I vote at the TSYS special meeting?

A:

The TSYS board of directors unanimously recommends that you vote “FOR” the TSYS merger proposal, “FOR” the TSYS compensation proposal, “FOR” the TSYS declassification proposal and “FOR” the TSYS adjournment proposal.

In considering the recommendations of the TSYS board of directors, holders of TSYS common stock should be aware that TSYS’ directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of TSYS common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of TSYS’ Directors and Executive Officers in the Merger” beginning on page 128.

Q:	Who is entitled to vote at the Global Payments special meeting?

A:

The record date for the Global Payments special meeting is July 22, 2019. All holders of Global Payments common stock who held shares at the close of business on the record date for the Global Payments special meeting are entitled to receive notice of, and to vote at, the Global Payments special meeting.

Each holder of Global Payments common stock is entitled to cast one (1) vote on each matter properly brought before the Global Payments special meeting for each share of Global Payments common stock that such holder owned of record as of the record date. As of the close of business on the record date for the Global Payments special meeting, there were 156,679,485 outstanding shares of Global Payments common stock. Physical attendance at the special meeting is not required to vote. See below and the section entitled “The Global Payments Special Meeting—Proxies” beginning on page 44 for instructions on how to vote your shares without attending the Global Payments special meeting.

Q:	Who is entitled to vote at the TSYS special meeting?

A:

The record date for the TSYS special meeting is July 22, 2019. All holders of TSYS common stock who held shares at the close of business on the record date for the TSYS special meeting are entitled to receive notice of, and to vote at, the TSYS special meeting.

Each holder of TSYS common stock is entitled to cast one (1) vote on each matter properly brought before the TSYS special meeting for each share of TSYS common stock that such holder owned of record as of the record date. As of the close of business on the record date for the TSYS special meeting, there were 176,987,979 outstanding shares of TSYS common stock. Physical attendance at the special meeting is not required to vote. See below and the section entitled “The TSYS Special Meeting—Proxies” beginning on page 52 for instructions on how to vote your shares without attending the TSYS special meeting.

Q:	What constitutes a quorum for the Global Payments special meeting?

A:

Holders of a majority of the shares of Global Payments common stock entitled to vote at the special meeting, present in person or represented by proxy, will be necessary to constitute a quorum for the transaction of business at the Global Payments special meeting. If you fail to submit a proxy or to vote in person at the Global Payments special meeting, your shares of Global Payments common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

Q:	What constitutes a quorum for the TSYS special meeting?

A:

Holders of a majority of the issued and outstanding shares of TSYS common stock, present in person or represented by proxy, will be necessary to constitute a quorum for the transaction of business at the TSYS special meeting. If you fail to submit a proxy or to vote in person at the TSYS special meeting, your shares of TSYS common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

Q:	If my shares of common stock are held in “street name” by my broker, will my broker vote my shares for me?

A:

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in “street name”), please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Global Payments or TSYS or by voting in person at either special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers who hold shares of Global Payments or TSYS common stock may not give a proxy to Global Payments or TSYS to vote those shares on any of the Global Payments proposals or any of the TSYS proposals without specific instructions from their customers.

Q:	What vote is required for the approval of each proposal at the Global Payments special meeting?

A:

Global Payments Proposal 1: Global Payments merger proposal. Approval of the Global Payments merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast on the merger agreement by the holders of Global Payments common stock. Shares of Global Payments common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the proposal to approve the merger agreement.

Global Payments Proposal 2: Global Payments authorized share count proposal. Approval of the amendment to Global Payments’ articles of incorporation to increase the number of authorized shares of Global Payments common stock, effective immediately prior to and only upon the completion of the merger, requires the affirmative vote of a majority of all the votes entitled to be cast on such matter by the holders of Global Payments common stock. Shares of Global Payments common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the Global Payments authorized share count proposal.

Global Payments Proposal 3: Global Payments declassification proposal. Approval of the amendment to Global Payments’ articles of incorporation to declassify the Global Payments board of directors and provide for annual elections of directors, effective only upon the completion of the merger, requires the affirmative vote of two-thirds (2/3) of the outstanding shares of Global Payments common stock entitled to vote on such matter by the holders of Global Payments common stock. Shares of Global Payments common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the Global Payments declassification proposal.

Global Payments Proposal 4: The Global Payments adjournment proposal. Approval of the Global Payments adjournment proposal requires the affirmative vote of a majority of the shares of Global Payments common stock represented at the Global Payments special meeting, whether or not a quorum is present. Accordingly, an abstention will have the same effect as a vote “AGAINST” the Global Payments adjournment proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the Global Payments adjournment proposal.

Q:	What vote is required for the approval of each proposal at the TSYS special meeting?

A:

TSYS Proposal 1: TSYS merger proposal. Approval of the TSYS merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast on the merger agreement by the holders of TSYS common stock. Shares of TSYS common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the proposal to approve the merger agreement.

TSYS Proposal 2: TSYS compensation proposal. Approval of the TSYS compensation proposal requires the affirmative vote of a majority of the votes cast by the holders of TSYS common stock. Shares of TSYS common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of the TSYS compensation proposal.

TSYS Proposal 3: TSYS declassification proposal. Approval of the TSYS declassification proposal requires the affirmative vote of a majority of the votes cast by the holders of TSYS common stock. Shares of TSYS common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of the TSYS declassification proposal.

TSYS Proposal 4: TSYS adjournment proposal. Approval of the TSYS adjournment proposal requires the affirmative vote of a majority of the shares of TSYS common stock represented at the TSYS special meeting, whether or not a quorum is present. Accordingly, an abstention will have the same effect as a vote “AGAINST” the TSYS adjournment proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the TSYS adjournment proposal.

Q:

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for TSYS’ named executive officers (i.e., the TSYS compensation proposal)?

A:

Under SEC rules, TSYS is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to TSYS’ named executive officers that is based on or otherwise relates to the merger.

Q:	What happens if holders of TSYS common stock do not approve, by non-binding, advisory vote, the TSYS compensation proposal?

A:

The vote on the proposal to approve the merger-related compensation arrangements for each of TSYS’ named executive officers is separate and apart from the votes to approve the other proposals being presented at the TSYS special meeting. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding upon Global Payments, TSYS, or the combined company in the merger. Accordingly, the merger-related compensation will be paid to TSYS’ named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the holders of TSYS common stock do not approve the proposal to approve the merger-related executive compensation.

Q:

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, an amendment to Global Payments’ articles of incorporation to declassify Global Payments’ board of directors and provide for the annual election of directors (i.e., the TSYS declassification proposal)?

A:

Even though TSYS does not have a classified board (i.e., its directors are elected annually) and the Global Payments declassification proposal is not a condition to the closing of the merger, the SEC has issued interpretive guidance with respect to the “unbundling” of proposals under the Exchange Act that requires TSYS shareholders (in their capacity as shareholders of TSYS) to also separately vote on the amendment to Global Payments’ articles of incorporation to declassify Global Payments’ board of directors and provide for the annual election of directors. As further described below, this vote by TSYS shareholders is advisory (non-binding) and will have no impact on whether the Global Payments declassification is approved by Global Payments shareholders under applicable law.

Q:	What happens if holders of TSYS common stock do not approve, by non-binding, advisory vote, the TSYS declassification proposal?

A:

The vote on the TSYS declassification proposal is separate and apart from the votes to approve the other proposals being presented at the TSYS special meeting. Approval by TSYS’ shareholders of the TSYS declassification proposal is not a condition to completion of the merger. The votes received by TSYS’ shareholders with respect to the TSYS declassification proposal are advisory and will not be binding on TSYS or Global Payments (or the combined company that results from the merger) regardless of whether the TSYS merger proposal is approved. If Global Payments’ shareholders as of the Global Payments record date approve the Global Payments declassification articles amendment, such amendment will be effective only upon completion of the merger and effective as of the effective time.

Q:	What if I hold shares in both Global Payments and TSYS?

A:

If you hold shares of both Global Payments common stock and TSYS common stock, you will receive two (2) separate packages of proxy materials. A vote cast as a holder of Global Payments common stock will not count as a vote cast as a holder of TSYS common stock, and a vote cast as a holder of TSYS common stock will not count as a vote cast as a holder of Global Payments common stock. Therefore, please submit separate proxies for your shares of Global Payments common stock and your shares of TSYS common stock.

Q:	How can I vote my shares in person at my respective special meeting?

A:

Record Holders. Shares held directly in your name as the holder of record of Global Payments common stock or TSYS common stock may be voted in person at the Global Payments special meeting or the TSYS special meeting, as applicable. If you choose to vote your shares in person at the respective special meeting, please bring your enclosed proxy card and proof of identification.

Shares in “street name”. Shares held in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares. If you choose to vote your shares in person at the Global Payments special meeting or the TSYS special meeting, as applicable, please bring proof of identification.

Even if you plan to attend the Global Payments special meeting or the TSYS special meeting, as applicable, Global Payments and TSYS recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.

Additional information on attending the special meetings can be found under the section entitled “The Global Payments Special Meeting” on page 42 and under the section entitled “The TSYS Special Meeting” on page 50.

Q:	How can I vote my shares without attending my respective special meeting?

A:

Whether you hold your shares directly as the holder of record of Global Payments common stock or TSYS common stock or beneficially in “street name”, you may direct your vote by proxy without attending the Global Payments special meeting or the TSYS special meeting, as applicable. You can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name”, you should follow the voting instructions provided by your bank, broker or other nominee.

Additional information on voting procedures can be found under the section entitled “The Global Payments Special Meeting” on page 42 and under the section entitled “The TSYS Special Meeting” on page 50.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this joint proxy statement/prospectus, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you hold shares beneficially in “street name”, you should follow the voting instructions provided by your bank, broker or other nominee.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:

No. Your bank, broker or other nominee cannot vote your shares on non-routine matters without instructions from you, including each company’s respective merger proposals. You should instruct your bank, broker or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker or other nominee.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for Global Payments or TSYS to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” approval of the merger agreement, the Global Payments authorized share count proposal and the Global Payments declassification proposal. The merger agreement must be approved by the affirmative vote of a majority of all the votes entitled to be cast on the merger agreement by the holders of Global Payments common stock and by the affirmative vote of a majority of all the votes entitled to be cast on the merger agreement by the holders of TSYS common stock. The Global Payments authorized share count proposal must be approved by a majority of all the votes entitled to be cast on such matter by the holders of Global Payments common stock, and the Global Payments declassification proposal must be approved by two-thirds (2/3) of the outstanding shares of Global Payments common stock entitled to vote on such matter by the holders of Global Payments common stock. The Global Payments board of directors and the TSYS board of directors unanimously recommend that you vote “FOR” the Global Payments merger proposal and the TSYS merger proposal, respectively, and “FOR” the other proposals to be considered at the Global Payments special meeting and the TSYS special meeting, respectively, including the Global Payments authorized share count proposal and the Global Payments declassification proposal.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of Global Payments or TSYS, as applicable;

•	signing and returning a proxy card with a later date;

•	attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting; or

•	voting by telephone or the Internet at a later time.

If your shares are held by a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	Are holders of Global Payments common stock entitled to appraisal rights?

A:

No. Holders of Global Payments common stock are not entitled to appraisal or dissenters’ rights under the Georgia Business Corporation Code (the “GBCC”). For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 141.

Q:	Are holders of TSYS common stock entitled to appraisal rights?

A:

No. Holders of TSYS common stock are not entitled to appraisal or dissenters’ rights under the GBCC. For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 141.

Q:

Are there any risks that I should consider in deciding whether to vote for the approval of the Global Payments merger proposal, the approval of the Global Payments authorized share count proposal, the Global Payments declassification proposal or the approval of the TSYS merger proposal, or the other proposals to be considered at the Global Payments special meeting and the TSYS special meeting, respectively?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 36. You also should read and carefully consider the risk factors of Global Payments and TSYS contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to holders of TSYS common stock?

A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to the respective obligations of Global Payments and TSYS to complete the merger that each of Global Payments and TSYS receive a legal opinion to that effect. Accordingly, holders of TSYS common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of their TSYS common stock for Global Payments common stock in the merger, except with respect to any cash received instead of a fractional share of Global Payments common stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 164.

Q:	When is the merger expected to be completed?

A:

Global Payments and TSYS currently expect the merger to close in the fourth quarter of 2019. However, neither Global Payments nor TSYS can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Global Payments and TSYS must first obtain the approval of holders of Global Payments common stock and holders of TSYS common stock for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not completed, holders of TSYS common stock will not receive any consideration for their shares of TSYS common stock in connection with the merger. Instead, TSYS will remain an independent public company and TSYS common stock will continue to be listed and traded on the NYSE, and Global Payments will not complete the issuance of shares of Global Payments common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $860 million may be payable by either Global Payments or TSYS to the other party, as applicable. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 162 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent mutually agreed upon by Global Payments and TSYS (the “exchange agent”) will send you instructions for exchanging TSYS stock certificates for the consideration to be received in the merger. See the section entitled “The Merger Agreement—Exchange of Shares; Exchange of TSYS Stock Certificates” beginning on page 147.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

If you hold shares of Global Payments common stock or TSYS common stock in “street name” and also directly in your name as a holder of record or otherwise or if you hold shares of Global Payments common stock or TSYS common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus to ensure that all of your shares of Global Payments common stock or TSYS common stock are voted.

Shares in “street name”. For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.

Q:	Who can help answer my questions?

A:

Global Payments shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact Investor Relations at (770) 829-8478 or Global Payments’ proxy solicitor, Innisfree M&A Incorporated, by calling toll-free at (877) 750-8166 (Global Payments shareholders) or collect (212) 750-5833 (banks and brokers).

TSYS shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact Investor Relations at (706) 644-6081 or TSYS’ proxy solicitor, D.F. King & Co., Inc., by calling toll-free at (866) 406-2284 or emailing TSS@dfking.com.

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference important business and financial information about Global Payments and TSYS into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 201 of this joint proxy statement/prospectus.

The Parties to the Merger (pages 58 and 59)

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

(770) 829-8000

Global Payments is a leading worldwide provider of payment technology and software solutions delivering innovative services to its customers globally. Its technologies, services and employee expertise enable it to provide a broad range of solutions that allow its customers to accept various payment types and operate their businesses more efficiently. Global Payments distributes its services across a variety of channels in 32 countries throughout North America, Europe, the Asia-Pacific region and Brazil and operates in three reportable segments: North America, Europe and Asia-Pacific.

Global Payments was incorporated in 2000 and spun-off from its former parent company in 2001. Including its time as part of its former parent company, Global Payments has been in the payment technology services business since 1967. Since its spin-off, Global Payments has expanded in existing markets and into new markets internationally by pursuing further acquisitions and joint ventures. In 2016, Global Payments merged with Heartland Payment Systems, Inc. (“Heartland”), which significantly expanded its small and medium-sized enterprise distribution, customer base and vertical reach in the United States.

Global Payments is organized under the laws of the state of Georgia. The address and telephone number of its executive offices are 3550 Lenox Road, Atlanta, Georgia 30326, and (770) 829-8000.

Global Payments common stock is traded on the NYSE under the symbol “GPN”.

Total System Services, Inc.

One TSYS Way

Columbus, Georgia 31901

(706) 644-6081

Total System Services, Inc. is a global payment solutions provider headquartered in Columbus, Georgia. TSYS provides payment processing services, merchant services and related payment services to financial and nonfinancial institutions. In addition, TSYS provides general purpose reloadable prepaid debit and payroll cards, demand deposit accounts and other financial service solutions to the underbanked and other consumers and businesses. TSYS’ services are provided through three operating segments: Issuer Solutions, Merchant Solutions and Consumer Solutions. Through the Issuer Solutions segment, TSYS processes information through its cardholder systems to financial and nonfinancial institutions throughout the United States and internationally. The Merchant Solutions segment provides merchant services to merchant acquirers and merchants primarily in the United States. The Consumer Solutions segment provides financial service solutions to consumers and businesses in the United States. TSYS was incorporated in 1982 and spun-off from its former parent company in 2007.

TSYS common stock is traded on the NYSE under the symbol “TSS”.

TSYS’ principal office is located at One TSYS Way, Columbus, Georgia 31901, and its telephone number at that location is (706) 644-6081.

The Merger and the Merger Agreement (pages 60 and 143)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Subject to the terms and conditions of the merger agreement, at the completion of the merger, TSYS will merge with and into Global Payments, with Global Payments as the surviving corporation. Upon completion of the merger, TSYS common stock will be delisted from the NYSE and deregistered under the Exchange Act and will cease to be publicly traded.

Exchange Ratio (page 144)

In the merger, holders of TSYS common stock will receive 0.8101 shares of Global Payments common stock for each share of TSYS common stock they hold immediately prior to the effective time. Global Payments will not issue any fractional shares of Global Payments common stock in the merger. Holders of TSYS common stock who would otherwise be entitled to a fraction of a share of Global Payments common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the Global Payments closing share value.

Global Payments common stock is listed on the NYSE under the symbol “GPN”, and TSYS common stock is listed on the NYSE under the symbol “TSS”. The following table shows the closing sale prices of Global Payments common stock and TSYS common stock as reported on the NYSE on May 23, 2019, the last full trading day before the publication of news reports relating to a potential transaction between Global Payments and TSYS, May 24, 2019, the last trading day before the public announcement of the merger, and on July 22, 2019, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of TSYS common stock, which was calculated by multiplying the closing price of Global Payments common stock on those dates by the exchange ratio of 0.8101.

	Global Payments Common Stock	TSYS Common Stock	Implied Value of One Share of TSYS Common Stock
May 23, 2019	$147.96	$99.62	$119.86
May 24, 2019	$153.44	$113.45	$124.30
July 22, 2019	$163.21	$131.78	$132.22

For more information on the exchange ratio, see the section entitled “The Merger—Terms of the Merger” beginning on page 60 and “The Merger Agreement—Merger Consideration” beginning on page 143.

Treatment of TSYS Equity Awards (page 145)

At the effective time, each outstanding TSYS equity award granted under TSYS’ equity compensation plans (other than certain “single-trigger” awards described below) will be converted into a corresponding award with respect to Global Payments common stock, with the number of shares underlying such award (and, in the case of stock options, the applicable exercise price) adjusted based on the exchange ratio and rounded to the nearest whole share (in the case of stock options, rounded down to the nearest whole share). Each such converted TSYS equity award will continue to be subject to the same terms and conditions (including vesting and exercisability or payment terms) as applied to the corresponding TSYS equity award. In the case of TSYS performance share awards with a performance period that is incomplete or for which performance is not determinable as of the effective time, the number of shares underlying such awards will be the greater of the number of initial performance shares underlying such award and the number of shares that would have been earned based on actual performance as of the effective time, determined as set forth in the merger agreement, and such awards will cliff vest, subject to the holder’s continued service, on the last day of the originally scheduled performance period. In addition to the foregoing awards, certain TSYS equity awards held by employees who are not executive officers, pursuant to their terms, will vest automatically (i.e., “single-trigger”) at the effective time and be converted into the right to receive a number of shares of Global Payments common stock determined based on the exchange ratio in respect of each share of TSYS common stock subject thereto. The number of shares of TSYS common stock subject to performance-based single-trigger awards will be determined in a manner similar to the performance share awards described above.

Treatment of TSYS ESPP (page 146)

TSYS will take all necessary actions to (i) ensure that if the closing occurs prior to the end of the final offering period under the TSYS ESPP, such final offering period will end on the closing date, and (ii) terminate the TSYS ESPP and distribute to the applicable participants any cash held on behalf of the participants in the TSYS ESPP no later than the effective time.

Material U.S. Federal Income Tax Consequences (page 164)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Global Payments and TSYS to complete the merger that each of Global Payments and TSYS receive a legal opinion to that effect. Accordingly, holders of TSYS common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of their TSYS common stock for Global Payments common stock in the merger, except with respect to any cash received instead of a fractional share of Global Payments common stock.

You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.

Global Payments’ Reasons for the Merger; Recommendation of Global Payments’ Board of Directors (page 70)

The Global Payments board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Global Payments and its shareholders and has unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Global Payments board of directors unanimously recommends that holders of Global Payments common stock vote “FOR” the approval of the merger agreement and “FOR” the other proposals presented at the Global Payments special meeting. For a more detailed discussion of the Global Payments board of directors’ recommendation, see the section entitled “The Merger—Global Payments’ Reasons for the Merger; Recommendation of Global Payments’ Board of Directors” beginning on page 70.

TSYS’ Reasons for the Merger; Recommendation of TSYS’ Board of Directors (page 96)

The TSYS board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of TSYS and its shareholders and has unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The TSYS board of directors unanimously recommends that holders of TSYS common stock vote “FOR” the approval of the merger agreement and “FOR” the other proposals presented at the TSYS special meeting. For a more detailed discussion of the TSYS board of directors’ recommendation, see the section entitled “The Merger—TSYS’ Reasons for the Merger; Recommendation of TSYS’ Board of Directors” beginning on page 96.

Opinions of Global Payments’ Financial Advisors (page 74)

Global Payments engaged BofA Securities, Inc. (“BofA Merrill Lynch”) and J.P. Morgan Securities LLC (“J.P. Morgan”) as financial advisors in connection with TSYS’ consideration of the proposed merger.

Opinion of BofA Merrill Lynch

In connection with the merger, BofA Merrill Lynch, Global Payments’ financial advisor, delivered to the Global Payments board of directors a written opinion, dated as of May 27, 2019, as to the fairness, from a financial point of view and as of the date of the opinion, to Global Payments of the exchange ratio provided for in the merger. The full text of the written opinion, dated as of May 27, 2019, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Global Payments board of directors (in its capacity as such) for the benefit and use of the Global Payments board of directors in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Global Payments or in which Global Payments might engage or as to the underlying business decision of Global Payments to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any other matter.

Opinion of J.P. Morgan

At the meeting of the Global Payments board of directors on May 27, 2019, J.P. Morgan rendered its oral opinion to the Global Payments board of directors, confirmed by delivery of a written opinion dated May 27, 2019, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio was fair, from a financial point of view, to Global Payments. The full text of the written opinion of J.P. Morgan dated May 27, 2019, which sets forth the assumptions made, matters considered, and limits on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. J.P. Morgan’s written opinion was addressed to the Global Payments board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the exchange ratio and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Global Payments or as to the underlying decision by Global Payments to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Global Payments as to how such shareholder should vote with respect to the merger or any other matter.

Opinions of TSYS’ Financial Advisors (page 100)

TSYS engaged Goldman Sachs & Co. LLC (“Goldman Sachs”) and Greenhill & Co., LLC (“Greenhill”) as financial advisors in connection with TSYS’ consideration of the proposed merger.

Opinion of Greenhill

At the May 27, 2019 meeting of the TSYS board of directors held to evaluate the merger, Greenhill rendered an oral opinion, confirmed by delivery of a written opinion dated as of May 27, 2019, to the effect that, as of such date and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of TSYS common stock.

The full text of the written opinion of Greenhill, dated May 27, 2019, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in connection with the opinion, is attached as Annex D and is incorporated herein by reference. The summary of the Greenhill opinion provided in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. We encourage you to read Greenhill’s opinion, and the section “The Merger—Opinions of TSYS’ Financial Advisors—Opinion of Greenhill” carefully and in their entirety. Greenhill provided advisory services and its opinion for the information and assistance of the TSYS board of directors in connection with its consideration of the merger. Greenhill’s opinion is not a recommendation as to how any holder of shares of TSYS common stock should vote with respect to matters related to the merger, or any other matter.

For more information, see the section entitled “The Merger—Opinions of TSYS’ Financial Advisors—Opinion of Greenhill” on page 100 and Annex D of this joint proxy statement/prospectus.

Opinion of Goldman Sachs

At a meeting of the TSYS board of directors, Goldman Sachs rendered to the TSYS board of directors its oral opinion, subsequently confirmed by delivery of a written opinion, dated May 27, 2019, to the effect that, as of the date of Goldman Sachs’ written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Global Payments and its affiliates) of shares of TSYS common stock.

The full text of the written opinion of Goldman Sachs, dated May 27, 2019, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex E. The summary of Goldman Sachs’ opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the TSYS board of directors in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any TSYS shareholder should vote with respect to the merger or any other matter. For more information, see the section entitled “The Merger—Opinions of TSYS’ Financial Advisors—Opinion of Goldman Sachs” on page 112 and Annex E of this joint proxy statement/prospectus.

Appraisal or Dissenters’ Rights in the Merger (page 141)

Holders of Global Payments common stock and TSYS common stock are not entitled to appraisal or dissenters’ rights under the GBCC. For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 141.

Interests of Global Payments’ Directors and Executive Officers in the Merger (page 127)

In considering the Global Payments board of directors’ recommendation to vote for the Global Payments merger proposal, holders of Global Payments common stock should be aware that Global Payments’ directors and executive officers may have interests in the merger that are different from, or in addition to, those of holders of Global Payments common stock generally. These interests include, following closing of the merger, that certain of Global Payments’ directors and executive officers will continue to serve as directors or executive officers, as applicable, of the combined company. The Global Payments board of directors was aware of and considered these respective interests when deciding to adopt and approve the merger agreement. For more information, see the section entitled “The Merger—Interests of Global Payments’ Directors and Executive Officers in the Merger” beginning on page 127.

Interests of TSYS’ Directors and Executive Officers in the Merger (page 128)

In considering the recommendation of TSYS’ board of directors to vote for the TSYS merger proposal, TSYS shareholders should be aware that the directors and executive officers of TSYS may have interests in the merger that are different from, or in addition to, the interests of TSYS shareholders generally and that may create potential conflicts of interest. These interests include, among others, severance benefits under existing agreements, rights to continuing indemnification and directors’ and officers’ liability insurance, accelerated vesting of certain equity awards, expected service as a member of the Global Payments board and the right of the TSYS CEO to be the chairman of the Global Payments board upon the effective time of the merger. The TSYS board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to TSYS shareholders that they vote for the TSYS merger proposal. For more information, see the sections entitled “The Merger—Interests of TSYS’ Directors and Executive Officers in the Merger” beginning on page 128.

Governance of the Combined Company After the Merger (page 134)

Articles Amendments

In connection with the merger, Global Payments’ articles of incorporation will be amended to increase the number of authorized shares of Global Payments common stock from 200 million to 400 million. A copy of the Global Payments authorized share count articles amendment is attached to this joint proxy statement/prospectus as Annex F.

In addition, in connection with the merger, Global Payments is asking its shareholders to approve an amendment to Global Payments’ articles of incorporation to declassify the Global Payments board of directors and provide for annual elections of directors, effective only upon the completion of the merger and effective as of the effective time. If Global Payments shareholders approve the Global Payments declassification proposal and the merger is completed, the bylaws of Global Payments will be amended to reflect conforming changes and the declassification of the board of directors. A copy of the Global Payments declassification articles amendment is attached to this joint proxy statement/prospectus as Annex G. Approval of the Global Payments declassification articles amendment is not a condition to the completion of the merger.

The articles of incorporation of Global Payments as in effect immediately prior to the effective time, as amended as described above, will be the articles of incorporation of the combined company, until thereafter amended in accordance with applicable law.

Bylaws

Prior to closing, the Global Payments board of directors will take all actions necessary to cause the bylaws of Global Payments to be amended as set forth in Exhibit A-2 to the merger agreement (such amendment, the “Global Payments bylaw amendment”), and as so amended, effective upon the completion of the merger, the bylaws of Global Payments will be the bylaws of the combined company, until thereafter amended in accordance with applicable law. The bylaws of Global Payments, as amended pursuant to the merger agreement, implement certain governance matters for the combined company following completion of the merger. In addition, subject to the approval of the Global Payments declassification proposal by the Global Payments shareholders and the effectiveness of the Global Payments declassification articles amendment, the bylaws of Global Payments will be correspondingly amended to give effect to the Global Payments declassification articles amendment.

Board of Directors

The board of directors of the combined company as of the effective time will have twelve (12) members, consisting of:

•

six (6) continuing Global Payments directors, which will include Jeffrey S. Sloan, the current Chief Executive Officer of Global Payments, and William I Jacobs, the current Chairman of Global Payments; and

•	six (6) continuing TSYS directors, which will include M. Troy Woods, the current Chairman, President and Chief Executive Officer of TSYS, and Kriss Cloninger III, the current Lead Director of TSYS.

The Global Payments bylaw amendment provides that from and after the effective time and until the date of the annual meeting of shareholders held in 2022, the number of directors that comprises the entire board of directors of the combined company will be twelve (12) and no vacancy on the board of directors of the combined company created by the resignation, retirement, disqualification, removal from office or death of a director will be filled by the board of directors of the combined company, and the board of directors of the combined company will not nominate any individual to fill such vacancy, unless, in the case of a vacancy created by the resignation, retirement, disqualification, removal from office or death of a continuing Global Payments director, not less than a majority of the continuing Global Payments directors then in office have approved the appointment or nomination (as applicable) to fill such vacancy and, in the case of a vacancy created by the resignation, retirement, disqualification, removal from office or death of a continuing TSYS director, not less than a majority of the continuing TSYS directors then in office have approved the appointment or nomination (as applicable) to fill such vacancy; provided that any such appointment or nomination will be made in accordance with applicable law and the rules of the NYSE (or other national securities exchange on which the combined company’s securities are listed). The “continuing Global Payments directors” means the initial Global Payments directors serving on the combined company’s board of directors as of the effective time and any directors who were subsequently appointed or nominated and elected to fill a vacancy created by the resignation, retirement, disqualification, removal from office or death of an initial Global Payments director (or another continuing Global Payments director) as described above, and the “continuing TSYS directors” means the initial TSYS directors serving on the combined company’s board of directors as of the effective time and any directors who were subsequently appointed or nominated and elected to fill a vacancy created by the resignation, retirement, disqualification, removal from office or death of an initial TSYS director (or another continuing TSYS director) as described above.

From and after the effective time and until the date of the annual meeting of shareholders held in 2022, any amendment to the bylaw provisions implementing the above arrangements will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.

In the event that the Global Payments declassification articles amendment is not adopted as of the effective time, Global Payments and TSYS will cooperate reasonably and in good faith in an effort to apportion the continuing

Global Payments directors, on the one hand, and the continuing TSYS directors, on the other hand, as nearly evenly as is practicably possible among the different classes of the board of directors of the combined company as of the effective time so that as nearly equal a number of the continuing Global Payments directors, on the one hand, and the continuing TSYS directors, on the other hand, as is practicably possible stand for election at the first annual meeting of shareholders of the combined company following the effective time.

Committees of the Board of Directors

The Global Payments bylaw amendment provides that from and after the effective time and until the date of the annual meeting of shareholders held in 2022, the board of directors of the combined company will have four standing committees: an Audit Committee, a Compensation Committee, a Technology Committee, and a Governance and Nominating Committee; the chairperson of each of the Audit Committee and Compensation Committee will be designated by Global Payments from among the continuing Global Payments directors; the chairperson of each of the Technology Committee and Governance and Nominating Committee will be designated by TSYS from among the continuing TSYS directors; and the membership of the committees will be, as practicably as possible, evenly split between the continuing Global Payments directors and the continuing TSYS directors.

From and after the effective time and until the date of the annual meeting of shareholders held in 2022, any amendment to the bylaw provisions implementing the above arrangements will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.

Chief Executive Officer

Following the completion of the merger, Jeffrey S. Sloan, the current Chief Executive Officer of Global Payments, will continue to serve as the Chief Executive Officer of the combined company.

Chairman and Lead Independent Director

The Global Payments bylaw amendment provides that from and after the effective time and until the date of the annual meeting of shareholders held in 2022 or his earlier resignation, retirement, disqualification, removal from office or death, (a) M. Troy Woods, the current Chairman, President and Chief Executive Officer of TSYS, will serve as the Chairman of the combined company’s board of directors and (b) Kriss Cloninger III, the current Lead Director of TSYS, will serve as the Lead Independent Director of the combined company’s board of directors.

From and after the effective time and until the date of the annual meeting of shareholders held in 2022, M. Troy Woods may not be removed as Chairman and Kriss Cloninger III may not be removed as the Lead Independent Director by the board of directors of the combined company without the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.

From and after the effective time and until the date of the annual meeting of shareholders held in 2022, any amendment to the bylaw provisions implementing the above arrangements will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.

Headquarters and Name of the Combined Company After the Merger

Effective as of the effective time, the combined company will maintain dual headquarters in Atlanta, Georgia, and Columbus, Georgia. The name of the combined company will be “Global Payments Inc.” and the combined company’s issuer processing business conducted by TSYS prior to the effective time will continue to be conducted under the TSYS name.

Regulatory Approvals (page 137)

Subject to the terms of the merger agreement, Global Payments and TSYS have agreed to cooperate with each other and use reasonable best efforts to (i) take, or cause to be taken, all necessary actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable following the date of the merger agreement, (ii) make, or cause to be made, the registrations, declarations and filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”) and required or advisable under any other applicable competition laws with respect to the transactions contemplated by the merger agreement, (iii) prepare and file all necessary documentation to obtain as promptly as practicable all material permits, consents, approvals, clearances and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such governmental entities and (iv) seek to avoid or prevent the initiation of any investigation, claim, action, suit, arbitration, litigation or proceeding by or before any governmental entity challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement.

On June 26, 2019, Global Payments and TSYS received early termination of the HSR waiting period. Although Global Payments and TSYS expect that all additional required regulatory clearances and approvals will be obtained, the parties cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the closing of the merger not being satisfied.

Description of Financing (page 139)

Consummation of the merger is not conditioned on Global Payments’ ability to obtain financing. Global Payments plans to use debt financing and cash on hand to refinance certain of its existing indebtedness and certain existing indebtedness of TSYS, as well as to fund certain fees and expenses relating to the merger. Such debt financing could take any of several forms or any combination of them, including but not limited to the following: (1) Global Payments may borrow under the bridge facility (as described below); (2) Global Payments may borrow up to $3.0 billion under the term loan credit agreement (as described below); (3) Global Payments may borrow up to $3.0 billion under the revolving credit agreement (as described below); and (4) Global Payments may issue senior notes in the public and/or private capital markets.

In connection with entry into the merger agreement, Global Payments entered into certain commitment and engagement letters, which we refer to collectively as the “commitment letters,” dated as of May 27, 2019, with Bank of America, N.A. and certain other banks party thereto, which we refer to as the “banks,” pursuant to which the banks have committed, subject to the terms and conditions of the commitment letters, (1) to provide a bridge facility in an aggregate amount equal to $2.75 billion, which we refer to as the “bridge facility,” the commitments for which will reduce if Global Payments obtains certain other debt financing, completes certain asset sales (subject to customary reinvestment rights) and completes certain equity issuances, in each case, in an amount equal to the net proceeds thereof, subject to a minimum proceeds threshold, (2) to arrange a term loan facility, which we refer to as the “term loan facility,” in an aggregate amount of up to $3.0 billion, and (3) to arrange a revolving credit facility, which we refer to as the “revolving facility,” in an aggregate amount equal to $3.0 billion. We refer to the bridge facility, the term loan facility and the revolving facility collectively as the “facilities.” The commitment letters also provide for the underwriting of a senior notes offering, which may be pursuant to a registered public offering or in a private placement. We refer to the facilities and such potential offering collectively as the “debt financing.”

Pursuant to the terms of the commitment letters, the proceeds of the debt financing may be used (a) to refinance certain outstanding indebtedness of Global Payments and TSYS, (b) to pay any cash payments in lieu of fractional shares payable in accordance with the terms of the merger agreement, (c) to pay the related transaction fees and expenses and (d) in the case of the term loan facility, the revolving facility and the senior notes, for general corporate purposes.

The commitments to provide the financing under the commitment letters will terminate upon the first to occur of (i) the effectiveness of the definitive documentation for the applicable facility, (ii) the consummation of the merger and the refinancing of existing indebtedness of Global Payments and TSYS without using the loans available under the bridge facility, (iii) the date on which the merger agreement is terminated in accordance with its terms, (iv) receipt by the bank of written notice from Global Payments of its election to terminate all commitments under the bridge facility in full and (v) 11:59 p.m. (New York City time) on the termination date (as defined in the merger agreement), as it may be extended in accordance with the terms of the merger agreement.

On July 9, 2019, the Company entered into definitive documentation with respect to the term loan facility and the revolving facility. Upon entry into such definitive documentation, the aggregate commitments under the bridge facility were reduced to approximately $2.1 billion.

The availability of the debt financing may not be considered assured. The obligation of the commitment parties to provide debt financing under the commitment letters, and the lenders to provide loans under the term loan credit agreement and the revolving credit agreement is subject to a number of customary conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be available when required.

For a more complete description of Global Payments’ debt financing for the merger, see the section entitled “Description of Financing” beginning on page 139.

Expected Timing of the Merger

Global Payments and TSYS expect the merger to close in the fourth quarter of 2019. However, neither Global Payments nor TSYS can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Global Payments and TSYS must first obtain the approval of holders of Global Payments common stock and holders of TSYS common stock for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Conditions to Completion of the Merger (page 159)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

•	approval of the merger agreement by the shareholders of Global Payments by the requisite Global Payments vote and by the shareholders of TSYS by the requisite TSYS vote;

•	authorization for listing on the NYSE, subject to official notice of issuance, of the shares of Global Payments common stock to be issued in the merger;

•

any waiting period applicable to the merger under the HSR Act having expired or been terminated and all other requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated;

•

effectiveness of the registration statement of which this joint proxy statement/prospectus is part, and the absence of any stop order suspending the effectiveness of the registration statement, or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

•

no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or making the completion of the merger illegal;

•	subject to materiality standards provided in the merger agreement, the accuracy of the representations and warranties of Global Payments and TSYS in the merger agreement;

•	performance in all material respects by each of Global Payments and TSYS of their respective obligations, covenants and agreements under the merger agreement; and

•	receipt by each of TSYS and Global Payments of an opinion from counsel as to certain tax matters.

Termination of the Merger Agreement (page 160)

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the receipt of the requisite Global Payments shareholder vote or requisite TSYS shareholder vote, in the following circumstances:

•	by mutual written consent of Global Payments and TSYS;

•

by either Global Payments or TSYS if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the completion of the merger, unless the failure to obtain a requisite regulatory approval or the issuance of any such order, injunction, decree, or other legal restraint or prohibition is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•

by either Global Payments or TSYS if the merger has not been completed on or before May 27, 2020 (the “initial termination date” and, as it may be extended below, the “termination date”) provided that, if, on the initial termination date, any of the requisite regulatory approvals have not been obtained and all of the other conditions precedent set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof assuming such date were the closing date), the initial termination date may be extended by either party to August 27, 2020 (the “extended termination date”) on written notice to the other party on or by the initial termination date; provided further that, notwithstanding the foregoing, if the failure of the closing to occur by the initial termination date or the extended termination date, as applicable, is due to the failure of the party seeking to terminate the merger agreement or to extend the termination date, as applicable, to perform or observe its obligations, covenants and agreements under the merger agreement, such party will not have such right to seek to terminate the merger agreement or to extend the termination date;

•

by either Global Payments or TSYS (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of TSYS, in the case of a termination by Global Payments, or Global Payments, in the case of a termination by TSYS, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the other party, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by TSYS, if (1) Global Payments or the Global Payments board of directors has made a recommendation change or (2) Global Payments or the Global Payments board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Global Payments board of directors’ recommendation; or

•

by Global Payments, if (1) TSYS or the TSYS board of directors has made a recommendation change or (2) TSYS or the TSYS board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the TSYS board of directors recommendation.

Termination Fee (page 162)

If the merger agreement is terminated by either Global Payments or TSYS under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation by TSYS or Global Payments or their respective boards, TSYS or Global Payments may be required to pay a termination fee to the other equal to $860 million.

Accounting Treatment (page 136)

Global Payments and TSYS each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The merger will be accounted for using the acquisition method of accounting, and Global Payments will be treated as the accounting acquirer.

The Rights of Holders of TSYS Common Stock Will Change as a Result of the Merger (page 185)

Holders of TSYS common stock will have different rights once they become holders of common stock of the combined company due to differences between the TSYS governing documents and the Global Payments governing documents. These differences are described in more detail under the section entitled “Comparison of Shareholders’ Rights” beginning on page 185.

Listing of Global Payments Common Stock; Delisting and Deregistration of TSYS Common Stock (page 140)

The shares of Global Payments common stock to be issued in the merger will be listed for trading on the NYSE. Following the merger, shares of Global Payments common stock will continue to be traded on the NYSE. Upon completion of the merger, TSYS common stock will be delisted from the NYSE and deregistered under the Exchange Act.

The Global Payments Special Meeting (page 42)

The Global Payments special meeting will be held at 3550 Lenox Road, Atlanta, Georgia 30326 on August 29, 2019, at 3:00 P.M. Eastern Daylight Time. At the Global Payments special meeting, holders of Global Payments common stock will be asked to vote on the following matters:

•	approval of the Global Payments merger proposal;

•	approval of the Global Payments authorized share count proposal;

•	approval of the Global Payments declassification proposal; and

•	approval of the Global Payments adjournment proposal.

You may vote at the Global Payments special meeting if you owned shares of Global Payments common stock at the close of business on July 22, 2019. On that date there were 156,679,485 shares of Global Payments common stock outstanding, approximately 0.56% of which were owned and entitled to be voted by Global Payments’ directors and executive officers and their affiliates. We currently expect that Global Payments’ directors and executive officers will vote their shares in favor of the merger agreement and the other proposals to be considered at the Global Payments special meeting, although none of them has entered into any agreements obligating them to do so.

The Global Payments merger proposal will be approved if a majority of all the votes entitled to be cast on the merger agreement by the holders of Global Payments common stock are voted in favor of such proposal. The Global Payments authorized share count proposal will be approved if a majority of all the votes entitled to be cast on the authorized share count proposal by the holders of Global Payments common stock are voted in favor of such proposal. The Global Payments declassification proposal will be approved if two-thirds (2/3) of the outstanding shares of Global Payments common stock entitled to vote on such matter are voted in favor of such proposal. The Global Payments adjournment proposal will be approved if a majority of the shares of Global Payments common stock represented at the Global Payments special meeting are voted in favor of such proposal, whether or not a quorum is present. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Global Payments special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Global Payments merger proposal, the Global Payments authorized share count proposal or the Global Payments declassification proposal, it will have the same effect as a vote “AGAINST” the Global Payments merger proposal, the Global Payments authorized share count proposal or the Global Payments declassification proposal, as applicable. If you mark “ABSTAIN” on your proxy with respect to the Global Payments adjournment proposal, it will have the same effect as a vote “AGAINST” the Global Payments adjournment proposal. If you fail to submit a proxy or vote in person at the Global Payments special meeting or fail to instruct your bank or broker how to vote with respect to the Global Payments adjournment proposal, your shares will not be deemed to be represented with respect to the Global Payments adjournment proposal and it will have no effect on the Global Payments adjournment proposal.

The TSYS Special Meeting (page 50)

The TSYS special meeting will be held at TSYS’ Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia 31901 on August 29, 2019, at 1:00 P.M., Eastern Daylight Time. At the TSYS special meeting, holders of TSYS common stock will be asked to vote on the following matters:

•	approval of the TSYS merger proposal;

•	approval of the TSYS compensation proposal;

•	approval of the TSYS declassification proposal; and

•	approval of the TSYS adjournment proposal.

You may vote at the TSYS meeting if you owned shares of TSYS common stock at the close of business on July 22, 2019. On that date there were 176,987,979 shares of TSYS common stock outstanding, approximately 0.91% of which were owned and entitled to be voted by TSYS’ directors and executive officers and their affiliates. We currently expect that TSYS’ directors and executive officers will vote their shares in favor of the merger agreement and the other proposals to be considered at the TSYS special meeting, although none of them has entered into any agreements obligating them to do so.

The TSYS merger proposal will be approved if a majority of all the votes entitled to be cast on the merger agreement by the holders of TSYS common stock are voted in favor of such proposal. The TSYS compensation proposal will be approved if a majority of the votes cast at the TSYS special meeting on the compensation proposal are voted in favor of such proposal. The TSYS declassification proposal will be approved if a majority of the votes cast at the TSYS special meeting on the TSYS declassification proposal are voted in favor of such proposal. For these purposes, a majority of the votes cast means that the votes cast in favor of the matter exceed the votes cast against the matter. The TSYS adjournment proposal will be approved if a majority of the shares of TSYS common stock represented at the TSYS special meeting are voted in favor of such proposal, whether or not a quorum is present. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the TSYS special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the TSYS merger proposal, it will have the same effect as a vote “AGAINST” the TSYS merger proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the TSYS special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the TSYS compensation proposal or the TSYS declassification proposal, you will not be deemed to have cast a vote with respect to the TSYS compensation proposal or the TSYS declassification proposal and it will have no effect on the TSYS compensation proposal or the TSYS declassification proposal. If you mark “ABSTAIN” on your proxy with respect to the TSYS adjournment proposal, it will have the same effect as a vote “AGAINST” the TSYS adjournment proposal. If you fail to submit a proxy or vote in person at the TSYS special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the TSYS adjournment proposal, your shares will not be deemed to be represented with respect to the TSYS adjournment proposal, and it will have no effect on the TSYS adjournment proposal.

Litigation Related to the Merger (page 141)

Certain litigation is pending in connection with the merger. For more information, see “The Merger—Litigation Related to the Merger” beginning on page 141.

Risk Factors (page 36)

In evaluating the merger agreement and the merger, including the issuance of shares of Global Payments common stock in the merger, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 36.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF GLOBAL PAYMENTS

The following table presents selected consolidated historical financial data of Global Payments. The selected consolidated historical financial data as of and for the years ended December 31, 2018 and 2017, the seven months ended December 31, 2016, and the year ended May 31, 2016, have been derived from Global Payments’ audited consolidated financial statements and accompanying notes contained in Global Payments’ Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated into this joint proxy statement/prospectus by reference, and the selected consolidated historical financial data as of and for the years ended May 31, 2015 and 2014 have been derived from Global Payments’ audited consolidated financial statements and accompanying notes filed with the SEC and not included or incorporated by reference in this joint proxy statement/prospectus. The selected consolidated historical financial data as of and for the three months ended March 31, 2019 and 2018 have been derived from Global Payments’ unaudited consolidated financial statements contained in Global Payments’ Quarterly Report on Form 10-Q for the period ended March 31, 2019, which is incorporated into this joint proxy statement/prospectus by reference, and its Quarterly Report on Form 10-Q for the period ended March 31, 2018, which is not included or incorporated by reference in this joint proxy statement/prospectus. Historical financial data as of and for the three months ended March 31, 2019 and 2018 are unaudited and include, in Global Payments management’s opinion, all known adjustments necessary for a fair presentation of the results of operations and financial condition of Global Payments. These adjustments consist of normal recurring accruals and estimates that affect the carrying amount of assets and liabilities. You should not assume the results of operations for past periods are indicative of results for any future periods.

The information set forth below is only a summary. You should read the selected financial data set forth below in conjunction with (i) “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (ii) “Item 8—Financial Statements and Supplementary Data” and (iii) the historical consolidated financial statements of Global Payments and the related notes presented in Global Payments’ Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this joint proxy statement/prospectus. You should also read this information in conjunction with the historical consolidated financial statements of Global Payments and related notes presented in Global Payments’ Quarterly Reports on Form 10-Q for the periods ended March 31, 2019 and March 31, 2018. Global Payments’ historical consolidated financial information may not be indicative of the future performance of Global Payments or the combined company. For more information, see the section entitled “Where You Can Find More Information” beginning on page 201.

	Three Months Ended March 31,		Year Ended December 31,		Seven Months Ended December 31, 2016	Year Ended May 31
(in thousands, except per share data)	2019	2018	2018	2017		2016	2015	2014
Income statement data:
Revenues	$883,039	$794,977	$3,366,366	$3,975,163	$2,202,896	$2,898,150	$2,773,718	$2,554,236
Operating income	199,492	156,170	737,055	558,868	237,951	424,944	456,597	405,499
Net income	119,205	97,586	484,667	494,070	137,683	290,217	309,115	269,952
Net income attributable to Global Payments	112,341	91,399	452,053	468,425	124,931	271,666	278,040	245,286

Per share data:
Basic earnings per share	$0.71	$0.57	$2.85	$3.03	$0.81	$2.05	$2.07	$1.70
Diluted earnings per share	0.71	0.57	2.84	3.01	0.81	2.04	2.06	1.69
Dividends per share	0.01	0.01	0.04	0.04	0.02	0.04	0.04	0.04

Balance sheet data (at period end):
Total assets	$14,749,621	$12,903,297	$13,230,774	$12,998,069	$10,664,350	$10,509,952	$5,779,301	$4,002,527
Settlement lines of credit	641,906	447,617	700,486	635,166	392,072	378,436	592,629	440,128
Long-term debt	5,303,396	4,284,330	5,130,243	4,659,716	4,438,612	4,515,286	1,740,067	1,390,507
Total equity	4,142,461	4,139,790	4,186,343	3,965,231	2,779,342	2,877,404	863,553	1,132,799

(1)

On January 1, 2018, Global Payments adopted Accounting Standards Update 2014-09, “Revenues from Contracts with Customers (Topic 606),” as well as other clarifications and technical guidance issued by the Financial Accounting Standards Board related to this new revenue standard (“ASC 606”). The new standard changed the presentation of certain amounts that Global Payments pays to third parties that were previously presented as operating expenses. Effective with the adoption of the new standard, network fees are recognized as a reduction to revenue. This change in presentation of fees paid to third parties reduces reported revenues and operating expenses under GAAP by the same amount and has no effect on operating income.

(2)

On January 1, 2019, Global Payments adopted ASU 2016-02, “Leases,” as well as other related clarifications and interpretive guidance, which requires recognition of assets and liabilities for the rights and obligations created by leases. The adoption of ASU 2016-02 resulted in the measurement and recognition of lease liabilities in the amount of $274 million and right-of-use assets in the amount of $236 million as of January 1, 2019.

(3)	The selected financial data in the table above reflect the effects of acquisitions and borrowings to fund certain of those acquisitions.
(4)

Operating income, net income, net income attributable to Global Payments and basic and diluted earnings per share in the table above reflect acquisition and integration expenses of $5.3 million and $18.3 million, respectively, during the three months ended March 31, 2019 and 2018 and $56.1 million for the year ended December 31, 2018, $94.6 million for the year ended December 31, 2017, $91.6 million for the 2016 fiscal transition period and $51.3 million for the year ended May 31, 2016.

(5)	Net income, net income attributable to Global Payments and basic and diluted earnings per share in the table above also reflect:

(a) the effects of a net income tax benefit of $23.3 million in connection with adjustments made to accounting estimates associated with the U.S. Tax Cut and Jobs Act of 2017 (“the 2017 U.S. Tax Act) for the year ended December 31, 2018 and a provisional net income tax benefit of $158.7 million recorded in connection with the 2017 U.S. Tax Act for the year ended December 31, 2017, and

(b) a gain of $41.2 million recorded in connection with the sale of membership interests in Visa Europe Limited for the seven months ended December 31, 2016.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TSYS

The following table presents selected consolidated historical financial data of TSYS. The selected consolidated historical financial data as of December 31, 2018 and 2017, and for the years ended December 31, 2018, 2017 and 2016, have been derived from TSYS’ audited consolidated financial statements and accompanying notes contained in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated into this joint proxy statement/prospectus by reference. The selected consolidated historical financial data as of December 31, 2016, 2015 and 2014, and for the years ended December 31, 2015 and 2014, have been derived from TSYS’ audited consolidated financial statements for such years and accompanying notes, which are not incorporated into this joint proxy statement/prospectus by reference. The selected consolidated historical financial data for TSYS as of March 31, 2019 and for the three months ended March 31, 2019 and 2018 has been derived from TSYS’ unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, which is incorporated into this joint proxy statement/prospectus by reference. In TSYS’ opinion, such unaudited financial statements include all adjustments necessary for a fair presentation of the interim March 31, 2019 and 2018 financial information. Interim results for the three months ended March 31, 2019 are not necessarily indicative of, and are not projections for, the results to be expected for the year ending December 31, 2019.

The information set forth below is only a summary. You should read the following information together with TSYS’ consolidated financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this joint proxy statement/prospectus, in TSYS’ Quarterly Report on Form 10-Q for the period ended March 31, 2019, which is incorporated into this joint proxy statement/prospectus by references, and in TSYS’ other reports filed with the SEC. TSYS’ historical consolidated financial information may not be indicative of the future performance of TSYS or the combined company. For more information, see the section entitled “Where You Can Find More Information” beginning on page 201.

	Three months Ended March 31,		Year Ended December 31,
(in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
Income Statement Data:
Total revenues*	$1,034,531	$987,170	$4,028,211	$4,927,965	$4,170,077	$2,779,541	$2,446,877

Operating income	$223,270	$188,271	$822,738	$734,044	$573,382	$534,107	$431,640

Income from continuing operations, net of tax	$161,607	$143,102	$577,917	$592,216	$325,972	$367,630	$280,751
Income from discontinued operations, net of tax	—	—	—	—	—	$1,411	$48,655

Net income	$161,607	$143,102	$577,917	$592,216	$325,972	$369,041	$329,406
Net income attributable to noncontrolling interests	—	$(1,261)	$(1,261)	$(6,031)	$(6,334)	$(4,997)	$(6,534)

Net income attributable to TSYS common shareholders	$161,607	$141,841	$576,656	$586,185	$319,638	$364,044	$322,872

Basic earnings per share (EPS)** attributable to TSYS common shareholders:
Income from continuing operations	$0.91	$0.78	$3.17	$3.19	$1.74	$1.97	$1.48
Gain from discontinued operations***	—	—	—	—	—	$0.01	$0.26

Net income	$0.91	$0.78	$3.17	$3.19	$1.74	$1.98	$1.73

Diluted EPS** attributable to TSYS common shareholders:
Income from continuing operations	$0.90	$0.77	$3.14	$3.16	$1.73	$1.96	$1.47
Gain from discontinued operations***	—	—	—	—	—	$0.01	$0.25

Net income	$0.90	$0.77	$3.14	$3.16	$1.73	$1.97	$1.72

Cash dividends declared per share	$0.13	$0.13	$0.52	$0.46	$0.40	$0.40	$0.40

*	TSYS adopted the new revenue guidance under Accounting Standards Update 2014-09 (ASC 606) as of January 1, 2018.
**	Basic and diluted EPS amounts for continuing operations and net income may not total due to rounding.
***

TSYS sold all of its stock of GP Network Corporation (representing 54% ownership of the company) and all of its stock of TSYS Japan Godo Kaisha (representing 100% ownership of the company) in April 2014. In 2015, TSYS recorded an additional gain of $1.4 million, net of tax, related to the return of cash that was placed in escrow during closing and tax adjustments associated with the transaction.

	As of March 31,		As of December 31,
(in thousands)	2019	2018	2018	2017	2016	2015	2014
Balance Sheet Data:
Total assets	$7,774,132	$7,531,717	$7,468,709	$6,331,689	$6,366,177	$3,877,895	$3,725,652
Obligations under long-term borrowings, finance leases and license agreements, excluding current portion	$4,180,733	$3,326,536	$3,889,541	$2,628,002	$3,313,276	$1,377,541	$1,397,483

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables present unaudited pro forma condensed combined financial information about the combined company’s consolidated balance sheet and statement of income after giving effect to the merger. The information under “Unaudited Pro Forma Condensed Combined Balance Sheet Data” in the table below gives effect to the merger as if it had taken place on March 31, 2019. The information under “Unaudited Pro Forma Condensed Combined Income Statement Data” in the table below gives effect to the merger as if it had taken place on January 1, 2018, the beginning of the earliest period presented. This selected unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting where Global Payments is considered the acquirer of TSYS for accounting purposes. See the section entitled “The Merger—Accounting Treatment” beginning on page 136.

This selected unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is based on currently available information and assumptions and estimates considered appropriate by Global Payments management; however, it is not necessarily indicative of what the combined company’s consolidated financial condition or results of operations actually would have been assuming the merger had been completed as of the dates indicated, nor does it purport to represent the combined company’s consolidated balance sheet or statement of income for future periods. The unaudited pro forma condensed combined financial information includes adjustments that are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. Future results may vary significantly from the results reflected due to various factors, including those discussed in the section entitled “Risk Factors” beginning on page 36. The information presented below should be read in conjunction with the historical consolidated financial statements of Global Payments and TSYS, including the related notes, filed by each of them with the SEC, in addition to the unaudited pro forma condensed combined financial information of Global Payments and TSYS, including the related notes appearing elsewhere in this joint proxy statement/prospectus. See the sections entitled “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on pages 201 and 167, respectively, of this joint proxy statement/prospectus.

	Three Months Ended March 31, 2019	Year Ended December 31, 2018
	(in thousands, except per share data)
Unaudited Pro Forma Condensed Combined Income Statement Data:
Revenues	$1,909,190	$7,357,876
Operating income	300,403	1,087,152
Net income attributable to controlling shareholders	189,840	666,002
Net income per share:
Basic	$0.63	$2.20
Diluted	$0.63	$2.20

As of March 31, 2019
(in thousands)
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Total assets	$45,569,857
Long-term debt	9,643,091
Total liabilities	17,966,219
Total equity	27,603,638

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The historical per share data for Global Payments and TSYS below has been derived from the audited consolidated financial statements of each of Global Payments and TSYS as of and for the year ended December 31, 2018, each of which is incorporated by reference herein, and the unaudited consolidated financial statements of each of Global Payments and TSYS as of and for the three (3) months ended March 31, 2019.

The unaudited pro forma and pro forma combined equivalent per share data set forth below gives effect to the merger as if it had occurred on January 1, 2018, the beginning of the earliest period presented, in the case of earnings per share data, and as of March 31, 2019, in the case of book value per share data, assuming that each outstanding share of TSYS common stock had been converted into shares of Global Payments common stock based on the exchange ratio of 0.8101 shares of Global Payments common stock for each share of TSYS common stock. The unaudited pro forma combined per share data has been derived from the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 167.

The unaudited pro forma combined per share data has been derived using the acquisition method of accounting. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 167 for more information. Accordingly, the pro forma adjustments reflect the assets and liabilities of TSYS at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material effect on the unaudited pro forma combined per share information set forth below.

The unaudited pro forma combined per share data does not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed during these periods or to project the future results of operations that the combined company may achieve after the merger.

The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of an owner of TSYS common stock. The information was calculated by multiplying the unaudited pro forma combined per share data by the exchange ratio of 0.8101.

You should read the information below in conjunction with the selected consolidated historical financial data included elsewhere in this joint proxy statement/prospectus and the historical consolidated financial statements of Global Payments and TSYS and related notes that have been filed with the SEC, certain of which are incorporated by reference herein. See the sections entitled “Selected Consolidated Historical Financial Data of Global Payments”, “Selected Consolidated Historical Financial Data of TSYS” and “Where You Can Find More Information” beginning on pages 26, 28 and 201, respectively. The unaudited pro forma combined per share data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this joint proxy statement/prospectus. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 167, which are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Global Payments and the related notes included in Global Payments’ Annual Report on Form 10-K for the year ended December 31, 2018, and the unaudited consolidated financial statements contained in Global Payments’ Quarterly Report on Form 10-Q for the period ended March 31, 2019 and (ii) the historical audited consolidated financial statements of TSYS and the related notes included in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2018, and the unaudited consolidated financial statements contained in TSYS’ Quarterly Report on Form 10-Q for the period ended March 31, 2019, each of which is incorporated by reference herein.

	As of and for the Three Months Ended March 31, 2019	As of and for the Year Ended December 31, 2018
Global Payments’ Historical Per Share Data
Earnings per share—basic	$0.71	$2.85
Earnings per share—diluted	$0.71	$2.84
Cash dividends declared per common share	$0.01	$0.04
Book value per share	$25.33	$25.27

	As of and for the Three Months Ended March 31, 2019	As of and for the Year Ended December 31, 2018
TSYS’ Historical Per Share Data
Earnings per share—basic	$0.91	$3.17
Earnings per share—diluted	$0.90	$3.14
Cash dividends declared per common share	$0.13	$0.52
Book value per share	$13.30	$14.32

	As of and for the Three Months Ended March 31, 2019	As of and for the Year Ended December 31, 2018
Unaudited Pro Forma Combined Per Share Data
Earnings per share—basic	$0.63	$2.20
Earnings per share—diluted	$0.63	$2.20
Cash dividends declared per common share(1)	n/a	n/a
Book value per share	$91.22	n/a

	As of and for the Three Months Ended March 31, 2019	As of and for the Year Ended December 31, 2018
Unaudited Pro Forma Combined Equivalent Per Share Data for TSYS(2)
Earnings per share—basic	$0.51	$1.78
Earnings per share—diluted	$0.51	$1.78
Cash dividends declared per common share(1)	n/a	n/a
Book value per share	$73.90	n/a

(1)

Pro forma combined cash dividends per common share is not presented as the dividend policy for the combined company will be determined by the Global Payments board of directors following the completion of the merger.

(2)	The unaudited pro forma combined equivalent per share data for TSYS were calculated by multiplying the preliminary unaudited pro forma combined per share data by the exchange ratio of 0.8101.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which TSYS and Global Payments operate and beliefs of and assumptions made by TSYS management and Global Payments management, involve uncertainties that could significantly affect the financial condition, results of operations, business plans and the future performance of TSYS, Global Payments or the combined company.

Words such as “believes,” “anticipates,” “expects,” “targeted,” “estimates,” “forecasts,” “projects,” “plans,” “may,” “could,” “should,” “would,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying these statements. Such forward-looking statements include, but are not limited to, statements about the strategic rationale and financial benefits of the transaction, including expected future financial and operating results and the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future—including statements relating to projections of revenue, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; statements of plans and objectives of TSYS or Global Payments or their management or board of directors, including those relating to products or services; and statements of future economic performance — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and therefore actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

In addition to the factors relating to the merger discussed under the caption “Risk Factors” beginning on page 36 and the factors previously disclosed in Global Payments’ and TSYS’ reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements or historical performance:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of TSYS and Global Payments to terminate the merger agreement;

•	the outcome of any legal proceedings that may be instituted against TSYS, Global Payments or their respective directors;

•

the ability to obtain regulatory approvals and meet other closing conditions to the merger on a timely basis or at all, including the risk that regulatory approvals required for the merger are not obtained on a timely basis or at all, or are obtained subject to conditions that are not anticipated or that could adversely affect the combined company or the expected benefits of the transaction;

•	the ability to obtain approval by TSYS shareholders and Global Payments shareholders on the expected terms and schedule;

•

difficulties and delays in integrating the TSYS and Global Payments businesses, including but not limited to with respect to implementing systems to prevent a material security breach of any internal systems or to successfully manage credit and fraud risks in business units;

•	failing to fully realize anticipated cost savings and other anticipated benefits of the merger when expected or at all;

•	business disruptions from the proposed merger that will harm TSYS’ or Global Payments’ business, including current plans and operations;

•

potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger, including as it relates to TSYS’ or Global Payments’ ability to successfully renew existing client contracts on favorable terms or at all and obtain new clients;

•	failing to comply with the applicable requirements of Visa, Mastercard or other payment networks or card schemes or changes in those requirements;

•	the ability of TSYS or Global Payments to retain and hire key personnel;

•	the diversion of management’s attention from ongoing business operations;

•

uncertainty as to the long-term value of the common stock of Global Payments following the merger, including the dilution caused by Global Payments’ issuance of additional shares of its common stock in connection with the transaction;

•	the continued availability of capital and financing following the merger;

•	the business, economic and political conditions in the markets in which TSYS and Global Payments operate;

•	the impact of new or changes in current laws, regulations, credit card association rules or other industry standards, including privacy and cybersecurity laws and regulations; and

•	events beyond TSYS’ or Global Payments’ control, such as acts of terrorism.

Any forward-looking statements speak only as of the date of this joint proxy statement/prospectus or as of the date they were made, and neither TSYS nor Global Payments undertakes any obligation to update forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Global Payments and TSYS have filed with the SEC as described under “Where You Can Find More Information” beginning on page 201.

We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 34, you should carefully consider the following risk factors in deciding whether to vote for the approval of the merger agreement.

Because the market price of Global Payments common stock may fluctuate, holders of TSYS common stock cannot be certain of the market value of the merger consideration they will receive.

In the merger, each share of TSYS common stock issued and outstanding immediately prior to the effective time (other than certain shares held by Global Payments or TSYS) will be converted into 0.8101 shares of Global Payments common stock. This exchange ratio will not be adjusted for changes in the market price of either Global Payments common stock or TSYS common stock. Changes in the price of Global Payments common stock prior to the merger will affect the value that holders of TSYS common stock will receive in the merger.    Neither Global Payments nor TSYS is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Global Payments common stock or TSYS common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in TSYS’ and Global Payments’ businesses, operations, results and prospects and regulatory considerations, many of which factors are beyond TSYS’ and Global Payments’ control. Therefore, at the time of the TSYS special meeting, holders of TSYS common stock will not know the market value of the consideration to be received at the effective time. Holders of TSYS common stock should obtain current market quotations for shares of Global Payments common stock and for shares of TSYS common stock.

The market price of Global Payments common stock after the merger may be affected by factors different from those affecting the shares of TSYS or Global Payments currently.

In the merger, holders of TSYS common stock will become holders of Global Payments common stock. Aspects of Global Payments’ business differ from those of TSYS. Accordingly, the results of operations of the combined company and the market price of Global Payments common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Global Payments and TSYS. For a discussion of the businesses of Global Payments and TSYS and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 201.

Global Payments and TSYS are expected to incur substantial costs related to the merger and integration.

Global Payments and TSYS have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs include financial advisory, legal, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, printing costs and other related costs. Some of these costs are payable by either Global Payments or TSYS regardless of whether or not the merger is completed.

The combined company is expected to incur substantial costs in connection with the related integration. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, sales, payroll, pricing and benefits. While Global Payments and TSYS have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These costs could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative costs and the realization of economies of scale and cost savings. These integration costs may result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

Combining Global Payments and TSYS may be more difficult, costly or time consuming than expected and Global Payments and TSYS may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Global Payments and TSYS. To realize the anticipated benefits and cost savings from the merger, Global Payments and TSYS must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized. If Global Payments and TSYS are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the merger could be less than anticipated.

Global Payments and TSYS have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, commercial counterparties and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Global Payments and TSYS during this transition period and for an undetermined period after completion of the merger on the combined company.

The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either Global Payments’ or TSYS’ business. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the merger.

The combined company may be unable to retain Global Payments and/or TSYS personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Global Payments and TSYS. It is possible that these employees may decide not to remain with Global Payments or TSYS, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Global Payments and TSYS to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Global Payments and TSYS may not be able to locate or retain suitable replacements for any key employees who leave either company.

Regulatory approvals may not be received, may take longer than expected or may require conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, various authorizations, consents, clearances, orders and approvals must be obtained from various antitrust and regulatory authorities in the United States and in foreign jurisdictions. The governmental entities from which these approvals are required may refuse to approve the merger or impose requirements for the completion of the merger. Any conditions or requirements imposed could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations of the combined company after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to reflect the TSYS identifiable assets to be acquired and liabilities to be assumed at fair value and the resulting goodwill. The fair value estimates reflected in this joint proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration and the fair value of the assets and liabilities of TSYS as of the acquisition date for accounting purposes. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 167.

Certain of Global Payments’ and TSYS’ directors and executive officers may have interests in the merger that may differ from the interests of holders of Global Payments common stock and holders of TSYS common stock.

Holders of Global Payments common stock and holders of TSYS common stock should be aware that some of the Global Payments and TSYS directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of holders of Global Payments common stock and holders of TSYS common stock generally. These interests and arrangements may create potential conflicts of interest. The Global Payments and TSYS boards of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that shareholders vote to approve the merger agreement. For a more complete description of these interests, please see the sections entitled “The Merger—Interests of Global Payments’ Directors and Executive Officers in the Merger” beginning on page 127 and “The Merger—Interests of TSYS’ Directors and Executive Officers in the Merger” beginning on page 128.

Termination of the merger agreement could negatively affect Global Payments or TSYS.

If the merger agreement is terminated, there may be various consequences. For example, Global Payments’ or TSYS’ businesses may have been affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Global Payments or TSYS common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, either Global Payments or TSYS may be required to pay a termination fee of $860 million to the other party.

Additionally, each of Global Payments and TSYS has incurred and will incur substantial costs in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs of filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Global Payments and TSYS would have to recognize these as expense without realizing the expected benefits of the merger.

Global Payments and TSYS will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Global Payments or TSYS. These uncertainties may impair Global Payments’ or TSYS’ ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Global Payments or TSYS to seek to change existing business relationships with Global Payments or TSYS. In addition, subject to certain exceptions, Global Payments and TSYS have agreed to operate their respective businesses in the ordinary course prior to closing, which could cause Global Payments or TSYS to be unable to pursue other beneficial opportunities. See the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 150 for a description of the restrictive covenants applicable to Global Payments and TSYS.

The shares of Global Payments common stock to be received by holders of TSYS common stock as a result of the merger will have different rights from the shares of TSYS common stock.

In the merger, holders of TSYS common stock will become holders of Global Payments common stock and their rights as shareholders will be governed by the governing documents of the combined company. The rights associated with Global Payments common stock are different from the rights associated with TSYS common stock. See the section entitled “Comparison of Shareholders’ Rights” beginning on page 185 for a discussion of the different rights associated with Global Payments common stock.

Global Payments will incur indebtedness in connection with the merger, which could adversely affect Global Payments, including by decreasing its business flexibility.

In connection with the consummation of the merger, Global Payments intends to refinance its existing indebtedness and to assume and refinance certain indebtedness of TSYS. Global Payments has entered into credit agreements with respect to a $2 billion term loan facility and a $3 billion revolving facility that can be used, among other things, (a) to refinance certain outstanding indebtedness of Global Payments and TSYS in connection with the merger, (b) to pay any cash payments in lieu of fractional shares payable in accordance with the terms of the merger agreement, (c) to pay the related transaction fees and expenses and (d) in certain cases, for general corporate purposes, subject in each case to the customary conditions set forth in such credit agreements. Global Payments may also issue senior notes in connection with the merger. Global Payments’ increased level of debt and the covenants to which Global Payments will agree in connection with the debt financing could have negative consequences on Global Payments, including, among other things, (1) requiring Global Payments to dedicate a larger portion of its cash flow from operations to servicing and repayment of the debt, (2) reducing funds available for strategic initiatives and opportunities, working capital and other general corporate needs and (3) limiting Global Payments’ ability to incur certain kinds or amounts of additional indebtedness, which could restrict its flexibility to react to changes in its business, its industry and economic conditions.

Holders of Global Payments and TSYS common stock will have a reduced ownership percentage and voting interest in the combined company after the merger and may exercise less influence over management.

Holders of Global Payments and TSYS common stock currently have the right to vote in the election of the board of directors and on other matters affecting Global Payments and TSYS, respectively. In the merger, each holder of TSYS common stock who receives shares of Global Payments common stock will become a holder of common stock of the combined company, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of TSYS. Following the completion of the merger, the former holders of TSYS common stock are estimated to own approximately forty-eight percent (48%) of the fully diluted shares of the combined company immediately after the merger and current holders of Global Payments common stock as a group are estimated to own approximately fifty-two percent (52%) of the fully diluted shares of the combined company immediately after the merger. Because of this, holders of TSYS common stock may have less influence on the management and policies of the combined company than they now have on the management and policies of TSYS, and holders of Global Payments common stock may have less influence on the management and policies of the combined company than they now have on the management and policies of Global Payments.

Issuance of shares of Global Payments common stock in connection with the merger may adversely affect the market price of Global Payments common stock.

In connection with the payment of the merger consideration, Global Payments expects to issue approximately 143.4 million shares of common stock to TSYS shareholders. The issuance of these new shares of Global Payments common stock may result in fluctuations in the market price of Global Payments common stock, including a stock price decrease.

Holders of Global Payments common stock and holders of TSYS common stock will not have appraisal rights or dissenters’ rights in the merger.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under Article 13 of the GBCC, the holders of Global Payments common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger with respect to shares of any class or series that remain outstanding after consummation of the merger. If the merger is completed, holders of Global Payments common stock will not receive any consideration, and their shares of Global Payments common stock will remain outstanding and will constitute shares of the combined company. Accordingly, holders of Global Payments common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.

Under Article 13 of the GBCC, the holders of TSYS common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger if, on the record date for the TSYS special meeting, TSYS’ shares are listed on a national securities exchange or held of record by more than two thousand (2,000) shareholders, and holders of TSYS common stock accept as consideration for their shares the shares of the combined company or another publicly held corporation which at the effective date of the merger are either listed on a national securities exchange or held of record by more than two thousand (2,000) shareholders, except for cash paid in lieu of fractional shares. TSYS common stock is currently listed on the NYSE, a national securities exchange, and is expected to continue to be so listed on the record date for the TSYS special meeting. In addition, the holders of TSYS common stock will receive shares of Global Payments common stock as consideration in the merger, which shares are currently listed on the NYSE, and are expected to continue to be so listed at the effective time. Accordingly, the holders of TSYS common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.

Shareholder litigation could prevent or delay the closing of the merger or otherwise negatively affect the business and operations of Global Payments and TSYS.

Global Payments and TSYS may incur costs in connection with the defense or settlement of the three putative class action lawsuits related to the proposed merger which have been filed, as of the date of this joint proxy statement/prospectus, by purported shareholders of TSYS or Global Payments, or the defense or settlement of any further shareholder lawsuits which may be filed in connection with the merger. Such litigation could have an adverse effect on the financial condition, results of operations and cash flows of Global Payments and TSYS and could prevent or delay the consummation of the merger. See the section entitled “The Merger—Litigation Related to the Merger” beginning on page 141 for a description of the three lawsuits which have been brought against Global Payments and/or TSYS in connection with the proposed merger.

The merger agreement limits Global Payments’ and TSYS’ respective ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Global Payments or TSYS.

The merger agreement contains “no shop” covenants that restrict each of Global Payments’ and TSYS’ ability to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, engage or participate in any negotiations with any person concerning any acquisition proposal, provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal, subject to certain exceptions, or, unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement in connection with or relating to any acquisition proposal.

The merger agreement further provides that, during the 12-month period following the termination of the merger agreement under specified circumstances, including the entry into a definitive agreement or consummation of a transaction with respect to an alternative acquisition proposal, Global Payments or TSYS may be required to pay to the other party a cash termination fee equal to $860 million. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 162.

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Global Payments or TSYS from considering or proposing that acquisition.

The merger agreement subjects Global Payments and TSYS to restrictions on their respective business activities prior to the effective time.

The merger agreement subjects Global Payments and TSYS to restrictions on their respective business activities prior to the effective time. The merger agreement obligates each of Global Payments and TSYS to, and to cause each of its subsidiaries to, subject to specified exceptions, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships. These restrictions could prevent Global Payments and TSYS from pursuing certain business opportunities that arise prior to the effective time and are outside the ordinary course of business. See the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Business Prior to the Completion of the Merger” beginning on page 150 for more information.

Risks Relating to Global Payments’ Business

You should read and consider risk factors specific to Global Payments’ business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Global Payments’ Annual Report on Form 10-K for the year ended December 31, 2018 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 201 for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to TSYS’ Business

You should read and consider risk factors specific to TSYS’ business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2018 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 201 for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE GLOBAL PAYMENTS SPECIAL MEETING

This section contains information for holders of Global Payments common stock about the special meeting that Global Payments has called to allow holders of Global Payments common stock to consider and vote on the merger agreement and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of holders of Global Payments common stock and a form of proxy card that the Global Payments board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The Global Payments special meeting will be held on August 29, 2019 at 3550 Lenox Road, Atlanta, Georgia 30326, at 3:00 P.M. Eastern Daylight Time.

Matters to Be Considered

At the Global Payments special meeting, holders of Global Payments common stock will be asked to consider and vote upon the following proposals:

•	the Global Payments merger proposal;

•	the Global Payments authorized share count proposal;

•	the Global Payments declassification proposal; and

•	the Global Payments adjournment proposal.

Recommendation of Global Payments’ Board of Directors

The Global Payments board of directors unanimously recommends that you vote “FOR” the Global Payments merger proposal, “FOR” the Global Payments authorized share count proposal, “FOR” the Global Payments declassification proposal and “FOR” the Global Payments adjournment proposal. See the section entitled “The Merger—Global Payments’ Reasons for the Merger; Recommendation of Global Payments’ Board of Directors” beginning on page 70 for a more detailed discussion of the Global Payments board of directors’ recommendation.

Record Date and Quorum

The Global Payments board of directors has fixed the close of business on July 22, 2019 as the record date for determination of holders of Global Payments common stock entitled to notice of and to vote at the Global Payments special meeting. On the record date for the Global Payments special meeting, there were 156,679,485 shares of Global Payments common stock outstanding.

Holders of a majority of the shares of Global Payments common stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the Global Payments special meeting. If you fail to submit a proxy or to vote in person at the Global Payments special meeting, your shares of Global Payments common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

At the Global Payments special meeting, each share of Global Payments common stock is entitled to one (1) vote on all matters properly submitted to holders of Global Payments common stock.

As of the record date, Global Payments’ directors and executive officers and their affiliates owned and were entitled to vote approximately 861,235 shares of Global Payments common stock, representing approximately 0.56% of the outstanding shares of Global Payments common stock. We currently expect that Global

Payments’ directors and executive officers will vote their shares in favor of the merger agreement and the other proposals to be considered at the Global Payments special meeting, although none of them has entered into any agreements obligating them to do so.

Broker Non-Votes

A broker non-vote occurs when a bank, broker or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Global Payments special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Global Payments special meeting. If your bank, broker or other nominee holds your shares of Global Payments common stock in “street name,” such entity will vote your shares of Global Payments common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus.

Vote Required; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

Global Payments merger proposal:

•

Vote required: Approval of the Global Payments merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast on the merger agreement by the holders of Global Payments common stock.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Global Payments special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Global Payments merger proposal, it will have the same effect as a vote “AGAINST” the Global Payments merger proposal.

Global Payments authorized share count proposal:

•

Vote required: Approval of the Global Payments authorized share count proposal requires the affirmative vote of a majority of all the votes entitled to be cast on the Global Payments authorized share count proposal by the holders of Global Payments common stock.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Global Payments special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Global Payments authorized share count proposal, it will have the same effect as a vote “AGAINST” the Global Payments authorized share count proposal.

Global Payments declassification proposal:

•

Vote required: Approval of the Global Payments declassification proposal requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Global Payments common stock entitled to vote on the proposal.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Global Payments special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Global Payments declassification proposal, it will have the same effect as a vote “AGAINST” the Global Payments declassification proposal.

Global Payments adjournment proposal:

•

Vote required: Approval of the Global Payments adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of Global Payments common stock represented at the Global Payments special meeting, whether or not a quorum is present.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy with respect to the Global Payments adjournment proposal, it will have the same effect as a vote “AGAINST” the Global Payments adjournment proposal. If you fail to submit a proxy or vote in person at the Global Payments special meeting or fail to instruct your bank or broker how to vote with respect to the Global Payments adjournment proposal, your shares will not be deemed to be represented at the Global Payments special meeting with respect to the Global Payments adjournment proposal and it will have no effect on the Global Payments adjournment proposal.

Attending the Special Meeting

Your proxy card is your admission ticket. When you arrive at the Global Payments special meeting, you will be asked to present photo identification, such as a driver’s license. If you are a beneficial owner of Global Payments common stock held by a broker, bank or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your Global Payments common stock held in nominee name in person, you must get a “legal proxy” in your name from the broker, bank or other nominee that holds your shares.

Proxies

A holder of Global Payments common stock may vote by proxy or in person at the Global Payments special meeting. If you hold your shares of Global Payments common stock in your name as a holder of record, to submit a proxy, you, as a holder of Global Payments common stock, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.

•	By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

Global Payments requests that holders of Global Payments common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Global Payments as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Global Payments common stock represented by it will be voted at the Global Payments special meeting in accordance with the instructions contained on the proxy card.

If a holder’s shares are held in “street name” by a broker, bank or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Global Payments special meeting in person. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.

Shares Held in Street Name

If your shares are held in “street name” through a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares.

You may not vote shares held in street name by returning a proxy card directly to Global Payments or by voting in person at the Global Payments special meeting unless you provide a “legal proxy” giving you the right to vote the shares, which you must obtain from your broker, bank or other nominee. If you choose to vote your shares in person at the Global Payments special meeting, please bring proof of identification.

Further, brokers, banks or other nominees who hold shares of Global Payments common stock on behalf of their customers may not give a proxy to Global Payments to vote those shares with respect to any non-routine matters without specific instructions from you, as brokers, banks and other nominees do not have discretionary voting power on any non-routine proposals that will be voted upon at the Global Payments special meeting, including the Global Payments merger proposal, the Global Payments authorized share count proposal, the Global Payments declassification proposal and the Global Payments adjournment proposal.

Revocability of Proxies

If you are a holder of Global Payments common stock of record, you may revoke your proxy at any time before it is voted by:

•	submitting a written notice of revocation to Global Payments’ corporate secretary;

•	granting a subsequently dated proxy;

•	voting by telephone or the Internet at a later time; or

•	attending in person and voting at the Global Payments special meeting.

If you hold your shares of Global Payments common stock through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Attendance at the Global Payments special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Global Payments after the vote will not affect the vote. Global Payments’ corporate secretary’s mailing address is: Corporate Secretary, Global Payments Inc., 3550 Lenox Road, Atlanta, Georgia 30326. If the Global Payments special meeting is postponed or adjourned, it will not affect the ability of holders of Global Payments common stock of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to holders of Global Payments common stock residing at the same address, unless such holders of Global Payments common stock have notified Global Payments of their desire to receive multiple copies of the joint proxy statement/prospectus.

If you hold shares of both Global Payments common stock and TSYS common stock, you will receive two (2) separate packages of proxy materials.

Global Payments will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of Global Payments common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Investor Relations at (770) 829-8478 or Global Payments’ proxy solicitor, Innisfree M&A Incorporated, by calling toll-free at (877) 750-8166 (Global Payments shareholders) or collect (212) 750-5833 (banks and brokers).

Solicitation of Proxies

Global Payments and TSYS will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Global Payments has retained Innisfree M&A Incorporated, for a fee of $40,000 plus reimbursement of out-of-pocket expenses for their services. Global Payments and its proxy solicitor may also request banks, brokers and other intermediaries holding shares of Global Payments common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Global Payments. No additional compensation will be paid to our directors, officers or employees for solicitation.

Other Matters to Come Before the Global Payments Special Meeting

Global Payments management knows of no other business to be presented at the Global Payments special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding Global Payments’ special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations at (770) 829-8478 or Global Payments’ proxy solicitor, Innisfree M&A Incorporated, by calling toll-free at (877) 750-8166 (Global Payments shareholders) or collect (212) 750-5833 (banks and brokers).

GLOBAL PAYMENTS PROPOSALS

Proposal 1: Global Payments Merger Proposal

Global Payments is asking holders of Global Payments common stock to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Global Payments common stock pursuant to the merger agreement. Holders of Global Payments common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Global Payments board of directors, by a unanimous vote of all directors, determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Global Payments and its shareholders and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See the section entitled “The Merger—Global Payments’ Reasons for the Merger; Recommendation of Global Payments’ Board of Directors” beginning on page 70 for a more detailed discussion of the Global Payments board of directors’ recommendation.

The Global Payments board of directors unanimously recommends a vote “FOR” the Global Payments merger proposal.

Proposal 2: Global Payments Authorized Share Count Proposal

In connection with the merger, Global Payments is asking its shareholders to approve an amendment to Global Payments’ articles of incorporation to increase the number of authorized shares of Global Payments common stock from two hundred million (200,000,000) to four hundred million (400,000,000), effective immediately prior to, and subject to, the completion of the merger. A copy of the Global Payments authorized share count articles amendment is attached to this joint proxy statement/prospectus as Annex F. Holders of Global Payments common stock should read the Global Payments authorized share count articles amendment in its entirety.

As of the close of business on the record date for the Global Payments special meeting, there were 156,679,485 outstanding shares of Global Payments common stock and 12,912,169 shares of Global Payments common stock reserved for issuance to directors and employees under various compensation and benefits plans, with the remaining 30,408,346 shares being authorized, unissued and unreserved shares available for other corporate purposes. In connection with the merger, Global Payments expects to issue approximately 143.4 million shares of common stock to common shareholders of TSYS.

Without the Global Payments authorized share count articles amendment, Global Payments will not have a sufficient number of authorized shares to complete the merger. Based on current estimates, after giving effect to the Global Payments authorized share count articles amendment, Global Payments will have approximately 99,953,515 authorized but unissued shares of Global Payments common stock available for issuance after completion of the merger. The Global Payments board of directors considers the proposed increase in the number of authorized shares desirable because it will enable Global Payments to complete the merger and it will provide greater flexibility in the capital structure of the combined company following the merger by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with stock plans and to pursue other corporate purposes that may be identified by the board of directors of the combined company in the future.

Each share of Global Payments common stock authorized for issuance has the same rights as, and is identical in all respects with, each other share of Global Payments common stock. The newly authorized shares of Global

Payments common stock will not affect the rights, such as voting and liquidation rights, of the shares of Global Payments common stock currently outstanding. Under the Global Payments articles of incorporation, shareholders of Global Payments do not have preemptive rights. Therefore, should the Global Payments board of directors elect to issue additional shares of Global Payments common stock, other than on a pro rata basis to all current common shareholders, existing common shareholders of Global Payments would not have any preferential rights to purchase those shares, and such issuance could have a dilutive effect on earnings per share, book value per share, and the voting power and shareholdings of current shareholders of Global Payments, depending on the particular circumstances in which the additional shares of Global Payments common stock are issued. Please see the section entitled “Description of Global Payments Capital Stock” beginning on page 181 for a description of Global Payments capital stock and the rights of shareholders of Global Payments. The Global Payments board of directors continually considers Global Payments’ capital structure and will determine the terms and timing of any future issuance.

The Global Payments authorized share count articles amendment will become effective immediately prior to the effective time, subject to the completion of the merger.

The foregoing description of the Global Payments authorized share count articles amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Global Payments authorized share count articles amendment, which is attached as Annex F to this joint proxy statement/prospectus.

The Global Payments board of directors unanimously recommends a vote “FOR” the Global Payments authorized share count proposal.

Proposal 3: Global Payments Declassification Proposal

In connection with the merger, Global Payments is asking its shareholders to approve an amendment to Global Payments’ articles of incorporation to declassify the Global Payments board of directors and provide for annual elections of directors, effective only upon the completion of the merger and effective as of the effective time. If Global Payments shareholders approve the Global Payments declassification proposal and the merger is completed, the bylaws of Global Payments will be amended to reflect conforming changes. A copy of the Global Payments declassification articles amendment is attached to this joint proxy statement/prospectus as Annex G. Holders of Global Payments common stock should read the Global Payments declassification articles amendment in its entirety.

Under the Global Payments declassification articles amendment, each director elected at each annual meeting, including the 2020 annual meeting and thereafter, would be elected for a one-year term, including any director appointed to a newly created directorship or to fill a vacancy. Consequently, if shareholders of Global Payments approve the Global Payments declassification articles amendment and the merger is completed, the entire board of directors will be subject to election at next year’s annual shareholders meeting. If shareholders of Global Payments do not approve the Global Payments declassification articles amendment or if the merger is not completed, the Global Payments board of directors will remain classified and directors of Global Payments will continue to serve three-year terms.

In the event that the Global Payments declassification articles amendment is not adopted as of the effective time, Global Payments and TSYS will cooperate reasonably and in good faith in an effort to apportion the continuing Global Payments directors, on the one hand, and the continuing TSYS directors, on the other hand, as nearly evenly as is practicably possible among the different classes of the board of directors of the combined company as of the effective time so that as nearly equal a number of the continuing Global Payments directors, on the one hand, and the continuing TSYS directors, on the other hand, as is practicably possible stand for election at the first annual meeting of shareholders of the combined company following the effective time.

Classified boards may foster continuity and stability, not only on the board but also in the overall business of a company, since a majority of directors will always have prior experience as directors of the company. However, classified boards may also be considered to reduce the accountability of directors to shareholders in certain circumstances as they are likely to increase the time required for shareholders to change the composition of the board of directors and may limit the ability of shareholders to evaluate and elect each director each year. Moreover, many institutional investors believe that the election of directors is the primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies and that it is a better corporate governance practice to have an unclassified board.

In deciding to recommend approval of the Global Payments declassification proposal, the Global Payments board of directors considered the arguments in favor of and against continuation of a classified board of directors structure, as well as the fact that TSYS does not currently have a classified board of directors structure, and determined that it is in the combined company’s best interests to amend the articles of incorporation of Global Payments to eliminate the classified board of directors.

The foregoing description of the Global Payments declassification articles amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Global Payments declassification articles amendment, which is attached as Annex G to this joint proxy statement/prospectus.

The Global Payments board of directors unanimously recommends a vote “FOR” the Global Payments declassification proposal.

Proposal 4: Global Payments Adjournment Proposal

The Global Payments special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Global Payments special meeting to approve the Global Payments merger proposal, the Global Payments authorized share count proposal or the Global Payments declassification proposal.

If, at the Global Payments special meeting, the number of shares of Global Payments common stock present or represented and voting in favor of the Global Payments merger proposal, the Global Payments authorized share count proposal or the Global Payments declassification proposal is insufficient to approve the Global Payments merger proposal, the Global Payments authorized share count proposal or the Global Payments declassification proposal, as applicable, Global Payments intends to move to adjourn the Global Payments special meeting to enable the Global Payments board of directors to solicit additional proxies for approval of the Global Payments merger proposal, the Global Payments authorized share count proposal or the Global Payments declassification proposal, as applicable. In that event, Global Payments will ask holders of Global Payments common stock to vote upon the Global Payments adjournment proposal, but not the Global Payments merger proposal, the Global Payments authorized share count proposal or the Global Payments declassification proposal.

In this proposal, Global Payments is asking holders of Global Payments common stock to authorize the holder of any proxy solicited by the Global Payments board of directors on a discretionary basis to vote in favor of adjourning the Global Payments special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Global Payments common stock who have previously voted.

The Global Payments board of directors unanimously recommends a vote “FOR” the Global Payments adjournment proposal.

THE TSYS SPECIAL MEETING

This section contains information for holders of TSYS common stock about the special meeting that TSYS has called to allow holders of TSYS common stock to consider and vote on the merger agreement and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of holders of TSYS common stock and a form of proxy card that the TSYS board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The TSYS special meeting will be held on August 29, 2019 at TSYS’ Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia 31901, at 1:00 P.M. Eastern Daylight Time.

Matters to be Considered

At the TSYS special meeting, holders of TSYS common stock will be asked to consider and vote upon the following proposals:

•	the TSYS merger proposal;

•	the TSYS compensation proposal;

•	the TSYS declassification proposal; and

•	the TSYS adjournment proposal.

Recommendation of TSYS’ Board of Directors

The TSYS board of directors unanimously recommends that you vote “FOR” the TSYS merger proposal, “FOR” the TSYS compensation proposal, “FOR” the TSYS declassification proposal and “FOR” the TSYS adjournment proposal. See the section entitled “The Merger—TSYS’ Reasons for the Merger; Recommendation of TSYS’ Board of Directors” beginning on page 96 for a more detailed discussion of TSYS’ board of directors’ recommendation.

Record Date and Quorum

The TSYS board of directors has fixed the close of business on July 22, 2019 as the record date for determination of holders of TSYS stock entitled to notice of and to vote at the TSYS special meeting. On the record date for the TSYS special meeting, there were 176,987,979 shares of TSYS common stock outstanding.

Holders of a majority of the shares of TSYS common stock outstanding on the record date must be present, either in person or by proxy, to constitute a quorum at the TSYS special meeting. If you fail to submit a proxy or to vote in person at the TSYS special meeting, your shares of TSYS common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

At the TSYS special meeting, each share of TSYS common stock is entitled to one (1) vote on all matters properly submitted to holders of TSYS common stock.

As of the record date, TSYS’ directors and executive officers and their affiliates owned and were entitled to vote approximately 1,615,896 shares of TSYS common stock, representing 0.91% of the outstanding shares of TSYS common stock. We currently expect that TSYS’ directors and executive officers will vote their shares in favor of the merger, although none of them has entered into any agreements obligating them to do so.

Broker Non-Votes

A broker non-vote occurs when a bank, broker or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker or other nominee has discretionary authority. It is expected that all proposals to be voted on at the TSYS special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the TSYS special meeting. If your bank, broker or other nominee holds your shares of TSYS common stock in “street name,” such entity will vote your shares of TSYS common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus.

Vote Required; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

TSYS merger proposal:

•	Vote required: Approval of the TSYS merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast on the merger agreement by the holders of TSYS common stock.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the TSYS special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the TSYS merger proposal, it will have the same effect as a vote “AGAINST” the TSYS merger proposal.

TSYS compensation proposal:

•

Vote required: Approval of the TSYS compensation proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the TSYS special meeting. For these purposes (and for purposes of the TSYS declassification proposal described below), a majority of the votes cast means that the votes cast in favor of the matter exceed the votes cast against the matter.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the TSYS special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the TSYS compensation proposal, you will not be deemed to have cast a vote with respect to the TSYS compensation proposal and it will have no effect on the TSYS compensation proposal.

TSYS declassification proposal:

•	Vote required: Approval of the TSYS declassification proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the TSYS special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the TSYS special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the TSYS declassification proposal, you will not be deemed to have cast a vote with respect to the TSYS declassification proposal and it will have no effect on the TSYS declassification proposal.

TSYS adjournment proposal:

•

Vote required: Approval of the TSYS adjournment proposal requires the affirmative vote of holders of a majority of the TSYS common stock represented at the TSYS special meeting, whether or not a quorum is present.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, it will have same effect as a vote “AGAINST” the TSYS adjournment proposal. If you fail to submit a proxy or fail to instruct your bank, broker or other nominee how to vote with respect to the TSYS adjournment proposal, your shares will not be deemed to be represented at the TSYS special meeting and it will have no effect on the TSYS adjournment proposal.

Attending the Special Meeting

Only shareholders may attend the TSYS special meeting. TSYS reserves the right to require proof of ownership (for example, a recent brokerage statement or a letter from a bank or broker) to be admitted to the TSYS special meeting. If you want to vote your TSYS common stock held in nominee name in person, you must get a “legal proxy” in your name from the broker, bank or other nominee that holds your shares.

Proxies

A holder of TSYS common stock may vote by proxy or in person at the TSYS special meeting. If you hold your shares of TSYS common stock in your name as a holder of record, to submit a proxy, you, as a holder of TSYS common stock, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.

•	By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

TSYS requests that holders of TSYS common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to TSYS as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of TSYS common stock represented by it will be voted at the TSYS special meeting in accordance with the instructions contained on the proxy card.

If a holder’s shares are held in “street name” by a broker, bank or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the TSYS special meeting in person. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.

Shares Held in Street Name

If your shares are held in “street name” through a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.

You may not vote shares held in street name by returning a proxy card directly to TSYS or by voting in person at the TSYS special meeting unless you provide a “legal proxy” giving you the right to vote the shares, which you must obtain from your broker, bank or other nominee. If you choose to vote your shares in person at the TSYS special meeting, please bring proof of identification.

Further, brokers, banks or other nominees who hold shares of TSYS common stock on behalf of their customers may not give a proxy to TSYS to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on the proposals that will be voted upon at the TSYS special meeting.

Revocability of Proxies

If you are a holder of TSYS common stock of record, you may revoke your proxy at any time before it is voted by:

•	signing another proxy card with a later date and returning it to us prior to the TSYS special meeting;

•	voting by telephone or the Internet at a later time; or

•	attending in person and voting at the TSYS special meeting.

If you hold your shares of TSYS common stock through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Attendance at the TSYS special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by TSYS after the vote will not affect the vote. TSYS’ corporate secretary’s mailing address is: Total System Services, Inc., One TSYS Way, Columbus, Georgia 31901, Attention: Corporate Secretary. If the TSYS special meeting is postponed or adjourned, it will not affect the ability of holders of TSYS common stock of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to holders of TSYS common stock residing at the same address, unless such holders of TSYS common stock have notified TSYS of their desire to receive multiple copies of the joint proxy statement/prospectus.

If you hold shares of both TSYS common stock and Global Payments common stock, you will receive two (2) separate packages of proxy materials.

TSYS will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of TSYS common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to TSYS’ Vice President of Investor Relations at (706) 644-6081 or TSYS’ proxy solicitor, D.F. King & Co., Inc., by calling toll-free at (866) 406-2284 or emailing TSS@dfking.com.

Solicitation of Proxies

Global Payments and TSYS will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, TSYS has retained D.F. King & Co., Inc., and estimates it will pay D.F. King & Co., Inc., a fee of approximately $15,000 plus reimbursement of out-of-pocket expenses for D.F. King & Co., Inc.’s services. TSYS and its proxy solicitor will also request banks, brokers and other intermediaries holding shares of TSYS common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of TSYS. No additional compensation will be paid to our directors, officers or employees for solicitation.

You should not send in any TSYS stock certificates with your proxy card (or, if you hold your shares in “street name” your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to holders of TSYS common stock as soon as practicable after completion of the merger.

Other Matters to Come Before the TSYS Special Meeting

TSYS management knows of no other business to be presented at the TSYS special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding TSYS’ special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations at (706) 644-6081 or TSYS’ proxy solicitor, D.F. King & Co., Inc., by calling toll-free at (866) 406-2284 or emailing TSS@dfking.com.

TSYS PROPOSALS

Proposal 1: TSYS Merger Proposal

TSYS is asking holders of TSYS common stock to approve the merger agreement and the transactions contemplated thereby, including the merger. Holders of TSYS common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the TSYS board of directors, by a unanimous vote of all directors, determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of TSYS and its shareholders and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See the section entitled “The Merger—TSYS’ Reasons for the Merger; Recommendation of TSYS’ Board of Directors” beginning on page 96 for a more detailed discussion of the TSYS board of directors’ recommendation.

The TSYS board of directors unanimously recommends a vote “FOR” the TSYS merger proposal.

Proposal 2: TSYS Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, TSYS is seeking a non-binding, advisory shareholder approval of the compensation of TSYS’ named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of TSYS’ Directors and Executive Officers in the Merger—Quantification of Payments to TSYS’ Named Executive Officers—Golden Parachute Compensation” beginning on page 133. The proposal gives holders of TSYS common stock the opportunity to express their views on the merger-related compensation of TSYS’ named executive officers.

Accordingly, TSYS is asking holders of TSYS common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to TSYS’ named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of TSYS’ Directors and Executive Officers in the Merger—Quantification of Payments to TSYS’ Named Executive Officers—Golden Parachute Compensation” are hereby APPROVED.”

The vote on the advisory compensation proposal is a vote separate and apart from the votes on the proposals to approve the TSYS merger proposal and approve the TSYS adjournment proposal. Accordingly, if you are a holder of TSYS common stock, you may vote to approve the TSYS merger proposal and/or the TSYS adjournment proposal and vote not to approve the TSYS compensation proposal, and vice versa. If the merger is completed, the merger-related compensation will be paid to TSYS’ named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of TSYS common stock fail to approve the advisory vote regarding merger-related compensation.

The TSYS board of directors unanimously recommends a vote “FOR” the advisory TSYS compensation proposal.

Proposal 3: TSYS Declassification Proposal

Pursuant to the merger agreement, Global Payments will, subject to the requisite vote of Global Payments’ shareholders to approve the Global Payments declassification proposal, amend its articles of incorporation to declassify its board of directors and provide for the annual election of directors, effective only upon the completion of the merger and effective as of the effective time. Even though TSYS does not have a classified board (i.e., its directors are elected annually) and the Global Payments declassification proposal is not a condition to the closing of the merger, the SEC has issued interpretive guidance with respect to the “unbundling” of proposals under the Exchange Act that requires TSYS shareholders (in their capacity as shareholders of TSYS) to also separately vote on the amendment to Global Payments’ articles of incorporation to declassify Global Payments’ board of directors and provide for the annual election of directors.

Accordingly, TSYS is asking holders of TSYS common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the amendment to Global Payments’ articles of incorporation to declassify Global Payments’ board of directors and provide for the annual election of directors, is hereby APPROVED.”

A copy of the Global Payments declassification articles amendment is attached to this joint proxy statement/prospectus as Annex G. Holders of TSYS common stock should read the Global Payments declassification articles amendment in its entirety.

Under the Global Payments declassification articles amendment, each director elected at each annual meeting, including the 2020 annual meeting and thereafter, would be elected for a one-year term, including any director appointed to a newly created directorship or to fill a vacancy. Consequently, if shareholders of Global Payments approve the Global Payments declassification articles amendment and the merger is completed, the entire board of directors will be subject to election at next year’s annual shareholders meeting. If shareholders of Global Payments do not approve the Global Payments declassification articles amendment or if the merger is not completed, the Global Payments board of directors will remain classified and directors of Global Payments will continue to serve three-year terms.

In the event that the Global Payments declassification articles amendment is not adopted as of the effective time, Global Payments and TSYS will cooperate reasonably and in good faith in an effort to apportion the continuing Global Payments directors, on the one hand, and the continuing TSYS directors, on the other hand, as nearly evenly as is practicably possible among the different classes of the board of directors of the combined company as of the effective time so that as nearly equal a number of the continuing Global Payments directors, on the one hand, and the continuing TSYS directors, on the other hand, as is practicably possible stand for election at the first annual meeting of shareholders of the combined company following the effective time.

The vote on the TSYS declassification proposal is a vote separate from the vote on the TSYS merger proposal. Approval by TSYS’ shareholders of the TSYS declassification proposal is not a condition to completion of the merger. The votes received by TSYS shareholders with respect to the TSYS declassification proposal are advisory and will not be binding on TSYS or Global Payments (or the combined company that results from the merger) regardless of whether the TSYS merger proposal is approved. If Global Payments’ shareholders approve the Global Payments declassification articles amendment, such amendment will be effective only upon completion of the merger and effective as of the effective time. For more information on the existing rights of TSYS shareholders and their post-merger rights as shareholders of the combined company, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 185.

The TSYS board of directors unanimously recommends a vote “FOR” the advisory TSYS declassification proposal.

Proposal 4: TSYS Adjournment Proposal

The TSYS special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the TSYS special meeting to approve the TSYS merger proposal.

If, at the TSYS special meeting, the number of shares of TSYS common stock present or represented and voting in favor of the TSYS merger proposal is insufficient to approve the TSYS merger proposal, TSYS intends to move to adjourn the TSYS special meeting to enable the TSYS board of directors to solicit additional proxies for approval of the merger. In that event, TSYS will ask holders of TSYS common stock to vote upon the TSYS adjournment proposal, but not the TSYS merger proposal, the TSYS compensation proposal, or the TSYS declassification proposal.

In this proposal, TSYS is asking holders of TSYS common stock to authorize the holder of any proxy solicited by the TSYS board of directors on a discretionary basis to vote in favor of adjourning the TSYS special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of TSYS common stock who have previously voted.

The TSYS board of directors unanimously recommends a vote “FOR” the TSYS adjournment proposal.

INFORMATION ABOUT GLOBAL PAYMENTS

Global Payments is a leading worldwide provider of payment technology and software solutions delivering innovative services to its customers globally. Its technologies, services and employee expertise enable it to provide a broad range of solutions that allow its customers to accept various payment types and operate their businesses more efficiently. Global Payments distributes its services across a variety of channels in 32 countries throughout North America, Europe, the Asia-Pacific region and Brazil and operates in three reportable segments: North America, Europe and Asia-Pacific.

Global Payments was incorporated in 2000 and spun-off from its former parent company in 2001. Including its time as part of its former parent company, Global Payments has been in the payment technology services business since 1967. Since its spin-off, Global Payments has expanded in existing markets and into new markets internationally by pursuing further acquisitions and joint ventures. In 2016, Global Payments merged with Heartland, which significantly expanded its small and medium-sized enterprise distribution, customer base and vertical reach in the United States.

Global Payments is organized under the laws of the state of Georgia. The address and telephone number of its executive offices are 3550 Lenox Road, Atlanta, Georgia 30326, and (770) 829-8000.

Global Payments common stock is traded on the NYSE under the symbol “GPN”. Additional information about Global Payments and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 201.

INFORMATION ABOUT TSYS

Total System Services, Inc. is a global payment solutions provider headquartered in Columbus, Georgia. TSYS provides payment processing services, merchant services and related payment services to financial and nonfinancial institutions. In addition, TSYS provides general purpose reloadable prepaid debit and payroll cards, demand deposit accounts and other financial service solutions to the underbanked and other consumers and businesses. TSYS’ services are provided through three operating segments: Issuer Solutions, Merchant Solutions and Consumer Solutions. Through the Issuer Solutions segment, TSYS processes information through its cardholder systems to financial and nonfinancial institutions throughout the United States and internationally. The Merchant Solutions segment provides merchant services to merchant acquirers and merchants primarily in the United States. The Consumer Solutions segment provides financial service solutions to consumers and businesses in the United States. TSYS was incorporated in 1982 and spun-off from its former parent company in 2007.

TSYS’ common stock is traded on the NYSE under the symbol “TSS”.

TSYS’ principal office is located at One TSYS Way, Columbus, Georgia 31901, and its telephone number at that location is (706) 644-6081. Additional information about TSYS and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 201.

THE MERGER

This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 201.

Terms of the Merger

Each of the Global Payments and TSYS boards of directors has unanimously approved the merger agreement. The merger agreement provides that TSYS will merge with and into Global Payments, with Global Payments as the surviving corporation.

In the merger, each share of TSYS common stock issued and outstanding immediately prior to the effective time (other than certain shares held by Global Payments or TSYS) will be converted into the right to receive 0.8101 shares of Global Payments common stock. No fractional shares of Global Payments common stock will be issued in connection with the merger, and holders of TSYS common stock will be entitled to receive cash in lieu thereof.

Holders of Global Payments common stock and holders of TSYS common stock are being asked to approve the merger agreement. See the section entitled “The Merger Agreement” beginning on page 143 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

Each of the TSYS board of directors and senior management team and the Global Payments board of directors and senior management team regularly reviews each company’s respective independent strategic plans, and corporate policies and direction, and considers various strategic alternatives potentially available, all with the goal of enhancing value for their respective shareholders and delivering the best possible services to their customers.

M. Troy Woods, TSYS’ Chairman, President and Chief Executive Officer, also regularly engages in discussions with the Chief Executive Officers of other companies in TSYS’ industry and reports those discussions to Kriss Cloninger III, TSYS’ independent Lead Director, as well as the full TSYS board of directors.

Jeffrey S. Sloan, Global Payments’ Chief Executive Officer, similarly engages in discussions with the Chief Executive Officers of other companies in Global Payments’ industry, including with respect to potential acquisition or strategic business combination transaction opportunities that may be available to Global Payments, and reports those discussions to William I Jacobs, Global Payments’ Chairman, as well as the full Global Payments board of directors.

From time to time over the past several years, Messrs. Sloan and Woods have had informal discussions regarding industry trends and conditions, and each company’s respective businesses. During the course of these discussions, Mr. Sloan had on occasion previously expressed to Mr. Woods Global Payments’ interest in potentially exploring a strategic business combination transaction between the two companies. No substantive or specific transaction terms were discussed during any such prior discussions, and Mr. Woods conveyed to Mr. Sloan at those times that the TSYS board of directors continued to focus on TSYS’ execution of its current strategy and operating as an independent, stand-alone company.

On January 18, 2019, Mr. Sloan contacted Mr. Woods and proposed a meeting the following week, which Mr. Woods agreed to.

On January 25, 2019, Mr. Woods met with Mr. Sloan in Columbus, Georgia. At the meeting, Mr. Sloan expressed Global Payments’ interest in exploring a potential strategic business combination transaction in which Global Payments would acquire TSYS. Mr. Sloan stated that Global Payments would pay a market premium to acquire TSYS, but did not propose a purchase price. Mr. Sloan also discussed with Mr. Woods the general framework of such a transaction, including potential synergies and the cultural fit between Global Payments and TSYS. Mr. Sloan also stated that the combined company would have dual headquarters in Atlanta, Georgia and Columbus, Georgia, and that senior leadership roles of the combined company would be discussed. Following this discussion, Mr. Woods informed Mr. Sloan that TSYS was focused on executing its strategy as an independent, stand-alone company, but that the TSYS board of directors is and has always been willing to consider strategic alternatives that may enhance shareholder value.

On February 5, 2019, the Global Payments board of directors met for a regularly scheduled meeting. At the meeting, Global Payments senior management discussed with the Global Payments board of directors the announcement of the merger between Fiserv, Inc. and First Data Corporation and the potential for continuing consolidation and change within the payments and financial services industries. Mr. Sloan also reported to the Global Payments board of directors the discussions he had with Mr. Woods regarding a potential business combination.

On February 7, 2019, the TSYS board of directors met for a regularly scheduled meeting. Representatives of King & Spalding LLP, TSYS’ legal advisors and which we refer to as “King & Spalding”, were also present. At the meeting, TSYS senior management discussed with the TSYS board of directors the pace of change and consolidation taking place within the payments and financial services industries, and the impact that this change and consolidation may have on TSYS’ business. Mr. Woods also reported to the TSYS board of directors the discussions he had with Mr. Sloan regarding a potential business combination. Representatives of King & Spalding discussed with the TSYS board of directors its fiduciary duties under applicable law.

Also at this TSYS board of directors meeting, TSYS senior management reviewed the company’s strategy as part of its ordinary course annual strategic review process. This review included a discussion of TSYS’ financial performance and its business model, as well as a discussion of current payments industry competitors and trends, key growth opportunities in TSYS’ areas of focus within the payments industry, and key risks to TSYS’ business. TSYS senior management also discussed with the TSYS board of directors the company’s strategic alternatives, which included continuing to execute TSYS’ strategy as an independent, stand-alone company, pursuing growth through M&A transactions reasonably available to TSYS, and pursuing a potential sale of TSYS to a third party. During this discussion, TSYS senior management recommended to the TSYS board of directors that TSYS focus on executing its current strategy and continuing to operate as an independent, stand-alone company, while also monitoring market developments and evaluating opportunities that may arise involving a transformative business combination transaction that would offer superior long-term value to TSYS’ shareholders. Following discussion, the TSYS board of directors expressed support for this approach.

On or about March 11, 2019, Mr. Sloan contacted Mr. Woods and proposed a meeting with Mr. Woods to continue their previous discussion. Mr. Woods agreed to the meeting. On March 12, 2019, Mr. Sloan informed Mr. Jacobs of his upcoming meeting with Mr. Woods and they discussed a proposed non-binding indication of interest that Mr. Sloan intended to provide Mr. Woods at the meeting.

On March 15, 2019, Mr. Sloan met with Mr. Woods in Columbus, Georgia. At the meeting, Mr. Sloan proposed that TSYS and Global Payments explore a potential strategic business combination in which the two companies would combine in an all-stock merger transaction. Mr. Sloan then discussed with Mr. Woods possible terms of a potential merger of equals transaction, which terms were summarized in a written non-binding indication of interest that Mr. Sloan provided to Mr. Woods at this meeting and which we refer to as the “March non-binding proposal.”

Under the March non-binding proposal, TSYS’ shareholders would receive all-stock consideration of $105 to $110 per TSYS share (representing an implied premium of 12% to 17% based on TSYS’ March 13, 2019 closing share price of $93.79) through a fixed exchange ratio to be determined at a later date, which would have resulted in TSYS’ shareholders collectively owning approximately 47% to 48% of the equity of the combined company. In addition, the March non-binding proposal provided, among other things, that Mr. Sloan would be the Chief Executive Officer of the combined company, and that the board of directors of the resulting entity would consist of ten (10) directors, split evenly among directors from the TSYS and Global Payments boards of directors. The March non-binding proposal further provided that Mr. Woods would serve as Executive Chair of the combined company, and Paul M. Todd, TSYS’ Senior Executive Vice President and Chief Financial Officer and Cameron M. Bready, Global Payments’ Senior Executive Vice President and Chief Financial Officer, would be executives of the combined company, with other senior management positions to be agreed upon at a later date. The March non-binding proposal also stated that the combined company would be co-headquartered in Atlanta, Georgia, and Columbus, Georgia.

During their March 15 meeting, Messrs. Sloan and Woods also discussed the potential merits of, and other considerations associated with, the possible transaction, including the potential strategic benefits and value that could accrue to the shareholders of each company as a result of a potential transaction and the cultural fit of TSYS and Global Payments. At the conclusion of the meeting, Mr. Woods informed Mr. Sloan that although TSYS’ management and board were focused on executing TSYS’ stand-alone plan, he would discuss Global Payments’ proposal with TSYS’ board.

On March 19, 2019, Mr. Woods provided a report to Mr. Cloninger of his March 15 meeting with Mr. Sloan as well as the March non-binding proposal.

On March 28, 2019, the TSYS board of directors met for a special telephonic meeting. Representatives of King & Spalding were also present. At the meeting, Mr. Woods discussed with the TSYS board of directors the continuing pace of change and consolidation occurring within the payments and financial services industries, including the January 16, 2019 announcement of the proposed Fiserv, Inc. and First Data Corporation merger, the February 7, 2019 announcement of the proposed BB&T Corporation and SunTrust Banks, Inc. merger, and the March 18, 2019 announcement of the proposed Fidelity National Information Services, Inc. and Worldpay, Inc. merger, and the impact that this change and consolidation may have on TSYS’ business. Mr. Woods discussed in detail with the TSYS board of directors the publicly announced terms of recent transactions in the payments industry, including the governance and financial terms of the transactions, the leverage profile of the resulting companies, and recent analyst commentary and market data on the transactions and payments industry. Representatives of King & Spalding discussed with the TSYS board of directors its fiduciary duties in the context of a potential transaction. Mr. Woods also reviewed the March non-binding proposal with the TSYS board of directors. During this discussion, Mr. Woods recommended that, in light of the ongoing consolidation and change in the payments and financial services industries as well as the pace of this consolidation and change, he believed it would be reasonable and prudent for TSYS to have further exploratory discussions with Global Payments to explore and mature the March non-binding proposal and to also again review TSYS’ strategic alternatives to determine if Global Payments’ proposal or any other strategic alternative would be most likely to maximize TSYS’ long-term shareholder value.

After discussion, the TSYS board of directors expressed support for Mr. Woods’ recommendation that TSYS review its strategic alternatives, engage in further discussions with Global Payments, and engage financial advisors to assist TSYS with this review.

Following the March 28, 2019 TSYS board of directors meeting, members of TSYS senior management worked with King & Spalding, Goldman Sachs and Greenhill to evaluate Global Payments’ business and the March non-binding proposal based on publicly available information, as well as TSYS’ strategic alternatives. TSYS senior management selected, and the TSYS board of directors ultimately approved the engagement of, Goldman Sachs and Greenhill as financial advisors due to TSYS’ prior experience working with each of Goldman Sachs and Greenhill on strategic transactions, and their belief that each of Goldman Sachs and Greenhill had extensive experience advising companies in the payments industry, as well as significant experience providing strategic and financial advisory services in comparable transactions.

During this time, Global Payments and members of its senior management were similarly working with Global Payments’ legal advisor, Wachtell, Lipton, Rosen & Katz, which we refer to as “Wachtell Lipton,” and its financial advisors, BofA Merrill Lynch and J.P. Morgan, to evaluate TSYS’ business based on publicly available information, as well as Global Payments’ strategic alternatives.

On April 5, 2019, Mr. Woods met with Mr. Sloan in Columbus, Georgia. At the meeting, Mr. Woods and Mr. Sloan further discussed the strategic rationale of the proposed combination, the potential senior management and board structure of the combined company, possible revenue and expense synergies that could be achievable in the transaction, as well as a potential transaction timeline. Also at this meeting, Messrs. Sloan and Woods discussed certain governance and other terms of a potential transaction, including maintaining TSYS’ dividend yield on a pro forma basis, providing that the board of directors of the combined company be elected annually (rather than in separate classes as currently provided for in Global Payments’ organizational documents), and that the membership of the committees of the board of directors of the combined company be split evenly among TSYS and Global Payments directors. Also at this meeting, Mr. Woods asked that Global Payments consider revising the proposed consideration mix to include a cash component to allow the TSYS board of directors to evaluate the full range of potential transaction structures available in a possible transaction with Global Payments. Mr. Sloan stated that Global Payments would deliver a revised non-binding indication of interest the following week reflecting their discussion.

Following this discussion, Mr. Sloan discussed with Mr. Jacobs his discussion with Mr. Woods and the revised non-binding indication of interest he intended to provide to Mr. Woods.

On April 8, 2019, Mr. Sloan provided Mr. Woods with a revised non-binding indication of interest, which we refer to as the “April non-binding proposal”. The April non-binding proposal proposed a combination of TSYS and Global Payments, with 90% of the consideration payable in shares of Global Payments stock, and 10% of the consideration consisting of cash, with the stock consideration payable based on a fixed exchange ratio to be determined at a later date. Under the April non-binding proposal, TSYS’ shareholders would receive consideration of $110 to $112.50 per TSYS share (representing an implied premium of 13% to 15% based on TSYS’ April 5, 2019 closing share price of $97.43) and collectively own approximately 45% of the combined company. The April non-binding proposal also stated that the combined company would maintain TSYS’ existing dividend yield.

The April non-binding proposal further provided, among other things, that the board of directors of the combined company would be elected annually (rather than in separate classes), that the Chairs of the board committees of the combined company would be split equally between Global Payments and TSYS directors, and that a member of Global Payments’ Board of Directors would be Lead Independent Director of the combined company. Like the March non-binding proposal, the April non-binding proposal provided that Mr. Sloan would be the Chief Executive Officer of the combined company, that the board of directors of the combined company would consist of ten (10) directors, split evenly among directors from the TSYS and Global Payments boards of directors, with Mr. Woods as Executive Chair of the combined company, and that Mr. Todd and Mr. Bready would be executives of the combined company, with other senior management positions to be agreed upon at a later date. The April non-binding proposal also provided for the combined company to maintain co-headquarters in Atlanta, Georgia, and Columbus, Georgia.

On April 10, 2019, Messrs. Woods and Sloan spoke by telephone. During this discussion, Messrs. Woods and Sloan discussed potential synergies that could be achievable in the transaction. Messrs. Woods and Sloan also discussed further the governance of the combined company, including, among other things, providing that the Chairs of each of the Technology Committee and the Nominating and Governance Committee be filled by a

TSYS designated director and the Chairs of each of the Audit Committee and Compensation Committee be filled by a Global Payments designated director. Mr. Woods also informed Mr. Sloan that, while TSYS and its advisors were still reviewing the April non-binding proposal, TSYS believed that the existing TSYS Lead Director should be designated the Lead Independent Director of the combined company.

During the weeks of April 8, 2019, and April 15, 2019, Mr. Woods discussed the potential transaction and the April non-binding proposal with Mr. Cloninger and each other TSYS director then on the TSYS board of directors. In addition, throughout the period of Mr. Sloan’s continuing discussions with Mr. Woods, and in advance of the Global Payments April 25, 2019 board meeting, Mr. Sloan regularly updated Mr. Jacobs on the status of discussions with TSYS regarding a potential transaction.

Messrs. Woods and Sloan spoke by telephone on April 16, 2019. During this discussion, Mr. Sloan and Mr. Woods further discussed the makeup of the board of directors of the combined company, including Mr. Woods’ request that TSYS’ existing Lead Director be the Lead Independent Director of the combined company. Messrs. Woods and Sloan also discussed potential synergies that could be achievable in the transaction. Mr. Woods informed Mr. Sloan that TSYS had an upcoming board meeting scheduled for May 2, 2019 and that the April non-binding proposal would be considered and discussed further by the TSYS board of directors at that meeting. Mr. Sloan also informed Mr. Woods that he would further discuss the potential transaction with the Global Payments board of directors at a meeting scheduled for April 25, 2019.

On April 25, 2019, the Global Payments board of directors met in person in Atlanta, Georgia for a regularly scheduled board meeting. Representatives of Wachtell Lipton, BofA Merrill Lynch and J.P. Morgan were also present. At this meeting, Global Payments senior management updated the Global Payments’ board on the discussions with TSYS, including the April non-binding proposal and Mr. Sloan’s subsequent discussions with Mr. Woods. Representatives of BofA Merrill Lynch and J.P. Morgan also reviewed with the Global Payments board of directors potential strategic alternatives for Global Payments. Representatives of BofA Merrill Lynch and J.P. Morgan also provided an overview of the proposed transaction with TSYS, including preliminary financial analyses. As part of this discussion, representatives of BofA Merrill Lynch and J.P. Morgan also reviewed and discussed with the Global Payments board of directors the publicly disclosed terms of recent mergers of equals and other large transactions. Following this discussion, the Global Payments board of directors authorized Global Payments senior management to continue discussions with TSYS regarding a potential business combination.

On April 26, 2019, Mr. Sloan called Mr. Woods and informed him that the Global Payments board of directors was supportive of continuing exploratory discussions regarding a potential transaction.

On May 1, 2019, the Corporate Governance and Nominating Committee of the TSYS board of directors, which we refer to as the “TSYS Governance Committee”, reviewed the proposed terms of Goldman Sachs’ engagement as financial advisor to TSYS pursuant to TSYS’ Policy on Related Party Transactions due to the fact that Walter W. Driver, Jr., a member of the TSYS board of directors, was a Senior Advisor to Goldman Sachs. During the meeting, the TSYS Governance Committee was informed by TSYS senior management that Mr. Driver did not participate in the decision to potentially retain Goldman Sachs and that he would not receive any special compensation as a result of Goldman Sachs’ possible engagement. Representatives of King & Spalding also reviewed with the TSYS Governance Committee the discussions with representatives of Goldman Sachs regarding the terms of its proposed engagement, and also reviewed with the TSYS Governance Committee financial advisory fees paid in other comparable transactions. After discussion, the TSYS Governance Committee determined that the proposed terms of Goldman Sachs’ engagement met the standards for approval in TSYS’ Policy on Related Party Transactions and unanimously approved such engagement from a related party transactions perspective.

On May 2, 2019, the TSYS board of directors met in person in Columbus, Georgia for a regularly scheduled meeting. Representatives of King & Spalding, Goldman Sachs, and Greenhill were also present at the meeting.

During an executive session at the beginning of the meeting, Mr. Woods updated the TSYS board of directors on the status of the discussions regarding the potential transaction with Global Payments, including the terms of the April non-binding proposal. TSYS senior management team delivered a presentation to the TSYS board of directors on the business and strategic implications of the potential business combination. Representatives of Goldman Sachs, Greenhill and TSYS senior management also reviewed with the TSYS board of directors potential strategic alternatives for TSYS, including TSYS continuing to operate as an independent, stand-alone company, pursuing growth through M&A transactions reasonably available to TSYS, considering a potential merger of equals transaction, and considering a potential sale of TSYS to a third party. Representatives of Goldman Sachs and Greenhill also provided an overview of the proposed transaction with Global Payments, including preliminary financial analyses. As part of this discussion, representatives of Goldman Sachs, Greenhill and King & Spalding also reviewed and discussed with the TSYS board of directors publicly disclosed terms of recent mergers of equals and other large transactions, including the governance terms, premiums relative to share prices, consideration mix, credit ratings and leverage targets of the relevant entities, and announced synergy targets. Representatives of King & Spalding discussed with the TSYS board of directors their fiduciary duties in relation to a potential transaction. TSYS senior management and representatives of King & Spalding also discussed with the TSYS board of directors the terms of Goldman Sachs’ and Greenhill’s respective proposed engagements, and also reviewed the relationship disclosures provided by Goldman Sachs and Greenhill, following which the TSYS board of directors determined that the relationships disclosed would not preclude Goldman Sachs or Greenhill from serving as TSYS’ financial advisor in connection with a potential transaction with Global Payments. The TSYS board of directors also discussed the prospect of TSYS and Global Payments entering into a nondisclosure agreement in order to facilitate discussions regarding the potential transaction.

Following these discussions, the TSYS board of directors expressed support for continuing the exploratory discussions regarding the potential transaction with Global Payments, authorized TSYS to formally engage Goldman Sachs and Greenhill as TSYS’ financial advisors (with Mr. Driver abstaining from this authorization), and authorized TSYS management and TSYS’ advisors to engage in a mutual due diligence process with Global Payments based on non-public information if Global Payments were willing to pursue an all-stock transaction.

On May 3, 2019, Mr. Woods contacted Mr. Sloan and informed him that the TSYS board of directors was supportive of continuing exploratory discussions regarding a potential transaction. Mr. Woods also proposed an in-person meeting with Mr. Sloan the following week to discuss the April non-binding proposal. Mr. Sloan agreed to meet with Mr. Woods.

Also on May 3, 2019, Goldman Sachs and Greenhill were each formally engaged by TSYS to act as independent financial advisors to TSYS in connection with the potential transaction.

On May 7, 2019, Mr. Woods and Mr. Sloan met in Atlanta, Georgia. At the meeting, Messrs. Woods and Sloan discussed TSYS’ and Global Payments’ relative cultures as well as the potential benefits to TSYS and Global Payments shareholders that could result from the proposed transaction. During the discussion, Mr. Woods expressed TSYS’ and the TSYS board of directors’ interest in further exploring a potential all-stock transaction with Global Payments, which would allow TSYS shareholders to fully participate in the upside of the combined company, in lieu of the mixed consideration transaction contemplated by the April non-binding proposal. Mr. Woods noted to Mr. Sloan that TSYS believed that an all-stock transaction should provide that the pro-forma ownership of the combined company resulting from any such transaction be closer to 50%/50% relative to TSYS’ and Global Payments’ shareholders. Messrs. Woods and Sloan discussed expanding the size of the combined company’s board of directors relative to the previously discussed ten (10) directors and instead having a combined board comprised of twelve (12) directors in order to benefit from the knowledge, expertise and experience of a greater number of both TSYS and Global Payments directors, with the combined board to be split evenly among directors from the TSYS and Global Payments boards of directors, and with the Chairs of the Technology Committee and the Nominating and Governance Committee filled by a TSYS designated director and a Global Payments designated director serving as Chairs of the other board committees. Messrs. Woods and Sloan also discussed maintaining a senior management team of the combined company evenly split among the

TSYS and Global Payments management teams. Mr. Sloan stated that Global Payments would provide a revised non-binding indication of interest reflecting their discussion. Messrs. Woods and Sloan also agreed that TSYS and Global Payments should execute a customary nondisclosure agreement and conduct further mutual due diligence.

Following this meeting, Mr. Sloan discussed with Mr. Jacobs his discussion with Mr. Woods and the proposed revised non-binding indication of interest. Thereafter, on the evening of May 7, 2019, Mr. Sloan provided Mr. Woods with a revised non-binding indication of interest, which we refer to as the “May non-binding proposal”. The May non-binding proposal proposed an all-stock merger transaction with a fixed exchange ratio to be determined at a later date, with TSYS’ shareholders receiving consideration of $115 per TSYS share in the transaction (representing an implied premium of 16% based on TSYS’ May 7, 2019 closing share price of $99.48) and collectively owning approximately 48% of the combined company. Consistent with the April non-binding proposal, the May non-binding proposal also provided, among other things, that Mr. Woods would be Executive Chair, Mr. Sloan would be Chief Executive Officer, and Messrs. Todd and Bready would be executives of the combined company, with other management positions to be agreed upon at a later date.

In addition, the May non-binding proposal proposed that the board of directors of the combined company consist of twelve (12) members, split evenly among directors from the TSYS and Global Payments boards of directors, and that the Chairs of the Technology Committee and the Nominating and Governance Committee be filled by a TSYS designated director, with the Chairs of the Audit Committee and Compensation Committee filled by a Global Payments designated director. The May non-binding proposal also provided for the combined company to maintain co-headquarters in Atlanta, Georgia, and Columbus, Georgia, consistent with the April non-binding proposal and the March non-binding proposal.

On May 10, 2019, Mr. Woods called Mr. Sloan to clarify that TSYS was interested in continuing to discuss a potential transaction with Global Payments on the basis of a fixed exchange ratio that would result in the 48% pro forma ownership proposal set forth in the May non-binding proposal, subject to further due diligence and discussion with the TSYS board of directors.

Also on May 10, 2019, Mr. Sloan updated the members of the Global Payments board of directors on his conversations with Mr. Woods and the May non-binding proposal.

TSYS and Global Payments entered into a mutual nondisclosure agreement on May 10, 2019, which nondisclosure agreement contained a customary “standstill” provision, which “standstill” provision permitted each party to submit a confidential request to the other party seeking a waiver or amendment of the standstill restrictions.

On May 14, 2019, Messrs. Bready and Todd and other members of the TSYS and Global Payments management teams met in Atlanta, Georgia, to discuss possible synergies achievable in the potential transaction.

On May 14, 2019, Global Payments delivered to TSYS an initial draft of the merger agreement. The draft merger agreement included, among other matters, customary representations and warranties and covenants generally on a reciprocal basis, and customary closing conditions. In addition, the draft merger agreement provided that the parties would each be required to use its reasonable best efforts to obtain regulatory approvals and reflected the governance arrangements that had been discussed between Messrs. Woods and Sloan, including that TSYS’ existing Lead Director would serve as Lead Independent Director of the combined company.

During the period between May 21 and May 27, 2019, representatives of King & Spalding, on the one hand, and Wachtell Lipton, on the other hand, exchanged several drafts of the merger agreement and engaged in negotiations and discussions regarding the terms and conditions of the merger agreement.

On May 16, 2019, TSYS and Global Payments each opened their respective virtual data rooms to the other party.

On May 16, 2019, the senior management teams of TSYS and Global Payments met at King & Spalding’s office in New York, New York, together with their respective financial advisors, to further discuss a possible business combination transaction, including potential synergies, and continue their mutual due diligence review. The agenda included meetings on major business segments, technology, synergy opportunities, and corporate culture and human resources.

Following the management meetings, and through May 27, 2019, each of TSYS and Global Payments and their respective advisors continued to conduct business, legal and financial due diligence on the other party.

On May 19, 2019, Messrs. Woods and Sloan spoke by telephone and discussed the long-term strategy as well as potential senior leadership and board roles at the combined company, which roles had not been discussed in detail prior to this discussion.

On May 20, 2019, the TSYS board of directors met for a special telephonic meeting. Representatives of King & Spalding were also present. At the meeting, Mr. Woods and other members of TSYS senior management provided a detailed update on the status of the discussions with Global Payments, including the terms of the May non-binding proposal. Mr. Woods and other members of TSYS senior management also discussed the principal business opportunities and risks associated with the potential transaction. During the discussion, Mr. Woods noted that, while the May non-binding proposal contemplated that TSYS’ shareholders would own 48% of the combined company after closing, he believed it would be appropriate to further discuss with Mr. Sloan the possibility of TSYS shareholders owning approximately 48.5% of the combined company as well as the optimal level of synergies that could be achieved in the transaction.

Also at this May 20 meeting, Mr. Woods reviewed with the TSYS board of directors the ongoing governance discussions with Global Payments regarding the proposed transaction, including the potential roles of senior leadership and the board of directors of the combined company, as well as the leadership role that Mr. Woods would have at the combined company.

The TSYS board of directors then met in executive session with only the independent TSYS directors and representatives of King & Spalding present. During the executive session, the independent TSYS directors discussed whether it would be more appropriate for Mr. Woods to serve as Executive Chair, Chairman of the board of directors, or in some other capacity at the combined company. The independent TSYS directors noted Mr. Woods’ extensive leadership skills and business acumen, his significant experience with TSYS’ business, and the integral role that they believed he would play as part of the combined company if a transaction was agreed to. In this regard, the independent TSYS directors determined that it was in the best interests of TSYS and its shareholders for Mr. Woods to have a leading role at the combined company, either as Executive Chair, Chair of the board of directors, or in some other capacity, to ensure that TSYS and its shareholders would be appropriately represented on the combined company’s board if TSYS and Global Payments were to agree to a transaction. Following this discussion, the independent TSYS directors expressed support for continuing to pursue the potential transaction with Global Payments. The TSYS independent directors also requested that Mr. Cloninger work with Mr. Woods, Global Payments, and their respective advisors to resolve the open governance issues in the proposed transaction.

Following the TSYS board of directors meeting, Messrs. Woods and Sloan spoke by telephone. During their conversation, Mr. Woods informed Mr. Sloan that the TSYS board of directors was supportive of continuing to pursue a transaction and that TSYS and Global Payments should further discuss the pro forma ownership interest of TSYS shareholders in the combined company as well as the potential synergies that could be achievable in the transaction. Mr. Woods raised with Mr. Sloan the possibility of TSYS shareholders owning approximately 48.5% of the combined company instead of the 48% that had been previously discussed. Mr. Sloan stated that Global Payments would consider the request. Mr. Woods proposed that Global Payments and TSYS defer further discussion on the open governance issues in the transaction until the relative pro-forma shareholder ownership levels had been agreed upon.

On May 22, 2019, Messrs. Woods and Sloan spoke again by telephone to continue their previous discussion of the optimal level of synergies that could be achieved in the transaction as well as the pro forma shareholder ownership of the combined company. Mr. Sloan stated that he could not commit to a transaction in which TSYS shareholders would own more than 48% of the combined company.

On May 23, 2019, the Global Payments board of directors met for a special telephonic meeting. Representatives of Wachtell Lipton, BofA Merrill Lynch and J.P. Morgan were also present. During the meeting, Mr. Sloan, together with Mr. Bready and members of the Global Payments senior management team, updated the board on the status of discussions with TSYS regarding a potential transaction, and summarized the results of Global Payments’ due diligence review of TSYS. Also during the meeting, representatives of Wachtell Lipton, together with David L. Green, Global Payments’ Executive Vice President, General Counsel and Corporate Secretary, reviewed with the board the key terms of the draft merger agreement, as well as the board’s fiduciary duties in the context of a potential transaction.

Also on May 23, 2019, Mr. Woods discussed with Mr. Cloninger the pro-forma ownership interest that TSYS shareholders would have in the combined company as well as the open governance matters in the transaction. During these discussions, Messrs. Woods and Cloninger discussed Global Payments’ inability to commit to a transaction in which TSYS shareholders would own more than 48% of the combined company, and noted the significant potential value that the proposed transaction could deliver to TSYS’ shareholders if TSYS shareholders owned either 48% or 48.5% of the combined company. Messrs. Woods and Cloninger also discussed the optimal level of synergies that TSYS believed could be achieved in the transaction, the overall balanced nature of the proposed transaction in terms of board composition, senior management, governance and other considerations, as well as the need for the combined company to have a clearly defined leadership structure. Mr. Cloninger also discussed with Mr. Woods the extensive value that Mr. Woods’ leadership skills, business acumen, and expertise with TSYS’ business would bring to the combined company. In addition, Messrs. Cloninger and Woods discussed the role that they would play in consultation with Messrs. Sloan and Jacobs in shaping the corporate governance and other procedures and matters to reflect the best practices of TSYS and Global Payments as contemplated by the terms of the draft merger agreement. Following these discussions, Mr. Cloninger informed Mr. Woods that, subject to further discussion with the TSYS board of directors, he believed it would be appropriate for TSYS to agree to an exchange ratio that would result in TSYS shareholders owning 48% of the combined company, and for TSYS to agree for Mr. Woods to be Chair of the board of the combined company rather than Executive Chair.

Later in the day on May 23, 2019, Messrs. Sloan and Woods spoke by telephone and agreed that at least $300 million of run-rate cost synergies and at least $100 million of run-rate revenue synergies realized over a three-year period was the appropriate level of synergies to target achieving in the transaction. Mr. Woods also informed Mr. Sloan that TSYS would be willing to agree to an exchange ratio that resulted in TSYS shareholders owning 48% of the combined company, as proposed by Global Payments in the May non-binding proposal and further discussed by Mr. Woods and Mr. Sloan, and that he was also amenable to being Chair of the board of the combined company, subject to further discussions with the TSYS board of directors to be held at a meeting the following day. Mr. Sloan stated that this proposal would likely be acceptable to Global Payments, subject to further discussion with the Global Payments board of directors.

During the evening of May 23, 2019, Bloomberg published a report stating, among other matters, that TSYS and Global Payments were discussing a potential business combination transaction.

On May 24, 2019, the TSYS board of directors met for a special telephonic meeting. Representatives of King & Spalding, Goldman Sachs and Greenhill were also present. Prior to the meeting, the TSYS board of directors had received copies of the draft merger agreement and related documents and a summary of the terms of the transaction, as well as materials prepared by representatives of Goldman Sachs and Greenhill. During an executive session at the beginning of the meeting, Mr. Cloninger noted that he had discussed at length with Mr. Woods the unresolved governance and pro-forma ownership matters. Mr. Cloninger stated that, following these discussions, he and Mr. Woods believed that it would be in the best interests of TSYS and its shareholders for Mr. Woods to be the Chair of the board of directors of the combined company, and for TSYS to agree to an exchange ratio that resulted in TSYS shareholders owning 48% of the combined company.

Also at this meeting, TSYS senior management discussed with the TSYS board of directors the status of the various transaction workstreams, including the due diligence investigation, the results of TSYS’ and Global Payments’ ratings agencies meetings, based on which the combined company is expected to have an investment grade credit rating, and integration and communication planning. Representatives of Goldman Sachs and Greenhill also reviewed with the TSYS board of directors their respective preliminary financial analyses of the proposed transaction. Representatives of King & Spalding reviewed the key terms of the draft merger agreement with the TSYS board of directors, as well as their fiduciary duties in the context of a potential transaction. Following discussion, the TSYS board of directors instructed the TSYS management team and TSYS’ advisors to present the final terms of the proposed transaction for review and consideration at a meeting to be held on May 27, 2019.

From May 24 to May 27, 2019, TSYS’ and Global Payments senior management along with representatives of King & Spalding and Wachtell Lipton continued to negotiate and finalize the merger agreement, including the disclosure schedules to the merger agreement and other related matters.

On May 27, 2019, the Global Payments board of directors held a special telephonic meeting with members of Global Payments senior management and representatives of Wachtell Lipton, BofA Merrill Lynch and J.P. Morgan present. Prior to the meeting, the Global Payments board of directors had received copies of the merger agreement and related documents and a summary of the terms of the transaction, as well as presentation materials prepared by representatives of BofA Merrill Lynch and J.P. Morgan, and current relationship disclosures provided by each of BofA Merrill Lynch and J.P. Morgan regarding prior engagements between each of BofA Merrill Lynch and J.P. Morgan, respectively, and Global Payments and TSYS, and compensation received by each of BofA Merrill Lynch and J.P. Morgan, respectively, for prior services rendered to Global Payments and TSYS.

Mr. Sloan, together with Mr. Bready and members of the Global Payments senior management team, updated the board on the status of discussions with TSYS regarding a potential transaction. Representatives of each of BofA Merrill Lynch and J.P. Morgan reviewed with the Global Payments board of directors their respective financial analyses of the exchange ratio and answered questions regarding such analyses. Representatives of BofA Merrill Lynch then rendered to the Global Payments board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 27, 2019, that, as of such date and based upon and subject to various assumptions and limitations described in BofA Merrill Lynch’s written opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Global Payments. For a detailed discussion of BofA Merrill Lynch’s opinion, see the section entitled “—Opinions of Global Payments’ Financial Advisors—Opinion of BofA Merrill Lynch” beginning on page 74. Representatives of J.P. Morgan also rendered to the Global Payments board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 27, 2019, that, as of such date and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s written opinion, the exchange ratio was fair, from a financial point of view, to Global Payments. For a detailed discussion of J.P. Morgan’s opinion, see the section entitled “—Opinions of Global Payments’ Financial Advisors—Opinion of J.P. Morgan” beginning on page 85. Also at the meeting, representatives of Wachtell Lipton, together with Mr. Green, reviewed with the board the final terms of the merger agreement and related transaction documents, as well as the board’s fiduciary duties in the context of the proposed transaction, as they had previously done.

Following these discussions and the delivery of the presentations, and after careful review and discussion by the Global Payments board of directors, including consideration of the factors described below under the heading “The Merger—Global Payments’ Reasons for the Merger; Recommendation of Global Payments’ Board of Directors” beginning on page 70, the Global Payments board of directors unanimously determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interests of Global Payments and its shareholders, and approved the merger agreement and the transactions contemplated thereby.

On May 27, 2019, the TSYS board of directors held a special telephonic meeting with members of TSYS senior management and representatives of King & Spalding, Goldman Sachs and Greenhill present. Prior to the meeting, the TSYS board of directors had received copies of the merger agreement and related documents and a summary of the terms of the transaction, as well as presentation materials prepared by representatives of Goldman Sachs and Greenhill.

Representatives of each of Goldman Sachs and Greenhill reviewed with the TSYS board of directors their respective financial analyses of the transaction and answered questions regarding such analyses. Representatives of Goldman Sachs rendered to the TSYS board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 27, 2019, that, as of such date and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Global Payments and its affiliates) of shares of TSYS common stock. For a detailed discussion of Goldman Sachs’ opinion, see the section entitled “—Opinions of TSYS’ Financial Advisors—Opinion of Goldman Sachs” beginning on page 112. Representatives of Greenhill also rendered to the TSYS board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 27, 2019, that, as of such date and based upon and subject to the limitations and assumptions set forth in Greenhill’s written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of TSYS common stock. For a detailed discussion of Greenhill’s opinion, see the section entitled “—Opinions of TSYS’ Financial Advisors—Opinion of Greenhill” beginning on page 100. Also at the meeting, representatives of King & Spalding reviewed with the board the key terms of the draft merger agreement that had been negotiated between the parties. The TSYS board of directors also reviewed the compensation that may be payable to certain executives of TSYS as a result of the transaction. Representatives of Goldman Sachs and Greenhill also confirmed that there had been no changes to Goldman Sachs’ and Greenhill’s respective relationship disclosures as provided to the TSYS board of directors at the May 2, 2019 TSYS board of directors meeting.

Following these discussions and the delivery of the presentations, and after careful review and discussion by the TSYS board of directors, including consideration of the factors described below under the heading “The Merger—TSYS’ Reasons for the Merger; Recommendation of TSYS’ Board of Directors” beginning on page 96, the TSYS board of directors unanimously determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interests of TSYS and its shareholders, and approved the merger agreement and the transactions contemplated thereby.

On the evening of May 27, 2019, TSYS and Global Payments executed and delivered the merger agreement.

On the morning of May 28, 2019, the transaction was announced before the market opened in New York, New York.

Global Payments’ Reasons for the Merger; Recommendation of Global Payments’ Board of Directors

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the Global Payments board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with the Global Payments management, as well as Global Payments’ financial and legal advisors, and considered a number of factors, including the following material factors (which are presented below in no particular order and which were neither ranked nor weighted in any manner by the Global Payments board of directors):

•

each of Global Payments’, TSYS’, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the Global Payments board of directors considered TSYS’ financial condition, that TSYS’ business and operations complement those of Global Payments, and that the merger and the other transactions contemplated by the merger agreement would create the leading worldwide payments technology company with significant scale and an exceptional financial profile, including a more diversified balance sheet, revenue streams and overall business mix, than Global Payments on a stand-alone basis;

•

the strategic rationale for the merger, including the opportunity to further Global Payments’ position as the leading provider of technology-enabled, software-driven merchant payments solutions by substantially expanding Global Payments’ integrated payments and ecommerce and omnichannel solutions businesses in the United States and providing further opportunities for meaningful multinational omnichannel market share gains, the ability to expand into issuer solutions at scale through TSYS’ industry leading business, including the organic and inorganic growth opportunities expected to be realized through the combination of the issuing and acquiring businesses worldwide, and increasing Global Payments’ exposure to some of the fastest growing digital payments trends through TSYS’ issuer and consumer solutions businesses;

•

the Global Payments board of directors’ belief that TSYS’ earnings and prospects, and the synergies potentially available in the proposed merger, which included the Global Payments board of directors’ expectation that the merger will deliver at least $300 million of run-rate cost synergies and at least $100 million of run-rate revenue synergies over a three-year period, would create the opportunity for the combined company to have superior future earnings and prospects compared to Global Payments’ earnings and prospects on a stand-alone basis;

•

the complementary nature of the cultures of the two companies, including with respect to corporate purpose, strategic focus, target markets, client service and focus on innovation and people, and Global Payments management’s belief that the complementary cultures will facilitate the successful integration and implementation of the transaction;

•	the complementary nature of the products, customers and markets of the two companies, which Global Payments believes should provide the opportunity to mitigate risks and increase potential returns;

•

the diversified position of the combined company, which is expected to process in excess of 50 billion transactions annually in thirty-eight (38) countries physically and over one hundred (100) countries virtually, and serve nearly 3.5 million predominantly SMB merchant locations globally and over thirteen hundred (1,300) premier financial institutions, with an unmatched salesforce of over thirty-five hundred (3,500) sales and sales support professionals worldwide;

•

the Global Payments board of directors’ belief that the combined company will benefit from TSYS’ payment facilitation technologies and Global Payments’ extensive acquiring operations in thirty-one (31) countries outside the United States, which is expected to enable significant cross-sell opportunities for TSYS’ issuer solutions business internationally, while also providing additional access to faster growth markets;

•

the Global Payments board of directors’ expectation that the combined company will have the ability to leverage the scale and financial capabilities of the combined company to make additional investments in innovation and technology and to address competition and disruption in the payments and financial services industries and enhance customer offerings;

•

the pro forma financial profile of the combined company, including industry-leading organic growth and the expected approximately $2.5 billion of pro forma adjusted free cash flow, which is expected to provide flexibility to invest in innovation, pursue strategic acquisitions, and return capital to shareholders;

•	the terms and conditions of the merger agreement, including:

•

the provisions of the merger agreement setting forth the corporate governance of the combined company, including that Jeffrey S. Sloan would continue to serve as the Chief Executive Officer, M. Troy Woods would serve as Chairman, Kriss Cloninger III would serve as the Lead Independent Director, William I Jacobs would continue to serve as a member of the board of directors, Cameron M. Bready and Paul M. Todd would serve as executive officers, and the combined company’s board of directors would be comprised of an equal number of continuing Global Payments directors and continuing TSYS directors, each of which the Global Payments board of directors believes enhances the likelihood that the strategic benefits that Global Payments expects to achieve as a result of the merger will be realized;

•

the fact that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by TSYS shareholders as a result of possible increases or decreases in the trading price of TSYS or Global Payments’ stock following the announcement of the merger, which the Global Payments board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	the customary and reciprocal nature of the representations, warranties and covenants of Global Payments and TSYS in the merger agreement;

•

the flexibility permitted under the interim operating covenants which restrict the conduct of TSYS’ business prior to closing of the merger, and the fact that Global Payments is subject to substantially similar provisions;

•

the parties’ covenants to use their respective reasonable best efforts to obtain regulatory approvals, including the commitment of the parties to agree to divestitures or other remedies (other than divestitures or remedies that would reasonably be expected to be material and adverse to the combined company and its subsidiaries, taken as a whole, after giving effect to the merger, and including the projected synergies expected to result therefrom);

•

the deal protection and termination provisions of the merger agreement, including Global Payments’ right to receive the termination fee of $860 million if the merger agreement is terminated under certain circumstances, including (i) in the event that the TSYS board of directors no longer recommends that TSYS shareholders vote “FOR” the proposal to approve the merger agreement or (ii) in the event that TSYS breaches its no-shop or related covenants in any material respects; and

•

the review of the Global Payments board of directors, with the assistance of Global Payments’ advisors, of the terms and conditions of other recent comparable transactions and its overall belief that the terms of the merger agreement were consistent with market practice and in the best interest of Global Payments and its shareholders.

•

that holders of Global Payments as of immediately prior to the completion of the merger will hold, in the aggregate, approximately fifty-two percent (52%) of the fully diluted shares of the combined company immediately following the completion of the merger;

•

its understanding of the current and prospective environment in which Global Payments and TSYS operate, including national, international and local economic conditions and recent merger and acquisition activity in the industries in which Global Payments and TSYS operate, and the likely effect of these factors on Global Payments both with and without the merger;

•

historical information concerning each of Global Payments’ and TSYS’ respective business, financial condition, results of operations, earnings, trading prices, technology positions, management, competitive positions and prospects on a stand-alone basis and on a forecasted combined basis;

•	its review and discussions with Global Payments management concerning the due diligence examination of the operations, financial condition and prospects of TSYS;

•	that the combined company is anticipated to have a capital structure, balance sheet and capital allocation policy consistent with investment-grade debt ratings;

•	the effect of the merger on customers and employees of Global Payments;

•

the alternatives reasonably available to Global Payments, including an acquisition of or merger with another company or continuation on a stand-alone basis, and the potential value to Global Payments that might result from such alternatives, including the timing and likelihood of accomplishing and creating value in such alternatives, and the assessment of the Global Payments board of directors that none of these alternatives was reasonably likely to result in greater value for Global Payments than the merger;

•	its review with its outside legal advisor, Wachtell, Lipton, Rosen & Katz, of the terms of the merger agreement, including the tax treatment, deal protection and termination provisions;

•

the written opinions of each of BofA Merrill Lynch and J.P. Morgan, Global Payments’ financial advisors, to the Global Payments board of directors, to the effect that, as of May 27, 2019, based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the exchange ratio was fair, from a financial point of view, to Global Payments, as more fully described below in the section entitled “—Opinions of Global Payments’ Financial Advisors”;

•	the fact that the merger is intended to qualify as a reorganization for U.S. federal income tax purposes;

•	the fact that Global Payments obtained committed financing to potentially refinance certain indebtedness and pay other expenses in connection with the transaction; and

•

the likelihood that the merger would be completed, including after consideration of the risks related to certain conditions and regulatory approvals which will be required to complete the transactions contemplated by the merger agreement.

The Global Payments board of directors also considered the potential risks and negative factors related to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks and negative factors included:

•	the possibility of encountering difficulties in achieving anticipated synergies and savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully integrating TSYS’ business, operations and workforce with those of Global Payments;

•	the risk of losing key Global Payments or TSYS employees during the pendency of the merger and thereafter;

•	certain anticipated merger-related costs;

•	the risk that the requisite regulatory approvals or the requisite approval of the TSYS shareholders might not be obtained and, as a result, the merger may not be completed;

•

the risk that governmental entities may impose requirements on the combined company that may adversely affect the ability of the combined company to realize some of the expected benefits of the merger;

•	the diversion of management attention and resources from the operation of Global Payments’ business towards the completion of the merger;

•

the fact that certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging proposals for alternative transactions involving Global Payments, including: (i) the restriction on Global Payments’ ability to solicit proposals for alternative transactions; (ii) the requirement that the Global Payments board of directors submit the merger agreement to the Global Payments shareholders for approval in certain circumstances, even if it withdraws its recommendation for the merger; and (iii) the requirement that Global Payments pay a termination fee of $860 million to TSYS in certain circumstances following the termination of the merger agreement;

•	the terms of the merger agreement that restrict Global Payments’ ability to operate its business outside of the ordinary course before the closing of the merger;

•	the risk that, if TSYS pays Global Payments the $860 million termination fee pursuant to the merger agreement in certain circumstances following the termination of the merger agreement, such fee does not sufficiently compensate Global Payments for adverse effects arising out of the termination of the merger agreement;

•	the fees and costs associated with completing the merger; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 36 and 34, respectively.

The Global Payments board of directors considered all of the factors and concluded that the uncertainties, risks and potential negative factors relevant to the merger were outweighed by the potential benefits that it expected would be achieved as a result of the merger.

This discussion of the information and factors considered by the Global Payments board of directors includes the principal positive and negative factors considered by the Global Payments board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Global Payments board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, the Global Payments board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Rather, the Global Payments board of directors viewed its determination and recommendation as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Global Payments board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Global Payments board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 34.

In considering the recommendation of the Global Payments board of directors, you should be aware that certain directors and executive officers of Global Payments may have interests in the merger that are different from, or in addition to, interests of shareholders of Global Payments generally and may create potential conflicts of interest. The Global Payments board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Global Payments’ shareholders that they vote in favor of the Global Payments merger proposal. See the section entitled “The Merger—Interests of Global Payments Directors and Executive Officers in the Merger” beginning on page 127.

For the reasons set forth above, the Global Payments board of directors unanimously recommends that the holders of Global Payments common stock vote “FOR” the Global Payments merger proposal.

Opinions of Global Payments’ Financial Advisors

Opinion of BofA Merrill Lynch

Pursuant to an engagement letter dated May 27, 2019, Global Payments retained BofA Merrill Lynch as its financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Global Payments selected BofA Merrill Lynch to act as Global Payments’ financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Global Payments and its business.

On May 27, 2019, at a meeting of the Global Payments board of directors held to evaluate the merger, BofA Merrill Lynch delivered to the Global Payments board of directors an oral opinion, which was confirmed by delivery of a written opinion dated as of May 27, 2019, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Global Payments.

The full text of BofA Merrill Lynch’s written opinion to the Global Payments board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Global Payments board of directors for the benefit and use of the Global Payments board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Global Payments or in which Global Payments might engage or as to the underlying business decision of Global Payments to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any other matter.

In connection with rendering its opinion, BofA Merrill Lynch has, among other things:

(i)	reviewed certain publicly available business and financial information relating to TSYS and Global Payments;

(ii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of TSYS furnished to or discussed with BofA Merrill Lynch by the management of TSYS, including the financial forecasts relating to TSYS prepared by the management of TSYS as described in the section entitled “—Certain Unaudited Prospective Financial Information”, which we refer to in this “—Opinion of BofA Merrill Lynch” section as the TSYS management forecasts;

(iii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Global Payments furnished to or discussed with BofA Merrill Lynch by the management of Global Payments, including certain financial forecasts relating to Global Payments prepared by the management of Global Payments as described in “—Certain Unaudited Prospective Financial Information”, which we refer to in this “—Opinion of BofA Merrill Lynch” section as the Global Payments management forecasts;

(iv)

reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements anticipated by the management of Global Payments to result from the merger as described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Estimated Synergies Attributable to the Merger”, which we refer to in this “—Opinion of BofA Merrill Lynch” section as the synergies;

(v)

discussed the past and current business, operations, financial condition and prospects of TSYS with members of the senior managements of TSYS and Global Payments, and discussed the past and current business, operations, financial condition and prospects of Global Payments with members of senior management of Global Payments;

(vi)

discussed with the management of Global Payments its assessments as to (a) TSYS’ existing and future relationships, agreements and arrangements with, and Global Payments’ ability to retain, key customers, clients, service providers and employees of TSYS and (b) the products, services and technology of TSYS, including the validity of, risks associated with, and the integration by Global Payments of, such products, services and technology;

(vii)	reviewed the potential pro forma financial impact of the merger on the future financial performance of Global Payments, including the potential effect on Global Payments’ estimated earnings per share;

(viii)

reviewed the trading histories for TSYS common stock and Global Payments common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(ix)	compared certain financial and stock market information of TSYS and Global Payments with similar information of other companies BofA Merrill Lynch deemed relevant;

(x)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(xi)	reviewed the relative financial contributions of TSYS and Global Payments to the future financial performance of the combined company on a pro forma basis;

(xii)	reviewed the merger agreement; and

(xiii)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Global Payments and TSYS that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the TSYS management forecasts, BofA Merrill Lynch was advised by TSYS, and assumed, with the consent of Global Payments, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of TSYS as to the future financial performance of TSYS, and accordingly BofA Merrill Lynch relied, at the direction of Global Payments, on the TSYS management forecasts for purposes of its opinion. With respect to the Global Payments management forecasts and the synergies, BofA Merrill Lynch assumed, at the direction of Global Payments, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Global Payments as to the future financial performance of Global Payments and the other matters covered thereby. BofA Merrill Lynch relied, at the direction of Global Payments, on the assessments of the management of Global Payments as to Global Payments’ ability to achieve the synergies and was advised by Global Payments, and assumed, that the synergies would be realized in the amounts and at the times projected. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TSYS or Global Payments, nor did it make any physical inspection of the properties or assets of TSYS or Global Payments. BofA Merrill Lynch did not evaluate the solvency or fair value of TSYS or Global Payments under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch relied, at the direction of Global Payments, on the assessments of the management of Global Payments as to TSYS’ existing and future relationships, agreements and arrangements with, and Global Payments’ ability to retain, key customers, clients, service providers and employees of TSYS and assumed, at the direction of Global Payments, that the merger will not adversely impact TSYS’ relationships, agreements or arrangements with such customers, clients, service providers and employees in any respect material to its analyses or opinion. BofA Merrill Lynch also relied, at the direction of Global Payments, on the assessments of the management of Global Payments as to the products, services and technology of TSYS, including the validity of, risks associated with, and the integration by Global Payments of, such products, services and technology. BofA Merrill Lynch assumed, at the direction of Global Payments, that the merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on TSYS, Global Payments or the contemplated benefits of the merger, in each case, in any respect material to its analyses or opinion. BofA Merrill Lynch also assumed, at the direction of Global Payments, that the merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

BofA Merrill Lynch expressed no opinion or view as to any terms or other aspects of the merger (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, to Global Payments of the exchange ratio and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Global Payments or in which Global Payments might engage or as to the underlying business decision of Global Payments to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion as to what the value of Global Payments common stock actually would be when issued or the prices at which Global Payments common stock or TSYS common stock would trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any related matter.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch. Except as described in this summary, Global Payments imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

The discussion set forth below in the sections entitled “Summary of Material TSYS Financial Analyses”, “Summary of Material Global Payments Financial Analyses” and “Summary of Material Relative Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Global Payments board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Summary of Material TSYS Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for TSYS and the following six (6) publicly traded companies in the payments and payment processing industry:

•	Fidelity National Information Services, Inc.

•	Fiserv, Inc.

•	Worldpay, Inc.

•	Global Payments Inc.

•	Jack Henry & Associates, Inc.

•	EVO Payments, Inc.

BofA Merrill Lynch additionally reviewed publicly available financial and stock market information for the following two (2) publicly traded companies in the global payments industry:

•	Visa Inc.

•	Mastercard Incorporated

BofA Merrill Lynch reviewed, among other things, the equity values, based on closing stock prices of the selected publicly traded companies as of May 24, 2019 (the last trading day prior to the public announcement of the merger) with respect to Fidelity National Information Services, Inc., Fiserv, Inc., Jack Henry & Associates, Inc., EVO Payments, Inc., Visa Inc., and Mastercard Incorporated, as of May 23, 2019 (the last trading day prior to public reports that Global Payments Inc. and TSYS may be considering a transaction) with respect to Global Payments Inc. and as of March 15, 2019 (the last trading day prior to the public announcement of a transaction with Fidelity National Information Services, Inc.) with respect to Worldpay, Inc., in each case as a multiple of calendar year 2019 and calendar year 2020 estimated earnings per share (adjusted by excluding acquisition-related intangible amortization expenses, stock-based compensation and one-time charges, net of tax benefit related to such items), which we refer to in this “—Summary of Material TSYS Financial Analyses” section as adjusted EPS. The overall low to high calendar year 2019 estimated adjusted EPS multiples observed for selected publicly traded companies were 17.6x to 50.5x (with a mean of 28.6x and a median of 26.4x), and the overall low to high calendar year 2020 estimated adjusted EPS multiples observed for the selected publicly traded companies were 16.0x to 39.6x (with a mean of 24.4x and a median of 22.7x). BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices as of May 24, 2019 with respect to Fidelity National Information Services, Inc., Fiserv, Inc., Jack Henry & Associates, Inc., EVO Payments, Inc., Visa Inc., and Mastercard Incorporated, as of May 23, 2019 with respect to Global Payments Inc. and as of March 15, 2019 with respect to Worldpay, Inc., plus debt and less cash, in each case as a multiple of calendar year 2019 and calendar year 2020 estimated EBITDA (adjusted by excluding stock-based compensation expense and one-time charges), which we refer to in this “—Summary of Material TSYS Financial Analyses” section as adjusted EBITDA. The overall low to high calendar year 2019 adjusted EBITDA multiples observed for selected publicly traded companies were 13.7x to 24.7x (with a mean of 18.6x and a median of 18.3x), and the overall low to high calendar year 2020 adjusted EBITDA multiples observed for selected publicly traded companies were 12.8x to 21.4x (with a mean of 16.7x and a median of 16.2x). Results of this analysis were presented for the selected companies, as indicated in the following table:

Company	2019E EV/Adj. EBITDA	2020E EV/Adj. EBITDA	2019E P/Adj. EPS	2020E P/Adj. EPS
Fidelity National Information Services, Inc.	16.1x	14.8x	20.8x	18.4x
Fiserv, Inc.	13.7x	12.8x	17.6x	16.0x
Worldpay, Inc.	17.8x	15.8x	21.2x	18.1x
Global Payments, Inc.	17.3x	15.5x	24.5x	21.0x
Jack Henry & Associates, Inc.	19.4x	17.7x	33.7x	30.3x
EVO Payments, Inc.	18.8x	16.6x	50.5x	39.6x
Visa Inc.	21.4x	19.0x	28.3x	24.4x
Mastercard Incorporated	24.7x	21.4x	32.3x	27.4x

BofA Merrill Lynch then applied calendar year 2019 adjusted EPS multiples of 20.0x to 24.0x, which were selected based on the above analysis and on BofA Merrill Lynch’s professional judgment and experience, to TSYS’ calendar year 2019 estimated adjusted EPS of $4.83, and applied calendar year 2020 adjusted EPS multiples of 17.5x to 21.0x, which were selected based on the above analysis and on BofA Merrill Lynch’s professional judgment and experience, to TSYS’ calendar year 2020 estimated adjusted EPS of $5.48. BofA Merrill Lynch also applied calendar year 2019 adjusted EBITDA multiples of 14.0x to 17.0x, which were selected based on the above analysis and on BofA Merrill Lynch’s professional judgment and experience, to TSYS’ calendar year 2019 estimated adjusted EBITDA of $1,482 million, and applied calendar year 2020 adjusted EBITDA multiples of 13.0x to 15.5x, which were selected based on the above analysis and on BofA

Merrill Lynch’s professional judgment and experience, to TSYS’ calendar year 2020 estimated adjusted EBITDA of $1,619 million. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of TSYS were based on the TSYS management forecasts. These analyses indicated the following approximate implied per share equity value reference ranges for TSYS (rounded to the nearest $0.25), as compared to the per share price of TSYS common stock implied by the exchange ratio:

	Implied Per Share Equity Value Reference Ranges for TSYS			Per Share Price Implied by Exchange Ratio
2019E P/Adj. EPS	2020E P/Adj. EPS	2019E EV/Adj. EBITDA	2020E EV/Adj. EBITDA
$96.50–$116.00	$96.00–$115.25	$96.00–$120.75	$97.75–$120.00	$119.86

No company used in this analysis is identical or directly comparable to TSYS. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which TSYS was compared.

Selected Transaction Multiples Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to thirteen (13) selected transactions involving companies in the payments and payment processing industries. BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s estimated adjusted EBITDA, for the twelve (12) months preceding the announcement date of the relevant transaction, which we refer to as LTM adjusted EBITDA, and (except with respect to the Vantiv, Inc./Mercury Payment Systems Inc. transaction, for which such data was not available) for the twelve (12) months following the announcement date of the relevant transaction, which we refer to as NTM adjusted EBITDA. Results of this analysis are presented in the following table:

Announcement Date	Acquirer	Target	LTM EV/Adj. EBITDA	NTM EV/Adj. EBITDA
03/18/19	Fidelity National Information Services, Inc.	Worldpay, Inc.	22.9x	20.3x
01/16/19	Fiserv, Inc.	First Data Corporation	13.1x	12.5x
01/16/18	Silver Lake & P2 Capital Partners	Blackhawk Network Holdings, Inc.	17.2x	12.0x
09/25/17	Hellman & Friedman LLC	Nets A/S	14.3x	13.4x
08/04/17	The Blackstone Group L.P.	Paysafe Group plc	12.5x	11.4x
07/04/17	Vantiv, Inc.	Worldpay Group plc	18.3x	17.1x
05/29/17	First Data Corporation	CardConnect Corp.	19.8x	16.0x
01/26/16	Total System Services, Inc.	TransFirst, Inc.	16.1x	13.8x
12/15/15	Global Payments, Inc.	Heartland Payment Systems, Inc.	18.8x	16.2x
10/13/14	Vista Equity Partners	TransFirst, Inc.	12.6x	10.6x
05/12/14	Vantiv, Inc.	Mercury Payment Systems LLC	17.8x	N/A
02/19/13	Total System Services, Inc.	NetSpend Holdings, Inc.	14.8x	11.6x
04/02/07	Kohlberg Kravis Roberts & Co.	First Data Corporation	13.8x	13.0x

The overall low to high estimated LTM adjusted EBITDA multiples for the selected transactions were 12.5x to 22.9x (with a mean of 16.3x and a median of 16.1x) and the overall low to high estimated NTM adjusted EBITDA multiples for the selected transactions were 10.6x to 20.3x (with a mean of 14.0x and a median of 13.2x), respectively. BofA Merrill Lynch then applied LTM adjusted EBITDA multiples of 15.0x to 19.0x, and NTM adjusted EBITDA multiples of 13.0x to 17.0x, which in each case were selected based on the above analysis and on BofA Merrill Lynch’s professional judgment and experience, to, respectively, the estimated LTM adjusted EBITDA for TSYS as of March 31, 2019 of $1,397 million and the estimated NTM adjusted EBITDA for TSYS as of March 31, 2019 of $1,518 million, in each case, to calculate indicative enterprise values, from which BofA Merrill Lynch then subtracted net debt as of April 30, 2019 of $3,536 million to derive indicative equity values. Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of TSYS were based on the TSYS management forecasts. These analyses indicated the following approximate implied per share equity value reference ranges for TSYS (rounded to the nearest $0.25), as compared to the per share price of TSYS common stock implied by the exchange ratio:

Implied Per Share Equity Value Reference Ranges for TSYS		Per Share Price Implied by Exchange Ratio
LTM EV/Adj. EBITDA	NTM EV/Adj. EBITDA
$97.25 - $128.25	$90.50 - $124.00	$119.86

For purposes of this analysis, BofA Merrill Lynch selected the transactions that BofA Merrill Lynch considered most relevant to its analysis due to the similarity of their participants, size and other factors and identified a number of transactions that were, in its judgment, sufficient to permit BofA Merrill Lynch to conduct its analysis; BofA Merrill Lynch did not, however, attempt to identify all transactions that may be similar to the merger. No company, business or transaction used in this analysis is identical or directly comparable to TSYS or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which TSYS and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of TSYS to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that TSYS was forecasted to generate from March 31, 2019 through fiscal year 2024 based on the TSYS management forecasts. BofA Merrill Lynch calculated terminal values for TSYS by extrapolating TSYS’ normalized unlevered free cash flow at perpetuity growth rates of 2.75% to 3.25%, which perpetuity growth rates were selected based on BofA Merrill Lynch’s professional judgment and experience. The cash flows and terminal values were then discounted to present value as of March 31, 2019, assuming a mid-year convention, using discount rates ranging from 7.0% to 9.0%, which were based on an estimate of TSYS’ weighted average cost of capital, derived using the capital asset pricing model and BofA Merrill Lynch’s professional judgment and experience. From the resulting enterprise values, BofA Merrill Lynch deducted net debt as of March 31, 2019 of $3,549 million to derive equity values. This analysis indicated the following approximate implied per share equity value reference ranges for TSYS (rounded to the nearest $0.25) as compared to the per share price of TSYS common stock implied by the exchange ratio:

Implied Per Share Equity Value Reference Range for TSYS	Per Share Price Implied by Exchange Ratio
$92.75 - $164.00	$119.86

Summary of Material Global Payments Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Global Payments and the following five (5) publicly traded companies in the payments and payment processing industry:

•	Fidelity National Information Services, Inc.

•	Fiserv, Inc.

•	Worldpay, Inc.

•	Total System Services, Inc.

•	EVO Payments, Inc.

BofA Merrill Lynch additionally reviewed publicly available financial and stock market information for the following two publicly traded companies in the global payments industry:

•	Visa Inc.

•	Mastercard Incorporated

BofA Merrill Lynch reviewed, among other things, the equity values, based on the closing stock prices of the selected publicly traded companies as of May 24, 2019 (the last trading day prior to the public announcement of the merger) with respect to Fidelity National Information Services, Inc., Fiserv, Inc., EVO Payments, Inc., Visa Inc., and Mastercard Incorporated, as of May 23, 2019 (the last trading day prior to public reports that Total System Services, Inc. and Global Payments may be considering a transaction) with respect to Total System Services, Inc. and as of March 15, 2019 (the last trading day prior to the public announcement of a transaction with Fidelity National Information Services, Inc.) with respect to Worldpay, Inc., in each case as a multiple of calendar year 2019 and calendar year 2020 estimated earnings per share (adjusted by excluding acquisition-related intangible amortization expenses, stock-based compensation and one-time charges, net of tax benefit related to such items), which we refer to in this “—Summary of Material Global Payments Financial Analyses” section as adjusted EPS. The overall low to high calendar year 2019 estimated adjusted EPS multiples observed for selected publicly traded companies were 17.6x to 50.5x (with a mean of 27.3x and a median of 21.2x), and the overall low to high calendar year 2020 estimated adjusted EPS multiples observed for selected publicly traded companies were 16.0x to 39.6x (with a mean of 23.1x and a median of 18.4x). BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices as of May 24, 2019 with respect to Fidelity National Information Services, Inc., Fiserv, Inc., EVO Payments, Inc., Visa Inc., and Mastercard Incorporated, as of May 23, 2019 with respect to Total System Services, Inc. and as of March 15, 2019 with respect to Worldpay, Inc., plus debt and less cash, in each case as a multiple of calendar year 2019 and calendar year 2020 estimated EBITDA (adjusted by excluding stock-based compensation expense and one-time charges), which we refer to in this “—Summary of Material Global Payments Financial Analyses” section as adjusted EBITDA. The overall low to high calendar year 2019 adjusted EBITDA multiples observed for selected publicly traded companies were 13.7x to 24.7x (with a mean of 18.1x and a median of 17.8x), and the overall low to high calendar year 2020 adjusted EBITDA multiples observed for selected publicly traded companies were 12.8x to 21.4x (with a mean of 16.2x and a median of 15.8x). Results of this analysis were presented for the selected companies, as indicated in the following table:

Company	2019E EV/Adj. EBITDA	2020E EV/Adj. EBITDA	2019E P/Adj. EPS	2020E P/Adj. EPS
Fidelity National Information Services, Inc.	16.1x	14.8x	20.8x	18.4x
Fiserv, Inc.	13.7x	12.8x	17.6x	16.0x
Worldpay, Inc.	17.8x	15.8x	21.2x	18.1x
Total System Services, Inc.	14.5x	13.3x	20.4x	17.9x
EVO Payments, Inc.	18.8x	16.6x	50.5x	39.6x
Visa Inc.	21.4x	19.0x	28.3x	24.4x
Mastercard Incorporated	24.7x	21.4x	32.3x	27.4x

BofA Merrill Lynch then applied calendar year 2019 adjusted EPS multiples of 21.0x to 25.5x, which were selected based on the above analysis and on BofA Merrill Lynch’s professional judgment and experience, to Global Payments’ calendar year 2019 estimated adjusted EPS of $5.89, and applied calendar year 2020 adjusted EPS multiples of 18.0x to 21.5x, which were selected based on the above analysis and on BofA Merrill Lynch’s professional judgment and experience, to Global Payments’ calendar year 2020 estimated adjusted EPS of $6.90. BofA Merrill Lynch also applied calendar year 2019 adjusted EBITDA multiples of 16.0x to 18.0x, which were selected based on the above analysis and on BofA Merrill Lynch’s professional judgment and experience, to Global Payments’ calendar year 2019 estimated EBITDA (adjusted by excluding stock-based compensation and one-time charges) of $1,697 million, and applied calendar year 2020 adjusted EBITDA multiples of 14.0x to 16.0x, which were selected based on the above analysis and on BofA Merrill Lynch’s professional judgment and experience, to Global Payments’ calendar year 2020 estimated EBITDA (adjusted by excluding stock-based compensation and one-time charges) of $1,892 million. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Global Payments were based on the Global Payments management forecasts. These analyses indicated the following approximate implied per share equity value reference ranges for Global Payments (rounded to the nearest $0.25) as compared to the closing price of Global Payments common stock on May 23, 2019:

Implied Per Share Equity Value Reference Ranges for Global Payments				Closing Trading Price of Global Payments Common Stock on May 23, 2019
2019E P/Adj. EPS	2020E P/Adj. EPS	2019E EV/Adj. EBITDA	2020E EV/Adj. EBITDA
$123.75–$150.25	$124.25–$148.50	$140.50–$162.00	$136.25–$160.25	$147.96

No company used in this analysis is identical or directly comparable to Global Payments. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Global Payments was compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Global Payments to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that Global Payments was forecasted to generate from March 31, 2019 through fiscal year 2023 based on the Global Payments management forecasts. BofA Merrill Lynch calculated terminal values for Global Payments by extrapolating Global Payments’ normalized unlevered free cash flow at perpetuity growth rates of 3.00% to 3.50%, which perpetuity growth rates were selected based on BofA Merrill Lynch’s professional judgment and experience. The cash flows and terminal values were then discounted to present value as of March 31, 2019, assuming a mid-year convention, using discount rates ranging from 7.50% to 9.50%, which were based on an estimate of Global Payments’ weighted average cost of capital, derived using the capital asset pricing model and BofA Merrill Lynch’s professional judgment and experience. From the resulting enterprise values, BofA Merrill Lynch deducted net debt as of March 31, 2019 of $5,041 million to derive equity values. This analysis indicated the following approximate implied per share equity value reference ranges for Global Payments (rounded to the nearest $0.25) as compared to the closing price of Global Payments common stock on May 23, 2019:

Implied Per Share Equity Value Reference Range for Global Payments	Closing Trading Price of Global Payments Common Stock on May 23, 2019
$130.75–$228.00	$147.96

Summary of Material Relative Financial Analyses.

Implied Exchange Ratio Analyses. Utilizing the implied per share equity value reference ranges derived for TSYS and Global Payments described above by dividing the low endpoint and the high endpoint of the per share equity reference range derived for TSYS by the high endpoint and the low endpoint of the per share equity reference range derived for Global Payments, respectively, without taking into account the potential pro forma financial effect of cost savings, BofA Merrill Lynch calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Ranges				Discounted Cash Flow	Merger Exchange Ratio
2019E P/Adj. EPS	2020E P/Adj. EPS	2019E EV/Adj. EBITDA	2019E EV/Adj. EBITDA
0.6423x–0.9374x	0.6465x–0.9276x	0.5926x–0.8594x	0.6100x–0.8807x	0.4068x–1.2543x	0.8101x

Has/Gets Analysis. BofA Merrill Lynch performed a has/gets analysis to calculate the theoretical change in value for Global Payments shareholders resulting from the merger based on a comparison of (i) the pro forma ownership by Global Payments shareholders of the combined company following the merger, and (ii) the 100% ownership by Global Payments shareholders of the Global Payments common stock on a stand-alone basis. For Global Payments on a stand-alone basis, BofA Merrill Lynch used the reference range obtained in its discounted cash flow analysis described above under “—Summary of Material Global Payments Financial Analyses—Discounted Cash Flow Analysis.” BofA Merrill Lynch then performed the same analysis with respect to the combined company on a pro forma basis, taking into account the synergies and other pro forma effects of the merger. For the pro forma analysis, BofA Merrill Lynch used, as applicable, the same ranges of perpetuity growth rates and discount rates as it had used for its analyses of Global Payments and TSYS on a stand-alone basis. This analysis yielded the following implied per share equity value reference ranges for Global Payments common stock on a stand-alone basis and for the combined company:

Per Share Equity Value Reference Ranges for Global Payments Common Stock
Stand-Alone	$130.75–$228.00
Pro Forma	$134.35–$236.65

Other Factors.    BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s material financial analyses with respect to its opinion but were presented for reference purposes only, including, among other things, the following:

•

BofA Merrill Lynch reviewed the potential pro forma financial effect of the merger on Global Payments’ calendar years 2020 through 2022 estimated adjusted EPS, taking into account the synergies and other pro forma effects of the merger, which indicated, based on the exchange ratio and the relative pro forma ownership of the combined company following the merger, that the merger could be accretive to Global Payments’ estimated adjusted EPS for calendar years 2020 through 2022. Estimated financial data of Global Payments were based on the Global Payments management forecasts, estimated financial data of TSYS were based on the TSYS management forecasts, and the pro forma effects of the merger were based on information provided by Global Payments management, including the synergies. The actual results achieved by the combined company may vary from projected results and the variations may be material.

•

BofA Merrill Lynch reviewed the implied per share equity value reference ranges derived for TSYS and Global Payments from the price per share of TSYS common stock and the price per share of Global Payments common stock, respectively, for each day of the 52-week period ending May 23, 2019, which reference ranges were used to calculate a range of implied exchange ratios of 0.6638x to 0.8330x, as compared to the exchange ratio provided for in the merger of 0.8101x.

•

BofA Merrill Lynch reviewed the historical closing prices of TSYS common stock during the one-year period ended May 23, 2019, which ranged from $75.58 to $102.67, as compared to the closing price per share of TSYS common stock of $99.62 on May 23, 2019 and an implied price of $119.86 based on the exchange ratio; and the historical closing prices of Global Payments common stock during the one-year period ended May 23, 2019, which ranged from $94.81 to $152.24, as compared to the closing price per share of Global Payments common stock of $147.96 on May 23, 2019.

•

BofA Merrill Lynch reviewed the publicly available financial analyst perspectives on (i) TSYS, which generally indicated low to high price targets of TSYS common stock of approximately $92.00 to $120.00 and (ii) Global Payments, which generally indicated low to high price targets of Global Payments common stock of approximately $105.00 to $182.00.

Miscellaneous.

As noted above, the discussion set forth above in the sections entitled “—Summary of Material TSYS Financial Analyses,” “—Summary of Material Global Payments Financial Analyses” and “—Summary of Material Relative Financial Analyses” is a summary of the material financial analyses presented by BofA Merrill Lynch to the Global Payments board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Global Payments and TSYS. The estimates of the future performance of Global Payments and TSYS in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, to Global Payments of the exchange ratio and were provided to the Global Payments board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Global Payments or TSYS.

The type and amount of consideration payable in the merger was determined through negotiations between Global Payments and TSYS, rather than by any financial advisor, and was approved by the Global Payments board of directors. The decision to enter into the merger agreement was solely that of the Global Payments board of directors and TSYS’ board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Global Payments board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Global Payments board of directors or management with respect to the merger or the exchange ratio provided for in the merger.

Global Payments has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee of $25 million, $2 million of which was payable upon the rendering of the opinion and the remainder of which is contingent upon consummation of the merger. BofA Merrill Lynch may also receive a fee from Global Payments in the event that Global Payments receives a break-up fee in connection with the termination of or other failure to consummate the merger. BofA Merrill Lynch and certain of its affiliates also are participating in the financing for the merger, for which services BofA Merrill Lynch and such affiliates will receive fees, contingent upon consummation of the merger, estimated to be approximately $14 to $17 million, and which services may include acting as an administrative agent, arranger, bookrunner, underwriter, initial purchaser, placement agent and/or lender, as applicable, in connection with new senior credit facilities or offerings of debt or equity securities of Global Payments. Global Payments also has agreed to reimburse BofA Merrill Lynch for certain expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Global Payments, TSYS and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Global Payments and have received or in the future may receive compensation for the rendering of these services, including having acted as financial advisor to Global Payments in connection with certain acquisition transactions, having acted or acting as an administrative agent, co-lead arranger and bookrunner for, and as a lender (including a swing-line and letter of credit lender) to Global Payments in connection with certain term loans and/or credit facilities and having provided or providing certain treasury management services and products to Global Payments. From May 1, 2017 through April 30, 2019, BofA Merrill Lynch and its affiliates derived aggregate revenues from Global Payments and its affiliates of approximately $30 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to TSYS and have received or in the future may receive compensation for the rendering of these services, including having acted as financial advisor to TSYS in connection with an acquisition transaction, having acted or acting as an administrative agent for, and as a lender (including letter of credit lender) to TSYS in connection with certain term loans and/or credit facilities, having acted as a bookrunning manager for an accelerated share repurchase and as a joint bookrunner for a capital markets transaction by TSYS and having provided or providing certain derivatives trading services and treasury management services and products to TSYS. From May 1, 2017 through April 30, 2019, BofA Merrill Lynch and its affiliates derived aggregate revenues from TSYS and its affiliates of approximately $21 million for investment and corporate banking services.

Opinion of J.P. Morgan

Pursuant to an engagement letter dated May 27, 2019, Global Payments retained J.P. Morgan as its financial advisor in connection with the merger.

At the meeting of the Global Payments board of directors on May 27, 2019, J.P. Morgan rendered its oral opinion to the Global Payments board of directors, confirmed by delivery of a written opinion dated May 27, 2019, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio was fair, from a financial point of view, to Global Payments. The full text of the written opinion of J.P. Morgan dated May 27, 2019, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Global Payments’ shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Global Payments board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the exchange ratio and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Global Payments or as to the underlying decision by Global Payments to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any shareholder of Global Payments as to how such shareholder should vote with respect to the merger or any other matter.

In connection with preparing its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning Global Payments and TSYS and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of Global Payments and TSYS with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Global Payments common stock and TSYS common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by the managements of Global Payments and TSYS relating to their respective businesses as described in “The Merger—Certain Unaudited Prospective Financial Information”, which we refer to in this “—Opinion of J.P. Morgan” section as the Global Payments management forecasts and the TSYS management forecasts, respectively, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the merger, as described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Estimated Synergies Attributable to the Merger”, which we refer to in this “—Opinion of J.P. Morgan” section as the synergies; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of TSYS and Global Payments with respect to certain aspects of the merger, and the past and current business operations of TSYS and Global Payments, the financial condition and future prospects and operations of TSYS and Global Payments, the effects of the merger on the financial condition and future prospects of Global Payments, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by TSYS and Global Payments or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume any obligation to undertake any such independent verification) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of TSYS or Global Payments under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergies, J.P. Morgan assumed at the direction of Global Payments with respect to the TSYS management forecasts and the Global Payments management forecasts, that such analyses and forecasts were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of TSYS and Global Payments to which such analyses or forecasts relate. For purposes of its opinion, J.P. Morgan relied, at the direction of Global Payments, on the TSYS management forecasts and the Global Payments management forecasts and on the assessment of Global Payments management as to Global Payments’ ability to achieve the synergies, and J.P. Morgan was additionally advised by Global Payments and assumed that the synergies would be realized in the amounts and at the times projected. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by Global Payments and TSYS in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Global Payments with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on TSYS or Global Payments or on the contemplated benefits of the merger in any respect material to its analysis.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to Global Payments of the exchange ratio in the merger, and J.P. Morgan has expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Global Payments or as to the underlying decision by Global Payments to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the exchange ratio in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which TSYS common stock or Global Payments common stock will trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between Global Payments and TSYS, and the decision to enter into the merger agreement was solely that of the Global Payments board of directors and the TSYS board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Global Payments board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Global Payments board of directors or management with respect to the proposed merger or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Global Payments board of directors on May 27, 2019 and the presentation delivered to the Global Payments board of directors on such date. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with the rendering of such opinion and presentation and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

TSYS Analysis

Selected Publicly Traded Companies Analysis.

J.P. Morgan reviewed publicly available financial and stock market information for TSYS and the following seven (7) publicly traded companies in the payments and payment processing industry:

•	Fidelity National Information Services, Inc.

•	Fiserv, Inc.

•	Worldpay, Inc.

•	Global Payments Inc.

•	Jack Henry & Associates, Inc.

•	EVO Payments, Inc.

•	First Data Corporation

J.P. Morgan additionally reviewed publicly available financial and stock market information for the following two (2) publicly traded companies in the global payments industry:

•	Visa Inc.

•	Mastercard Incorporated

None of the selected companies reviewed is identical to TSYS and certain of these companies may have characteristics that are materially different from that of TSYS. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect TSYS. For each of Fidelity National Information Services, Inc., Fiserv, Inc., Jack Henry & Associates, Inc., EVO Payments, Inc., Visa, Inc. and Mastercard Incorporated, publicly available financial information was measured as of May 24, 2019 (the last trading day prior to the public announcement of the merger); for Global Payments Inc., publicly available financial information was measured as of May 23, 2019 (the last trading day prior to public reports that Global Payments Inc. and TSYS may be considering a transaction); for Worldpay, Inc., publicly available financial information was measured as of March 15, 2019 (the last trading day prior to the public announcement of a transaction with Fidelity National Information Services, Inc.); and for First Data Corporation, publicly available financial information was measured as of January 15, 2019 (the last trading day prior to the public announcement of a transaction with Fiserv, Inc.). With respect to the selected companies, the information J.P. Morgan presented included the multiple of enterprise value to estimates of calendar year 2019 and calendar year 2020 EBITDA (adjusted by excluding stock-based compensation expense and one-time charges) for the applicable company, which we refer to in this “—TSYS Analysis” section as EV/Adj. EBITDA. With respect to the selected companies, J.P. Morgan also presented information that included the multiple of share price to estimates of calendar year 2019 and calendar year 2020 earnings per share (adjusted by excluding acquisition-related intangible amortization expenses, stock-based compensation and one-time charges, net of tax benefit related to such items), which we refer to in this “—TSYS Analysis” section as P/Adj. EPS. Results of this analysis were presented for the selected companies, as indicated in the following table:

Company	2019E EV/Adj. EBITDA	2020E EV/Adj. EBITDA	2019E P/Adj. EPS	2020E P/Adj. EPS
Fidelity National Information Services, Inc.	16.1x	14.8x	20.8x	18.4x
Fiserv, Inc.	13.7x	12.8x	17.6x	16.0x
Worldpay, Inc.	17.8x	15.8x	21.2x	18.1x
Global Payments, Inc.	17.3x	15.5x	24.5x	21.0x
Jack Henry & Associates, Inc.	19.4x	17.7x	33.7x	30.3x
EVO Payments, Inc.	18.8x	16.6x	50.5x	39.6x
First Data Corporation	10.7x	9.9x	11.1x	9.7x
Visa Inc.	21.4x	19.0x	28.3x	24.4x
Mastercard Incorporated	24.7x	21.4x	32.3x	27.4x

Based on the above analysis and on J.P. Morgan’s professional judgment and experience, J.P. Morgan selected a calendar year 2019 EV/Adj. EBITDA reference range of 14.0x to 17.0x and a calendar year 2020 EV/Adj. EBITDA reference range of 13.0x to 15.5x. J.P. Morgan then applied that range to TSYS’ 2019 estimated EBITDA (adjusted by excluding stock-based compensation expense and one-time charges) of $1,482 million, and TSYS’ 2020 estimated EBITDA (adjusted by excluding stock-based compensation expense and one-time charges) of $1,619 million, to derive implied per share price ranges of TSYS common stock. The analysis indicated a range of implied equity values per share for TSYS common stock (rounded to the nearest $0.25) of approximately $96.00 to $120.75 per share for calendar year 2019, and approximately $97.75 to $120.00 for calendar year 2020, as compared to the closing price per share of TSYS common stock as of May 23, 2019 of $99.62 and an implied price of $119.86 based on the exchange ratio.

Based on the above analysis and J.P. Morgan’s professional judgment and experience, J.P. Morgan selected a calendar year 2019 P/Adj. EPS reference range of 19.5x to 21.5x and a calendar year 2020 P/Adj. EPS reference range of 17.5x to 19.0x. J.P. Morgan then applied that range to TSYS’ 2019 estimated earnings per share (adjusted by excluding the acquisition-related intangible amortization expenses, stock-based compensation and one-time charges, net of tax benefit related to such items) of $4.83, and TSYS’ 2020 estimated earnings per share (adjusted by excluding the acquisition-related intangible amortization expenses, stock-based compensation and one-time charges, net of tax benefit related to such items) of $5.48, to derive implied per share price ranges of

TSYS common stock. This analysis indicated a range of implied equity values per share for TSYS common stock (rounded to the nearest $0.25) of approximately $94.25 to $103.75 per share for calendar year 2019, and approximately $96.00 to $104.25 per share for calendar year 2020, in each case, as compared to the closing price per share of TSYS common stock as of May 23, 2019 of $99.62 and an implied price of $119.86 based on the exchange ratio.

Selected Transaction Multiples Analysis.

Using publicly available information, J.P. Morgan examined thirteen (13) selected transactions in the payments and payment processing industries. For purposes of this analysis, J.P. Morgan selected the transactions that J.P. Morgan considered most relevant to its analysis due to the similarity of their participants, size and other factors and identified a number of transactions that were, in its judgment, sufficient to permit J.P. Morgan to conduct its analysis; J.P. Morgan did not, however, attempt to identify all transactions that may be similar to the merger. The table below lists each such transaction; the transaction-implied multiple of last-12-month EBITDA (adjusted by excluding stock-based compensation expense and one-time charges), which we refer to in this “—TSYS Analysis” section as LTM EV/Adj. EBITDA; and (except with respect to the Vantiv, Inc./Mercury Payment Systems Inc. transaction, for which such data was not available) the transaction-implied multiple of next-12-month EBITDA (adjusted by excluding stock-based compensation expense and one-time charges), which we refer to in this “—TSYS Analysis” section as NTM EV/Adj. EBITDA:

Announcement Date	Acquirer	Target	LTM EV/Adj. EBITDA	NTM EV/Adj. EBITDA
03/18/19	Fidelity National Information Services, Inc.	Worldpay, Inc.	22.9x	20.3x
01/16/19	Fiserv, Inc.	First Data Corporation	13.1x	12.5x
01/16/18	Silver Lake & P2 Capital Partners	Blackhawk Network Holdings, Inc.	17.2x	12.0x
09/25/17	Hellman & Friedman LLC	Nets A/S	14.3x	13.4x
08/04/17	The Blackstone Group L.P.	Paysafe Group plc	12.5x	11.4x
07/04/17	Vantiv, Inc.	Worldpay Group plc	18.3x	17.1x
05/29/17	First Data Corporation	CardConnect Corp.	19.8x	16.0x
01/26/16	Total System Services, Inc.	TransFirst, Inc.	16.1x	13.8x
12/15/15	Global Payments, Inc.	Heartland Payment Systems, Inc.	18.8x	16.2x
10/13/14	Vista Equity Partners	TransFirst, Inc.	12.6x	10.6x
05/12/14	Vantiv, Inc.	Mercury Payment Systems LLC	17.8x	N/A
02/19/13	Total System Services, Inc.	NetSpend Holdings, Inc.	14.8x	11.6x
04/02/07	Kohlberg Kravis Roberts & Co.	First Data Corporation	13.8x	13.0x

Based on the above analysis and J.P. Morgan’s professional judgment and experience, J.P. Morgan selected an LTM EV/Adj. EBITDA reference range for TSYS of 15.0x to 19.0x and an NTM EV/Adj. EBITDA reference range for TSYS of 13.0x to 17.0x. J.P. Morgan then applied those ranges to TSYS’ estimated last-12-month EBITDA (adjusted by excluding stock-based compensation expense and one-time charges) of $1,397 million, and estimated next-12-month EBITDA (adjusted by excluding stock-based compensation expense and one-time charges) of $1,518 million, to derive implied per share price ranges for TSYS common stock. This analysis indicated ranges of implied equity values per share for TSYS common stock (rounded to the nearest $0.25) of $97.25 to $128.25, using the LTM EV/Adj. EBITDA reference range, and of $90.50 to $124.00, using the NTM EV/Adj. EBITDA reference range, in each case, as compared to the closing price per share of TSYS common stock as of May 23, 2019 of $99.62 and an implied price of $119.86 based on the exchange ratio.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for TSYS common stock using the financial projections described in “The Merger—Certain

Unaudited Prospective Financial Information”. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the risk of generating such future cash flows and the time value of money with respect to such future cash flows to calculate their present value. Unlevered free cash flow refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. Present value refers to the current value of the future cash flows generated by an asset and is obtained by discounting those future cash flows back to the present using an appropriate discount rate. Terminal value refers to the capitalized value of all cash flows generated from an asset for periods beyond the projection period.

J.P. Morgan calculated the unlevered free cash flows that TSYS is expected to generate during calendar years 2019 through 2024 based upon the financial projections described in “The Merger—Certain Unaudited Prospective Financial Information”. J.P. Morgan also calculated a range of terminal asset values of TSYS at the end of the six-year period ending December 31, 2024 by applying perpetuity growth rates ranging from 2.75% to 3.25% of the unlevered free cash flow of TSYS during the final year of the six-year period, which perpetuity growth rates were selected based on J.P. Morgan’s professional judgment and experience, and by applying certain other adjustments J.P. Morgan deemed appropriate. The unlevered free cash flows and the range of terminal asset values were then discounted to present values as of March 31, 2019 using a range of discount rates from 6.5% to 7.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of TSYS, derived using the capital asset pricing model and J.P. Morgan’s professional judgment and experience. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for TSYS’ net debt and unconsolidated investments balance as of March 31, 2019 of $3,549 million to indicate a range of implied per share equity values for TSYS.

J.P. Morgan additionally calculated the unlevered free cash flows related to the synergies from October 1, 2019 through calendar year 2023, taking into the account the costs to achieve such synergies and associated taxes. J.P. Morgan also calculated a range of terminal values for such synergies at the end of this period by applying perpetuity growth rates ranging from 2.75% to 3.25%, which perpetuity growth rates were selected based on J.P. Morgan’s professional judgment and experience. The unlevered free cash flows and the range of terminal values for the synergies were then discounted to present values as of March 31, 2019 using a range of discount rates from 7.0% to 8.0%, which were chosen by J.P. Morgan based upon J.P. Morgan’s professional judgment and experience.

Based on the foregoing, J.P. Morgan’s analysis indicated a range of implied equity values per share of TSYS common stock (rounded to the nearest $0.25) of $128.00 to $192.00 before including the value of the synergies; or, if 100% of the synergies are taken into account, a range of implied equity values per share of TSYS common stock (rounded to the nearest $0.25) of $153.00 to $227.50, in each case, as compared to the closing price per share of TSYS common stock as of May 23, 2019 of $99.62 and an implied price of $119.86 based on the exchange ratio.

Other Information

TSYS Historical Trading Range

J.P. Morgan reviewed the trading prices for the shares of TSYS common stock for the 52-week period ending May 23, 2019, which ranged from $75.58 per share to $102.67 per share, as compared to the closing price per share of TSYS common stock of $99.62 on May 23, 2019 and an implied price of $119.86 based on the exchange ratio. J.P. Morgan noted that the historical trading range analysis was presented for reference purposes only and was not relied upon for valuation purposes.

TSYS Analyst Price Targets

J.P. Morgan reviewed certain publicly available equity research analyst price targets for shares of TSYS common stock and noted that the range of such price targets was generally $92.00 per share to $120.00 per share, as compared to the closing price per share of TSYS common stock of $99.62 on May 23, 2019 and an implied price of $119.86 based on the exchange ratio. J.P. Morgan noted that the analyst price targets were presented for reference purposes only and were not relied upon for valuation purposes.

Global Payments Analysis

Selected Publicly Traded Companies Analysis.

J.P. Morgan reviewed publicly available financial and stock market information for Global Payments and the following six (6) publicly traded companies in the payments and payment processing industry:

•	Fidelity National Information Services, Inc.

•	Fiserv, Inc.

•	Worldpay, Inc.

•	Total System Services, Inc.

•	EVO Payments, Inc.

•	First Data Corporation

J.P. Morgan additionally reviewed publicly available financial and stock market information for the following two (2) publicly traded companies in the global payments industry:

•	Visa, Inc.

•	Mastercard Incorporated

None of the selected companies reviewed is identical to Global Payments and certain of these companies may have characteristics that are materially different from that of Global Payments. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect Global Payments. For each of Fidelity National Information Services, Inc., Fiserv, Inc., EVO Payments, Inc., Visa, Inc. and Mastercard Incorporated, publicly available financial information was measured as of May 24, 2019 (the last trading day prior to the public announcement of the merger); for Total System Services, Inc., publicly available financial information was measured as of May 23, 2019 (the last trading day prior to public reports that Total System Services, Inc. and Global Payments may be considering a transaction); for Worldpay, Inc., publicly available financial information was measured as of March 15, 2019 (the last trading day prior to the public announcement of a transaction with Fidelity National Information Services, Inc.); and for First Data Corporation, publicly available financial information was measured as of January 15, 2019 (the last trading day prior to the public announcement of a transaction with Fiserv, Inc.). With respect to the selected companies, the information J.P. Morgan presented included the multiple of enterprise value to estimates of calendar year 2019 and calendar year 2020 EBITDA (adjusted by excluding stock-based compensation expense and one-time charges) for the applicable company, which we refer to in this “—Global Payments Analysis” section as EV/Adj. EBITDA. With respect to the selected companies, J.P. Morgan also presented information that included the multiple of share price to estimates of calendar year 2019 and calendar year 2020 earnings per share (adjusted by excluding acquisition-related intangible amortization expenses, stock-based compensation and one-time charges, net of tax benefit related to such items), which we refer to in this “—Global Payments Analysis” section as P/Adj. EPS. Results of this analysis were presented for the selected companies, as indicated in the following table:

Company	2019E EV/Adj. EBITDA	2020E EV/Adj. EBITDA	2019E P/Adj. EPS	2020E P/Adj. EPS
Fidelity National Information Services, Inc.	16.1x	14.8x	20.8x	18.4x
Fiserv, Inc.	13.7x	12.8x	17.6x	16.0x
Worldpay, Inc.	17.8x	15.8x	21.2x	18.1x
Total System Services, Inc.	14.5x	13.3x	20.4x	17.9x
EVO Payments, Inc.	18.8x	16.6x	50.5x	39.6x
First Data Corporation	10.7x	9.9x	11.1x	9.7x
Visa Inc.	21.4x	19.0x	28.3x	24.4x
Mastercard Incorporated	24.7x	21.4x	32.3x	27.4x

Based on the above analysis and on J.P. Morgan’s professional judgment and experience, J.P. Morgan selected a calendar year 2019 EV/Adj. EBITDA reference range of 16.0x to 18.0x and a calendar year 2020 EV/Adj. EBITDA reference range of 14.0x to 16.0x. J.P. Morgan then applied that range to Global Payments’ 2019 estimated EBITDA (adjusted by excluding stock-based compensation expense and one-time charges) of $1,697 million, and Global Payments’ 2020 estimated EBITDA (adjusted by excluding stock-based compensation expense and one-time charges) of $1,892 million. The analysis indicated a range of implied equity values per share of Global Payments common stock (rounded to the nearest $0.25) of approximately $140.50 to $162.00 for calendar year 2019, and approximately $136.25 to $160.25 for calendar year 2020, in each case, as compared to the closing price per share of Global Payments common stock as of May 23, 2019 of $147.96.

Based on the above analysis and on J.P. Morgan’s professional judgment and experience, J.P. Morgan selected a calendar year 2019 P/Adj. EPS reference range of 21.0x to 25.5x and a calendar year 2020 P/Adj. EPS reference range of 18.0x to 21.5x. J.P. Morgan then applied that range to Global Payments’ 2019 estimated earnings per share (adjusted by excluding acquisition-related intangible amortization expenses, stock-based compensation and one-time charges, net of tax benefit related to such items) of $5.89, and Global Payments’ 2020 estimated earnings per share (adjusted by excluding acquisition-related intangible amortization expenses, stock-based compensation and one-time charges, net of tax benefit related to such items) of $6.90, to derive implied per share price ranges of Global Payments common stock. This analysis indicated a range of implied equity values per share for Global Payments common stock (rounded to the nearest $0.25) of approximately $123.75 to $150.25 for calendar year 2019, and approximately $124.25 to $148.50 for calendar year 2020, in each case, as compared to the closing price per share of Global Payments common stock as of May 23, 2019 of $147.96.

Discounted Cash Flow Analysis.

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Global Payments common stock using the financial projections described in “The Merger—Certain Unaudited Prospective Financial Information”. J.P. Morgan calculated the unlevered free cash flows that Global Payments is expected to generate during calendar years 2019 through 2023 based upon the financial projections described in “The Merger—Certain Unaudited Prospective Financial Information”. J.P. Morgan also calculated a range of terminal asset values for Global Payments at the end of the five-year period ending December 31, 2023 by applying perpetuity growth rates ranging from 3.00% to 3.50% of the unlevered free cash flow of Global Payments for the final year of the five-year period, which perpetuity growth rates were selected based on J.P. Morgan’s professional judgment and experience, and by applying certain other adjustments J.P. Morgan deemed appropriate. The unlevered free cash flows and the range of terminal asset values were then discounted to present values as of March 31, 2019 using a range of discount rates from 7.0% to 8.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Global Payments, derived using the capital asset pricing model and J.P. Morgan’s professional judgment and experience. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Global Payments’ net debt and non-controlling interest balance as of March 31, 2019 of $5,041 million to indicate a range of implied per share equity values of Global Payments common stock.

Based on the foregoing, J.P. Morgan’s analysis indicated a range of implied equity values per share for Global Payments common stock (rounded to the nearest $0.25) of $178.75 to $264.25, as compared to the closing price per share of Global Payments common stock of $147.96 on May 23, 2019.

Other Information

Global Payments Historical Trading Range

J.P. Morgan reviewed the trading prices for the shares of Global Payments common stock for the 52-week period ending May 23, 2019, which ranged from $94.81 per share to $152.24 per share, as compared to the closing price per share of Global Payments common stock of $147.96 on May 23, 2019. J.P. Morgan noted that the historical trading range analysis was presented for reference purposes only and was not relied upon for valuation purposes.

Global Payments Analyst Price Targets

J.P. Morgan reviewed certain publicly available equity research analyst share price targets for the shares of Global Payments common stock and noted that the range of such price targets was generally $105.00 per share to $182.00 per share, as compared to the closing price per share of Global Payments common stock of $147.96 on May 23, 2019. J.P. Morgan noted that the analyst price targets were presented for reference purposes only and were not relied upon for valuation purposes.

Relative Valuation Exchange Ratio Analysis

Selected Publicly Traded Companies Analysis.

J.P. Morgan compared the results for Global Payments to the results for TSYS with respect to the calendar year 2019 EV/Adj. EBITDA multiples and calendar year 2020 EV/Adj. EBITDA multiples in the “—Global Payments Analysis—Selected Publicly Traded Companies Analysis” and “—TSYS Analysis—Selected Publicly Traded Companies Analysis” sections above to determine a range of implied exchange ratios. Specifically, J.P. Morgan divided (i) the lowest implied equity value per share for TSYS by the highest implied equity value per share for Global Payments, and (ii) the highest implied equity value per share for TSYS by the lowest implied equity value per share for Global Payments, to derive the range of exchange ratios implied by the selected publicly traded companies analyses. The analysis resulted in a range of implied exchange ratios of 0.5926x to 0.8594x for calendar year 2019 and a range of implied exchange ratios of 0.6100x to 0.8807x for calendar year 2020, as compared to the exchange ratio of 0.8101x.

J.P. Morgan also compared the results for Global Payments to the results for TSYS with respect to calendar year 2019 P/Adj. EPS multiples and calendar year 2020 P/Adj. EPS multiples in the “—Global Payments Analysis—Selected Publicly Traded Companies Analysis” and “—TSYS Analysis—Selected Publicly Traded Companies Analysis” sections above to determine a range of implied exchange ratios. Specifically, J.P. Morgan divided (i) the lowest implied equity value per share for TSYS by the highest implied equity value per share for Global Payments, and (ii) the highest implied equity value per share for TSYS by the lowest implied equity value per share for Global Payments, to derive the range of exchange ratios implied by the selected publicly traded companies analyses. The analysis resulted in a range of implied exchange ratios of 0.6273x to 0.8384x for calendar year 2019 and a range of implied exchange ratios of 0.6465x to 0.8390x for calendar year 2020, as compared to the exchange ratio of 0.8101x.

Discounted Cash Flow Analysis.

J.P. Morgan compared the results for Global Payments to the results for TSYS with respect to the discounted cash flow analyses in the “—Global Payments Analysis—Discounted Cash Flow Analysis” and “—TSYS Analysis—Discounted Cash Flow Analysis” sections above to determine a range of implied exchange ratios. Specifically, J.P. Morgan divided (i) the lowest implied equity value per share for TSYS by the highest implied equity value per share for Global Payments, and (ii) the highest implied equity value per share for TSYS by the lowest implied equity value per share for Global Payments, to derive the range of implied exchange ratios of 0.4844x to 1.0741x, as compared to the exchange ratio of 0.8101x. This analysis excluded the effect of synergies.

Implied Historical Exchange Ratio

J.P. Morgan divided the price per share of TSYS common stock by the price per share of Global Payments common stock for each day of the 52-week period ending May 23, 2019 to determine a range of implied exchange ratios, which was 0.6638x to 0.8330x, as compared to the exchange ratio of 0.8101x. J.P. Morgan noted that the implied historical exchange ratio analysis was presented for reference purposes only and was not relied upon for valuation purposes.

Illustrative Value Creation Analysis

Based on Discounted Cash Flow

J.P. Morgan conducted an illustrative value creation analysis that compared the implied equity value of Global Payments common stock derived from a discounted cash flow valuation on a stand-alone basis to the pro forma combined company implied equity value. J.P. Morgan determined the pro forma combined company equity value per share by calculating the sum of: (i) the implied equity value of Global Payments, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above in the “—Global Payments Analysis—Discounted Cash Flow Analysis” section above, (ii) the implied equity value of TSYS, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above in the “—TSYS Analysis—Discounted Cash Flow Analysis” section above and (iii) the present value of the synergies, using the midpoint of the present value of the synergies determined in J.P. Morgan’s discounted cash flow analysis described above in the “—TSYS Analysis—Discounted Cash Flow Analysis” section above. The analysis indicated that the illustrative value creation at the exchange ratio yielded value accretion to the holders of Global Payments common stock of approximately $890 million. There can be no assurance, however, that the estimated synergies or estimated costs to achieve such synergies will not be substantially greater or less than Global Payments management’s estimates.

Based on Market Value

For reference purposes only and not as a component of its fairness analysis, J.P. Morgan conducted an illustrative value creation analysis that compared the closing market value of Global Payments common stock on May 23, 2019 to the pro forma combined company equity value following the merger. J.P. Morgan determined the pro forma combined company equity value by calculating the sum of: (i) the public market equity value of Global Payments as of May 23, 2019, (ii) the public market equity value of TSYS as of May 23, 2019 and (iii) the capitalized value of the synergies, calculated by applying a blended calendar year 2019 Adj. EBITDA multiple of 15.7x to the $350 million in run-rate EBITDA synergies, calculated as the sum of the run-rate cost synergy estimate of $300 million and the run-rate revenue synergy estimate of $100 million (assuming, at the direction of Global Payments management, a 50% adjusted EBITDA margin with respect to such run-rate revenue synergies), reduced by estimates for costs to achieve the synergies of $300 million (assumed, at the direction of Global Payments management, to be equal to Global Payments management’s estimate of run-rate cost synergies), in each case determined as described in the section entitled “—Certain Unaudited Prospective Financial Information—Certain Estimated Synergies Attributable to the Merger” beginning on page 126. The analysis indicated that the illustrative market-based value creation at the exchange ratio yielded value accretion to the holders of Global Payments common stock of approximately $630 million. There can be no assurance, however, that the synergies or estimated costs to achieve such synergies will not be substantially greater or less than Global Payments management’s estimates.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Global Payments or TSYS. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Global Payments or TSYS, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Global Payments and TSYS. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Global Payments and TSYS and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Global Payments with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Global Payments, TSYS and the industries in which they operate.

Global Payments has agreed to pay J.P. Morgan a total transaction fee of $17 million, $2 million of which became payable to J.P. Morgan in connection with delivery by J.P. Morgan of its opinion, and the remainder of which becomes payable upon the completion of the merger. In addition, Global Payments has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan for certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Global Payments and TSYS for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on Global Payments’ term loan facility which closed in October 2018; as joint lead arranger on Global Payments’ revolving credit and term loan facilities which closed in June 2018; as joint bookrunner on Global Payments’ term loan facility which closed in March 2018; as financial advisor on Global Payments’ acquisition of SICOM Systems, Inc. which closed in October 2018; as joint bookrunner on TSYS’ offering of debt securities which closed in May 2018; and as joint lead arranger and joint bookrunner on TSYS’ revolving credit facility which closed in April 2018. Further, on May 27, 2019, an affiliate of J.P. Morgan separately entered into agreements with Global Payments pursuant to which such affiliate will arrange for and provide financing to Global Payments in connection with the merger. J.P. Morgan estimates its affiliate will receive aggregate fees of approximately $8 to $11 million pursuant to these financing agreements. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Global Payments and TSYS. During the two-year-period preceding delivery of its opinion on May 27, 2019, the aggregate fees recognized by J.P. Morgan from Global Payments were approximately $2.7 million, which amount excludes an additional approximately $12 million in aggregate fees recognized by J.P. Morgan as financial advisor to the target in connection with Vista Equity Partners’ sale of the communities and sports divisions of Athlaction Topco, LLC to Global Payments, which closed on September 1, 2017, and the aggregate fees recognized by J.P. Morgan from TSYS were approximately $1.3 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Global Payments or TSYS for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

TSYS’ Reasons for the Merger; Recommendation of TSYS’ Board of Directors

In reaching its decision to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that its shareholders approve the merger agreement, the TSYS board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with TSYS management, as well as with TSYS’ legal and financial advisors, and considered a number of factors, including among others, the following material factors (which are presented below in no particular order and which were neither ranked nor weighted in any manner by the TSYS board of directors):

•

each of TSYS’ and Global Payments’ business, operations, financial condition, asset quality, earnings, and prospects, and the TSYS board of directors’ belief that the merger would create the premier payments technology company at scale in the largest and most attractive financial technology markets worldwide, with further exposure to faster growth geographies and digital payment trends;

•	the TSYS board of directors’ belief that the combined company will have leading positions in integrated payments, owned software in both the merchant and issuing businesses, increased scale in ecommerce and omnichannel solutions, and provide expanded digital solutions to financial institutions around the world;

•

the TSYS board of directors’ expectation that the combined company will have the ability to leverage the increased scale of the resulting entity to make additional investments in innovation and technology to address competition and disruption in the payments and financial services industries and enhance customer offerings on a global basis;

•

the fact that TSYS shareholders as of immediately prior to the completion of the merger are expected to own approximately forty eight-percent (48%) of the fully diluted shares of the combined company immediately following the completion of the merger, and will have the opportunity to share in the future growth and expected synergies of the combined company while retaining the flexibility of selling all or a portion of those shares;

•

the TSYS board of directors’ belief that Global Payments’ earnings and prospects, and the synergies potentially available in the proposed merger, which included the TSYS board of directors’ expectation that the merger will deliver at least $300 million of run-rate cost synergies and at least $100 million of run-rate revenue synergies over a three-year period, would create the opportunity for the combined company to have superior future earnings and prospects compared to TSYS’ earnings and prospects on a stand-alone basis;

•	that the combined company is anticipated to have a capital structure, balance sheet and capital allocation policy consistent with investment-grade debt ratings;

•

the TSYS board of directors’ belief that the pro forma profile of the combined company is expected to generate approximately $2.5 billion of pro forma adjusted free cash flow and have sufficient liquidity and financial flexibility to execute on its strategy, and return capital to shareholders;

•

the fact that the merger consideration represents a premium over the market prices at which TSYS common stock traded prior to the announcement of the merger agreement, including an implied premium of approximately:

•	17% to the all-time high share price of TSYS common stock prior to public rumors that TSYS and Global Payments were exploring a potential transaction;

•	20% to TSYS’ unaffected common stock price as of May 23, 2019, which was the last trading day prior to public rumors that TSYS and Global Payments were exploring a potential transaction; and

•	23% to the 60-day VWAP of the TSYS common stock for the 60 trading day period ending on May 23, 2019;

•	the terms and conditions of the merger agreement, including:

•

the fact that the exchange ratio is fixed, which the TSYS board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction, and which also allows for TSYS shareholders to potentially benefit from an increase in the trading price of Global Payments stock during the pendency of the transaction;

•	the customary and reciprocal nature of the representations, warranties, and covenants of TSYS and Global Payments in the merger agreement;

•

the flexibility permitted under the interim operating covenants which restrict the conduct of TSYS’ business prior to closing of the merger, and the fact that Global Payments is subject to substantially similar provisions;

•

the parties’ covenants to use their respective reasonable best efforts to obtain regulatory approvals, including the commitment of the parties to agree to divestitures or other remedies (other than divestitures or remedies that would reasonably be expected to be material and adverse to the combined company and its subsidiaries, taken as a whole, after giving effect to the merger, and including the projected synergies expected to result therefrom);

•

the corporate governance provisions of the merger agreement, including the provisions providing that (i) the combined company’s board of directors would be comprised of an equal number of TSYS and Global Payments directors, (ii) Mr. Woods will serve as chairman of the board of directors and Mr. Cloninger will serve as lead independent director of the combined company, (iii) the membership of the committees of the board of directors of the combined company will be, as practicably as possible, evenly split between Global Payments directors and TSYS directors, with the chairs of the Technology Committee and Governance and Nominating Committee designated by TSYS directors, and (iv) prior to closing, Mr. Woods will, in consultation with Messrs. Sloan, Jacobs and Cloninger, make recommendations for approval by the board of directors of the combined company as to, among other matters, the corporate governance guidelines and other board procedures to reflect the best practices of TSYS, Global Payments and otherwise, each of which provisions the TSYS board of directors believes enhances the likelihood that the strategic benefits TSYS expects to achieve as a result of the merger will be realized;

•

the deal protection and termination provisions of the merger agreement, including TSYS’ right to receive the termination fee of $860 million if the merger agreement is terminated under certain circumstances, including (i) in the event that the Global Payments board of directors no longer recommends that Global Payments shareholders vote “FOR” the proposal to approve the merger agreement or (ii) in the event that Global Payments breaches its no-shop or related covenants in any material respects; and

•

the review of the TSYS board of directors, with the assistance of TSYS’ advisors, of the terms and conditions of other recent comparable transactions, including the governance terms, premiums relative to share prices, consideration mix, credit ratings and leverage targets, and announced synergy targets, and its overall belief that the terms of the merger agreement were consistent with market practice and in the best interest of TSYS and its shareholders.

•

historical information concerning each of TSYS’ and Global Payments’ respective business, financial condition, results of operations, earnings, trading prices, technology positions, management, competitive positions and prospects on a stand-alone basis and on a forecasted combined basis;

•

the TSYS board of directors’ knowledge of the current environment in the payments and financial services industries, including the possible effects that increasing consolidation within the payments and financial services industries may have on TSYS’ business;

•

the TSYS board of directors’ belief that the TSYS and Global Payments peopled-centered and performance-driven cultures were similar and compatible, which will facilitate integration and implementation of the transaction;

•

TSYS’ and Global Payments’ shared belief in a purpose-driven and thoughtful approach to the business combination and resulting entity, structured to achieve an optimal level of potential synergies, and minimize the loss of customers and employees;

•

the potential strategic alternatives to the merger, including continuing to operate as an independent, stand-alone company, pursuing growth through M&A transactions reasonably available to TSYS, considering a merger of equals transaction, and a potential sale of TSYS to a third party, the potential value to the TSYS shareholders that might result from such alternatives, including the timing and likelihood of accomplishing and creating value in such alternatives, and the assessment of the TSYS board of directors that none of these alternatives were reasonably likely to result in greater value for TSYS shareholders than the merger;

•

the oral opinion of Goldman Sachs, subsequently confirmed in Goldman Sachs’ written opinion dated May 27, 2019, to the TSYS board of directors to the effect that, as of the date thereof, and based upon and subject to the factors and limitations set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders (other than Global Payments and its affiliates) of shares of TSYS common stock, as more fully described in the section entitled “—Opinions of TSYS’ Financial Advisors—Opinion of Goldman Sachs” beginning on page 112;

•

the oral opinion of Greenhill, subsequently confirmed in Greenhill’s written opinion dated May 27, 2019, to the TSYS board of directors to the effect that, as of the date thereof, and based upon and subject to the limitations and assumptions set forth in Greenhill’s written opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of TSYS common stock, as more fully described in the section entitled “—Opinions of TSYS’ Financial Advisors—Opinion of Greenhill” beginning on page 100;

•	the fact that the merger is intended to qualify as a reorganization for U.S. federal income tax purposes;

•

the TSYS board of directors’ review and discussions with TSYS senior management and TSYS’ advisors concerning the due diligence examination of the operations and financial condition and prospects of Global Payments;

•	the fact that Global Payments obtained committed financing to potentially refinance certain indebtedness and pay other expenses in connection with the transaction; and

•

the likelihood that the merger would be completed, including after consideration of the risks related to certain conditions and regulatory approvals which will be required to complete the transactions contemplated by the merger agreement.

The TSYS board of directors also considered the potential risks and negative factors related to the transaction but concluded that the anticipated benefits of combining with Global Payments were likely to substantially outweigh these risks. These potential risks and negative factors included:

•

the fact that the Global Payments stock consideration is based on a fixed exchange ratio, which means that TSYS shareholders could be adversely affected by a decrease in the trading price of Global Payments’ stock during the pendency of the transaction;

•	the potential risks associated with achieving anticipated synergies and successfully integrating TSYS’ business, operations and workforce with those of Global Payments;

•	the potential risk of diverting management attention and resources from the operation of TSYS’ business during the pendency of the merger;

•	the risk of potential employee attrition and potential adverse effects on TSYS’ business and customer relationships as a result of the pending merger;

•	the risk that the requisite regulatory approvals or the requisite approval of the Global Payments shareholders might not be obtained and, as a result, the merger may not be completed;

•

the risk that governmental entities may impose requirements on the combined company that may adversely affect the ability of the combined company to realize some of the expected benefits of the merger;

•

the fact that certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging proposals for alternative acquisition transactions involving TSYS, including: (i) the restriction on TSYS’ ability to solicit proposals for alternative transactions; (ii) the requirement that the TSYS board of directors submit the merger agreement to the TSYS shareholders for approval in certain circumstances, even if it withdraws its recommendation for the merger; and (iii) the requirement that TSYS pay a termination fee of $860 million to Global Payments in certain circumstances following the termination of the merger agreement;

•	the terms of the merger agreement that restrict TSYS’ abilities to operate its business outside of the ordinary course before the closing of the merger;

•	the risk that, if Global Payments pays TSYS the $860 million termination fee pursuant to the merger agreement in certain circumstances following the termination of the merger agreement, such fee does not sufficiently compensate TSYS for adverse effects arising out of the termination of the merger agreement;

•	the fees and expenses associated with completing the merger; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 36 and 34, respectively.

The TSYS board of directors considered all of the factors and concluded that the uncertainties, risks and potential negative factors relevant to the merger were outweighed by the potential benefits that it expected TSYS shareholders would achieve as a result of the merger.

This discussion of the information and factors considered by the TSYS board of directors includes the principal positive and negative factors considered by the TSYS board of directors, but is not intended to be exhaustive and may not include all of the factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the TSYS board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative or specific weights to these factors. Rather, the TSYS board of directors viewed its determination and recommendation as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the TSYS board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the TSYS board of directors and certain information presented in this section are forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 34.

In considering the recommendation of the TSYS board of directors, you should be aware that certain directors and executive officers of TSYS may have interests in the merger that are different from, or in addition to, interests of shareholders of TSYS generally and may create potential conflicts of interest. The TSYS board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger, and the other transactions contemplated by the merger agreement, and in recommending to TSYS shareholders that they vote in favor of the TSYS merger proposal. See the section entitled “The Merger—Interests of TSYS’ Directors and Executive Officers in the Merger” beginning on page 128.

For the reasons set forth above, the TSYS board of directors unanimously recommends that the holders of TSYS common stock vote “FOR” the TSYS merger proposal.

Opinions of TSYS’ Financial Advisors

Opinion of Greenhill

At the May 27, 2019 meeting of the TSYS board of directors held to evaluate the merger, Greenhill rendered an oral opinion, confirmed by delivery of a written opinion dated as of May 27, 2019, to the effect that, as of such date and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of TSYS common stock.

The full text of the written opinion of Greenhill, dated May 27, 2019, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in connection with the opinion, is attached as Annex D and is incorporated herein by reference. The summary of the Greenhill opinion provided in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. We encourage you to read Greenhill’s opinion and this section carefully and in their entirety. Greenhill provided advisory services and its opinion for the information and assistance of the TSYS board of directors in connection with its consideration of the merger. Greenhill’s opinion is not a recommendation as to how any holder of shares of TSYS common stock should vote with respect to matters related to the merger, or any other matter.

Pursuant to an engagement letter between TSYS and Greenhill, TSYS has agreed to pay Greenhill a transaction fee of $32.5 million, $5 million of which became payable upon the announcement by TSYS of the merger agreement and the rest of which is contingent upon consummation of the merger.

For purposes of its opinion, Greenhill, among other things:

•	reviewed the draft of the merger agreement, dated May 27, 2019, and certain related documents;

•	reviewed certain publicly available financial statements of each of TSYS and Global Payments;

•	reviewed certain other publicly available business, operating and financial information relating to each of TSYS and Global Payments;

•

reviewed certain information, including financial forecasts and other financial and operating data, concerning TSYS supplied to or discussed with us by management of TSYS, including financial forecasts for TSYS prepared by the management of TSYS and approved for our use by TSYS as described in “The Merger—Certain Unaudited Prospective Financial Information” (which we refer to in this section of this joint proxy statement/prospectus as the “TSYS forecasts”);

•

reviewed certain information, including financial forecasts and other financial and operating data, concerning Global Payments supplied to or discussed with us by management of Global Payments, including financial forecasts for Global Payments prepared by the management of Global Payments and approved for our use by TSYS as described in “The Merger—Certain Unaudited Prospective Financial Information” (which we refer to in this section of this joint proxy statement/prospectus as the “Global Payments forecasts”);

•

reviewed certain information regarding the amount and timing of potential cost efficiencies and financial and operational benefits anticipated from the merger prepared by managements of TSYS and Global Payments and approved for our use by TSYS as described in “The Merger—Certain Unaudited Prospective Financial Information—Certain Estimated Synergies Attributable to the Merger” (which we refer to in this section of this joint proxy statement/prospectus as the “synergies”);

•	discussed the past and present operations and financial condition and the prospects of TSYS with senior executives of TSYS;

•	discussed the past and present operations and financial condition and the prospects of Global Payments with senior executives of Global Payments and TSYS;

•	reviewed the historical market prices and trading activity for the TSYS common stock and the Global Payments common stock and analyzed their respective implied valuation multiples;

•	analyzed valuations derived for each of TSYS and Global Payments by discounting future unlevered cash flows and a terminal value at discount rates we deemed appropriate;

•	analyzed valuations derived for each of TSYS and Global Payments based on certain financial information and implied valuation multiples of certain publicly traded companies that we deemed relevant;

•	conducted a sum-of-the-parts analysis for TSYS by separately valuing the parts of TSYS’ business at multiples we deemed appropriate;

•	derived ranges of implied relative ownership of TSYS and Global Payments in the pro forma combined company and respective ranges of implied exchange ratios, based on the foregoing analyses;

•	analyzed the relative contributions of TSYS and Global Payments to the pro forma combined company, based upon a number of metrics that we deemed relevant;

•

calculated implied value creation for the TSYS shareholders and the Global Payments shareholders as a result of the merger based on certain financial information, including the synergies, and implied valuation multiples of certain publicly traded companies that we deemed relevant;

•	participated in discussions and negotiations among representatives of TSYS and its legal advisors and representatives of Global Payments and its legal and financial advisors; and

•	performed such other analyses and considered such other factors as we deemed appropriate.

In arriving at its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with Greenhill. With respect to the TSYS forecasts, Greenhill assumed that such TSYS forecasts were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of TSYS, and Greenhill relied upon the TSYS forecasts in arriving at its opinion. With respect to the Global Payments forecasts, Greenhill assumed that such Global Payments forecasts were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgment of the management of Global Payments, and Greenhill relied upon the Global Payments forecasts in arriving at its opinion. With respect to the synergies, Greenhill assumed that such synergies were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the managements of TSYS and Global Payments, and Greenhill relied upon such synergies in arriving at its opinion. Greenhill expressed no opinion with respect to the TSYS forecasts, the Global Payments forecasts or the synergies or the assumptions upon which they were based.

In arriving at its opinion, Greenhill made no independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TSYS or Global Payments, nor was Greenhill furnished with any such evaluation or appraisal. Greenhill assumed, with the consent of TSYS, that the merger will be treated as a tax-free reorganization for federal income tax purposes. Greenhill assumed that the merger will be consummated in accordance with the terms set forth in the final, executed merger agreement, which Greenhill further assumed was identical in all material respects to the latest draft thereof it reviewed, and without waiver of any material terms or conditions set forth in the merger agreement. Greenhill further assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any effect on TSYS, Global Payments, the merger or the contemplated benefits of the merger in any way meaningful to Greenhill’s analysis. Greenhill is not a legal, regulatory, accounting or tax expert and relied on the assessments made by TSYS and Global Payments and their respective advisors with respect to such issues. Greenhill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, the date of the written opinion. It should be understood that subsequent developments may affect Greenhill’s opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

Summary of Greenhill’s Financial Analysis

The following is a summary of the material financial and comparative analyses contained in the presentation that was made by Greenhill to the TSYS board of directors in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses described represent the relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Greenhill, the tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of Greenhill’s financial analysis.

Discounted Cash Flow Analysis

Greenhill performed separate discounted cash flow analyses of TSYS and Global Payments by calculating the estimated present value of the stand-alone unlevered, after-tax free cash flows that TSYS was projected to generate during the years ending December 31, 2019 through December 31, 2024, and that Global Payments was projected to generate during the years ending December 31, 2019 through December 31, 2023. In these analyses, Greenhill utilized projections included in the TSYS forecasts and the Global Payments forecasts, as applicable. Greenhill calculated terminal values for TSYS and Global Payments by applying to TSYS’ and Global Payments’ respective stand-alone unlevered, steady state after-tax free cash flows for the year ending, in the case of TSYS, December 31, 2024 and, in the case of Global Payments, December 31, 2023 a selected range of perpetuity growth rates of 2.00% to 3.00%, which was estimated by Greenhill based on its professional judgment and experience, taking into account the TSYS forecasts and the Global Payments forecasts, as applicable and market expectations regarding long-term real growth of gross domestic product and inflation. The present values (as of June 30, 2019) of TSYS’ and Global Payments’ respective cash flows and terminal values were then calculated using a selected discount rate range of, in the case of TSYS, 6.62% to 7.62%, and, in the case of Global Payments, 6.48% to 7.48%, based on TSYS’ and Global Payments’ respective estimated weighted average cost of capital (calculated using the cost of equity derived from the capital asset pricing model and the estimated after-tax cost of debt).

Greenhill used the results of the discounted cash flow analyses to calculate a range of implied estimated equity values and estimated per share prices for the TSYS common stock and the Global Payments common stock. Market data utilized by Greenhill was as of May 23, 2019. Fully diluted shares of TSYS common stock outstanding and of Global Payments common stock outstanding were as of May 23, 2019, as determined by TSYS management and Global Payments management, respectively. Net debt amounts (taking into account equity investments and/or non-controlling interests) as of April 30, 2019 for TSYS and Global Payments were $3,536 million and $5,044 million, respectively, as provided by TSYS management and Global Payments management, respectively. The following table reflects the high and low implied estimated TSYS and Global Payments equity values and high and low implied estimated per share values for the TSYS common stock and the Global Payments common stock calculated by Greenhill in performing these analyses:

($ in millions, except per share values)
TSYS				Global Payments
Implied Equity Value		Implied Share Price		Implied Equity Value		Implied Share Price
Low	High	Low	High	Low	High	Low	High
$19,596	$31,205	$109.32	$174.08	$27,894	$45,516	$177.13	$289.03

Greenhill used the high and low implied estimated TSYS and Global Payments equity values and high and low implied estimated per share values for the TSYS common stock and the Global Payments common stock to calculate (1) an implied TSYS ownership percentage in the combined business utilizing the high TSYS implied equity value and the low Global Payments equity value, (2) an implied TSYS ownership percentage in the combined business utilizing the low TSYS implied equity value and the high Global Payments implied equity value, (3) an implied exchange ratio utilizing the high TSYS implied equity value and the low Global Payments implied equity value and (4) an implied exchange ratio utilizing the low TSYS implied equity value and the high Global Payments implied equity value. Greenhill compared these ranges to the proposed exchange ratio and resulting pro forma ownership in the combined business. The results of these analyses are summarized below:

Implied TSYS Ownership Percentage in Combined Business		Implied Exchange Ratio
Low TSYS / High Global Payments	High TSYS / Low Global Payments	Low TSYS / High Global Payments	High TSYS / Low Global Payments
30.1%	52.8%	0.378x	0.983x

Selected Comparable Company Analysis

Greenhill performed a whole company comparable company analysis, which compared selected financial information, ratios and multiples for TSYS and Global Payments to the corresponding data for publicly traded companies selected by Greenhill. As part of the comparable company analysis, Greenhill also performed a sum-of-the-parts analysis for TSYS, which compared selected financial information, ratios and multiples for TSYS’ issuer solutions, merchant solutions and consumer solutions segments to the corresponding data for publicly traded companies selected by Greenhill that had businesses which were comparable to the TSYS businesses analyzed.

The companies used in the TSYS and Global Payments whole company comparisons were:

•	Worldpay, Inc.

•	First Data Corporation

•	EVO Payments, Inc.

•	Fidelity National Information Services, Inc.

•	Fiserv, Inc.

•	Green Dot Corporation

•	FleetCor Technologies, Inc.

•	WEX Inc.

Although none of the selected companies is directly comparable to TSYS or Global Payments, Greenhill selected each of the above-listed companies because, among other reasons, they are publicly traded companies with operations or businesses in related sectors or for purposes of analysis may be considered similar or reasonably similar to the operations of TSYS or Global Payments, as applicable. However, because of the inherent differences between the business, operations and prospects of TSYS and Global Payments and those of the selected companies, Greenhill believed that it was inappropriate to, and therefore did not, rely solely on the numerical results of the selected company analysis. Accordingly, Greenhill also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of TSYS and Global Payments and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing business models, sizes, growth prospects, revenue mix, profitability levels and degree of operational risk between TSYS and Global Payments and the companies included in the selected company analysis. Greenhill also made judgments as to the relative comparability of the various valuation parameters with respect to those companies. Greenhill’s analysis was based on publicly available data and information for the selected companies, including information published by FactSet Research Systems Inc. and public filings, the TSYS forecasts and the Global Payments forecasts.

For each of the selected companies, Greenhill compared financial information and reviewed, among other information:

•

The ratio of enterprise value (which we refer to in this section of this joint proxy statement/prospectus as “EV”) which was calculated as fully diluted equity value derived by multiplying the number of fully diluted outstanding shares of that company as reported in its most recent public filings by the company’s common stock closing share price on May 23, 2019, plus the book value of debt, plus minority interest, less cash and cash equivalents, less investments in unconsolidated affiliates (in each case, unaffected by any publicly announced pending merger transaction), as a multiple of adjusted EBITDA for 2019 and 2020 (in each case, unaffected by any publicly announced pending merger transaction); and

•

The ratio of the common stock closing share price as of May 23, 2019 (which we refer to in this section of this joint proxy statement/prospectus as “price”) divided by the estimated adjusted EPS, for 2019 and 2020 (in each case, unaffected by any publicly announced pending merger transaction, and excluding one-time items and amortization).

From these analyses, based on its professional judgment and experience, Greenhill selected ranges of multiples it deemed most meaningful for its analysis. The multiple for each company used in the TSYS and Global Payments whole company comparisons and the multiple ranges resulting from these analyses are summarized below:

Metric
Selected Company	2019E EV/Adjusted EBITDA	2020E EV/Adjusted EBITDA	2019E Price/Adjusted EPS	2020E Price/Adjusted EPS
Worldpay, Inc.	18.1x	16.0x	21.4x	18.3x
First Data Corporation	10.7x	9.9x	11.1x	9.7x
EVO Payments, Inc.	18.1x	15.9x	48.4x	37.9x
Fidelity National Information Services, Inc.	12.9x	12.2x	14.3x	12.9x
Fiserv, Inc.	14.7x	13.6x	20.5x	18.4x
Green Dot Corporation	9.8x	7.7x	16.9x	12.7x
FleetCor Technologies, Inc.	17.6x	15.6x	22.8x	19.8x
WEX Inc.	15.5x	13.7x	20.9x	18.2x
For Reference
Global Payments(1)	16.7x	15.0x	25.1x	21.4x

(1)

The multiples for Global Payments were not used in the TSYS or Global Payments whole company comparisons. Such multiples were provided only for reference in connection with the analysis described below under “—Sum of the Parts Analysis”. Multiples for Global Payments in this analysis were derived using estimates provided to Greenhill by Global Payments and approved for its use by TSYS.

Metric	Low	High
2019E EV/Adjusted EBITDA	12.9x	18.1x
2020E EV/Adjusted EBITDA	12.2x	16.0x
2019E Price/Adjusted EPS	14.3x	22.8x
2020E Price/Adjusted EPS	12.9x	19.8x

Greenhill applied such ranges of multiples to the corresponding TSYS forecasts and Global Payments forecasts. In the case of price/adjusted EPS, Greenhill arrived directly at the high and low implied estimated TSYS and Global Payments equity values and implied estimated per share values for the TSYS common stock and the Global Payments common stock. In the case of EV/adjusted EBITDA, Greenhill arrived at high and low implied estimated TSYS and Global Payments EVs from which Greenhill then subtracted net debt to calculate the high and low implied estimated TSYS and Global Payments equity values and implied estimated per share values for the TSYS common stock and the Global Payments common stock. Net debt amounts (taking into account equity investments and/or non-controlling interests) as of April 30, 2019 for TSYS and Global Payments were $3,536 million and $5,044 million, respectively, as provided by TSYS management and Global Payments management, respectively. The results of these analyses are summarized below:

($ in millions, except per share values)	TSYS				Global Payments
	Implied Equity Value		Implied Share Price		Implied Equity Value		Implied Share Price
Metric	Low	High	Low	High	Low	High	Low	High
2019E EV/Adjusted EBITDA	$15,618	$23,245	$87.12	$129.67	$16,895	$25,631	$107.28	$162.76
2020E EV/Adjusted EBITDA	16,168	22,403	90.19	124.98	17,992	25,282	114.25	160.54
2019E Price/Adjusted EPS	12,344	19,734	68.86	110.08	13,235	21,158	84.04	134.35
2020E Price/Adjusted EPS	12,699	19,434	70.84	108.41	14,040	21,486	89.16	136.44

Greenhill then used the above implied estimated equity values and implied estimated per share values to calculate for each metric (1) an implied TSYS ownership percentage in the combined business utilizing the high TSYS implied equity value and the low Global Payments implied equity value, (2) an implied TSYS ownership percentage in the combined business utilizing the low TSYS implied equity value and the high Global Payments implied equity value, (3) an implied exchange ratio utilizing the high TSYS implied equity value and the low Global Payments implied equity value and (4) an implied exchange ratio utilizing the low TSYS implied equity value and the high Global Payments implied equity value. Greenhill compared these ranges to the proposed exchange ratio and resulting pro forma ownership in the combined business. The results of these analyses are summarized below:

	Implied TSYS Ownership Percentage in Combined Business		Implied Exchange Ratio
Metric	Low TSYS / High Global Payments	High TSYS / Low Global Payments	Low TSYS / High Global Payments	High TSYS / Low Global Payments
2019E EV/Adjusted EBITDA	37.9%	57.9%	0.535x	1.209x
2020E EV/Adjusted EBITDA	39.0%	55.5%	0.562x	1.094x
2019E Price/Adjusted EPS	36.8%	59.9%	0.513x	1.310x
2020E Price/Adjusted EPS	37.1%	58.1%	0.519x	1.216x

Sum of the Parts Analysis

Greenhill performed a sum of the parts analysis of TSYS based on the hypothetical stand-alone trading valuations for each of TSYS’ issuer solutions, merchant solutions and consumer solutions segments.

Based on the analyses described above under “—Selected Comparable Company Analysis” and its professional judgment and experience, Greenhill selected reference ranges of multiples of EV to estimated 2019 adjusted EBITDA for TSYS’ issuer solutions, merchant solutions and consumer solutions segments. Greenhill then calculated ranges of implied enterprise values for each of TSYS’ issuer solutions, merchant solutions and consumer solutions segments by applying the applicable reference range to TSYS’ projected adjusted EBITDA for 2019 provided by TSYS management for the applicable business.

($ in millions, except per share values)	2019E	Multiple		Implied EV
	Adjusted EBITDA	Low	High	Low	High
TSYS issuer solutions segment	$761	12.9x	14.7x	$9,841	$11,216
TSYS merchant solutions segment	529	16.7x	18.1x	8,833	9,559
TSYS consumer solutions segment	192	9.3x	10.3x	1,773	1,965

Total TSYS Implied EV	$1,482			$20,447	$22,740

Greenhill calculated a range of implied equity values per share of TSYS common stock by dividing: (1) the sum of the ranges of implied EVs for each of TSYS’ issuer solutions, merchant solutions and consumer solutions segments, plus TSYS’ cash balance and equity investments as of April 30, 2019 as provided by TSYS management, less TSYS’ debt amount as of April 30, 2019 as provided by TSYS management; by (2) the number of fully diluted shares of TSYS common stock outstanding as of May 23, 2019, provided by management of TSYS. The following table reflects the high and low implied TSYS equity values and high and low implied equity values per share of TSYS common stock calculated by Greenhill in performing theses analyses:

($ in millions, except per share values)
Implied Equity Value		Implied Equity Value Per Share
Low	High	Low	High
$16,911	$19,204	$94.34	$107.13

Greenhill then used the above implied equity values and implied equity values per share of TSYS common stock and the implied equity values and implied equity values per share calculated for Global Payments in the Global Payments whole company comparison described above under “—Selected Comparable Company Analysis” for 2019E EV/Adjusted EBITDA, to calculate (1) an implied TSYS ownership percentage in the combined business utilizing the high TSYS implied equity value and the low Global Payments implied equity value, (2) an implied TSYS ownership percentage in the combined business utilizing the low TSYS implied equity value and the high Global Payments implied equity value, (3) an implied exchange ratio utilizing the high TSYS implied equity value and the low Global Payments implied equity value and (4) an implied exchange ratio utilizing the low TSYS implied equity value and the high Global Payments implied equity value. Greenhill compared these ranges to the proposed exchange ratio and resulting pro forma ownership in the combined business. The results of these analyses are summarized below:

Implied TSYS Ownership Percentage in Combined Business		Implied Exchange Ratio
Low TSYS / High Global Payments	High TSYS / Low Global Payments	Low TSYS / High Global Payments	High TSYS / Low Global Payments
39.8%	53.2%	0.580x	0.999x

Other Information

Greenhill observed certain additional information that was not considered part of its financial analysis for its opinion but was noted solely for informational purposes, including the following:

Contribution Analysis.

Greenhill performed a contribution analysis, which reviewed the pro forma contributions of each of TSYS and Global Payments to the combined business based on certain operational and financial metrics, including estimated adjusted net revenue for Global Payments, estimated net revenue for TSYS, estimated adjusted EBITDA and estimated adjusted earnings for each of calendar years 2019, 2020 and 2021, and enterprise value and market capitalization as of May 23, 2019. Estimated adjusted earnings for Global Payments were derived by multiplying estimated adjusted EPS for Global Payments for the respective year by the estimated average total number of fully diluted shares of Global Payments common stock for the respective year, as provided by Global Payments management and approved for Greenhill’s use by TSYS. Greenhill’s analysis was based on the TSYS forecasts and the Global Payments forecasts, information provided by TSYS management and Global Payments management, as well as market data as of May 23, 2019. Synergies were not included in this analysis.

The computations described above resulted in the following estimates of implied relative equity contributions and pro forma ownership:

($ in millions)	Implied Relative Equity Contribution (Levered)
	TSYS	Global Payments
Revenue
2019E	53.3%	46.7%
2020E	53.0%	47.0%
2021E	52.4%	47.6%
Adjusted EBITDA
2019E	46.6%	53.4%
2020E	46.1%	53.9%
2021E	45.5%	54.5%
Adjusted Earnings
2019E	47.9%	52.1%
2020E	47.6%	52.4%
2021E	47.3%	52.7%
Current Market Valuation
Enterprise Value	43.0%	57.0%
Market Cap	43.4%	56.6%

Greenhill compared these implied relative equity contributions to the proposed pro forma ownership of the combined business.

Present Value of Future Share Price. Greenhill performed a present value of future share price analysis on each of TSYS and Global Payments, which analysis is designed to provide insight into the future value of a company’s common stock as a function of its projected adjusted EBITDA and its current forward EV to adjusted EBITDA multiple, which value is subsequently discounted by a selected discount rate to arrive at a present value for the company’s stock price. Greenhill multiplied forecasted adjusted EBITDA for each of the years 2019 to 2022 from the TSYS forecasts and Global Payments forecasts by a corresponding range of forward EV to adjusted EBITDA multiples from 12.9x to 15.9x, in the case of TSYS, and 15.2x to 18.2x, in the case of Global Payments, to derive a range of future values per share of each of TSYS common stock and Global Payments common stock. Greenhill selected the ranges of forward EV to adjusted EBITDA multiples for TSYS and Global Payments based on its professional judgement and experience, taking into account the forward EV to adjusted EBITDA multiples of TSYS and Global Payments, respectively, as of May 23, 2019. Greenhill then discounted these ranges of future values per share and the dividends per share projected to be paid in the applicable periods as reflected in the TSYS forecasts and the Global Payments forecasts, as applicable, back to May 23, 2019 using an equity discount rate of 8.1% for TSYS and 7.9% for Global Payments. The analysis resulted in a range of implied estimated equity values and estimated per share prices of TSYS common stock and Global Payments common stock as summarized below:

($ in millions, except per share values)
	Implied Equity Value		Implied Share Price
Company	Low	High	Low	High
TSYS	$15,313	$22,876	$85.42	$127.62
Global Payments	20,227	34,174	128.44	217.01

Greenhill then used the above implied estimated equity values and implied estimated per share values to calculate (1) an implied TSYS ownership percentage in the combined business utilizing the high TSYS implied equity value and the low Global Payments implied equity value, (2) an implied TSYS ownership percentage in the combined business utilizing the low TSYS implied equity value and the high Global Payments implied equity value, (3) an implied exchange ratio utilizing the high TSYS implied equity value and the low Global Payments implied equity value and (4) an implied exchange ratio utilizing the low TSYS implied equity value and the high Global Payments implied equity value. Greenhill compared these ranges to the proposed exchange ratio and resulting pro forma ownership in the combined business. The results of these analyses are summarized below:

Implied TSYS Ownership Percentage in Combined Business		Implied Exchange Ratio
Low TSYS / High Global Payments	High TSYS / Low Global Payments	Low TSYS / High Global Payments	High TSYS / Low Global Payments
30.9%	53.1%	0.394x	0.994x

Precedent Transactions Analysis.

Greenhill performed an analysis of selected recent business combinations involving target companies in the payments industry that in Greenhill’s judgment were relevant for its analysis. This analysis was based on publicly available information, including public filings, investor presentations and press releases. Although Greenhill analyzed the multiples implied by the selected transactions, none of these transactions or associated companies is identical to the merger, TSYS or Global Payments. Accordingly, Greenhill’s analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, the parties involved and the terms of their transactions and other factors that would necessarily affect the implied value of the companies in the selected transactions.

Greenhill reviewed the consideration paid in the transactions and analyzed the EV implied by such consideration as a multiple of last-12-month (which we refer to in this section of this joint proxy statement/prospectus as “LTM”) adjusted EBITDA (for the 12-month period prior to the fiscal quarter in which the transaction was announced).

The following table identifies the selected transactions reviewed by Greenhill in this analysis, and the EVs and EV/LTM adjusted EBITDA multiples calculated for such transactions:

($ in billions)
Date Announced	Acquiror	Target	EV	EV/ LTM Adjusted EBITDA
March 2019	Fidelity National Information Services, Inc.	Worldpay, Inc.	$43.0	22.7x
January 2019	Fiserv, Inc.	First Data Corporation	41.3	12.6x
January 2018	Silver Lake	Blackhawk Network Holdings, Inc.	3.5	15.5x
December 2017	TSYS	Cayan Holdings, LLC	1.1	~23.3x
September 2017	Hellman & Friedman LLC	Nets A/S	6.7	15.2x
July 2017	The Blackstone Group L.P., CVC Capital Partners	Paysafe Group PLC	4.2	12.7x
July 2017	Vantiv, Inc.	Worldpay Group plc	12.0	18.6x
January 2016	TSYS	TransFirst Inc.	2.4	15.5x
December 2015	Global Payments	Heartland Payments Systems, Inc.	4.3	19.6x
August 2014	FleetCor Technologies, Inc.	Comdata Inc.	3.5	~12.0x
February 2013	TSYS	NetSpend Holdings, Inc.	1.4	14.4x

Using the above results, Greenhill applied a range of reference EV/LTM adjusted EBITDA multiples of 12.0x to 23.3x to the estimated 2019 adjusted EBITDA for TSYS and Global Payments as provided in the TSYS forecasts and Global Payments forecasts, respectively, to arrive at high and low implied estimated TSYS and Global Payments EVs from which Greenhill then subtracted net debt to calculate the high and low implied estimated TSYS and Global Payments equity values and implied estimated per share values for the TSYS common stock and the Global Payments common stock. Net debt amounts (taking into account equity investments and/or non-controlling interests) as of April 30, 2019 for TSYS and Global Payments were $3,536 million and $5,044 million, respectively, as provided by TSYS management and Global Payments management, respectively. The results of these analyses are summarized below:

($ in millions, except per share values)
	Implied Equity Value		Implied Share Price
Company	Low	High	Low	High
TSYS	$12,910	$28,441	$72.02	$158.66
Global Payments	12,797	29,648	81.26	188.27

Greenhill then used the above implied estimated equity values and implied estimated per share values to calculate (1) an implied TSYS ownership percentage in the combined business utilizing the high TSYS implied equity value and the low Global Payments implied equity value, (2) an implied TSYS ownership percentage in the combined business utilizing the low TSYS implied equity value and the high Global Payments implied equity value, (3) an implied exchange ratio utilizing the high TSYS implied equity value and the low Global Payments implied equity value and (4) an implied exchange ratio utilizing the low TSYS implied equity value and the high Global Payments implied equity value. Greenhill compared these ranges to the proposed exchange ratio and resulting pro forma ownership in the combined business. The results of these analyses are summarized below:

Implied TSYS Ownership Percentage in Combined Business		Implied Exchange Ratio
Low TSYS / High Global Payments	High TSYS / Low Global Payments	Low TSYS / High Global Payments	High TSYS / Low Global Payments
30.3%	69.0%	0.383x	1.952x

Historical Average Acquisition Premia Analysis.

Greenhill performed an analysis of the premiums paid in 109 transactions announced from January 1, 2014 through May 23, 2019 in which the acquired company was a U.S. public company with a transaction value over $5 billion and which did not involve all-cash consideration. Using publicly available information at the time of the announcement of the relevant transaction, including information published by FactSet Research Systems Inc., Greenhill analyzed the premium in each such transaction over the closing prices one trading day, five trading days and thirty trading days, in each case, before the announcement of the applicable transaction. Based on this analysis, Greenhill applied a one-day premium range of 7% to 25% to the closing market capitalization of TSYS and closing share price of TSYS common stock on May 23, 2019 in order to derive an implied equity value range for TSYS of $19,108 million to $22,322 million and an implied equity value range per share of TSYS common stock of $106.59 to $124.53.

Analyst Price Targets Analysis.

Using information published by Bloomberg L.P. and FactSet Research Systems Inc. as of May 23, 2019, Greenhill reviewed and analyzed the most recent price targets for TSYS common stock published by twenty-five equity research analysts and the most recent price targets for Global Payments common stock published by thirty-one equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of TSYS common stock and/or Global Payments common stock, as applicable, and are not discounted to present value. This review presented a range of $92.00 to $120.00 per share of TSYS common stock and $105.00 to $182.00 per share of Global Payments common stock. The analysis resulted in a range of implied estimated equity values and estimated per share prices of TSYS common stock and Global Payments common stock as summarized below:

($ in millions, except per share values)
	Implied Equity Value		Implied Share Price
Company	Low	High	Low	High
TSYS	$16,492	$21,511	$92.00	$120.00
Global Payments	16,535	28,661	105.00	182.00

Greenhill then used the above implied estimated equity values and implied estimated per share values to calculate (1) an implied TSYS ownership percentage in the combined business utilizing the high TSYS implied equity value and the low Global Payments implied equity value, (2) an implied TSYS ownership percentage in the combined business utilizing the low TSYS implied equity value and the high Global Payments implied equity value, (3) an implied exchange ratio utilizing the high TSYS implied equity value and the low Global Payments implied equity value and (4) an implied exchange ratio utilizing the low TSYS implied equity value and the high Global Payments implied equity value. Greenhill compared these ranges to the proposed exchange ratio and resulting pro forma ownership in the combined business. The results of these analyses are summarized below:

Implied TSYS Ownership Percentage in Combined Business		Implied Exchange Ratio
Low TSYS / High Global Payments	High TSYS / Low Global Payments	Low TSYS / High Global Payments	High TSYS / Low Global Payments
36.5%	56.5%	0.505x	1.143x

52-week Trading Range Analysis.

Using market data as of May 23, 2019, Greenhill reviewed the historical trading range for TSYS common stock and Global Payments common stock for the 52 weeks up to (and including) May 23, 2019. Using information published by FactSet Research Systems Inc., the range between the intraday low and intraday high for TSYS common stock and Global Payments common stock over the 52-week period was $75.58 to $102.67 per share and $94.81 to $152.24 per share, respectively. The analysis resulted in a range of implied estimated equity values and estimated per share prices of TSYS common stock and Global Payments common stock as summarized below:

($ in millions, except per share values)
	Implied Equity Value		Implied Share Price
Company	Low	High	Low	High
TSYS	$13,548	$18,405	$75.58	$102.67
Global Payments	14,931	23,975	94.81	152.24

Greenhill then used the above implied estimated equity values and implied estimated per share values to calculate (1) an implied TSYS ownership percentage in the combined business utilizing the high TSYS implied equity value and the low Global Payments implied equity value, (2) an implied TSYS ownership percentage in the combined business utilizing the low TSYS implied equity value and the high Global Payments implied equity value, (3) an implied exchange ratio utilizing the high TSYS implied equity value and the low Global Payments implied equity value and (4) an implied exchange ratio utilizing the low TSYS implied equity value and the high Global Payments implied equity value. Greenhill compared these ranges to the proposed exchange ratio and resulting pro forma ownership in the combined business. The results of these analyses are summarized below:

Implied TSYS Ownership Percentage in Combined Business		Implied Exchange Ratio
Low TSYS / High Global Payments	High TSYS / Low Global Payments	Low TSYS / High Global Payments	High TSYS / Low Global Payments
36.1%	55.2%	0.496x	1.083x

General

The summary set forth above does not purport to be a complete description of the analyses performed by Greenhill, but simply describes, in summary form, the material analyses that Greenhill conducted in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, Greenhill believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Greenhill based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company or transaction used in Greenhill’s analysis as a comparison is directly comparable to TSYS, Global Payments or the merger. Because these analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of the parties or their respective advisors, none of TSYS, Global Payments or Greenhill or any other person assumes responsibility if future results are materially different from those forecasts or projections.

The exchange ratio pursuant to the merger agreement was determined through arms’ length negotiations between TSYS and Global Payments and was approved by the TSYS board of directors. Greenhill provided advice to the TSYS board of directors during these negotiations. Greenhill did not, however, recommend any specific exchange ratio to TSYS or the TSYS board of directors or that any specific exchange ratio constituted the only appropriate consideration for the merger. Greenhill’s opinion did not in any manner address the underlying business decision to proceed with or effect the merger.

Greenhill’s opinion was approved by Greenhill’s fairness opinion committee.

Greenhill has acted as financial advisor to TSYS in connection with the merger. During the two years ended May 27, 2019, Greenhill has not been engaged by, performed any services for or received any compensation from TSYS, Global Payments or any other parties to the merger or their respective affiliates, other than (i) amounts that were paid to Greenhill under the letter agreement pursuant to which Greenhill was retained as a financial advisor to TSYS in connection with the merger and (ii) $4.5 million (in addition to reimbursements for certain of Greenhill’s out-of-pocket expenses) that was paid to Greenhill in the aggregate under other letter agreements pursuant to which Greenhill was retained as a financial advisor to TSYS in connection with certain other matters.

In connection with the merger, TSYS has agreed to pay Greenhill a fee of $32.5 million, of which $5 million was paid upon the announcement of the merger and the remainder of which is contingent on completion of the merger. TSYS has also agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by it in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement.

Greenhill is an internationally recognized investment banking firm regularly engaged in providing financial advisory services in connection with mergers and acquisitions. TSYS selected Greenhill as its financial advisor in connection with the merger on the basis of Greenhill’s experience in similar transactions, its reputation in the investment community and its familiarity with the payments industry.

Greenhill’s opinion was one of the many factors considered by the TSYS board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the TSYS board of directors with respect to the merger.

Opinion of Goldman Sachs

At a meeting of the TSYS board of directors, Goldman Sachs rendered to the TSYS board of directors its oral opinion, subsequently confirmed by delivery of a written opinion, dated May 27, 2019, to the effect that, as of the date of Goldman Sachs’ written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Global Payments and its affiliates) of shares of TSYS common stock.

The full text of the written opinion of Goldman Sachs, dated May 27, 2019, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex E. The summary of Goldman Sachs’ opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the TSYS board of directors in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any TSYS shareholder should vote with respect to the merger or any other matter.

In connection with delivering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of TSYS for the five years ended December 31, 2018;

•	annual reports to shareholders and Annual Reports on Form 10-K of Global Payments for the two fiscal years ended December 31, 2018 and the three fiscal years ended May 31, 2016;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of TSYS and Global Payments;

•	certain other communications from TSYS and Global Payments to their respective shareholders;

•	certain publicly available research analyst reports for TSYS and Global Payments; and

•

certain internal financial analyses and forecasts for TSYS on a stand-alone basis prepared by its management and for Global Payments on a stand-alone basis prepared by its management, as adjusted by the management of TSYS, and certain financial analyses and forecasts for Global Payments pro forma for the merger prepared by the management of TSYS in each case, as approved for Goldman Sachs’ use by TSYS (which we refer to in this section of this joint proxy statement/prospectus as the “forecasts”), including certain operating synergies projected by the managements of TSYS and Global Payments to result from the merger, as approved for Goldman Sachs’ use by TSYS (which we refer to in this section of this joint proxy statement/prospectus as the “synergies”) (as described in the section entitled “—Certain Unaudited Prospective Financial Information,” beginning on page 123).

Goldman Sachs also held discussions with members of the senior managements of TSYS and Global Payments regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of Global Payments and with members of the senior management of TSYS regarding their assessment of the past and current business operations, financial condition and future prospects of TSYS; reviewed the reported price and trading activity for the shares of TSYS common stock and shares of Global Payments common stock; compared certain financial and stock market information for TSYS and Global Payments with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the payments industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the TSYS board of directors, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the TSYS board of directors that the forecasts, including the synergies, were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of TSYS. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of TSYS or Global Payments or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on TSYS or Global Payments or on the expected benefits of the merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of TSYS to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to TSYS; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, TSYS or any other alternative transaction. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to the holders (other than Global Payments and its affiliates) of shares of TSYS common stock, as of the date of its written opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of TSYS; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of TSYS, or any class of such persons, in connection with the merger, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Global Payments common stock would trade at any time or as to the impact of the merger on the solvency or viability of TSYS or Global Payments or the ability of TSYS or Global Payments to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its written opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its written opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the TSYS board of directors in connection with its consideration of the merger and the opinion does not constitute a recommendation as to how any holder of TSYS common stock should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Goldman Sachs to the TSYS board of directors in connection with rendering to the TSYS board of directors the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 23, 2019 and is not necessarily indicative of current or future market conditions.

Implied Premia and Multiple Analysis

Goldman Sachs calculated and compared certain implied premia and multiples using the closing price for the shares of TSYS common stock on May 23, 2019, the closing price for the shares of Global Payments common stock on May 23, 2019, and the implied value of the merger consideration to be paid by Global Payments for each share of TSYS common stock pursuant to the merger agreement. For purposes of its analysis, Goldman Sachs calculated an implied value for the merger consideration of $119.86 (which we refer to in this section of this joint proxy statement/prospectus as the “implied merger consideration value”) by multiplying the exchange ratio of 0.8101 pursuant to the merger agreement by $147.96, the closing price for the shares of Global Payments common stock on May 23, 2019.

Goldman Sachs calculated the following:

•	The premium represented by the implied merger consideration value of $119.86 per TSYS share relative to:

•

$99.62, the closing price of the shares of TSYS common stock on May 23, 2019, the day before the last full trading day prior to announcement of the merger (which we refer to in this section of this joint proxy statement/prospectus as the “TSYS pre-announcement closing price”);

•

$100.22, the volume weighted average price (which we refer to in this section of this joint proxy statement/prospectus as “VWAP”) of shares of TSYS common stock over the 30-trading-day period ended May 23, 2019 (which we refer to in this section of this joint proxy statement/prospectus as the “TSYS 30-day VWAP”);

•

$97.30, the VWAP of shares of TSYS common stock over the 60-trading-day period ended May 23, 2019 (which we refer to in this section of this joint proxy statement/prospectus as the “TSYS 60-day VWAP”); and

•

$102.67, the highest intraday trading price of shares of TSYS common stock over the 52-week period ended May 23, 2019 (which we refer to in this section of this joint proxy statement/prospectus as the “TSYS 52-week high”).

The results of these calculations are as follows:

TSYS Reference Share Price	Implied Premium Represented by the Implied Merger Consideration Value of $119.86 per TSYS Share
TSYS Pre-Announcement Closing Price of $99.62	20.3%
TSYS 30-day VWAP of $100.22	19.6%
TSYS 60-day VWAP of $97.30	23.2%
TSYS 52-week high of $102.67	16.7%

In addition, Goldman Sachs calculated an implied equity value for Global Payments by multiplying $147.96, the closing price for the shares of Global Payments common stock on May 23, 2019 (which we refer to in this section of this joint proxy statement/prospectus as the “Global Payments pre-announcement closing price”), by the total number of fully diluted shares of Global Payments common stock outstanding as of May 23, 2019, calculated based on the Global Payments pre-announcement closing price and outstanding equity information for Global Payments provided by Global Payments management. Goldman Sachs then calculated an implied enterprise value for Global Payments by adding to the implied equity value calculated for Global Payments, Global Payments’ net debt (calculated as debt less cash and equity investments (which we refer to in this section of this joint proxy statement/prospectus as “net debt”)) and non-controlling interests, each as of March 31, 2019, as reflected in Global Payments’ consolidated balance sheet as of that date.

Goldman Sachs also calculated implied equity values for TSYS by multiplying each of the TSYS pre-announcement closing price and the implied merger consideration value per share of TSYS common stock, by the total number of fully diluted shares of TSYS common stock outstanding as of May 23, 2019, calculated based on the TSYS pre-announcement closing price and the implied merger consideration value, as applicable, and equity information for TSYS as provided by TSYS management. Goldman Sachs then calculated implied enterprise values for TSYS by adding to each of the implied equity values calculated for TSYS, TSYS’ net debt as of March 31, 2019, as reflected in TSYS’ consolidated balance sheet as of that date.

Using the foregoing, Goldman Sachs calculated the following multiples:

•

The implied enterprise value for Global Payments as a multiple of the estimated adjusted EBITDA of Global Payments for calendar years 2019 and 2020, as reflected in (i) the median estimates published by the Institutional Brokers’ Estimate System (which we refer to in this section of this joint proxy statement/prospectus as “IBES estimates”) for Global Payments and (ii) the forecasts for Global Payments.

The results of these calculations are as follows:

Metric	Global Payments Enterprise Value / Adjusted EBITDA
2019E Adjusted EBITDA (IBES Estimates)	17.5x
2020E Adjusted EBITDA (IBES Estimates)	15.8x
2019E Adjusted EBITDA (Forecasts)	16.7x
2020E Adjusted EBITDA (Forecasts)	15.0x

•

the implied enterprise value for TSYS based on both the TSYS pre-announcement closing price and the implied merger consideration value as a multiple of the estimated adjusted EBITDA of TSYS for calendar years 2019 and 2020, as reflected in (i) the IBES estimates for TSYS and (ii) the forecasts for TSYS.

The results of these calculations are as follows:

TSYS Enterprise Value / Adjusted EBITDA
Metric	TSYS Pre-Announcement Closing Price	Implied Merger Consideration Value
2019E Adjusted EBITDA (IBES Estimates)	14.5x	17.0x
2020E Adjusted EBITDA (IBES Estimates)	13.3x	15.6x
2019E Adjusted EBITDA (Forecasts)	14.4x	16.9x
2020E Adjusted EBITDA (Forecasts)	13.2x	15.5x

Based on the foregoing, Goldman Sachs also calculated the following multiples:

•

The Global Payments pre-announcement closing price as a multiple of estimated adjusted EPS of Global Payments for calendar years 2019 and 2020, as reflected in (i) the IBES estimates for Global Payments and (ii) the forecasts for Global Payments.

The results of these calculations are as follows:

Metric	Global Payments Pre-Announcement Closing Price / Adjusted EPS
2019E Adjusted EPS (IBES Estimates)	24.5x
2020E Adjusted EPS (IBES Estimates)	21.0x
2019E Adjusted EPS (Forecasts)	25.1x
2020E Adjusted EPS (Forecasts)	21.4x

•

Each of the TSYS pre-announcement closing price and the implied merger consideration value as a multiple of estimated adjusted EPS of TSYS for calendar years 2019 and 2020, as reflected in (i) the IBES estimates for TSYS and (ii) the forecasts for TSYS.

The results of these calculations are as follows:

Price / Adjusted EPS
Metric	TSYS Pre-Announcement Closing Price	Implied Merger Consideration Value
2019E Adjusted EPS (IBES Estimates)	20.4x	24.6x
2020E Adjusted EPS (IBES Estimates)	18.0x	21.7x
2019E Adjusted EPS (Forecasts)	20.6x	24.8x
2020E Adjusted EPS (Forecasts)	18.2x	21.9x

Illustrative Discounted Cash Flow Analysis for TSYS

Goldman Sachs performed an illustrative discounted cash flow (which we refer to in this section of this joint proxy statement/prospectus as “DCF”) analysis of TSYS on a stand-alone basis to derive a range of illustrative present values per share of TSYS common stock on a stand-alone basis, as of March 31, 2019.

Using discount rates ranging from 6.50% to 7.50%, reflecting estimates of TSYS’ weighted average cost of capital on a stand-alone basis, Goldman Sachs discounted to present value as of March 31, 2019 (i) estimates of the unlevered free cash flows to be generated by TSYS for the period from March 31, 2019 to December 31, 2024, as reflected in the forecasts for TSYS, and (ii) a range of illustrative terminal values for TSYS as of December 31, 2024, calculated by applying perpetuity growth rates ranging from 2.0% to 2.5% to the estimate of the terminal year unlevered free cash flow of TSYS, as reflected in the forecasts for TSYS (which analysis implied multiples of the implied terminal values derived for TSYS to estimated adjusted EBITDA for TSYS, as reflected in the forecasts for TSYS, for 2024, ranging from 12.0x to 16.5x). Goldman Sachs derived the discount rates referenced above by application of the capital asset pricing model (which we refer to in this section of this joint proxy statement/prospectus as “CAPM”), which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the forecasts for TSYS and market expectations regarding long-term real growth of gross domestic product and inflation.

Goldman Sachs derived a range of illustrative enterprise values for TSYS by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived the net debt of TSYS as of March 31, 2019, as reflected in TSYS’ consolidated balance sheet as of that date, to derive a range of illustrative equity values for TSYS. Goldman Sachs then divided the range of illustrative equity values it derived for TSYS by the fully diluted shares of TSYS common stock outstanding as of May 23, 2019, calculated based on equity information for TSYS as provided by TSYS management and approved for Goldman Sachs’ use by TSYS management, to derive a range of illustrative present values per share of TSYS common stock on a stand-alone basis of $110.92 to $157.08.

Illustrative Present Value of Future Stock Price Analysis for TSYS

Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of TSYS common stock on a stand-alone basis as of May 23, 2019 based on theoretical future prices calculated by Goldman Sachs for the shares of TSYS common stock on a stand-alone basis.

Goldman Sachs derived a range of theoretical future values per share for the shares of TSYS common stock as of December 31 of each of 2019, 2020 and 2021 by applying illustrative one year forward price to adjusted EPS multiples of 18.0x to 20.0x to estimates of the adjusted EPS of TSYS for each of 2019, 2020 and 2021 as reflected in the forecasts for TSYS. By applying a discount rate of 7.5%, reflecting an estimate of TSYS’ cost of equity, Goldman Sachs discounted to present value as of May 23, 2019 the theoretical future values per share it derived for TSYS through the end of the applicable year as reflected in the forecasts for TSYS, to yield illustrative present values per share of TSYS common stock on a stand-alone basis ranging from $95.49 to $118.99.

The illustrative one year forward price to adjusted EPS multiples used in the foregoing analysis were derived by Goldman Sachs using its professional judgement and experience, taking into account historical one year forward price to adjusted EPS multiples for TSYS. Goldman Sachs derived the discount rate used in the foregoing analysis by application of the CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.

Selected Precedent Transactions Analysis for TSYS

Goldman Sachs analyzed certain publicly available information relating to the selected acquisition transactions listed below announced since February 2013 involving target companies in the financial services technology industry.

Based on information in public filings, press releases and financial media reports relating to the applicable transaction, for each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s adjusted EBITDA over the last four quarter period ended prior to the announcement of the applicable transaction (which we refer to in this section of this joint proxy statement/prospectus as “LTM adjusted EBITDA”).

The results of these calculations for each transaction are set forth below

Announcement Date	Target	Acquirer	Enterprise Value / LTM Adjusted EBITDA
March 2019	Worldpay, Inc.	Fidelity National Information Services, Inc.	22.7x
January 2019	First Data Corporation	Fiserv, Inc.	12.6x
January 2018	Blackhawk Network Holdings, Inc.	Silver Lake	15.5x
December 2017	Cayan Holdings, LLC	TSYS	23.3x
September 2017	Nets A/S	Hellman & Friedman LLC	15.2x
July 2017	Paysafe Group PLC	The Blackstone Group L.P., CVC Capital Partners	12.7x
July 2017	Worldpay, Inc.	Vantiv, Inc.	18.6x
January 2016	TransFirst Inc.	TSYS	15.5x
December 2015	Heartland Payments Systems, Inc.	Global Payments	19.5x
August 2014	Comdata Inc.	FleetCor Technologies, Inc.	12.0x
February 2013	NetSpend Holdings, Inc.	TSYS	14.4x

Median			15.5x

While none of the selected transactions or companies that participated in the selected transactions are directly comparable to TSYS or the merger, the selected transactions are all of the transactions since February 2013 that, in Goldman Sachs’ professional judgment, involved target companies with operations that, for the purposes of analysis, may be considered similar to certain of TSYS’ results, market size and service profile.

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment, Goldman Sachs applied a reference range of enterprise value to LTM adjusted EBITDA multiples of 12.0x to 23.3x (which multiples represented the low and high values, respectively, of the multiples set forth in the table above) to TSYS’ adjusted EBITDA for the year ended March 31, 2019, to derive a range of implied enterprise values for TSYS. Goldman Sachs subtracted from the range of implied enterprise values TSYS’ net debt as of March 31, 2019, as reflected in TSYS’ consolidated balance sheet as of that date, to derive a range of illustrative equity values for TSYS. Goldman Sachs then divided the range of illustrative equity values it derived for TSYS by the fully diluted shares of TSYS common stock outstanding as of May 23, 2019, calculated based on equity information for TSYS as provided by TSYS management and approved for Goldman Sachs’ use by TSYS management, to derive a reference range of implied values per share of TSYS of $71.48 to $159.79.

Premia Paid Analysis

Goldman Sachs reviewed and analyzed, using publicly available data obtained from Dealogic and Capital IQ databases, the premia paid in 110 acquisitions of publicly traded companies in the United States announced from January 1, 2014 through May 23, 2019 with a transaction enterprise value of $5 billion or greater (excluding all-cash transactions and transactions involving financial sponsors). For the entire period, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid relative to the target company’s share price one trading day prior to the announcement of the transaction. The following shows a summary of the results of the review:

Premium to 1-Day Prior to Announcement
Median	17%
25th Percentile	7%
75th Percentile	26%

Based on its review of the foregoing data and its professional judgment and experience, Goldman Sachs applied a range of illustrative premia of 5.0%—25.0% to the TSYS pre-announcement closing price of $99.62. This analysis resulted in a range of implied values per share of TSYS common stock of $104.60 to $124.53.

Illustrative Discounted Cash Flow Analysis for Global Payments

Goldman Sachs performed an illustrative DCF analysis of Global Payments on a stand-alone basis to derive a range of illustrative present values per share of Global Payments common stock on a stand-alone basis, as of March 31, 2019.

Using discount rates ranging from 7.5% to 8.5%, reflecting estimates of Global Payments’ weighted average cost of capital on a stand-alone basis, Goldman Sachs discounted to present value as of March 31, 2019 (i) estimates of the unlevered free cash flows to be generated by Global Payments for the period from March 31, 2019 to December 31, 2024, as reflected in the forecasts for Global Payments on a stand-alone basis without taking into account the synergies, and (ii) a range of illustrative terminal values for TSYS as of December 31, 2024, calculated by applying perpetuity growth rates ranging from 2.5% to 3.0% to the estimate of the terminal year unlevered free cash flow of Global Payments, as reflected in the forecasts for Global Payments on a stand-alone basis without taking into account the synergies (which analysis implied multiples of the implied terminal values derived for Global Payments to estimated adjusted EBITDA for Global Payments as reflected in the forecasts for Global Payments on a stand-alone basis, for 2024, ranging from 14.1x to 18.8x). Goldman Sachs derived the discount rates referenced above by application of the CAPM, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the forecasts for Global Payments and market expectations regarding long-term real growth of gross domestic product and inflation.

Goldman Sachs derived a range of illustrative enterprise values for Global Payments on a stand-alone basis by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Global Payments the net debt and noncontrolling interests of Global Payments, each as of March 31, 2019, as reflected in Global Payments’ consolidated balance sheet as of that date, to derive a range of illustrative equity values for Global Payments on a stand-alone basis. Goldman Sachs then divided the range of illustrative equity values it derived for Global Payments on a stand-alone basis by the fully diluted shares of Global Payments common stock outstanding as of May 23, 2019, calculated based on equity information for Global Payments as provided by Global Payments management, and approved for Goldman Sachs’ use by TSYS management, to derive a range of illustrative present values per share of Global Payments common stock on a stand-alone basis of $164.77 to $225.54.

Illustrative Discounted Cash Flow Analysis for TSYS Shares on a Pro-Forma Basis

Goldman Sachs also performed an illustrative DCF analysis of Global Payments on a pro-forma basis giving effect to the merger to derive a range of illustrative present values for the 0.8101 of a share of Global Payments common stock to be received for each share of TSYS common stock in the merger, as of March 31, 2019.

Using discount rates ranging from 7.0% to 8.0%, reflecting estimates of Global Payments’ weighted average cost of capital on a pro-forma basis, Goldman Sachs discounted to present value as of March 31, 2019 (i) estimates of the unlevered free cash flows to be generated by Global Payments on a pro-forma basis taking into account the synergies for the period from March 31, 2019 to December 31, 2024, as reflected in the forecasts for Global Payments on a pro-forma basis, and (ii) a range of illustrative terminal values for Global Payments on a pro-forma basis as of December 31, 2024, calculated by applying perpetuity growth rates ranging from 2.25% to 2.75% to the estimate of the terminal year unlevered free cash flow of Global Payments on a pro-forma basis taking into account the synergies, as reflected in the forecasts for Global Payments on a pro-forma basis (which analysis implied multiples of the implied terminal values derived for Global Payments on a pro-forma basis to estimated adjusted EBITDA for Global Payments as reflected in the forecasts for Global Payments on a pro-forma basis for 2024 ranging from 12.5x to 17.0x). Goldman Sachs derived the discount rates referenced above by application of the CAPM, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the forecasts for Global Payments on a pro-forma basis (including the synergies) and market expectations regarding long-term real growth of gross domestic product and inflation.

Goldman Sachs derived a range of illustrative enterprise values for Global Payments on a pro-forma basis by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Global Payments on a pro-forma basis estimates of the net debt and non-controlling interests of Global Payments on a pro-forma basis as of transaction close (estimated to be September 30, 2019), reflective of transaction financing considerations, as provided by TSYS management, to derive a range of illustrative equity values for Global Payments on a pro-forma basis. Goldman Sachs then divided the range of illustrative equity values it derived for Global Payments on a pro-forma basis by the fully diluted shares of Global Payments common stock outstanding as of May 23, 2019 (calculated based on equity information for Global Payments as provided by Global Payments management) plus the number of shares of Global Payments common stock to be issued in the merger in respect of the fully diluted shares of TSYS common stock outstanding as of May 23, 2019 (calculated based on equity information for TSYS as provided by TSYS management), to derive a range of illustrative present values per share of Global Payments common stock on a pro-forma basis. Goldman Sachs then multiplied this range by the exchange ratio, to derive illustrative present values for the 0.8101 of a share of Global Payments common stock to be received for each share of TSYS common stock in the merger, of $128.84 to $181.16.

Illustrative Present Value of Future Stock Price Analysis for TSYS Shares on a Pro-forma Basis

Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values, as of May 23, 2019, of the 0.8101 of a share of Global Payments common stock to be received for each share of TSYS common stock in the merger based on theoretical future prices calculated by Goldman Sachs for the shares of Global Payments common stock on a pro-forma basis giving effect to the merger and taking the synergies into account.

Goldman Sachs derived a range of theoretical future values per share for the shares of Global Payments common stock on a pro-forma basis as of December 31, 2019, 2020 and 2021 by applying illustrative one year forward price to adjusted EPS multiples of 19.0x to 21.0x to estimates of the adjusted EPS of Global Payments on a pro-forma basis for each of 2019, 2020 and 2021, as reflected in the forecasts for Global Payments on a pro-forma basis taking into account the synergies. By applying a discount rate of 8.5%, reflecting an estimate of Global Payments cost of equity on a pro-forma basis, Goldman Sachs discounted to present value, as of May 23, 2019, both the theoretical future values per share it derived for Global Payments on a pro-forma basis through the end of the applicable year as reflected in the forecasts for Global Payments on a pro-forma basis and the estimated dividends to be paid per share of Global Payments common stock on a pro forma basis through the end of the applicable year as reflected in the forecasts for Global Payments on a pro-forma basis, to yield illustrative present values per share of Global Payments common stock on a pro-forma basis. Goldman Sachs then multiplied this range by the exchange ratio to yield illustrative present values for the 0.8101 of a share of Global Payments common stock to be received for each share of TSYS common stock in the merger, ranging from $107.81 to $156.08.

The illustrative one year forward price to adjusted EPS multiples used in the foregoing analysis were derived by Goldman Sachs using its professional judgement and experience, by assuming a blended one year forward price to adjusted EPS multiple weighted by the stand-alone market capitalizations for TSYS and Global Payments, taking into account historical one year forward price to adjusted EPS multiples for TSYS and Global Payments. Goldman Sachs derived the discount rate used in the foregoing analysis by application of the CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.

Relative Exchange Ratio Analysis

Goldman Sachs performed an illustrative relative exchange ratio analysis based on the results of its discounted cash flow analyses on TSYS and Global Payments on a stand-alone basis to determine the implied exchange ratio of shares of TSYS common stock to shares of Global Payments common stock. For purposes if its analysis, Goldman Sachs applied a perpetuity growth rate for TSYS of 2.25% and a perpetuity growth rate for Global Payments of 2.75%, both of which amounts were the respective mid-points of the perpetuity growth rate ranges used by Goldman Sachs in its stand-alone DCF analysis of TSYS and Global Payments. Goldman Sachs calculated the implied exchange ratio by dividing the illustrative range of present values per share of TSYS common stock from its illustrative discounted cash flow analysis on TSYS on a stand-alone basis by the illustrative range of present values per share of Global Payments common stock from its illustrative discounted cash flow analysis on Global Payments on a stand-alone basis. This analysis resulted in a range of implied exchange ratios of 0.5428x to 0.8614x.

Illustrative Contribution Analysis

Using the forecasts and publicly available information, Goldman Sachs analyzed the implied contributions of TSYS and Global Payments to the pro forma combined company based on estimated future operating and financial information of each company on a stand-alone basis, including (i) estimated adjusted net revenue for Global Payments, estimated net revenue for TSYS, estimated adjusted EBITDA, estimated adjusted net income, and unlevered free cash flow, in each case for calendar years 2020 and 2021 as reflected in the forecasts, and (ii) market capitalization as of May 23, 2019. Estimated adjusted net income for Global Payments was derived by multiplying estimated adjusted EPS for Global Payments for the respective year by the estimated average total number of fully diluted shares of Global Payments common stock for the respective year, as provided by Global Payments management and approved for Goldman Sachs’ use by TSYS. Based on the relative sizes of contribution calculated based on the illustrative levered equity values described above, Goldman Sachs also calculated an implied illustrative exchange ratio for each such relative size of contribution.

The following table presents the results of this analysis:

	Implied Contribution		Implied Exchange Ratio
	Global Payments	TSYS
Revenue
2020E	47.0%	53.0%	1.0912x
2021E	47.6%	52.4%	1.0578x
Adjusted EBITDA
2020E	53.9%	46.1%	0.7812x
2021E	54.5%	45.5%	0.7582x
Adjusted Net Income
2020E	52.4%	47.6%	0.7972x
2021E	52.7%	47.3%	0.7881x
Unlevered Free Cash Flow
2020E	57.7%	42.3%	0.6441x
2021E	58.2%	41.8%	0.6292x
Market Capitalization	56.6%	43.4%	0.6822x

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to TSYS or the merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the TSYS board of directors as to the fairness from a financial point of view to the holders (other than Global Payments and its affiliates) of shares of TSYS common stock, as of the date of its written opinion, of the exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of TSYS, Global Payments, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between TSYS and Global Payments and was approved by the TSYS board of directors. Goldman Sachs provided advice to TSYS during these negotiations. Goldman Sachs did not, however, recommend any specific consideration to TSYS or the TSYS board of directors or that any specific consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the TSYS board of directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the TSYS board of directors and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex E to this joint proxy statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of TSYS, Global Payments and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger. Goldman Sachs acted as financial advisor to TSYS in connection with, and has participated in certain of the negotiations leading to, the merger. Goldman Sachs expects to receive fees for its services in connection with the merger, the principal portion of which is contingent upon consummation of the merger, and TSYS has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to TSYS and/or its affiliates from time to time. During the two-year period ended May 23, 2019, Goldman Sachs has not recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to TSYS and/or its affiliates. During the two-year period ended May 23, 2019, the Investment Banking Division of Goldman Sachs has not been engaged by Global Payments or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to TSYS, Global Payments, and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation. In addition, a Senior Advisor of Goldman Sachs is a director of TSYS.

The TSYS board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to an engagement letter dated May 3, 2019, TSYS engaged Goldman Sachs to act as its financial advisor in connection with the merger. The engagement letter between TSYS and Goldman Sachs provides for a transaction fee of $32,500,000, $5,000,000 of which has been paid to Goldman Sachs upon announcement of the merger and the remainder of which is contingent upon consummation of the merger. In addition, TSYS agreed to reimburse Goldman Sachs for certain of its expenses and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Unaudited Prospective Financial Information

Global Payments and TSYS do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.

However, in connection with the merger, Global Payments senior management and TSYS senior management prepared or approved for use certain unaudited prospective financial information which was provided to and considered by each of BofA Merrill Lynch and J.P. Morgan, at the direction of Global Payments management, and Greenhill and Goldman Sachs, at the direction of TSYS management, in each case for the purpose of performing financial analyses in connection with their respective fairness opinions, as described in this joint proxy statement/prospectus under “—Opinions of Global Payments’ Financial Advisors” beginning on page 74 and “—Opinions of TSYS’ Financial Advisors” beginning on page 100, and was provided to each of TSYS and Global Payments, respectively, and their respective boards of directors. We refer to this information collectively as the “prospective financial information”. A summary of certain significant elements of this information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing holders of Global Payments common stock and holders of TSYS common stock access to certain nonpublic information made available to Global Payments and TSYS and their respective financial advisors for the purpose of performing financial analyses in connection with their respective fairness opinions.

Although, in the view of the Global Payments senior management team and the TSYS senior management team, the prospective financial information was prepared on a reasonable basis, neither Global Payments nor TSYS endorses prospective financial information as a reliable indication of future results. Furthermore, although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by Global Payments senior management or TSYS senior management, as applicable, at the time such prospective financial information was prepared or approved for use and represents Global Payments senior management’s or TSYS senior management’s respective evaluation of expected future financial performance on a stand-alone basis, without reference to the merger. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Global Payments and TSYS operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus and in the reports that Global Payments and TSYS file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Global Payments and TSYS and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of Global Payments or TSYS could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that Global Payments, TSYS or their respective boards of directors or financial advisors considered, or now consider, this prospective financial information to be material information to any holders of Global Payments common stock or holders of TSYS common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on Global Payments or TSYS of the merger, and does not attempt to predict or suggest future results of the combined company or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”), the effect on Global Payments or TSYS of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the projections do not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.

The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. None of Deloitte & Touche LLP (Global Payments’ independent registered public accounting firm), KPMG LLP (TSYS’ independent registered public accounting firm), nor any other independent registered public accounting firm, have audited, reviewed, examined, compiled nor applied any procedures with respect to the prospective financial information and, accordingly, Deloitte & Touche LLP and KPMG LLP have not expressed any opinion or given any other form of assurance with respect thereto or its achievability and they assume no responsibility for the prospective financial information and disclaim any association with the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of Global Payments and TSYS, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

Global Payments Prospective Financial Information. The following prospective financial information used by BofA Merrill Lynch, J.P. Morgan, Greenhill and Goldman Sachs, respectively, in performing their financial analyses with respect to Global Payments on a stand-alone basis, was (i) provided by Global Payments to TSYS, and provided by TSYS management to Greenhill and Goldman Sachs and approved by TSYS for use by Greenhill and Goldman Sachs, respectively, and (ii) provided by Global Payments management to BofA Merrill

Lynch and J.P. Morgan and approved by Global Payments for use by BofA Merrill Lynch and J.P. Morgan, respectively:

Summary of the Prospective Financial Information(1)

(in millions, except per share data)

	2019	2020	2021	2022	2023
Adjusted Net Revenue(2)	$4,473	$4,890	$5,370	$5,895	$6,480
Adjusted EBITDA(2)	$1,697	$1,892	$2,124	$2,384	$2,679
Adjusted Operating Income(2)	$1,442	$1,611	$1,813	$2,038	$2,292
Adjusted Earnings Per Share(2)	$5.89	$6.90	$8.11	$9.57	$11.32

(1)

Global Payments unaudited prospective financial information was prepared as of January 2019. 2019 expectations represent Global Payments’ budget for the 2019 period and do not reflect year-to-date performance trends. As of May 2, 2019, Global Payments’ Adjusted Earnings Per Share guidance for 2019 was $5.95 to $6.12.

(2)

Adjusted net revenue, adjusted EBITDA, adjusted operating income, and adjusted earnings per share are not GAAP measures. For purposes of the prospective financial information, (i) adjusted net revenue is defined as revenue excluding gross-up related payments associated with certain lines of business and adjusted to include payment network fees; (ii) adjusted EBITDA is defined as net income excluding interest expense (net of interest income), income taxes, depreciation, amortization, including acquisition-related intangible amortization expense, share-based compensation, other nonoperating income or expenses, and also adjusted for, as applicable, certain items allowable under Global Payments’ debt documents; and (iii) adjusted operating income and adjusted earnings per share are defined as operating income and earnings per share, respectively, excluding acquisition-related intangible amortization expense and share-based compensation and, for adjusted earnings per share includes the related income tax effects associated with such adjustments.

TSYS Prospective Financial Information. The following prospective financial information used by BofA Merrill Lynch, J.P. Morgan, Greenhill and Goldman Sachs, respectively, in performing their financial analyses with respect to TSYS on a stand-alone basis, was (i) provided by TSYS management to Greenhill and Goldman Sachs and approved by TSYS for use by Greenhill and Goldman Sachs, respectively, and (ii) provided by TSYS to Global Payments, and provided by Global Payments management to BofA Merrill Lynch and J.P. Morgan and approved by Global Payments for use by BofA Merrill Lynch and J.P. Morgan, respectively:

Summary of the Prospective Financial Information

(in millions, except per share data)

	2019	2020	2021	2022	2023	2024
Net Revenue(1)	$4,032	$4,355	$4,721	$5,104	$5,481	$5,887
Adjusted EBITDA(1)	$1,482	$1,619	$1,772	$1,932	$2,096	$2,274
Adjusted Operating Income(1)	$1,206	$1,322	$1,452	$1,588	$1,735	$1,894
Adjusted Earnings Per Share(1)	$4.83	$5.48	$6.23	$7.02	$7.91	$8.89

(1)

Net revenue, adjusted EBITDA, adjusted operating income and adjusted earnings per share are not GAAP measures. For purposes of the prospective financial information, (i) net revenue is defined as total revenue less reimbursable items; (ii) adjusted EBITDA is defined as net income excluding equity in income of equity investments, interest expense (net of interest income), income taxes, depreciation, amortization, client incentive/contract asset amortization, contract cost asset amortization, gains or losses on foreign currency translations, other non-operating income or expenses, share-based compensation expenses, litigation, claims, judgments or settlements and certain merger and acquisition expenses; and (iii) adjusted operating income and adjusted earnings per share are defined as operating income and earnings per share, respectively, excluding acquisition-related intangible amortization expense, share-based compensation expense and one-time charges and, for adjusted earnings per share, the related income tax effects associated with such adjustments.

Certain Estimated Synergies Attributable to the Merger

TSYS management and Global Payments management jointly developed and provided to their respective boards of directors prospective financial information relating to the anticipated revenue synergies and cost synergies to be realized by the combined company, and related costs of achieving such synergies, for the years 2019 through 2022 expected to result from the merger. Such prospective financial information, which we refer to in this “—Certain Estimated Synergies Attributable to the Merger” section as the “synergies,” was also (i) provided by TSYS management to Greenhill and Goldman Sachs and approved by TSYS for use by Greenhill and Goldman Sachs, respectively, and (ii) provided by Global Payments management to BofA Merrill Lynch and J.P. Morgan and approved by Global Payments for use by BofA Merrill Lynch and J.P. Morgan, respectively, in each case for the purpose of performing financial analyses in connection with such financial advisors’ respective fairness opinions as described in this joint proxy statement/prospectus under “—Opinions of Global Payments’ Financial Advisors” beginning on page 74 and “—Opinions of TSYS’ Financial Advisors” beginning on page 100.

The synergies consisted of estimated run-rate cost synergies increasing to reach at least $300 million by the end of the three-year period in 2022, and estimated run-rate revenue synergies increasing to reach at least $100 million by the end of the three-year period in 2022 (assuming a 50% adjusted EBITDA margin with respect to such run-rate revenue synergies). The synergies assumed that the expected benefits of the merger would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the completion of the merger. In addition, the analysis for estimated cost synergies assumed costs to achieve of 1.0x run-rate cost synergies, phased in at 75% in 2020 and 25% in 2021. The estimated cost synergies are expected to come primarily from cost savings in elimination of duplicative corporate structures, technology and infrastructure optimization and operational synergies. The estimated revenue synergies are expected to come primarily from cross-selling complementary technology solutions to customers through the combined company’s direct distribution network. The estimated cost and revenue synergies and the integration costs all assumed a hypothetical September 30, 2019 closing date for the merger.

See the section above entitled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 123 for further information regarding the uncertainties underlying the synergies as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 34 and 36, respectively, for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the merger.

General

The prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.

By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Global Payments nor TSYS nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Global Payments or TSYS compared to the information contained in the prospective financial information. Neither Global Payments, TSYS, nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. None of Global Payments, TSYS, BofA Merrill Lynch, J.P. Morgan, Greenhill, Goldman Sachs, or their respective representatives has made, makes or is authorized in the future to make any representation to any shareholder of Global Payments or TSYS or other person regarding Global Payments’ or TSYS’ ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is being provided because it was made available to and considered by BofA Merrill Lynch, J.P. Morgan, Greenhill and Goldman Sachs, and Global Payments and TSYS and their respective boards of directors in connection with the merger.

In light of the foregoing, and considering that the Global Payments and TSYS special meetings will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Global Payments shareholders and TSYS shareholders are cautioned not to place unwarranted reliance on such information, and are urged to review Global Payments’ and TSYS’ most recent SEC filings for a description of their reported financial results and the financial statements of Global Payments and TSYS incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.” The prospective financial information summarized in this section is not being included in this joint proxy statement/prospectus in order to induce any holder of Global Payments common stock to vote in favor of the Global Payments merger proposal or any of the other proposals to be voted on at the Global Payments special meeting or to induce any holder of TSYS common stock to vote in favor of the TSYS merger proposal or any of the other proposals to be voted on at the TSYS special meeting.

Interests of Global Payments’ Directors and Executive Officers in the Merger

In considering the recommendation of the Global Payments board of directors to vote for the Global Payments merger proposal and the other proposals to be considered at the Global Payments special meeting, holders of Global Payments common stock should be aware that Global Payments’ directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of Global Payments common stock generally and that may create potential conflicts of interest. The Global Payments board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to holders of Global Payments common stock that they vote for the Global Payments merger proposal and the other proposals to be considered at the Global Payments special meeting. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 60 and “The Merger—Global Payments’ Reasons for the Merger; Recommendation of Global Payments’ Board of Directors” beginning on page 70. Any such interests are described in more detail below.

Membership on the Board of Directors of the Combined Company

The board of directors of the combined company as of the effective time will have twelve (12) members, including six (6) continuing Global Payments directors, which will include Jeffrey S. Sloan, the current Chief Executive Officer of Global Payments, and William I Jacobs, the current Chairman of Global Payments. Members of the board of directors of the combined company will be compensated for their service.

Management of the Combined Company

Following the completion of the merger, Mr. Sloan, the current Chief Executive Officer of Global Payments, will continue to serve as the Chief Executive Officer of the combined company. In addition, it is expected that certain other executive officers of Global Payments will continue employment with the combined company following completion of the merger, including Cameron M. Bready, the current Senior Executive Vice President and Chief Financial Officer of Global Payments, who will continue as the President and Chief Operating Officer of the combined company. Mr. Sloan and the other continuing executive officers will be compensated for their service with the combined company. The compensation and benefits programs applicable to the executive officers of the combined company may differ from those currently applicable to Global Payments’ executive officers; however, no merger-related adjustments to such compensation and benefits programs have been determined as of the date of this joint proxy statement/prospectus.

Interests of TSYS’ Directors and Executive Officers in the Merger

In considering the recommendation of TSYS’ board of directors to vote for the TSYS merger proposal, TSYS shareholders should be aware that the directors and executive officers of TSYS may have interests in the merger that are different from, or in addition to, the interests of TSYS shareholders generally and that may create potential conflicts of interest. These interests include, among others, severance benefits under existing agreements, rights to continuing indemnification and directors’ and officers’ liability insurance, accelerated vesting of certain equity awards, expected service as a member of the Global Payments board and the right of the TSYS CEO to be the chairman of the Global Payments board of directors upon the effective time of the merger. The TSYS board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to TSYS shareholders that they vote for the TSYS merger proposal. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 60 and “The Merger—TSYS’ Reasons for the Merger; Recommendation of TSYS’ Board of Directors” beginning on page 96. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “—Quantification of Payments to TSYS’ Named Executive Officers” beginning on page 132.

Treatment of TSYS Equity Awards

The TSYS stock options, TSYS restricted stock units (“RSUs”) and TSYS performance share awards (collectively, the “TSYS equity awards”) held by TSYS’ directors and executive officers immediately prior to the effective time will be generally treated in the same manner as those TSYS equity awards held by other employees of TSYS, and in each case, except as described below, will be treated in accordance with the terms and conditions that were applicable to such awards before the effective time. None of TSYS’ directors and executive officers hold any TSYS restricted stock awards or Single Trigger TSYS Awards. As further described in the section entitled “The Merger Agreement—Treatment of TSYS Equity Awards” beginning on page 145, the TSYS equity awards held by TSYS’ directors and executive officers will be subject to the following treatment:

•

TSYS Stock Options. At the effective time, each outstanding and unexercised TSYS stock option will, automatically and without any required action on part of the holder thereof, be converted into a Global Payments stock option to purchase a number of shares of Global Payments common stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of TSYS common stock subject to the TSYS stock option immediately prior to the effective time and (B) the exchange ratio, at an exercise price per share of Global Payments common stock (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of TSYS common stock of such TSYS stock option immediately prior to the effective time and (ii) the exchange ratio; provided, however, that the exercise price and the number of shares of Global Payments Common Stock will be determined in a manner consistent with the requirements of Section 409A of the Code. Each such Global Payments stock option will be subject to the same terms and conditions (including vesting and exercisability terms) as applied to the corresponding TSYS stock option immediately prior to the effective time.

•

TSYS RSU Awards. At the effective time, each outstanding TSYS RSU award will, automatically and without any required action on the part of the holder thereof, be converted into a Global Payments RSU award in respect of that number of shares of Global Payments common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of TSYS common stock subject to the TSYS RSU award immediately prior to the effective time and (ii) the exchange ratio. Each such Global Payments RSU award will be subject to the same terms and conditions (including vesting and payment terms) as applied to the corresponding TSYS RSU award immediately prior to the effective time.

•	TSYS Performance Share Awards. At the effective time, each outstanding TSYS performance share award will, automatically and without any required action on the part of the holder thereof, be converted into a Global Payments RSU award in respect of that number of shares of Global Payments common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of TSYS common stock subject to such TSYS performance share award immediately prior to the effective time and (ii) the exchange ratio. The number of shares of TSYS common stock subject to a TSYS performance share award with a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the effective time will be:

•

with respect to the portion of the TSYS performance share award using performance goals based on “adjusted diluted EPS growth” or any other performance goal (other than “relative TSRs”), the greater of (x) the number of the “initial performance shares” subject to the TSYS performance share award and (y) the number of shares subject to such portion of TSYS performance share award that would have been earned based on actual performance with respect to the applicable performance goals as of the effective time (or the latest practicable date prior thereto that performance can be assessed), with actual performance being measured by extrapolating performance as of the effective time (or the latest practicable date prior thereto that performance can be assessed) through the scheduled expiration date of the applicable performance period; and

•

with respect to the portion of the TSYS performance share award using “relative TSRs”, the greater of (x) the number of the “initial performance shares” subject to the TSYS performance share award and (y) the number of shares subject to such TSYS performance share award that would have been earned based on actual performance with respect to the applicable performance goals as of the effective time (or the latest practicable date prior thereto that performance can be assessed) as if such date were the last day of the applicable performance period.

After the effective time, each such Global Payments RSU award will be scheduled to cliff vest, subject to the holder’s continued service with the combined company or its subsidiaries, on the last day of the originally scheduled performance period. Each such Global Payments RSU award will be subject to the same terms and conditions (including vesting and payment terms) as applied to the corresponding TSYS performance share award immediately prior to the effective time. In no event will the number of shares of TSYS common stock subject to a TSYS performance share award be greater than the maximum number of shares set forth in the applicable award agreement.

For additional information regarding the acceleration of the TSYS equity awards held by the named executive officers and an estimate of the amounts that would be realized by each of TSYS’ named executive officers upon a termination without “cause” or for “good reason” (each as defined in the applicable award agreement, and each a “qualifying termination”) at the effective time in respect of their unvested TSYS equity awards see the sections entitled “—Acceleration of TSYS Equity Awards” and “—Quantification of Payments to TSYS’ Named Executive Officers” beginning on pages 131 and 132, respectively. TSYS does not have any executive officers other than the four named executive officers. None of the eight (8) TSYS nonemployee directors held unvested TSYS equity awards as of July 22, 2019.

TSYS Employee Stock Purchase Plan

TSYS maintains the TSYS ESPP. Under the merger agreement, TSYS is required to take all necessary action to (1) ensure that if the closing of the merger occurs prior to the end of the final offering period under the TSYS ESPP, such final offering period shall end on the closing date, and (2) terminate the TSYS ESPP and distribute to the applicable participants any cash held on behalf of the participants in the TSYS ESPP no later than the effective time.

Amended and Restated TSYS Directors’ Deferred Compensation Plan

Certain of TSYS’ directors have account balances under the Amended and Restated TSYS Directors’ Deferred Compensation Plan (the “Director DC Plan”). Each director’s Director DC Plan account balance will be distributed in accordance with the distribution election made by the director at the time he or she began participating in the Director DC Plan, unless he or she subsequently modified such election in accordance with the terms of the Director DC Plan. The Director DC Plan does not contain special provisions providing for accelerated payout at the effective time. The aggregate value of the account balances in the Director DC Plan held by TSYS directors as of June 28, 2019 was $1,022,344.

TSYS Change of Control Agreements

Each of the four named executive officers of TSYS is eligible for benefits under a change of control agreement by and between such named executive officer and TSYS, which we refer to as the TSYS change of control agreements. Under these agreements, benefits are payable upon the occurrence of two (2) events (also known as a “double trigger”). The first event is a change of control and the second event is the actual or constructive termination of the executive within two (2) years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of TSYS’ outstanding securities for Messrs. Woods, Todd and Griffith, and 30% for Ms. Watson, by any “person” as defined under the Exchange Act; turnover of more than one-third (1/3) of the incumbent members of the TSYS board of directors for Messrs. Woods, Todd and Griffith, and a majority of the incumbent members of the TSYS board of directors for Ms. Watson; or a merger of TSYS with another company, or a reorganization, sale or similar transaction, unless the former shareholders of TSYS own more than 60% of the surviving entity for Messrs. Woods, Todd and Griffith, and 50% for Ms. Watson. For purposes of these agreements, a constructive termination is a voluntary termination for good reason when there is a material adverse reduction in an executive’s position, duties or responsibilities (excluding certain across-the-board reductions or changes in reporting structure applicable to peer executives), relocation of the executive by more than 35 miles from where the executive is employed on the effective date, a material reduction in the executive’s base salary, target bonus opportunity or other employee benefits or failure by TSYS to require the combined company to assume TSYS’ obligations under the change of control agreements in the merger. The merger will constitute a “change of control” under the change of control agreements.

In the event payments are triggered under the change of control agreements, each executive will receive the following payments or benefits, subject to compliance with a perpetual confidentiality obligation with respect to secret and confidential information about TSYS:

•

a lump-sum payment equal to three (3) times his or her base salary as in effect prior to the termination, three (3) times a percentage of his or her base salary equal to the average short-term incentive (“STI”) award percentage earned over the previous three (3) calendar years prior to the termination, as well as a pro rata STI award calculated at target for the year of termination, prorated based on the number of months the executive was employed (provided that the executive will be deemed to have been employed for at least six (6) months of the year in which the effective time occurs);

•

for Messrs. Woods, Todd and Griffith, health and welfare benefits for a three-year period following a qualifying termination of employment following the effective time, or the equivalent value thereof, or for Ms. Watson, a lump-sum payment equal to the lesser of (i) 36 months times the average monthly cost of medical and welfare coverage, or (ii) 25% of the amount paid pursuant to the preceding bullet; and

•

each executive, except Ms. Watson, is eligible to receive an amount that is designed to “gross-up” the executive for any “golden parachute” excise taxes under Sections 280G and 4999 of the Code that are payable by the executive as a result of the payments under the change of control agreements, but only if the total change of control payments to the executive exceed 110% of the limit at which Sections 280G and 4999 of the Code become applicable to the executive.

The change of control agreements do not provide for the acceleration of the TSYS equity awards held by the named executive officers. For an estimate of the value of the payments and benefits described above that would be payable to the TSYS named executive officers under the TSYS change of control agreements upon a qualifying termination in connection with the merger, see the section entitled “—Quantification of Payments to TSYS’ Named Executive Officers” beginning on page 132.

Acceleration of TSYS Equity Awards

Except as described below, the TSYS equity award agreements with the TSYS named executive officers require a change of control and actual or constructive termination of employment within two (2) years following the change of control before acceleration of vesting is triggered (i.e., a “double trigger”). Upon a double trigger, the award agreements provide that a pro rata portion of the award which would have become vested under the applicable vesting schedule on the next vesting date will become vested.

Certain TSYS equity award agreements provide that an equity award holder who has attained age 65 or age 62 with 15 or more years of service (i.e., who is eligible for “retirement”) is entitled to vesting provisions which will result in more favorable vesting as compared to the “double trigger” change in control vesting discussed above. Under the TSYS equity award agreements, an equity holder who is eligible for retirement and who retires from TSYS or its successor more than one (1) year after the grant date of the award will be deemed to have continued employment through the end of the vesting or performance period, as applicable, and will become vested in the underlying awards in accordance with the original vesting schedule set forth in such equity award agreement. In connection with the merger, the Compensation Committee of the TSYS board of directors adopted resolutions that waive the one-year service requirement for the TSYS equity awards issued in 2019. Messrs. Woods and Griffith are eligible for retirement under the terms of their TSYS equity awards. Accordingly, these executive officers, like any other holders of TSYS equity awards who have satisfied the requirements for retirement under the applicable TSYS equity award agreement, will be entitled to the more favorable retirement vesting rules (as modified to waive the one-year service requirement for the TSYS equity awards issued in 2019) as compared to the “double trigger” change in control vesting rules discussed above.

For an estimate of the value of the payments and benefits described above that would be payable to the TSYS named executive officers in connection with the merger, see the section entitled “—Quantification of Payments to TSYS’ Named Executive Officers” beginning on page 132.

Amended and Restated TSYS Deferred Compensation Plan

Each of the four named executive officers of TSYS has an account balance under the Amended and Restated TSYS Deferred Compensation Plan (the “DC Plan”). All of the balances held by the named executive officers are fully vested, and each executive’s DC Plan account balance will be distributed in accordance with the distribution election made by the executive at the time he or she began participating in the DC Plan, unless he or she subsequently modified such election in accordance with the terms of the DC Plan. The DC Plan does not contain special provisions providing for accelerated payout at the effective time. The aggregate value of the account balances in the DC Plan held by the named executives of TSYS as of June 28, 2019 was $6,847,113.

Goldman Sachs; Mr. Driver

Mr. Walter W. Driver, Jr., one of TSYS’ directors, is Chairman-Southeast of Goldman Sachs. TSYS engaged Goldman Sachs as a financial advisor in connection with the proposed merger. See the section entitled “The Merger—Opinion of Goldman Sachs” beginning on page 112. Mr. Driver did not participate in TSYS’ decision to retain Goldman Sachs, and Mr. Driver confirmed to TSYS that he would not receive any special compensation as a result of Goldman Sachs’ engagement. The TSYS Corporate Governance and Nominating Committee, which is comprised solely of independent, non-interested directors, reviewed and approved the engagement of Goldman Sachs as required by the terms of TSYS’ Policy on Related Party Transactions and determined that the engagement of Goldman Sachs met the standards for approval set forth in the policy. In addition, the TSYS board of directors and TSYS’ executive officers were aware of Mr. Driver’s relationship with Goldman Sachs, and the decision of the TSYS board of directors to approve the merger agreement and the transactions contemplated by the merger agreement were solely guided by the best interests of TSYS and its shareholders.

Membership on the Board of Directors of the Combined Company

The board of directors of the combined company as of the effective time will have twelve (12) members, including six (6) continuing members of the TSYS board of directors, which will include M. Troy Woods, the

current Chairman, President and Chief Executive Officer of TSYS, and Kriss Cloninger III, the current Lead Director of TSYS.    Mr. Woods will be Chairman of the board of directors of the combined company and Mr. Cloninger will be the Lead Independent Director of the board of directors of the combined company. Nonemployee members of the board of directors of the combined company will be compensated for their service with the combined company. The compensation and benefits programs applicable to the directors of the combined company may differ from those currently applicable to members of the TSYS board of directors; however, no merger-related adjustments to such compensation and benefits programs have been determined as of the date of this joint proxy statement/prospectus.

Management of the Combined Company

Following the completion of the merger, Paul M. Todd, the current Senior Executive Vice President and Chief Financial Officer of TSYS, will serve as the Chief Financial Officer of the combined company. In addition, it is expected that certain other executive officers of TSYS will continue employment with the combined company following completion of the merger. Mr. Todd and the other executive officers of the combined company will be compensated for their service with the combined company. The compensation and benefits programs applicable to the executive officers of the combined company may differ from those currently applicable to TSYS’ executive officers; however, no merger-related adjustments to such compensation and benefits programs have been determined as of the date of this joint proxy statement/prospectus.

Indemnification and Insurance

Under the merger agreement, each present and former director and officer of TSYS or any of its subsidiaries is entitled to continued indemnification through the combined company from and after the effective time for acts or omissions occurring at or before the effective time, and the merger agreement provides for the continuation of TSYS’ directors’ and officers’ liability insurance coverage or the substitution of similar coverage subject to and in accordance with the merger agreement with respect to acts or omissions occurring at or before the effective time. For a more detailed description, see the section entitled “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance” beginning on page 156.

Quantification of Payments to TSYS’ Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of TSYS’ named executive officers based on the merger, assuming the following:

•	the effective time will occur on November 1, 2019 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);

•	each of TSYS’ named executive officers will experience a qualifying termination under such named executive officer’s change of control agreement following the effective time;

•	the named executive officer’s base salary and annual target bonus remain unchanged from those in place as of July 22, 2019;

•	equity awards held by named executive officers at the effective time are those that were outstanding as of July 22, 2019;

•

a per share price of TSYS common stock of $121.49 (the average closing price per share of TSYS common stock over the first five (5) business days following the announcement of the merger on May 28, 2019); and

•	for purposes of the unvested TSYS performance share awards set forth in the table, achievement of target levels of performance.

The calculations in the table do not include amounts that TSYS’ named executive officers were already entitled to receive or vested in as of the date of this joint proxy statement/prospectus. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the merger and do not reflect any TSYS equity or other incentive awards that are expected to vest in accordance with their terms prior to November 1, 2019. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Continued Benefits and Perquisites ($)(3)	Section 280G Tax Gross-Up ($)(4)	Total ($)
M. Troy Woods	$11,411,346	$6,893,712	$37,277	$0	$18,342,335
Paul M. Todd	$4,584,858	$3,213,698	$38,623	$0	$7,837,179
Patricia A. Watson	$4,353,564	$4,421,723	$13,567	N/A	$8,788,854
G. Sanders Griffith, III	$4,668,000	$1,093,422	$38,158	$0	$5,799,580

(1)

Represents potential cash severance payments payable in a lump sum upon a change in control and qualifying termination of employment under the named executive officer’s change of control agreements. Such amounts are “double trigger” change in control arrangements meaning that severance is payable only upon a change in control and a qualifying termination within two (2) years following the change of control. The merger will constitute a “change of control” under the change of control agreements.

The following table quantifies each separate form of cash payment included in the aggregate total reported in the “Cash” column.

	Severance		Pro rata STI Award Component ($)(c)
Name	Base Salary Component ($)(a)	STI Award Component ($)(b)
Mr. Woods	$3,000,000	$6,953,013	$1,458,333
Mr. Todd	$1,686,000	$2,477,358	$421,500
Ms. Watson	$1,659,000	$2,279,814	$414,750
Mr. Griffith	$1,725,000	$2,535,708	$407,292

(a)	Base salary component is equal to three (3) times the named executive officer’s base salary as in effect prior to the termination.
(b)

STI award component is equal to three (3) times a percentage of the named executive officer’s base salary as in effect prior to the termination equal to the average STI award percentage earned over the previous three (3) calendar years prior to the termination.

(c)	Pro rata STI award component is the pro rata portion of the named executive officer’s 2019 STI award calculated at target based on the number of months the executive was employed in 2019.

(2)

As described above, upon a change of control and actual or constructive termination of employment within two (2) years following the change of control (i.e., a “double trigger”), a pro rata portion of the unvested stock options, time-based RSUs and performance share awards held by the named executive officers will be subject to accelerated vesting. However, Messrs. Woods and Griffith are entitled to the special vesting rules applicable to retirement-eligible participants under the terms of their TSYS equity awards (as amended to waive the “one-year requirement” described above for TSYS equity awards issued in 2019), rather than “double trigger” vesting. Upon retirement, Messrs. Woods and Griffith will each be deemed to have continued employment until the end of the vesting or performance period, as applicable, and will become vested in the underlying awards in accordance with the original vesting schedule set forth in such award agreement. Accordingly, the amounts set forth below for Messrs. Woods and Griffith reflect only the pro rata portion of the TSYS equity awards issued in 2019 for which the one-year requirement was waived. The amounts set forth below are the separate values of each type of unvested equity-based award held by the

TSYS named executive officers that accelerates upon the effective time and a qualifying termination, based upon the assumptions set forth on page 132.

Name	Unvested Stock Options ($)(d)	Unvested Time-Based RSU Awards ($)(e)	Unvested Performance Share Awards ($)(f)	Total ($)
Mr. Woods	$1,830,099	$1,732,231	$3,331,382	$6,893,712
Mr. Todd	$1,008,403	$129,144	$2,076,151	$3,213,698
Ms. Watson	$971,067	$127,079	$3,323,577	$4,421,723
Mr. Griffith	$290,269	$274,717	$528,436	$1,093,422

(a)	Represents the value of the unvested stock options that will vest as described above (based on a TSYS common stock price of $121.49, less the applicable exercise price).
(b)	Represents the value of the unvested time-based RSU awards that will vest as described above based upon a TSYS common stock price of $121.49 and including accrued but unpaid dividends.
(c)

Represents the value of the unvested performance share awards that will vest as described above, assuming target performance, based upon a TSYS common stock price of $121.49 and including accrued but unpaid dividends.

(3)

In the case of Messrs. Woods, Todd and Griffith, includes the value of three (3) years of continued payments for medical and welfare benefits, including medical, prescription, dental, disability, life and accidental death and dismemberment plans for the named executive officer and his dependents at the level of coverage elected by such officer during the open enrollment period immediately preceding such officer’s termination under benefit plans that are generally equivalent to those provided generally after the effective date of termination. In the case of Ms. Watson, includes a lump-sum payment equal to 36 times the average monthly cost of such medical and welfare coverage. Cost of continued benefits is estimated using 2018 annual costs over the continuation period and assumes that the named executive officer does not become reemployed and eligible to receive medical and welfare benefits under another employer provided plan. All amounts are “double trigger” and payable under the named executive officer’s change of control agreements only upon a change in control and a qualifying termination.

(4)

Based on the assumptions described above, no “golden parachute” tax gross up amounts will be paid to any of the named executive officers who are entitled to such payments under their change of control agreements.

Governance of the Combined Company After the Merger

Articles Amendments

In connection with the merger, Global Payments’ articles of incorporation will be amended to increase the number of authorized shares of Global Payments common stock from 200 million shares to 400 million shares. A copy of the Global Payments authorized share count articles amendment is attached to this joint proxy statement/prospectus as Annex F.

In addition, in connection with the merger, Global Payments is asking its shareholders to approve an amendment to Global Payments’ articles of incorporation to declassify the Global Payments board of directors and provide for annual elections of directors, effective only upon the completion of the merger and effective as of the effective time. If Global Payments shareholders approve the Global Payments declassification proposal and the merger is completed, the bylaws of Global Payments will be amended to reflect conforming changes and the declassification of the board of directors. A copy of the Global Payments declassification articles amendment is attached to this joint proxy statement/prospectus as Annex G. Approval of the Global Payments declassification articles amendment is not a condition to the completion of the merger.

The articles of incorporation of Global Payments as in effect immediately prior to the effective time, as amended as described above, will be the articles of incorporation of the combined company, until thereafter amended in accordance with applicable law.

Bylaws

Prior to closing, the Global Payments board of directors will take all actions necessary to cause the bylaws of Global Payments to be amended as set forth in the Global Payments bylaw amendment, and as so amended, effective upon the completion of the merger, the bylaws of Global Payments will be the bylaws of the combined company, until thereafter amended in accordance with applicable law. The bylaws of Global Payments, as amended pursuant to the merger agreement, implement certain governance matters for the combined company following completion of the merger. In addition, subject to the approval of the Global Payments declassification proposal by the Global Payments shareholders and the effectiveness of the Global Payments declassification articles amendment, the bylaws of Global Payments will be correspondingly amended to give effect to the Global Payments declassification articles amendment.

Board of Directors

The board of directors of the combined company as of the effective time will have twelve (12) members, consisting of:

•

six (6) continuing Global Payments directors, which will include Jeffrey S. Sloan, the current Chief Executive Officer of Global Payments, and William I Jacobs, the current Chairman of Global Payments; and

•	six (6) continuing TSYS directors, which will include M. Troy Woods, the current Chairman, President and Chief Executive Officer of TSYS, and Kriss Cloninger III, the current Lead Director of TSYS.

The Global Payments bylaw amendment provides that from and after the effective time and until the date of the annual meeting of shareholders held in 2022, the number of directors that comprises the entire board of directors of the combined company will be twelve (12) and no vacancy on the board of directors of the combined company created by the resignation, retirement, disqualification, removal from office or death of a director will be filled by the board of directors of the combined company, and the board of directors of the combined company will not nominate any individual to fill such vacancy, unless, in the case of a vacancy created by the resignation, retirement, disqualification, removal from office or death of a continuing Global Payments director, not less than a majority of the continuing Global Payments directors then in office have approved the appointment or nomination (as applicable) to fill such vacancy and, in the case of a vacancy created by the resignation, retirement, disqualification, removal from office or death of a continuing TSYS director, not less than a majority of the continuing TSYS directors then in office have approved the appointment or nomination (as applicable) to fill such vacancy; provided that any such appointment or nomination will be made in accordance with applicable law and the rules of the NYSE (or other national securities exchange on which the combined company’s securities are listed). The “continuing Global Payments directors” means the initial Global Payments directors serving on the combined company’s board of directors as of the effective time and any directors who were subsequently appointed or nominated and elected to fill a vacancy created by the resignation, retirement, disqualification, removal from office or death of an initial Global Payments director (or another continuing Global Payments director) as described above, and the “continuing TSYS directors” means the initial TSYS directors serving on the combined company’s board of directors as of the effective time and any directors who were subsequently appointed or nominated and elected to fill a vacancy created by the resignation, retirement, disqualification, removal from office or death of an initial TSYS director (or another continuing TSYS director) as described above.

From and after the effective time and until the date of the annual meeting of shareholders held in 2022, any amendment to the bylaw provisions implementing the above arrangements will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.

In the event that the Global Payments declassification articles amendment is not adopted as of the effective time, Global Payments and TSYS will cooperate reasonably and in good faith in an effort to apportion the continuing Global Payments directors, on the one hand, and the continuing TSYS directors, on the other hand, as nearly evenly as is practicably possible among the different classes of the board of directors of the combined company as of the effective time so that as nearly equal a number of the continuing Global Payments directors on the one hand, and the continuing TSYS directors, on the other hand, as is practicably possible stand for election at the first annual meeting of shareholders of the combined company following the effective time.

Committees of the Board of Directors

The Global Payments bylaw amendment provides that from and after the effective time and until the date of the annual meeting of shareholders held in 2022, the board of directors of the combined company will have four standing committees: an Audit Committee, a Compensation Committee, a Technology Committee, and a Governance and Nominating Committee; the chairperson of each of the Audit Committee and Compensation Committee will be designated by Global Payments from among the continuing Global Payments directors; the chairperson of each of the Technology Committee and Governance and Nominating Committee will be designated by TSYS from among the continuing TSYS directors; and the membership of the committees will be, as practicably as possible, evenly split between the continuing Global Payments directors and the continuing TSYS directors.

From and after the effective time and until the date of the annual meeting of shareholders held in 2022, any amendment to the bylaw provisions implementing the above arrangements will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.

Chief Executive Officer

Following the completion of the merger, Jeffrey S. Sloan, the current Chief Executive Officer of Global Payments, will continue to serve as the Chief Executive Officer of the combined company.

Chairman and Lead Independent Director

The Global Payments bylaw amendment provides that from and after the effective time and until the date of the annual meeting of shareholders held in 2022 or his earlier resignation, retirement, disqualification, removal from office or death, (a) M. Troy Woods, the current Chairman, President and Chief Executive Officer of TSYS, will serve as the Chairman of the combined company’s board of directors and (b) Kriss Cloninger III, the current Lead Director of TSYS, will serve as the Lead Independent Director of the combined company’s board of directors.

From and after the effective time and until the date of the annual meeting of shareholders held in 2022, M. Troy Woods may not be removed as Chairman and Kriss Cloninger III may not be removed as the Lead Independent Director by the board of directors of the combined company without the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.

From and after the effective time and until the date of the annual meeting of shareholders held in 2022, any amendment to the bylaw provisions implementing the above arrangements will require the affirmative vote of at least seventy-five percent (75%) of the entire board of directors of the combined company.

Headquarters and Name of the Combined Company After the Merger

Effective as of the effective time, the combined company will maintain dual headquarters in Atlanta, Georgia, and Columbus, Georgia. The name of the combined company will be “Global Payments Inc.” and the combined company’s issuer processing business conducted by TSYS prior to the effective time will continue to be conducted under the TSYS name.

Accounting Treatment

Global Payments and TSYS prepare their respective financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting, and Global Payments will be treated as the acquirer for accounting purposes.

Regulatory Approvals

General

To complete the merger, Global Payments and TSYS need to obtain approvals or consents from, or make filings with, antitrust authorities in the U.S., European Union (and the UK if the UK withdraws from the European Union and as a result the UK Competition and Markets Authority (the “CMA”) has jurisdiction to review the merger) and Canada, the UK Financial Conduct Authority (the “FCA”) and U.S. federal and state regulatory authorities. Subject to the terms of the merger agreement, Global Payments and TSYS have agreed to cooperate with each other and use reasonable best efforts to (i) take, or cause to be taken, all necessary actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable following the date of the merger agreement, (ii) make, or cause to be made, the registrations, declarations and filings required under the HSR Act and required or advisable under any other applicable competition laws with respect to the transactions contemplated by the merger agreement, (iii) prepare and file all necessary documentation to obtain as promptly as practicable all material permits, consents, approvals, clearances and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such governmental entities and (iv) seek to avoid or prevent the initiation of any investigation, claim, action, suit, arbitration, litigation or proceeding by or before any governmental entity challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement. Under the terms of the merger agreement, neither Global Payments nor TSYS is required to take any action or agree to any condition or restriction in connection with obtaining these approvals that, individually or in the aggregate, would reasonably be expected to be material and adverse to the combined company and its subsidiaries, taken as a whole, after giving effect to the merger, and including the projected synergies expected to result from the merger.

Global Payments and TSYS believe that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals, if obtained, will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the merger. There can likewise be no assurances that regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.

U.S. Antitrust Clearance

Under the provisions of the HSR Act, the merger cannot be completed until Global Payments and TSYS each files a notification and report form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period. The parties received early termination of the waiting period under the HSR Act on June 26, 2019.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the Antitrust Division or the FTC, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Other Antitrust Clearances

The merger is also subject to clearance or approval by antitrust authorities in the European Union (and the UK if the UK withdraws from the European Union and as a result the CMA has jurisdiction to review the merger) and Canada. In each case, the merger cannot be completed until the parties obtain clearance or approval to consummate the merger or the applicable waiting periods have expired or been terminated. The parties have agreed to cooperate with each other and use their reasonable best efforts to make these filings as promptly as reasonably practicable.

The merger requires clearance or approval under the antitrust laws in the European Union. Under Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings (the “European Merger Regulation”), a transaction that is notifiable to the European Commission may not be completed until an appropriate notification has been submitted to the European Commission and the European Commission has issued a decision approving the transaction. Under the European Merger Regulation, the European Commission is required to issue a decision within twenty five (25) working days following receipt of the formal notification (“Phase I”), which may be extended to 35 working days if the parties offer commitments. The European Commission may extend the waiting period beyond Phase I by an additional ninety (90) working days to conduct an in-depth investigation (“Phase II”), which may be extended to one hundred and five (105) working days if the parties offer commitments more than 55 working days after the start of Phase II. The merger may also require clearance or approval under the antitrust laws in the UK if the UK withdraws from the European Union and as a result the CMA has jurisdiction to review the merger.

The merger also requires expiration or termination or waiver of the applicable waiting period under the antitrust laws in Canada. Under the Competition Act (R.S.C., 1985, c. C-34), a transaction that is notifiable to the Competition Bureau (“Bureau”) may not be completed until the parties each submit an appropriate filing and observe a 30-day waiting period, unless such waiting period is earlier terminated or waived by the Bureau.

On July 18, 2019, the Bureau terminated the waiting period.

The European Commission (and the CMA if the UK withdraws from the European Union and as a result the CMA has jurisdiction to review the merger) and the Bureau could take such actions under the applicable antitrust laws as they deem necessary or desirable, including prohibiting the transaction in its entirety, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. There is no assurance that Global Payments and TSYS will obtain all required antitrust clearances or approvals on a timely basis, if at all.

UK Financial Conduct Authority Clearance

Pursuant to the UK Financial Services and Markets Act 2000 (as amended), the merger is subject to a UK regulatory change in control approval. On June 28, 2019, Global Payments filed the required change in control notice with the FCA in order to obtain approval for the transactions contemplated by the merger agreement (in particular, the acquisition by Global Payments of a firm authorized and regulated by the FCA). Once the FCA deems the filing to be “complete”, it then has an assessment period of sixty (60) working days to decide whether or not to approve the change in control. The FCA may, no later than the fiftieth (50th) working day of the assessment period, ask for further information to complete its assessment, and may interrupt the assessment period no more than once for up to thirty (30) working days while this information is provided.

Additional Regulatory Approvals and Notices

Notifications and/or applications requesting approval may be submitted to various other regulatory authorities, including certain state money transmitter licensing authorities.

Description of Financing

Consummation of the merger is not conditioned on Global Payments’ ability to obtain financing. Global Payments plans to use debt financing and cash on hand to fund certain fees and costs relating to the merger and to refinance certain of its existing indebtedness and certain existing indebtedness of TSYS. Such debt financing could take any of several forms or any combination of them, including but not limited to the following: (1) Global Payments may borrow under the bridge facility (as described below); (2) Global Payments may borrow up to $3.0 billion under the term loan credit agreement (as described below); (3) Global Payments may borrow up to $3.0 billion under the revolving credit agreement (as described below); and (4) Global Payments may issue senior notes in the public and/or private capital markets.

Commitment Letters

In connection with entry into the merger agreement, Global Payments entered into certain commitment and engagement letters, which we refer to collectively as the “commitment letters,” dated as of May 27, 2019, with Bank of America, N.A. and certain other banks party thereto, which we refer to as the “banks,” pursuant to which the banks have committed, subject to the terms and conditions of the commitment letters, (1) to provide a bridge facility in an aggregate amount equal to $2.75 billion, which we refer to as the “bridge facility,” the commitments for which will reduce if Global Payments obtains certain other debt financing, completes certain asset sales (subject to customary reinvestment rights) and completes certain equity issuances, in each case, in an amount equal to the net proceeds thereof, subject to a minimum proceeds threshold, (2) to arrange a term loan facility, which we refer to as the “term loan facility,” in an aggregate amount up to $3.0 billion, and (3) to arrange a revolving credit facility, which we refer to as the revolving facility, in an aggregate amount equal to $3.0 billion. We refer to the bridge facility, the term loan facility and the revolving facility collectively as the “facilities.” The commitment letters also provide for the underwriting of a senior notes offering, which may be pursuant to a registered public offering or in a private placement. We refer to the facilities and such potential offering collectively as the “debt financing.”

Pursuant to the terms of the commitment letters, the proceeds of the debt financing may be used (a) to refinance certain outstanding indebtedness of Global Payments and TSYS, (b) to pay any cash payments in lieu of fractional shares payable in accordance with the terms of the merger agreement, (c) to pay the related transaction fees and costs and (d) in the case of the term loan facility, the revolving facility and the senior notes, for general corporate purposes.

The commitments to provide the financing under the commitment letters will terminate upon the first to occur of (i) the effectiveness of the definitive documentation for the applicable facility, (ii) the consummation of the merger and the refinancing of existing indebtedness of Global Payments and TSYS without using the loans available under the bridge facility, (iii) the date on which the merger agreement is terminated in accordance with its terms, (iv) receipt by the bank of written notice from Global Payments of its election to terminate all commitments under the bridge facility in full and (v) 11:59 p.m. (New York City time) on the termination date (as defined in the merger agreement), as it may be extended in accordance with the terms of the merger agreement.

Term Loan Facility

As contemplated by the commitment letters, on July 9, 2019, Global Payments entered into a credit agreement providing for a term loan in aggregate amount of $2.0 billion (which the Company may, at its discretion, seek to increase by an additional $1.0 billion), which we refer to as the term loan credit agreement, with the lenders named therein and Bank of America, N.A., as administrative agent. Concurrently with entry into the term loan credit agreement, the bridge facility commitments under the commitment letter were reduced to approximately $2.1 billion.

Any loans under the term loan credit agreement will mature on the date that is five years after the closing date. The term loan is unsecured and is not guaranteed by any subsidiaries of Global Payments.

Borrowings will bear interest, at Global Payments’ option, at a rate equal to either (1) the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits in the London interbank market (“LIBOR”) plus the applicable margin or (2) the highest of (a) the federal funds effective rate plus 0.5%, (b) the rate of interest as publicly announced by Bank of America as its “prime rate” and (c) LIBOR plus 1.0%, in each case plus the applicable margin. The applicable margin for borrowings under the term loan credit agreement ranges from 1.125% to 1.875% for eurodollar loans and from 0.125% to 0.875% for base rate loans depending on Global Payments’ credit rating.

The term loan credit agreement contains customary conditions to funding, affirmative covenants, negative covenants, financial covenants and events of default.

Revolving Facility

As contemplated by the commitment letters, on July 9, 2019, Global Payments entered into a $3.0 billion revolving loan credit agreement, which we refer to as the revolving credit agreement, with certain subsidiary borrowers named therein, the lenders named therein, and Bank of America, N.A., as administrative agent.

Any loans under the revolving credit agreement will mature on the date that is five years after the closing date. The revolving credit facility is unsecured and is not guaranteed by any subsidiaries of Global Payments, provided that Global Payments will guarantee any borrowings of the subsidiary borrowers.

Borrowings are expected to be able to be made in US dollars, euros, sterling and certain other currencies at the option of Global Payments. Borrowings in US dollars and certain other LIBOR-quoted currencies will bear interest, at Global Payments’ option, at a rate equal to either (1) the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits in the London interbank market (“LIBOR”) plus the applicable margin or (2) the highest of (a) the federal funds effective rate plus 0.5%, (b) the rate of interest as publicly announced by Bank of America as its “prime rate” and (c) LIBOR plus 1.0%, in each case plus the applicable margin. The applicable margin for borrowings under the revolving credit agreement is expected to range from 1.125% to 1.875% for eurodollar loans and from 0.125% to 0.875% for base rate loans depending on Global Payments’ credit rating.

The revolving credit agreement contains customary conditions to funding, affirmative covenants, negative covenants and events of default.

The availability of the debt financing may not be considered assured. The obligation of the commitment parties to provide debt financing under the commitment letters, and the lenders to provide loans under the term loan credit agreement and the revolving credit agreement is subject to a number of customary conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be available when required.

Stock Exchange Listings

Global Payments common stock is listed for trading on the NYSE under the symbol “GPN”, and TSYS common stock is listed on NYSE under the symbol “TSS”. Upon completion of the merger, the TSYS common stock currently listed on the NYSE will be delisted from such exchange and deregistered under the Exchange Act.

Under the terms of the merger agreement, Global Payments will cause the shares of Global Payments common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, and the merger agreement provides that neither Global Payments nor TSYS will be required to complete the merger if such shares are not authorized for listing on the NYSE, subject to notice of issuance. Following the merger, shares of Global Payments common stock will continue to be traded on the NYSE.

Appraisal or Dissenters’ Rights in the Merger

Under Article 13 of the GBCC, the holders of Global Payments common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger with respect to shares of any class or series that remain outstanding after consummation of the merger. If the merger is completed, holders of Global Payments common stock will not receive any consideration, and their shares of Global Payments common stock will remain outstanding and will constitute shares of the combined company. Accordingly, holders of Global Payments common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger. Under Article 13 of the GBCC, the holders of TSYS common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger if, on the record date for the TSYS special meeting, TSYS’ shares are listed on a national securities exchange or held of record by more than two thousand (2,000) shareholders, and holders of TSYS common stock accept as consideration for their shares the shares of the combined company or another publicly held corporation which at the effective date of the merger are either listed on a national securities exchange or held of record by more than two thousand (2,000) shareholders, except for cash paid in lieu of fractional shares. TSYS common stock is currently listed on the NYSE, a national securities exchange, and is expected to continue to be so listed on the record date for the TSYS special meeting. In addition, the holders of TSYS common stock will receive shares of Global Payments common stock as consideration in the merger, which shares are currently listed on the NYSE, and are expected to continue to be so listed at the effective time. Accordingly, the holders of TSYS common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.

Litigation Related to the Merger

As of the date of this joint proxy statement/prospectus, three putative class action lawsuits related to the proposed merger have been filed by purported shareholders of TSYS or Global Payments. Two of these lawsuits, captioned Peters v. Total System Services, Inc. et al. (Case No. 4:19-cv-00114) and Wolf v. Total System Services, Inc., et al. (Case No. 4:19-cv-00115), were filed in the United States District Court for the Middle District of Georgia on July 18, 2019. The Peters lawsuit names as defendants TSYS, the current members of the TSYS board of directors and certain former members of the TSYS board of directors. The Wolf lawsuit names as defendants TSYS, members of the TSYS board of directors and Global Payments. The complaints filed in the lawsuits assert, among other things, claims under Section 14(a) of the Exchange Act and Rule 14a-9 thereunder against TSYS and the members of the TSYS board of directors and claims under Section 20(a) of the Exchange Act against the members of the TSYS board of directors (and in the case of the Wolf action, against Global Payments) for allegedly causing a materially incomplete and misleading registration statement on Form S-4 relating to the proposed merger to be filed on July 3, 2019 with the SEC. The Peters complaint seeks, among other relief, to enjoin the defendants from proceeding with the shareholder vote on the proposed merger or consummating the proposed merger unless and until TSYS provides additional disclosures, as well as unspecified damages. The Wolf complaint seeks, among other relief, to enjoin the defendants from proceeding with or consummating the proposed merger or, in the event that the proposed merger is consummated, an order rescinding the merger or awarding rescissory damages. Both complaints also seek an award of attorneys’ and expert fees and expenses.

The third lawsuit, captioned Drulias v. Global Payments Inc., et. al (Case No. 60774/2019) was filed in the Supreme Court of the State of New York, County of Westchester on July 19, 2019. The lawsuit names as defendants Global Payments and the members of the Global Payments board of directors. The complaint filed in the lawsuit asserts, among other things, that the individual defendants breached their fiduciary duties and caused Global Payments to file a materially incomplete and misleading registration statement on Form S-4 relating to the proposed merger to be filed on July 3, 2019 with the SEC. The complaint seeks, among other relief, to enjoin or unwind the merger if Global Payments does not make corrective and complete disclosures, rescissory damages in an unspecified amount and an award of attorneys’ and expert fees and expenses.

TSYS and Global Payments believe that the claims asserted in the lawsuits are without merit.

Additional lawsuits arising out of or relating to the merger agreement and the transactions contemplated thereby may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, Global Payments and TSYS will not necessarily announce such additional filings.

THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Global Payments or TSYS. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Global Payments and TSYS make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 201 of this joint proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Global Payments and TSYS contained in this joint proxy statement/prospectus or in the public reports of Global Payments or TSYS filed with the SEC may supplement, update or modify the factual disclosures about Global Payments and TSYS contained in the merger agreement. The merger agreement contains representations and warranties by Global Payments, on the one hand, and by TSYS, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Global Payments and TSYS were qualified and subject to important limitations agreed to by Global Payments and TSYS in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Global Payments and TSYS each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. The representations and warranties or any descriptions of those provisions should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 201.

Structure of the Merger

Each of the Global Payments and TSYS boards of directors has unanimously adopted and approved the merger agreement. The merger agreement provides for the merger of TSYS with and into Global Payments, with Global Payments continuing as the surviving corporation.

Prior to the completion of the merger, TSYS and Global Payments may, by mutual agreement, change the method or structure of effecting the combination of TSYS and Global Payments, if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change will (1) alter or change the exchange ratio or the number of shares of Global Payments common stock received by holders of TSYS common stock in exchange for each share of TSYS common stock, (2) adversely affect the tax treatment of TSYS’ shareholders or Global Payments’ shareholders pursuant to the merger agreement, (3) adversely affect the tax treatment of TSYS or Global Payments pursuant to the merger agreement or (4) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

Each share of TSYS common stock issued and outstanding immediately prior to the effective time, except for shares of TSYS common stock owned by TSYS or Global Payments (in each case other than shares of TSYS common stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties), will be converted into the right to receive 0.8101 shares of Global Payments common stock.

All of the shares of TSYS common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and will cease to exist as of the effective time and each old certificate (which includes reference to book-entry account statements relating to the ownership of shares of TSYS common stock) previously representing any such shares of TSYS common stock will thereafter represent only the right to receive (i) a new certificate representing the number of whole shares of Global Payments common stock which such shares of TSYS common stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of TSYS common stock represented by such old certificate have been converted into the right to receive, without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to the terms of the merger agreement, in each case, without any interest thereon.

If, prior to the effective time, the outstanding shares of Global Payments common stock or TSYS common stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give Global Payments and the holders of TSYS common stock the same economic effect as contemplated by the merger agreement prior to such event; provided that this will not permit TSYS or Global Payments to take any action with respect to its securities or otherwise that is prohibited by the terms of the merger agreement.

Notwithstanding anything in the merger agreement to the contrary, at the effective time, all shares of TSYS common stock that are owned by TSYS or Global Payments (in each case other than shares of TSYS common stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties) will be cancelled and will cease to exist and no Global Payments common stock or other consideration will be delivered in exchange therefor.

Fractional Shares

Global Payments will not issue any fractional shares of Global Payments common stock in the merger. Instead, a former holder of TSYS common stock who otherwise would have received a fraction of a share of Global Payments common stock will receive an amount in cash (rounded to the nearest cent). This cash amount will be determined by multiplying (i) the average of the closing-sale prices of Global Payments common stock on the New York Stock Exchange as reported by the Wall Street Journal for the consecutive period of five (5) full trading days ending on the date preceding the closing date of the merger by (ii) the fraction of a share (after taking into account all shares of TSYS common stock held by such holder immediately prior to the effective time and rounded to the nearest one-thousandth when expressed in decimal form) of Global Payments common stock which such holder would otherwise be entitled to receive.

Governing Documents

At the effective time, the articles of incorporation of Global Payments, as in effect immediately prior to the effective time, as amended by the Global Payments authorized share count articles amendment, will be the articles of incorporation of the combined company until thereafter amended in accordance with applicable law; provided, however, that, subject to approval by the Global Payments shareholders of the Global Payments declassification proposal, the articles of incorporation of Global Payments, as in effect immediately prior to the effective time, will be amended by the Global Payments declassification articles amendment, and as so amended will be the articles of incorporation of the combined company until thereafter amended in accordance with applicable law. At the effective time, the bylaws of Global Payments, as amended by the Global Payments bylaw amendment, will be the bylaws of the combined company until thereafter amended in accordance with applicable law; provided, however, that, subject to approval by the Global Payments shareholders of the Global Payments declassification proposal and the effectiveness of the Global Payments declassification articles amendment, the bylaws of Global Payments will be correspondingly amended to give effect to the Global Payments declassification articles amendment. For a more detailed description of the governing documents of the combined company, see the section entitled “The Merger—Governance of the Combined Company After the Merger” beginning on page 134.

Treatment of TSYS Equity Awards

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TSYS Stock Options. At the effective time, each outstanding and unexercised TSYS stock option will, automatically and without any required action on part of the holder thereof, be converted into a Global Payments stock option to purchase a number of shares of Global Payments common stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of TSYS common stock subject to the TSYS stock option immediately prior to the effective time and (B) the exchange ratio, at an exercise price per share of Global Payments common stock (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of TSYS common stock of such TSYS stock option immediately prior to the effective time and (ii) the exchange ratio; provided, however, that the exercise price and the number of shares of Global Payments Common Stock will be determined in a manner consistent with the requirements of Section 409A of the Code. Each such Global Payments stock option will be subject to the same terms and conditions (including vesting and exercisability terms) as applied to the corresponding TSYS stock option immediately prior to the effective time.

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TSYS Restricted Stock Awards. At the effective time, each outstanding TSYS restricted stock award (excluding any Single Trigger TSYS Award as described below) will, automatically and without any required action on the part of the holder thereof, be converted into a Global Payments restricted stock award in respect of that number of shares of Global Payments common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of TSYS common stock subject to the TSYS restricted stock award immediately prior to the effective time and (ii) the exchange ratio. Each such Global Payments restricted stock award will be subject to the same terms and conditions (including vesting and exercisability terms) as applied to the corresponding TSYS restricted stock award immediately prior to the effective time.

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TSYS RSU Awards. At the effective time, each outstanding TSYS RSU award (excluding any Single Trigger TSYS Award as described below) will, automatically and without any required action on the part of the holder thereof, be converted into a Global Payments RSU award in respect of that number of shares of Global Payments common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of TSYS common stock subject to the TSYS RSU award immediately prior to the effective time and (ii) the exchange ratio. Each such Global Payments RSU award will be subject to the same terms and conditions (including vesting and payment terms) as applied to the corresponding TSYS RSU award immediately prior to the effective time.

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TSYS Performance Share Awards. At the effective time, each outstanding TSYS performance share award will, automatically and without any required action on the part of the holder thereof, be converted into a Global Payments RSU award in respect of that number of shares of Global Payments common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of TSYS common stock subject to such TSYS performance share award immediately prior to the effective time and (ii) the exchange ratio. The number of shares of TSYS common stock subject to a TSYS performance share award with a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the effective time will be:

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with respect to the portion of the TSYS performance share award using performance goals based on “adjusted diluted EPS growth” or any other performance goal (other than “relative TSRs”), the greater of (x) the number of the “initial performance shares” subject to the TSYS performance share award and (y) the number of shares subject to such portion of TSYS performance share award that would have been earned based on actual performance with respect to the applicable performance goals as of the effective time (or the latest practicable date prior thereto that performance can be assessed), with actual performance being measured by extrapolating performance as of the effective time (or the latest practicable date prior thereto that performance can be assessed) through the scheduled expiration date of the applicable performance period; and

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with respect to the portion of the TSYS performance share award using “relative TSRs”, the greater of (x) the number of the “initial performance shares” subject to the TSYS performance share award and (y) the number of shares subject to such TSYS performance share award that would have been earned based on actual performance with respect to the applicable performance goals as of the effective time (or the latest practicable date prior thereto that performance can be assessed) as if such date were the last day of the applicable performance period.

After the effective time, each such Global Payments RSU award will be scheduled to cliff vest, subject to the holder’s continued service with the combined company or its subsidiaries, on the last day of the originally scheduled performance period. Each such Global Payments RSU award will be subject to the same terms and conditions (including vesting and payment terms) as applied to the corresponding TSYS Performance Share Award immediately prior to the effective time. In no event will the number of shares of TSYS common stock subject to a TSYS Performance Share Award be greater than the maximum number of shares set forth in the applicable award agreement.

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Single Trigger TSYS Awards. At the effective time, each outstanding Single Trigger TSYS Award (as defined below) will, automatically and without any required action on the part of the holder thereof, become fully vested and will be converted into that number of fully vested shares of Global Payments common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of TSYS common stock subject to such Single Trigger TSYS Award immediately prior to the effective time and (ii) the exchange ratio. “Single Trigger TSYS Award” means each of the following awards which are held by non-executive officers of TSYS or its subsidiaries that provide for a “single trigger” vesting (i.e., such award vests automatically solely on account of the occurrence of the effective time) under the terms of the underlying equity plan or award agreement: (A) performance-based restricted stock unit awards granted with respect to 2016, 2017, 2018 and 2019, (B) time-based restricted stock unit awards (broad-based) granted with respect to February 2017, and (C) restricted stock awards granted in 2016 to NetSpend employees. The number of shares of TSYS common stock subject to a Single Trigger TSYS Award with a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the effective time will be the greater of (x) the number of “initial shares” subject to such Single Trigger TSYS Award (as determined pursuant to the applicable award agreement) and (y) the number of shares subject to such Single Trigger TSYS Award that would have been earned based on actual performance with respect to the applicable performance goals as of the effective time, with actual performance being measured by extrapolating performance as of the effective time (or the latest practicable date prior thereto that performance can be assessed) through the scheduled expiration date of the applicable performance period.

Treatment of TSYS ESPP

TSYS will take all necessary actions to (i) ensure that if the closing occurs prior to the end of the final offering period under the TSYS ESPP and distribute to the applicable participants any cash held on behalf of the participants in the TSYS ESPP, such final offering period will end on the closing date, and (ii) terminate the TSYS ESPP no later than the effective time.

Closing and Effective Time of the Merger

Subject to the terms and conditions of the merger agreement, the closing of the merger will take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, on a date no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions precedent set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date, time or place is agreed to in writing by TSYS and Global Payments (the date on which the closing occurs is referred to as the “closing date”). On or (if agreed by TSYS and Global Payments) prior to the closing date, Global Payments and TSYS, respectively, will cause to be filed a certificate of merger with the Secretary of State of the State of Georgia. The merger will become effective at such time as specified in the certificate of merger in accordance with the relevant provisions of the GBCC, or at such other time as will be provided by applicable law (such time being the “effective time”).

Exchange of Shares; Exchange of TSYS Stock Certificates

Letter of Transmittal

As promptly as practicable after the effective time, but in no event later than ten (10) days thereafter, Global Payments will cause the exchange agent to mail to each holder of record of one or more old certificates representing shares of TSYS common stock immediately prior to the effective time that have been converted at the effective time into the right to receive Global Payments common stock, a letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the old certificates shall pass, only upon proper delivery of the old certificates to the exchange agent) and instructions for use in effecting the surrender of the old certificates in exchange for new certificates representing the number of whole shares of Global Payments common stock and any cash in lieu of fractional shares which the shares of TSYS common stock represented by such old certificate or old certificates will have been converted into the right to receive pursuant to the merger agreement as well as any dividends or distributions to be paid pursuant to the terms of the merger agreement. Upon proper surrender of an old certificate or old certificates for exchange and cancellation to the exchange agent, together with such properly completed letter of transmittal, duly executed, the holder of such old certificate or old certificates will be entitled to receive in exchange therefor, as applicable, (i) a new certificate representing the number of whole shares of Global Payments common stock to which such holder of TSYS common stock shall have become entitled pursuant to the terms of the merger agreement and (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the old certificate or old certificates being surrendered and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to the terms of the merger agreement, and the old certificate or old certificates so surrendered will forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of old certificates.

In the event any old certificate for TSYS common stock has been lost, stolen or destroyed, the exchange agent will issue the shares of Global Payments common stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to the merger agreement upon receipt of (1) an affidavit of that fact by the person claiming such old certificate to be lost, stolen or destroyed and (2) if required by Global Payments or the exchange agent, the posting of a bond by such person and in such amount as Global Payments or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.

After the effective time, there will be no transfers on the stock transfer books of TSYS of the shares of TSYS common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, old certificates representing such shares are presented for transfer to the exchange agent, they will be cancelled and exchanged for new certificates representing shares of Global Payments common stock as provided in the merger agreement.

Withholding

Global Payments, TSYS and any other person that has any withholding obligation with respect to any payment made pursuant to the merger agreement will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any such payment such amounts as they are required to deduct and withhold under the Code or any provision of state, local or foreign tax law. To the extent any such amounts are so withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which the deduction and withholding was made.

Dividends and Distributions

No dividends or other distributions declared with respect to Global Payments common stock will be paid to the holder of any unsurrendered old certificate of TSYS common stock until the holder thereof surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which had previously become payable with respect to the whole shares of Global Payments common stock that the shares of TSYS common stock represented by such old certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by each of Global Payments and TSYS relating to a number of matters, including the following:

•	corporate matters, including due organization, qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger;

•	reports to regulatory agencies;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal and regulatory proceedings;

•	tax matters;

•	employee benefit matters;

•	SEC reports;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory agencies;

•	environmental matters;

•	real property;

•	intellectual property;

•	related party transactions;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

•	the receipt of a fairness opinion from each party’s respective financial advisors;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	customers;

•	insurance matters; and

•	data protection.

Certain representations and warranties of Global Payments and TSYS are qualified as to “materiality” or “material adverse effect”. For purposes of the merger agreement, a “material adverse effect”, when used in reference to either Global Payments, TSYS or the combined company, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole.

However, a material adverse effect will not be deemed to include the impact of:

•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;

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changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

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changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

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the execution and delivery of the merger agreement, public disclosure of the execution and delivery of the merger agreement, public disclosure or consummation of the transactions contemplated by the merger agreement (other than with respect to certain specified representations and warranties), actions expressly required by the merger agreement or actions that are taken pursuant to the written consent of or at the written request of the other party;

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a decline in the trading price or trading volume of a party’s common stock, a credit ratings downgrade or change in ratings outlook, in and of itself, for a party or any of its subsidiaries or the failure, in and of itself, to meet earnings projections, earnings guidance or internal financial forecasts, but not, in each case, including any underlying causes thereof;

•	any changes or developments resulting from any hurricane, flood, tornado, earthquake or other weather or natural disaster; or

•	any changes, effects or developments arising out of, or resulting from or in connection with, the United Kingdom’s withdrawal from the European Union;

except, with respect to the first, second, third, sixth and seventh bullets described above, to the extent that the effects of such changes are materially disproportionately adverse to the business, properties, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate, in which case only such incremental materially disproportionate effect will be taken into account when determining whether such change has had, or would reasonably be expected to have, a material adverse effect.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

Each of Global Payments and TSYS has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Global Payments or TSYS to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, neither Global Payments nor TSYS may, and neither Global Payments nor TSYS may permit any of their respective subsidiaries to, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

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incur, assume, guarantee or become liable for any indebtedness for borrowed money, other than (i) intercompany indebtedness, (ii) borrowings in the ordinary course of business under any revolving credit facility, settlement facility, commercial paper program or other line of credit existing on the date of the merger agreement up to the amount committed thereunder on the date of the merger agreement (or any amendment or replacement thereof, in each case, so long as the amount of borrowings under such amended or replaced facility or program is not greater than the committed amount of such facility or program on the date of the merger agreement and the amendment or replacement contains customary commercial terms consistent in all material respects with the existing facility), (iii) guarantees by TSYS or any direct or indirect wholly owned subsidiary of TSYS of indebtedness of TSYS or any other direct or indirect wholly owned subsidiary of TSYS, (iv) guarantees by Global Payments or any direct or indirect wholly owned subsidiary of Global Payments of indebtedness of Global Payments or any other direct or indirect wholly owned subsidiary of Global Payments, (v) any indebtedness incurred to refinance, roll-over, replace or renew any indebtedness described in (ii) above, so long as, in each case, (1) the principal amount of such refinancing, roll-over, replacement or renewed indebtedness is not greater than the principal amount of the indebtedness being refinanced, rolled-over, replaced or renewed (plus accrued interest, and a reasonable amount of premium, fees and expenses incurred in connection with such refinancing), and (2) such indebtedness is on customary commercial terms consistent in all material respects with the indebtedness being refinanced, rolled-over, replaced or renewed, (vi) indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements in the ordinary course, (vii) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging contracts (1) not entered for speculative purposes and (2) entered into in the ordinary course and in compliance with its risk management and hedging policies or practices in effect on the date of the merger agreement and (viii) indebtedness incurred under the debt commitment letters entered into in connection with the merger agreement, and other indebtedness incurred by mutual agreement of TSYS and Global Payments in accordance with the terms of the merger agreement;

•	adjust, split, combine or reclassify any capital stock;

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make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any TSYS securities or any TSYS subsidiary securities, in the case of TSYS, or any Global Payments securities or any Global Payments subsidiary securities, in the case of Global Payments, except, in each case, (A) regular quarterly cash dividends by TSYS at a rate not in excess of $0.13 per share of TSYS common stock, (B) regular quarterly cash dividends by Global Payments at a rate not in excess of $0.01 per share of Global Payments common stock, (C) dividends paid by any of the subsidiaries of each of Global Payments and TSYS to Global Payments or TSYS or any of their wholly owned subsidiaries, respectively, or dividends paid by any of their respective non-wholly owned subsidiary joint ventures in the ordinary course of business as required by any joint venture agreements in effect as of the date of the merger agreement or (D) the acceptance of shares of TSYS common stock or Global Payments common stock, as the case may be, as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, or the payment of dividend equivalents thereon, in each case, in accordance with past practice and the terms of the applicable award agreements;

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grant any stock options, restricted stock units, performance stock units, phantom stock units, performance shares, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any TSYS securities or any TSYS subsidiary securities, in the case of TSYS, or any Global Payments securities or any Global Payments subsidiary securities, in the case of Global Payments;

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issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any TSYS securities or any TSYS subsidiary securities, in the case of TSYS, any Global Payments securities or any Global Payments subsidiary securities, in the case of Global Payments, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any TSYS securities or any TSYS subsidiary securities, in the case of TSYS, or any Global Payments securities or any Global Payments subsidiary securities, in the case of Global Payments, except pursuant to the exercise of stock options or the settlement of equity compensation awards in accordance with their terms;

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sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement;

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make any investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or business or the property or assets of any other person with a value or purchase price in the aggregate in excess of $50,000,000, as applicable, in each case other than a wholly owned subsidiary of TSYS or Global Payments, as applicable;

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(i) except in the ordinary course of business consistent with past practice, terminate, materially amend, or waive any material provision of, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities or material leases or contracts other than normal renewals of contracts and leases without material adverse changes of terms with respect to TSYS or Global Payments, as the case may be, or (ii) enter into certain material contracts;

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except as required under applicable law or the terms of any TSYS or Global Payments benefit plans existing as of the date of the merger agreement, as applicable, (i) enter into, adopt or terminate any employee benefit plan or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant (other than (x) in connection with a promotion or change in responsibilities, or (y) in the ordinary course of business consistent with past practice), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement (except in the case of employees who are not officers, in the ordinary course of business consistent with past practice), (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target annual cash compensation is greater than $600,000, other than for cause, or (ix) hire or promote any officer, employee or individual consultant who has (or, following such hire or promotion, would have) target annual cash compensation greater than $600,000;

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settle any claim, suit, action or proceeding, except involving solely monetary remedies in an amount, not in excess of $10,000,000 individually or $30,000,000 in the aggregate, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the combined company;

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take any action or fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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amend either party’s articles of incorporation, bylaws or comparable governing documents of its subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act;

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merge or consolidate either party or any of its significant subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its significant subsidiaries (other than mergers, consolidations, restructurings or reorganizations solely between or among its wholly owned subsidiaries, or as permitted under certain exceptions set forth in the merger agreement);

•	enter into any new line of business or discontinue any existing line of business, other than in the ordinary course of business consistent with past practice;

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make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

Global Payments and TSYS have agreed to cooperate with each other and use their reasonable best efforts to (i) take, or cause to be taken, all necessary actions, and do or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable following the date of the merger agreement, (ii) make, or cause to be made, the registrations, declarations and filings (A) required under the HSR Act and (B) required or advisable under any other applicable competition laws with respect to the transactions contemplated by the merger agreement as promptly as reasonably practicable after the date of the merger agreement, (iii) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all material permits, consents, approvals, clearances and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such governmental entities and (iv) seek to avoid or prevent the initiation of any investigation, claim, action, suit, arbitration, litigation or proceeding by or before any governmental entity challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement. As used in the merger agreement, the term “requisite regulatory approvals” means the expiration or termination of the applicable waiting period under the HSR Act and certain additional specified regulatory authorizations, consents, clearances, orders and approvals, including under the competition laws of the European Union and Canada, and all regulatory authorizations, consents, clearances, orders and approvals required under applicable law from the UK Financial Conduct Authority.

Each of Global Payments and TSYS has agreed to use its reasonable best efforts to resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated by the merger agreement. In furtherance of the parties’ reasonable best efforts, each of Global Payments and its subsidiaries and TSYS and its subsidiaries, as applicable, to the extent required in order to obtain the requisite regulatory approvals or any necessary approvals of any other governmental entity required for the transactions contemplated by the merger agreement or to avoid governmental investigations or litigation challenging the merger agreement or the transactions contemplated thereby, or otherwise in connection with the requisite regulatory approvals required pursuant to any competition law, will (1) propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “divestiture”); and (2) take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “remedy”), except that (x) no such divestiture or remedy will be required if such divestiture or remedy, individually or in the aggregate with any other divestiture or remedy, would reasonably be expected to be material and adverse to the combined company and its subsidiaries, taken as a whole, after giving effect to the merger, and including the projected synergies expected to result therefrom, and (y) neither party nor its subsidiaries will be required to take any of the actions referred to above with respect to a divestiture or remedy unless the effectiveness thereof is conditioned on the occurrence of the effective time.

Global Payments and TSYS have agreed to use reasonable best efforts to: (1) oppose or defend against any investigation, claim, action, suit, arbitration, litigation or proceeding by any governmental entity to prevent or enjoin the consummation of the merger; or (2) overturn any regulatory order by any such governmental entity to prevent consummation of the merger, including by defending any investigation, claim, action, suit, arbitration, litigation or proceeding brought by any such governmental entity in order to avoid the entry of, or to have vacated, overturned, terminated or appealed any order that would otherwise have the effect of preventing or materially delaying the consummation of the merger.

If Global Payments or TSYS or any of their respective subsidiaries or affiliates receives a request for information or documentary material from any governmental entity with respect to the merger agreement or any of the transactions contemplated thereby, then such party will make, or cause to be made, as soon as reasonably practicable and after consultation with the other party (to the extent permitted under applicable law), an appropriate response in substantial compliance with such request. If Global Payments or TSYS receives a formal request for additional information or documentary material from the Federal Trade Commission (“FTC”) or the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”), then Global Payments and TSYS will substantially comply with such formal request as soon as reasonably practicable, unless otherwise agreed between Global Payments and TSYS. Global Payments and TSYS will consult with each other in good faith prior to agreeing, directly or indirectly, to extend any waiting period under the HSR Act or other applicable law or to any timing agreement with the FTC, the Antitrust Division or any other governmental entity.

Each of Global Payments and TSYS will promptly notify the other of any communication it or any of its affiliates receives from any governmental entity relating to the matters that are the subject of the merger agreement and, to the extent permitted under applicable law, furnish the other party promptly with all communications received from any governmental entity and permit the other party to review in advance, and consider in good faith the other party’s comments to, any proposed communication, filing or submission by such party to any governmental entity. Global Payments and TSYS have agreed to coordinate and reasonably cooperate with each other in exchanging information and providing reasonable assistance as the other party may reasonably request in writing in connection with the foregoing or in connection with any filing or submission to be made to any governmental entity; provided, however, that the materials exchanged pursuant to the merger agreement may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of Global Payments’ or TSYS’ consideration of the transactions contemplated by the agreement or other competitively sensitive material; and Global Payments and TSYS may, as they deem advisable and necessary, designate any materials provided to the other pursuant to the merger agreement as “outside counsel only”. Global Payments and TSYS will (to the extent permitted under applicable law) consult with the other party in advance of any meeting, discussion or teleconference with any governmental entity or, in connection with any proceeding by a private party in connection with the transactions contemplated by the merger agreement, with any other person, and to the extent not prohibited by the governmental entity or other person, give the other party the opportunity to attend and participate in such meetings, discussions and teleconferences. Global Payments and TSYS will discuss in advance the strategy and timing for obtaining any clearances required or advisable under any applicable law in connection with the merger agreement or the transactions contemplated by the merger agreement.

Global Payments will not, and will cause its subsidiaries not to, and TSYS will not, and shall cause its subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, clearances or approvals of any governmental entity necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period; (ii) increase, in any material respect, the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the merger agreement; (iii) increase the risk, in any material respect, of not being able to remove any such order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the transactions contemplated by the merger agreement.

Global Payments and TSYS will, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus, the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, or any other statement, filing, notice or application made by or on behalf of Global Payments, TSYS or any of their respective subsidiaries to any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement.

Employee Matters

The combined company has agreed to honor all Global Payments and TSYS benefit plans in accordance with their terms. In order to further an orderly transition and integration, prior to the effective time, Global Payments and TSYS will cooperate in reviewing, evaluating and analyzing the Global Payments benefit plans and TSYS benefit plans with a view towards developing appropriate new benefit plans for employees of the combined company (the “new benefit plans”). The new benefit plans will, to the extent permitted by applicable law, among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (B) not discriminate between employees who were covered by Global Payments benefit plans, on the one hand, and those covered by TSYS benefit plans, on the other hand, at the effective time. Until such time as the new benefit plans are determined and established, legacy Global Payments employees and legacy TSYS employees will continue to participate in the legacy Global Payments or TSYS benefit plans, as applicable, while employed by the combined company and subject to the terms of such plans. In addition, for one (1) year following the effective time, Global Payments will provide to legacy TSYS employees who at the effective time become employees of Global Payments (i) at least the same annual base salary or wage rate provided immediately prior to the effective time and (ii) at least the same cash bonus or other short-term cash incentive opportunity provided to such employee by TSYS in respect of the fiscal year in which the effective time occurs. Additionally, any legacy TSYS employee whose employment is involuntarily terminated during the one (1)-year period immediately following the effective time and who does not have a contractual entitlement to severance or termination benefits will be eligible for severance benefits on terms and conditions no less favorable than the severance practices of Global Payments as of the date of the merger agreement.

Additionally, with respect to any new benefit plan in which any legacy employee of Global Payments or TSYS first becomes eligible to participate on or after the effective time, the merger agreement also provides that the combined company will: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such preexisting conditions, exclusions or waiting periods would apply under the analogous Global Payments benefit plan or TSYS benefit plan, as the case may be, (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the effective time (or, if later, prior to the time such employee commenced participation in the new benefit plan) under a Global Payments benefit plan or TSYS benefit plan (to the same extent that such credit was given under the analogous Global Payments or TSYS benefit plan) in satisfying any applicable deductible or out-of-pocket requirements under any new benefit plan in which such employee first become eligible to participate after the effective time, and (iii) recognize all service of such employees with Global Payments or TSYS, as applicable, for all purposes with respect to any new benefit plan and to the same extent such service was taken into account under the analogous Global Payments or TSYS benefit plan prior to the effective time (except not for purposes of benefit accrual under any defined benefit pension plan, for purposes of any benefit plan that provides retiree welfare benefits, for purposes of any benefit plan that is frozen or that provides grandfathered benefits or to the extent such credit would result in a duplication of benefits for the same period of services).

If requested by Global Payments in writing not less than ten (10) business days before the closing date, the TSYS board of directors will take steps to terminate the Total System Services, Inc. Retirement Savings Plan (the “TSYS 401(k) plan”), effective as of the day prior to the closing date and contingent upon the occurrence of the effective time. If Global Payments requests that the TSYS 401(k) plan be terminated, legacy TSYS employees who continue with the combined company will be eligible as of the effective time to participate in a 401(k) plan sponsored or maintained by Global Payments (the “Global Payments 401(k) plan”), and Global Payments will take all necessary actions to permit such legacy TSYS employees to make rollover contributions to the Global Payments 401(k) plan.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the effective time, the combined company will indemnify and hold harmless and will advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by TSYS pursuant to the TSYS articles of incorporation, the TSYS bylaws, the governing or organizational documents of any subsidiary of TSYS and any indemnification agreements in existence as of the date of the merger agreement, each present and former director, officer or employee of TSYS and its subsidiaries (in each case, when acting in such capacity) against any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigation, whether arising before or after the effective time, arising out of the fact that such person is or was a director, officer or employee of TSYS or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement; provided, that in the case of advancement of expenses, any TSYS indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final, non-appealable judgment of a court of competent jurisdiction that such TSYS indemnified party is not entitled to indemnification.

The merger agreement requires the combined company to maintain in effect for a period of six (6) years after the effective time, the current policies of directors’ and officers’ liability insurance maintained by TSYS (provided that the combined company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the effective time; provided, however, that the combined company is not obligated to expend, on an annual basis, an amount in excess of 300% of the current aggregate annual premium paid as of the date of the merger agreement by TSYS for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then the combined company will cause to be maintained policies of insurance which, in the combined company’s good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Global Payments or TSYS, in consultation with the other party, may (and at the request of Global Payments, TSYS will use its reasonable best efforts to) obtain at or prior to the effective time a six (6)-year “tail” policy under TSYS’ existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Restructuring Efforts

The merger agreement provides that if either TSYS or Global Payments fails to obtain the required vote of its shareholders to approve the merger agreement at the duly convened TSYS special meeting or Global Payments special meeting, as applicable, or any adjournment or postponement thereof, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in the merger agreement (provided that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of TSYS as provided for in the merger agreement or the tax treatment of the merger to such party’s shareholders, in a manner adverse to such party or its shareholders) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective shareholders for approval.

Dividends

From the date of the merger agreement, Global Payments and TSYS have agreed to coordinate with each other regarding the declaration of any dividends in respect of Global Payments common stock and TSYS common stock (including the record dates and payment dates relating to such dividends). The merger agreement also provides that, subject to the approval of the board of directors of the combined company, Global Payments and

TSYS intend that, with respect to the first dividend payment on Global Payments common stock following the effective time of the merger, the dividend yield on Global Payments common stock will not be less than the dividend yield on TSYS common stock as of the date of TSYS’ most recent quarterly dividend prior to the date of the merger agreement.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of Global Payments common stock to be issued in the merger, access to information of the other company, advice of changes, exemption from takeover laws, shareholder litigation relating to the transactions contemplated by the merger agreement and public announcements with respect to the transactions contemplated by the merger agreement.

Combined Company Governance and Headquarters Matters

Under the merger agreement, Global Payments and TSYS have agreed to certain provisions relating to the governance and headquarters of the combined company, including the composition of the combined company’s board of directors and the roles of chairman, lead director and chief executive officer. Among other things, the merger agreement provides that between the signing of the merger agreement and the closing, M. Troy Woods will, in consultation with Jeffrey S. Sloan, William I Jacobs and Kriss Cloninger III, make recommendations to the combined company’s board of directors regarding (i) the Global Payments directors and TSYS directors to be appointed to the combined company’s committees, (ii) the combined company’s corporate governance guidelines, committee charters and other board of directors procedures for the combined company to reflect best practices of Global Payments and TSYS, and (iii) the overall functionality and procedures for the conduct of business of the combined company’s board of directors, in each case following the closing. For a more detailed description of the governance matters relating to the combined company, see the section entitled “The Merger—Governance of the Combined Company After the Merger” beginning on page 134.

Shareholder Meetings and Recommendation of Global Payments’ and TSYS’ Boards of Directors

Each of Global Payments and TSYS has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement and related matters and to use reasonable best efforts to cause such meetings to occur as promptly as reasonably practicable and on the same date.

The board of directors of each of Global Payments and TSYS has agreed to use its reasonable best efforts to obtain from its shareholders the required vote to approve the merger agreement, including by communicating to the respective shareholders of Global Payments and TSYS its recommendation (and including such recommendation in this joint proxy statement/prospectus) that, in the case of Global Payments, the shareholders approve the merger agreement (the “Global Payments board recommendation”), and in the case of TSYS, the shareholders of TSYS approve the merger agreement (the “TSYS board recommendation”). Each of Global Payments and TSYS has agreed that each of Global Payments and TSYS and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Global Payments board recommendation, in the case of Global Payments, or the TSYS board recommendation, in the case of TSYS, (ii) fail to make the Global Payments board recommendation, in the case of Global Payments, or the TSYS board recommendation, in the case of TSYS, in this joint proxy statement/prospectus, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in “—Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the Global Payments board recommendation, in the case of Global Payments, or the TSYS board recommendation, in the case of TSYS, in each case within ten (10) business days (or such fewer number of days as remains prior to the Global Payments special meeting or the TSYS special meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “recommendation change”).

However, subject to certain termination rights in favor of the other party as described in “—Termination of the Merger Agreement” below, if the board of directors of Global Payments or TSYS, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Global Payments board recommendation or the TSYS board recommendation, as applicable, then, in the case of Global Payments, prior to the receipt of requisite Global Payments vote of its shareholders to approve the merger agreement (which we refer to as the “requisite Global Payments vote”), and in the case of TSYS, prior to the receipt of the requisite TSYS vote of its shareholders to approve the merger agreement (which we refer to as the “requisite TSYS vote”), it may submit the merger agreement to its shareholders without recommendation (although the resolutions approving the merger agreement as of the date thereof may not be rescinded or amended), in which event such board of directors may communicate the basis for its lack of a recommendation to its shareholders in this joint proxy statement/prospectus or an appropriate amendment or supplement thereto to the extent required by law, provided that such board of directors may not take any actions under this provision unless (1) it gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions and the identity of the third party in any such acquisition proposal, or any amendment or modification thereof, or a description in reasonable detail of such other event or circumstances) and (2) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Global Payments board recommendation or TSYS board recommendation, as the case may be. Any material amendment to any acquisition proposal will be deemed a new acquisition proposal for the purposes of the merger agreement and will require a new notice period.

Notwithstanding any recommendation change by the board of directors of Global Payments or TSYS, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders and to submit the merger agreement to a vote of such shareholders.

Agreement Not to Solicit Other Offers

Each of Global Payments and TSYS has agreed that it will not, and will cause each of its subsidiaries and its and its subsidiaries’ respective executive officers and directors, and will use reasonable best efforts to cause its and its subsidiaries’ respective employees, agents, advisors and representatives (collectively and together with executive officers and directors, “representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal, except to notify a person that makes any inquiry or offer with respect to an acquisition proposal of the existence of the relevant provisions of the merger agreement or solely to clarify whether any such inquiry or offer constitutes an acquisition proposal or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal. For the purposes of the merger agreement, an “acquisition proposal” means, with respect to Global Payments or TSYS, as applicable, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite Global Payments vote, in the case of Global Payments, or the requisite TSYS vote, in the case of TSYS, a party receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and its subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if the board of directors of Global Payments or TSYS, as applicable, concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing any confidential or nonpublic information, such party enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between Global Payments and TSYS, which confidentiality agreement will not provide such person with any exclusive right to negotiate with such party.

Each of Global Payments and TSYS has also agreed to, and will cause its representatives to, immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than TSYS or Global Payments, with respect to any acquisition proposal. Each party will promptly (and within twenty-four (24) hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), will provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or acquisition proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis (but in no event more than once every twenty-four (24) hours), including any amendments to or revisions of the terms of such inquiry or acquisition proposal. Each party will use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof.

Nothing contained in the merger agreement will prevent a party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an acquisition proposal; provided that such rules in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under the merger agreement.

Conditions to Complete the Merger

Global Payments’ and TSYS’ respective obligations to complete the merger are subject to the satisfaction at or prior to the effective time, of the following conditions:

•	the approval of the merger agreement by the shareholders of Global Payments and by the shareholders of TSYS;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the shares of Global Payments common stock that will be issuable pursuant to the merger agreement;

•

any waiting period applicable to the merger under the HSR Act having expired or been terminated and all other requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement, or proceedings for such purpose having been initiated or threatened by the SEC and not withdrawn;

•

no order, injunction, or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by the chief executive officer or the chief financial officer from the other party to such effect);

•

in the case of Global Payments’ obligation to complete the merger, the performance by TSYS in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by Global Payments of a certificate dated as of the closing date and signed on behalf of TSYS by the chief executive officer or the chief financial officer to such effect);

•

in the case of TSYS’ obligation to complete the merger, the performance by Global Payments (i) in all respects of the obligations, covenants and agreements required to be performed by it (and within its control) regarding the actions necessary to adopt the Global Payments bylaw amendment and the resolutions referenced therein and to effect the requirements referenced therein that are to be effected as of the effective time, at or prior to the closing date and (ii) in all material respects of all other obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by TSYS of a certificate dated as of the closing date and signed on behalf of Global Payments by the chief executive officer or the chief financial officer to such effect); and

•

receipt by each party of an opinion of its legal counsel (or, in the event that its legal counsel advises that it will not deliver such opinion, an additional legal counsel selected in accordance with the merger agreement) to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither Global Payments nor TSYS can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite Global Payments vote or requisite TSYS vote, in the following circumstances:

•	by mutual written consent of Global Payments and TSYS;

•

by either Global Payments or TSYS if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the completion of the merger, unless the failure to obtain a requisite regulatory approval or the issuance of any such order, injunction, decree, or other legal restraint or prohibition is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•

by either Global Payments or TSYS if the merger has not been completed on or before the initial termination date provided that, if, on the initial termination date, any of the requisite regulatory approvals have not been obtained and all of the other conditions set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof assuming such date were the closing date), the initial termination date may be extended by either party to the extended termination date on written notice to the other party on or by the initial termination date; provided further that, notwithstanding the foregoing, if the failure of the closing to occur by the initial termination date or the extended termination date, as applicable is due to the failure of the party seeking to terminate the merger agreement or to extend the termination date, as applicable, to perform or observe its obligations, covenants and agreements under the merger agreement, such party will not have such right to seek to terminate the merger agreement or to extend the termination date;

•

by either Global Payments or TSYS (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of TSYS, in the case of a termination by Global Payments, or Global Payments, in the case of a termination by TSYS, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the other party, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by TSYS, if (1) Global Payments or the Global Payments board of directors has made a recommendation change or (2) Global Payments or the Global Payments board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Global Payments board recommendation; or

•

by Global Payments, if (1) TSYS or the TSYS board of directors has made a recommendation change or (2) TSYS or the TSYS board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the TSYS board of directors’ recommendation.

Effect of Termination

If the merger agreement is terminated by either Global Payments or TSYS, as provided under “Termination of the Merger Agreement” above, the merger agreement will become void and have no effect, and none of Global Payments, TSYS, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever thereunder, or in connection with the transactions contemplated thereby, except that (1) neither Global Payments nor TSYS will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, public announcements and the effect of termination, including the termination fee described below.

Termination Fee

TSYS will pay Global Payments a termination fee equal to $860 million by wire transfer of same-day funds (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

In the event that the merger agreement is terminated by Global Payments pursuant to the last bullet set forth under “—Termination of the Merger Agreement” above. In such case the termination fee must be paid to Global Payments within three (3) business days of the date of termination.

•

In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the TSYS board of directors or senior management of TSYS or has been made directly to the shareholders of TSYS, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the TSYS special meeting) an acquisition proposal, in each case with respect to TSYS, and (A) (x) thereafter the merger agreement is terminated by either Global Payments or TSYS pursuant to the third bullet set forth under “—Termination of the Merger Agreement” above without the requisite TSYS vote having been obtained (and all other conditions to TSYS’ obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination), or (y) thereafter the merger agreement is terminated by Global Payments pursuant to the fourth bullet set forth under “—Termination of the Merger Agreement” above as a result of a willful breach of the merger agreement by TSYS, and (B) prior to the date that is twelve (12) months after the date of such termination, TSYS enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%)”. In such case, the termination fee must be paid to Global Payments on the earlier of the date TSYS enters into such definitive agreement and the date of consummation of such transaction. For purposes of the merger agreement, a “willful breach” is a material breach of the merger agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of the merger agreement.

Global Payments will pay TSYS the termination fee if the merger agreement is terminated in the following circumstances:

•

In the event that the merger agreement is terminated by TSYS pursuant to the second to last bullet set forth under “—Termination of the Merger Agreement” above. In such case the termination fee must be paid to TSYS within three (3) business days of the date of termination.

•

In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Global Payments board of directors or senior management of Global Payments or has been made directly to the shareholders of Global Payments, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the Global Payments special meeting) an acquisition proposal, in each case with respect to Global Payments and (A) (x) thereafter the merger agreement is terminated by either Global Payments or TSYS pursuant to the third bullet set forth under “—Termination of the Merger Agreement” above without the requisite Global Payments vote having been obtained (and all other conditions to Global Payments’ obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination) or (y) thereafter the merger agreement is terminated by TSYS pursuant to the fourth bullet set forth under “—Termination of the Merger Agreement” above as a result of a willful breach of the merger agreement by Global Payments and (B) prior to the date that is twelve (12) months after the date of such termination, Global Payments enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)”

will instead refer to “fifty percent (50%)”. In such case, the termination fee must be paid to TSYS on the earlier of the date Global Payments enters into such definitive agreement and the date of consummation of such transaction.

Fees and Costs

Except as otherwise expressly provided in the merger agreement, all costs incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such cost; provided, however, that the costs of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to government entities in connection with the merger and the other transactions contemplated by the merger agreement will be borne equally by Global Payments and TSYS.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Global Payments vote or the requisite TSYS vote; provided, however, that after the receipt of the requisite Global Payments vote or the requisite TSYS vote, there may not be, without further approval of the shareholders of Global Payments or TSYS, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.

At any time prior to the completion of the merger, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement; provided, however, that after the receipt of the requisite Global Payments vote or the requisite TSYS vote, there may not be, without further approval of the shareholders of Global Payments or TSYS, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Global Payments board of directors or the TSYS board of directors will be subject to the laws of the State of Georgia).

Specific Performance

Global Payments and TSYS will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof (including the parties’ obligation to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity. Both Global Payments and TSYS waive any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of TSYS common stock that exchange their shares of TSYS common stock for shares of Global Payments common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of TSYS common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds TSYS common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds TSYS common stock, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the merger to their specific circumstances.

This discussion applies only to U.S. holders of shares of TSYS common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, for example:

•	banks or other financial institutions;

•	tax-exempt organizations;

•	partnerships, S corporations or other pass-through entities or investors therein;

•	retirement plans;

•	individual retirement accounts or other tax-deferred accounts,

•	regulated investment companies;

•	real estate investment trusts;

•	insurance companies;

•	mutual funds;

•	dealers or brokers in securities, commodities or foreign currencies;

•	traders in securities who elect the mark-to-market method of accounting;

•	holders of TSYS common stock subject to the alternative minimum tax provisions of the Code;

•	holders of TSYS common stock who received TSYS common stock through the exercise of employee stock options or through tax-qualified retirement plans or otherwise as compensation;

•	persons whose functional currency is not the U.S. dollar;

•	holders of options granted under any TSYS benefit plan;

•	holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	holders that actually or constructively hold 5% or more of the TSYS common stock; or

•	holders of TSYS common stock who hold TSYS common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own independent tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

It is a condition to the obligation of each of Global Payments and TSYS to complete the merger that it receive an opinion of its respective tax counsel, dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on facts and representations contained in representation letters provided by Global Payments and TSYS and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service (the “IRS”) or any court. Global Payments and TSYS have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the remainder of this discussion proceeds on the basis that such treatment will be respected. Accordingly, upon exchanging your TSYS common stock for Global Payments common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Global Payments common stock (as discussed below). The aggregate tax basis of the Global Payments common stock that you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal your aggregate adjusted tax basis in the shares of TSYS common stock you surrender in the merger. Your holding period for the shares of Global Payments common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period of the shares of TSYS common stock that you surrender in the merger. If you acquired different blocks of TSYS common stock at different times or at different prices, the Global Payments common stock you receive will be allocated pro rata to each block of TSYS common stock, and the basis and holding period of each block of Global Payments common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of TSYS common stock exchanged for such block of Global Payments common stock.

Cash Instead of Fractional Shares

If you receive cash instead of a fractional share of Global Payments common stock, you will be treated as having received such fractional share of Global Payments common stock pursuant to the merger and then as having sold such fractional share of Global Payments common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of Global Payments common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of TSYS common stock surrendered therefor) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

If you are a non-corporate holder of TSYS common stock you may be subject to information reporting and backup withholding on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number and certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 27, 2019, Global Payments and TSYS entered into an agreement providing for the merger of TSYS with and into Global Payments, with Global Payments as the surviving entity. The merger is subject to the satisfaction or waiver of the closing conditions set forth in the merger agreement, including the approval of the Global Payments merger proposal by holders of Global Payments common stock and the approval of the TSYS merger proposal by holders of TSYS common stock. Upon completion of the merger, TSYS will no longer be a separate publicly traded corporation.

The following tables present unaudited pro forma condensed combined financial information about Global Payments’ consolidated balance sheet and statements of income, which we refer to as the “unaudited pro forma financial statements,” after giving effect to the merger and the related financing transactions. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2018 and for the three months ended March 31, 2019 combine the historical consolidated statements of income of Global Payments and TSYS, giving effect to the merger as if it had been completed on January 1, 2018. The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2019 combines the historical consolidated balance sheets of Global Payments and TSYS, giving effect to the merger as if it had been completed on March 31, 2019.

The unaudited pro forma financial statements and related notes were prepared using the acquisition method of accounting with Global Payments as the acquirer of TSYS. In the unaudited pro forma financial statements and related notes, the assets to be acquired and liabilities to be assumed of TSYS have been measured based upon their estimated fair values, unless otherwise noted, as of March 31, 2019. The historical consolidated financial information has been adjusted in the unaudited pro forma financial statements to give effect to events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing effect on the combined results of Global Payments and TSYS. The unaudited pro forma financial statements contained herein do not reflect the costs of any integration activities or benefits that may result from the realization of future revenue enhancements or cost savings from operating efficiencies, or any other synergies that may result from the merger. Management anticipates that certain material charges will be incurred subsequent to the merger for items such as operations and technology integration and severance. However, since the timing and effect are not specifically determinable at this time, no amounts are included in the unaudited pro forma financial statements for such items.

The unaudited pro forma financial statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the merger been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.

As of the date of this joint proxy statement/prospectus, Global Payments has prepared a preliminary estimate of fair value for intangible assets and certain financial assets and financial liabilities of TSYS. Other TSYS assets and liabilities are presented at their respective historical carrying amounts. A final determination of the fair value of TSYS’ assets and liabilities will be based on TSYS’ actual assets and liabilities as of the acquisition date and, therefore, cannot be made prior to the completion of the merger. Differences in the fair values of the TSYS assets and liabilities as compared with the information shown in the unaudited pro forma financial statements could be material and may change the amount of the reported assets and liabilities and affect the combined company’s statements of income.

In addition, the value of the merger consideration to be paid by Global Payments in shares of Global Payments common stock upon the completion of the merger will be determined based on the closing price of Global Payments common stock as of the date of the completion of the merger and the number of issued and outstanding shares of TSYS common stock immediately prior to the closing. The actual value of the merger consideration may differ from the amount reflected in the unaudited pro forma financial statements, and the difference may be material.

Further, Global Payments has not identified all adjustments necessary to conform TSYS’ accounting policies and financial statement presentation to Global Payments’ policies and presentation. Upon completion of the merger, or as more information becomes available, Global Payments will perform a more detailed review of TSYS’ accounting policies and financial statement presentation. Differences identified in that review could have a material effect on the combined company’s financial information.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma financial statements.

The unaudited pro forma financial statements and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Global Payments and the related notes included in Global Payments’ Annual Report on Form 10-K for the year ended December 31, 2018 and the historical unaudited consolidated financial statements of Global Payments included in Global Payments’ Quarterly Report on Form 10-Q for the period ended March 31, 2019, each of which is incorporated by reference herein, and (ii) the historical audited consolidated financial statements of TSYS and the related notes included in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2018 and the historical unaudited consolidated financial statements of TSYS included in TSYS’ Quarterly Report on Form 10-Q for the period ended March 31, 2019, each of which is incorporated by reference herein.

Global Payments Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2019

(in thousands)

	Historical		Pro Forma Adjustments	Note 4 References	Pro Forma Condensed Combined
	Global Payments	TSYS
ASSETS
Current assets:
Cash and cash equivalents	$1,277,633	$494,646	$(175,314)	a	$1,596,965
Accounts receivable, net	381,608	490,045	1,624	b	872,126
			(1,151)	c
Settlement processing assets	2,775,371	—	—		2,775,371
Prepaid expenses and other current assets	235,139	244,702	7,935	d	476,078
			(3,167)	e
			(8,531)	e

Total current assets	4,669,751	1,229,393	(178,604)		5,720,540
Goodwill	6,345,998	4,115,380	15,234,889	f	25,696,267
Other intangible assets, net	2,405,333	748,490	8,351,510	g	11,505,333
Other intangible assets—computer software, net	—	539,964	(539,964)	h	—
Property and equipment, net	674,199	385,400	316,690	h	1,376,289
Other noncurrent assets	654,340	755,505	(147,342)	i	1,271,428
			17,899	d
			(8,974)	e

Total assets	$14,749,621	$7,774,132	$23,046,104		$45,569,857

LIABILITIES AND EQUITY
Current liabilities:
Settlement lines of credit	$641,906	$—	$—		$641,906
Current portion of long-term debt	133,019	38,710	(150,729)	e	21,000
Accounts payable and accrued liabilities	1,161,421	526,667	(13,505)	b	1,648,975
			(1,151)	c
			7,935	d
			(2,632)	e
			(29,760)	j
Settlement processing obligations	2,579,876	—	15,129	b	2,595,005

Total current liabilities	4,516,222	565,377	(174,713)		4,906,886
Long-term debt	5,170,377	4,180,733	150,729	e	9,622,091
			120,252	k
Deferred income taxes	569,169	409,706	(11,282)	e	2,831,516
			(16,390)	l
			1,880,313	m
Other noncurrent liabilities	351,392	265,556	17,899	d	605,726
			(29,121)	j

Total liabilities	10,607,160	5,421,372	1,937,687		17,966,219

Commitments and contingencies
Equity:
Total controlling shareholders’ equity	3,950,813	2,352,760	(47,323)	e	27,411,990
			11,282	e
			(137,500)	l
			16,390	l
			21,265,568	n
Noncontrolling interest	191,648	—	—		191,648

Total equity	4,142,461	2,352,760	21,108,417		27,603,638

Total liabilities and equity	$14,749,621	$7,774,132	$23,046,104		$45,569,857

See accompanying notes to unaudited pro forma condensed combined financial information.

Global Payments Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Three Months Ended March 31, 2019

(in thousands, except per share data)

	Historical		Pro Forma Adjustments	Note 4 References	Pro Forma Condensed Combined
	Global Payments	TSYS
Revenues	$883,039	$1,034,531	$(4,286)	c	$1,909,190
			(4,094)	j

Operating expenses:
Cost of service	305,230	632,212	(4,286)	c	1,087,305
			(7,580)	i
			35,884	o
			125,845	p
Selling, general and administrative	378,317	179,049	(35,884)	o	521,482

	683,547	811,261	113,979		1,608,787

Operating income	199,492	223,270	(122,359)		300,403

Interest and other income	2,934	1,228	—		4,162
Interest and other expense	(59,081)	(44,219)	11,745	q	(92,122)
			(567)	r

	(56,147)	(42,991)	11,178		(87,960)

Income before income taxes	143,345	180,279	(111,181)		212,443
Provision for income taxes	(24,140)	(29,899)	26,506	s	(26,966)
			567	r

Income before equity in income of equity investments	119,205	150,380	(84,108)		185,477
Equity in income of equity investments, net of tax	—	11,227	—		11,227

Net income	119,205	161,607	(84,108)		196,704
Net income attributable to noncontrolling interests	(6,864)	—	—		(6,864)

Net income attributable to controlling shareholders	$112,341	$161,607	$(84,108)		$189,840

Earnings per share attributable to Global Payments:
Basic	$0.71				$0.63
Diluted	$0.71				$0.63
Weighted-average number of shares outstanding:
Basic	157,519		143,376	t	301,394
Diluted	158,018		143,376	t	300,895

See accompanying notes to unaudited pro forma condensed combined financial information.

Global Payments Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Year Ended December 31, 2018

(in thousands, except per share data)

	Historical		Pro Forma Adjustments	Note 4 References	Pro Forma Condensed Combined
	Global Payments	TSYS
Revenues	$3,366,366	$4,028,211	$(18,347)	c	$7,357,876
			(18,354)	j

Operating expenses:
Cost of service	1,095,014	2,492,482	(18,347)	c	4,177,387
			(31,070)	i
			153,951	o
			485,357	p
Selling, general and administrative	1,534,297	712,991	(153,951)	o	2,093,337

	2,629,311	3,205,473	435,940		6,270,724

Operating income	737,055	822,738	(472,641)		1,087,152

Interest and other income	20,719	4,476	—		25,195
Interest and other expense	(195,619)	(167,450)	(3,279)	q	(365,315)
			1,033	r

	(174,900)	(162,974)	(2,246)		(340,120)

Income before income taxes	562,155	659,764	(474,887)		747,032
Provision for income taxes	(77,488)	(127,003)	113,213	s	(92,311)
			(1,033)	r

Income before equity in income of equity investments	484,667	532,761	(362,707)		654,721
Equity in income of equity investments, net of tax	—	45,156	—		45,156

Net income	484,667	577,917	(362,707)		699,877
Net income attributable to noncontrolling interests	(32,614)	(1,261)	—		(33,875)

Net income attributable to controlling shareholders	$452,053	$576,656	$(362,707)		$666,002

Earnings per share attributable to Global Payments:
Basic	$2.85				$2.20
Diluted	$2.84				$2.20
Weighted-average number of shares outstanding:
Basic	158,672		143,376	t	302,048
Diluted	159,271		143,376	t	302,647

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

The unaudited pro forma financial statements and related notes present the pro forma condensed combined financial position and results of operations of Global Payments and TSYS.

The historical financial information of Global Payments and TSYS as of and for the three months ended March 31, 2019 was derived from the unaudited consolidated financial statements presented in their respective Quarterly Reports on Form 10-Q for the period ended March 31, 2019. The historical financial information of Global Payments and TSYS for the year ended December 31, 2018 was derived from the audited consolidated financial statements presented in their respective Annual Reports on Form 10-K for the year ended December 31, 2018.

The unaudited pro forma financial statements reflect certain reclassifications to align the historical financial statement presentation of Global Payments and TSYS. Global Payments has not yet identified all adjustments necessary to conform TSYS’ accounting policies and financial statement presentation to Global Payments’ policies and presentation. Upon consummation of the merger or as more information becomes available, Global Payments will perform a detailed review of TSYS’ accounting policies and financial statement presentation. Differences identified in that review could have a material effect on the combined company’s financial information.

The unaudited pro forma financial statements also reflect adjustments as of and for the three months ended March 31, 2019 and for the year ended December 31, 2018 to eliminate the effect of transactions associated with certain preexisting commercial relationships between Global Payments and TSYS.

The unaudited pro forma financial statements were prepared using the acquisition method of accounting, with Global Payments as the acquirer of TSYS. In the pro forma balance sheet, the assets to be acquired and liabilities to be assumed of TSYS have been measured based upon their preliminary estimated fair values, unless otherwise noted, as of March 31, 2019. Definitive fair values will be determined and finalized for assets to be acquired and liabilities to be assumed based on certain valuations and other studies that will be performed by Global Payments. Accordingly, the fair value adjustments determined using the acquisition method of accounting reflected in the unaudited pro forma financial statements are preliminary and are subject to revision based on a final determination of fair value within the measurement period of up to twelve months subsequent to the acquisition date.

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The unaudited pro forma financial statements are presented solely for informational purposes and are not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor are they necessarily indicative of the future combined results of the companies to be combined. The unaudited pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future revenue enhancements or cost savings from operating efficiencies, or any other synergies that may result from the merger. Management anticipates that certain material charges will be incurred subsequent to the merger for items such as operations and technology integration and severance. However, since the timing and effect are not specifically determinable at this time, no amounts are included in the unaudited pro forma financial statements for such items.

Note 2—Consideration and Debt Financing

Pursuant to the terms and subject to the conditions set forth in the merger agreement, as a result of the merger of TSYS with and into Global Payments contemplated by the merger agreement, each outstanding share of TSYS common stock will be converted into the right to receive 0.8101 of a share of Global Payments common stock.

Holders of TSYS common stock will receive cash in lieu of fractional shares. In connection with the completion of the merger, Global Payments’ Articles of Incorporation will be amended to increase the number of authorized shares of Global Payments common stock from two hundred million (200,000,000) to four hundred million (400,000,000).

At closing, each outstanding TSYS equity award granted under TSYS equity compensation plans (other than certain “single-trigger” awards described below) will be converted into a corresponding award with respect to Global Payments common stock, with the number of shares underlying such award (and, in the case of stock options, the applicable exercise price) adjusted based on the exchange ratio. Each such converted TSYS equity award will continue to be subject to the same terms and conditions (including vesting and exercisability or payment terms) as applied to the corresponding TSYS equity award. In the case of TSYS performance share awards with a performance period that is incomplete or for which performance is not determinable at closing, the number of shares underlying such awards will be the greater of the number of initial performance shares underlying such award and the number of shares that would have been earned based on actual performance at closing, determined as set forth in the merger agreement, and such awards will cliff vest, subject to the holder’s continued service, on the last day of the originally scheduled performance period. In addition to the foregoing awards, certain TSYS equity awards held by employees who are not executive officers, pursuant to their terms, will vest automatically (i.e., “single-trigger”) at closing and be converted into the right to receive a number of shares of Global Payments common stock determined based on the exchange ratio in respect of each share of TSYS common stock subject thereto. The number of shares of TSYS common stock subject to performance-based single-trigger awards will be determined in a manner similar to the performance share awards described above.

At this time, Global Payments has not completed its analysis of the TSYS employee equity awards; however, the effect is not expected to be material in the context of the transaction. Any corresponding adjustment may result in the recognition of an incremental component of purchase consideration transferred, which is not currently reflected in the preliminary estimate of merger consideration presented below, and/or an incremental amount of postcombination share-based compensation expense, which is not currently reflected in the unaudited pro forma financial statements.

The preliminary estimated merger consideration to be transferred to TSYS shareholders is $23.6 billion. The acquisition date fair value of common stock to be issued to TSYS shareholders was estimated based on 177.0 million shares of TSYS common stock issued and outstanding (excluding the aforementioned TSYS employee equity awards) multiplied by the exchange ratio and the closing share price of Global Payments common stock as of July 19, 2019 of $164.73 per share. Merger consideration will include the amount of TSYS’ unsecured revolving loan that Global Payments is required to repay upon consummation of the merger, as shown in the table below (in thousands, except per share data):

Shares of TSYS common stock issued and outstanding as of July 19, 2019	176,986
Exchange ratio	0.8101

Shares of Global Payments common stock to be issued	143,376
Price per share of Global Payments common stock on July 19, 2019	$164.73

Estimated fair value of common stock to be issued	$23,618,328
TSYS’ unsecured revolving loan (including accrued interest and fees) at March 31, 2019	1,105,826

Preliminary fair value of estimated total merger consideration	$24,724,154

The estimated fair value of common stock to be issued and resulting goodwill may change based on fluctuations in the share price of Global Payments common stock or in the number of shares of TSYS common stock outstanding on the closing date. The fair value of the equity securities to be issued as the consideration transferred will be measured on the closing date pursuant to the terms of the merger agreement. This requirement will likely result in an amount that differs from the $23.6 billion assumed in the unaudited pro forma financial statements. A 10% fluctuation in the market price of Global Payments common stock would affect the value of the common stock to be issued with a corresponding change to goodwill, as illustrated in the table below (in thousands):

	Preliminary Estimated Fair Value of Common Stock to be Issued	Estimated Goodwill
As presented in the pro forma adjustments	$23,618,328	$19,350,269
10% increase in common stock price	25,980,161	21,712,102
10% decrease in common stock price	21,256,495	16,998,436

In connection with entry into the merger agreement, Global Payments obtained commitments for a $2.75 billion, 364-day senior unsecured bridge facility (the “Bridge Facility”). The Bridge Facility was established to refinance certain existing term loans under Global Payments existing credit facility and to refinance TSYS unsecured revolving credit facility in order to establish an unsecured capital structure under which Global Payments can assume certain existing TSYS notes. Global Payments expects to execute permanent financing of $7.5 billion (a new $3.0 billion revolving credit facility and a new $2.0 billion term loan facility, which we entered into on July 9, 2019, as described below, and $2.5 billion of senior notes expected to be issued prior to the closing of the merger) prior to the closing of the merger that will eliminate the need for the Bridge Facility commitments. Global Payments could choose to borrow up to $3.0 billion under the term loan facility; however, the pro forma adjustment is based on the expectation that the term loan facility will be only $2.0 billion. In addition to refinancing the existing Global Payments and TSYS credit agreements, the proceeds from the permanent financing may be used, among other things, to fund cash payments to TSYS shareholders in lieu of fractional shares and to finance costs associated with the merger and the debt financing. The transactions contemplated by the merger agreement have not yet been consummated.

On July 9, 2019, we effected a portion of the permanent financing by entering into a term loan credit agreement (“Term Loan Credit Agreement”) and a credit agreement (“Unsecured Revolving Credit Agreement” and, together with the Term Loan Credit Agreement, the “Agreements”), in each case with a syndicate of financial institutions. Upon entry into the Agreements, the aggregate commitments under the Bridge Facility described above were reduced to approximately $2.1 billion. The Term Loan Credit Agreement provides for a senior unsecured $2.0 billion term loan facility and we, at our discretion, have the ability to seek to increase the term loan capacity by an additional $1.0 billion (“Term Loan Facility”). The Unsecured Revolving Credit Agreement provides for a senior unsecured $3.0 billion revolving credit facility.

For purposes of the unaudited pro forma financial statements, the sources and uses of funds relating to the merger and the related financing transaction as if the merger had been consummated on March 31, 2019 are as follows (in thousands):

Sources:
Available cash	$175,314
Expected proceeds to be drawn from new unsecured revolving credit facility	1,946,318
Expected proceeds from new unsecured term loan	2,000,000
Expected proceeds from new unsecured senior notes	2,500,000

Total sources	$6,621,632

Uses:
Repayment of outstanding borrowings under Global Payments’ existing credit facility (including accrued interest and fees)	$5,340,384
Repayment of TSYS’ unsecured revolving loan (including accrued interest and fees)	1,105,826
Estimated costs associated with debt refinancing	37,922
Estimated merger-related costs	137,500

Total uses	$6,621,632

For the purposes of preparing the unaudited pro forma financial statements, the uses of funds relating to the merger do not present the effect of any cash to be paid to TSYS shareholders in lieu of fractional shares because that amount is not yet determinable. The payment of cash in lieu of fractional shares will not have any effect on the total merger consideration to be transferred to TSYS shareholders.

Note 3—Preliminary Valuation

The preliminary estimated amounts of assets to be acquired and liabilities to be assumed as if the merger had been consummated on March 31, 2019 and a reconciliation to the preliminary estimated fair value of total merger consideration are as follows (in thousands):

Cash and cash equivalents	$494,646
Accounts receivable	490,045
Prepaid expenses and other current assets	236,171
Identified intangible assets	9,100,000
Property and equipment	702,090
Other noncurrent assets	608,163
Accounts payable and accrued liabilities	(496,081)
Debt	(3,234,695)
Deferred income taxes	(2,290,019)
Other noncurrent liabilities	(236,435)

Total identifiable net assets	5,373,885
Goodwill	19,350,269

Preliminary estimated fair value of total merger consideration	$24,724,154

The assets to be acquired and the liabilities to be assumed are measured at fair value except for certain exceptions to the recognition principle of acquisition accounting, such as income taxes, employee benefits and contingencies. Global Payments has prepared preliminary estimates of fair value of identified intangible assets and certain financial assets and financial liabilities, including contract cost assets, right-of-use assets and contract liabilities as described in “Note 4—Pro Forma Adjustments.” Global Payments has not yet been able to complete an analysis of leases to determine any above or below market leases. The analysis will be completed as of the date the merger closes. Assumed debt, which consists primarily of unsecured senior notes, is also measured at its estimated fair value. Otherwise, acquired assets and assumed liabilities assumed are presented at their respective historical carrying amounts. The fair value assessments are preliminary and are based upon available information and certain assumptions, which Global Payments believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma financial statements.

Note 4—Pro Forma Adjustments

The unaudited pro forma condensed combined balance sheet includes adjustments made assuming the merger and related financing transactions were completed as of March 31, 2019. The unaudited pro forma condensed combined statements of income include adjustments made assuming the merger and related financing transactions were completed as of January 1, 2018 and do not include any material nonrecurring charges that may arise in subsequent periods as a result of the merger.

The following items are reflected as pro forma adjustments:

a.	This pro forma adjustment reflects the use of available cash to fund a portion of the debt refinancing and merger-related costs, as described in “Note 2—Consideration and Debt Financing.”

b.	Global Payments applies offsetting to its settlement processing assets and obligations where a right of setoff exists. In the sponsorship model, Global Payments applies offsetting by member agreement because the member is ultimately responsible for funds settlement. If that net position is an asset, the net amount is reflected in settlement processing assets. If that net position is a liability, the net amount is reflected in settlement processing obligations. In the direct membership model, offsetting is not applied, and the individual components are presented as an asset or obligation based on the nature of that component. This pro forma adjustment conforms the historical consolidated balance sheet of TSYS to Global Payments’ presentation of settlement processing assets and obligations (in thousands):

Account Description	Increase (Decrease)
Accounts receivable, net	$1,624
Accounts payable and accrued liabilities	(13,505)
Settlement processing obligations	15,129

c.

This pro forma adjustment eliminates the effects of transactions associated with certain preexisting commercial relationships between Global Payments and TSYS. The adjustment eliminates revenues and expenses for the three months ended March 31, 2019 and the year ended December 31, 2018 of $4.3 million and $18.3 million, respectively, and accounts receivable and accounts payable of $1.2 million as of March 31, 2019.

d.

This pro forma adjustment conforms TSYS’ historical presentation of contract assets and contract liabilities to the presentation format of Global Payments, and results in an increase of $7.9 million in current assets (prepaid expenses and other current assets) and current liabilities (accounts payable and accrued liabilities) and an increase of $17.9 million in other noncurrent assets and other noncurrent liabilities.

e.

For purposes of the unaudited pro forma financial statements, Global Payments’ debt refinancing and the repayment of TSYS historical unsecured revolving loan are presented as if these transactions had been consummated on March 31, 2019 as further discussed “Note 2—Consideration and Debt Financing”. The components of the refinancing that affect debt are as follows, although in aggregate the debt refinancing results in no change to net debt (in thousands):

Proceeds from new unsecured revolving credit facility	$1,946,318
Proceeds from new unsecured term loan	2,000,000
Proceeds from new unsecured senior notes	2,500,000
Debt issuance costs capitalized in connection with the debt refinancing	(37,922)
Repayment of outstanding borrowings under Global Payments’ historical credit facility	(5,338,578)
Elimination of historical unamortized debt issuance costs related to Global Payments’ debt	35,182
Repayment of TSYS’ historical unsecured revolving loan	(1,105,000)

Net change in debt	$—

This pro forma adjustment does reclassify $150.7 million from the current portion of long-term debt to long-term debt to reflect the expected payment terms of the new debt.

In connection with the repayment of outstanding balances under Global Payments’ historical credit facility and the repayment of TSYS’ historical unsecured revolving loan, Global Payments would also repay accrued interest and fees of $2.6 million. This pro forma adjustment reflects the elimination of Global Payments’ historical unamortized debt issuance costs of $47.3 million, of which $35.2 million is a component of the change to debt in the table above, $3.2 million is a reduction to prepaid expense and other current assets and $9.0 million is a reduction of other noncurrent assets. The debt issue costs would be written off as a charge to interest expense in connection with the extinguishment of Global Payments’ historical credit facility through the debt refinancing. Because the effect is directly attributable to the merger, this charge is included in the unaudited pro forma condensed combined balance sheet together with the related income tax benefit of $11.3 million, which was calculated utilizing the blended federal and state statutory income tax rate of 23.84%.

The pro forma adjustment also reflects the elimination of the portion of TSYS’ historical unamortized debt issuance costs of $8.5 million related to its unsecured revolving credit facility that was included in prepaid expenses and other current assets.

f.

This pro forma adjustment reflects goodwill as of March 31, 2019 as if the merger had been consummated on that date, as shown in “Note 3—Preliminary Valuation,” and elimination of the carrying amount of TSYS’ historical goodwill (in thousands):

Goodwill (as determined in “Note 3—Preliminary Valuation”)	$19,350,269
Elimination of TSYS’ historical goodwill	(4,115,380)

Pro forma adjustment to goodwill	$15,234,889

g.

As part of the preliminary valuation analysis, Global Payments identified intangible assets, including customer relationships, trademarks and trade names and acquired technology. The preliminary estimated fair values of these identifiable intangible assets were determined primarily using the income approach, which requires a forecast of all the expected future cash flows, and a relief from royalty approach. Since certain of the information required to perform a detailed valuation analysis of TSYS intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma financial statements, Global Payments made certain preliminary assumptions that may be revised. The following pro forma adjustment reflects the estimated preliminary fair values of identifiable intangible assets acquired by Global Payments as of March 31, 2019 as if the merger had been consummated on that date and elimination of the carrying amount of TSYS historical intangible assets (in thousands):

Preliminary estimate of acquired intangible assets	$9,100,000
Elimination of TSYS’ historical intangible assets	(748,490)

Pro forma adjustment to other intangible assets	$8,351,510

h.

This pro forma adjustment of $540.0 million conforms the TSYS presentation of computer software on the balance sheet to Global Payments’ presentation. $316.7 million of the computer software is reclassified to property and equipment. The remaining $223.3 million eliminates the portion of other intangible assets—computer software, the fair value of which is included in the acquired technology intangible asset described in Note 4(g) as if the merger had been consummated on March 31, 2019.

i.

This pro forma adjustment represents the elimination of contract cost assets of $147.3 million as if the merger had been consummated on March 31, 2019. Contract costs assets primarily represent the incremental, direct costs of fulfilling a contract with a customer that are expected to be recoverable. Under the acquisition method of accounting, such deferred costs do not qualify for recognition as an asset.

After the consummation of the merger, this adjustment will have a continuing effect and would have reduced cost of service by $7.6 million for the three months ended March 31, 2019 and $31.1 million for the year ended December 31, 2018 to reflect the amortization of the adjustment over the expected period of benefit, assuming the merger had been consummated on January 1, 2018. The estimated effect on earnings subsequent to the merger date will be progressively eliminated over future periods. The estimated reduction to cost of service over the five years after the merger date is estimated to be $31.1 million in year one, $30.1 million in year two, $28.6 million in year three, $20.2 million in year four and $14.1 million in year five.

j.

This pro forma adjustment represents the estimated reduction to the carrying amount of historical contract liabilities to a fair value of $45.3 million, a reduction of $58.9 million ($29.8 million in accounts payable and accrued liabilities and $29.1 million in other noncurrent liabilities), as if the merger had been consummated on March 31, 2019. This estimate of fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining obligations plus a normal profit margin. After the merger, this adjustment will have a continuing effect and would have reduced revenue by $4.1 million for the three months ended March 31, 2019 and $18.4 million for the year ended December 31, 2018, to reflect the difference between customer prepayments related to service contracts and the estimated fair value of the assumed performance obligations as they are satisfied, assuming the merger had been consummated on January 1, 2018. The estimated effect on earnings subsequent to the merger date will be progressively eliminated over future periods. The estimated reduction to revenue over the five years after the merger date is estimated to be $18.4 million in year one, $15.7 million in year two, $12.7 million in year three, $8.2 million in year four and $2.4 million in year five.

k.

This pro forma adjustment of $120.3 million reflects TSYS’ historical unsecured senior notes at their estimated preliminary fair value of $3,148.4 million as of March 31, 2019 as if the merger had been consummated on that date. After the merger has been consummated, this adjustment will have a continuing effect on interest expense that is further described in Note 4(q).

l.

This pro forma adjustment reflects estimated merger-related costs of approximately $137.5 million expected to be paid by Global Payments and TSYS in connection with the merger (included in “Note 2—Consideration and Debt Financing”) as well as the estimated related income tax benefit of $16.4 million. The income tax effect was determined utilizing a blended federal and state statutory income tax rate of 23.84%, with an assumption that 50% of the estimated merger-related costs would be deductible for income tax purposes. The final determination of deductibility will depend on the actual amount and type of actual merger-related costs incurred. These amounts are included in the unaudited pro forma condensed combined balance sheet because they reflect charges directly attributable to the merger; however, they are not reflected in the unaudited pro forma condensed combined statements of income because these charges will not have a continuing effect on the combined entity’s results of operations.

m.

This pro forma adjustment reflects deferred income tax liabilities of $1,880.3 million resulting from the merger as if it had been consummated on March 31, 2019. The adjustment includes deferred tax liabilities of $1,886.0 million related to fair value adjustments for assets to be acquired and liabilities to be assumed and the removal of TSYS’ historical deferred income tax liability of $5.7 million related to tax deductible goodwill.

n.

This pro forma adjustment reflects the fair value of Global Payments common stock to be issued (excluding the TSYS employee equity awards), described in “Note 2—Consideration and Debt Financing,” as consideration to be transferred pursuant to the merger agreement as if the merger had been consummated on March 31, 2019 and the elimination of TSYS’ historical equity (in thousands):

Estimated fair value of common stock to be issued	$22,744,058
Elimination of TSYS’ historical equity	(2,352,760)

Pro forma adjustment to equity	$20,391,298

o.

This pro forma adjustment reflects the reclassification of amortization of acquired intangible assets and computer software of $35.9 million for the three months ended March 31, 2019 and $154.0 million for the year ended December 31, 2018 in the TSYS historical statements of income from selling, general and administrative expense to cost of service within operating expenses to conform to the presentation of Global Payments.

p.

Global Payments uses the straight-line method of amortization for trademarks and trade names and acquired technologies. Amortization for most customer-related intangible assets is attributed using an accelerated method based on actual cash flows for a period relative to expected cash flows over the estimated life of the asset. For the purpose of these unaudited pro forma financial statements, the acquired intangible assets were amortized using the straight-line method over an estimated weighted-average useful life of 13.2 years, which may change when the valuation is finalized.

The following table summarizes the changes in the estimated amortization expense as if the merger had been consummated on January 1, 2018:

	Three Months Ended March 31, 2019	Year Ended December 31, 2018
	(in thousands)
Estimated amortization expense	$187,226	$748,905
Elimination of TSYS historical amortization expense	(61,381)	(263,548)

Pro forma adjustment	$125,845	$485,357

A change of 10% in the estimated fair values of intangible assets would change amortization expense by approximately $74.9 million in the first year following the merger.

q.

This pro forma adjustment represents the net change in interest expense as if the refinancing of the Global Payments existing credit facility and the repayment of the TSYS historical unsecured revolving credit facility had been consummated on January 1, 2018 consistent with the permanent financing plan described in “Note 2—Consideration and Debt Financing.” Interest expense on the new credit facility was calculated using pricing associated with the new agreement and one-month London Interbank Offered Rate (“LIBOR”) as of July 18, 2019, taking into consideration related hedging activities. Interest expense on the new senior notes was calculated using applicable U.S. Treasury security rates as of July 18, 2019, taking into consideration related hedging activities, and Global Payments expected credit spread. For the purpose of these unaudited pro forma financial statements, the stated interest rate for the borrowings under the new credit facility was 3.65%, and the coupon interest rate for the senior notes was 3.57%.

The pro forma adjustment also reflects the effect on interest expense of adjusting TSYS unsecured senior notes to fair value, as discussed in Note 4(k), as of March 31, 2019 as if the merger had been consummated on that date. For the purpose of these unaudited pro forma financial statements, the premium on the TSYS senior notes, resulting from the fair value adjustment, as well as the deferred debt issuance costs on the new Global Payments debt, are amortized to interest expense using the effective interest method over the expected terms of the related debt instruments.

	Three Months Ended March 31, 2019	Year Ended December 31, 2018
	(in thousands)
Interest expense on Global Payments new unsecured senior notes and credit facility and amortization of new debt issuance costs	$60,659	$245,927
Elimination of Global Payments historical interest expense	(55,686)	(183,122)
Elimination of TSYS historical interest expense associated with its unsecured revolving loan	(9,858)	(32,559)
Adjustment to TSYS historical interest expense associated with its unsecured senior notes	(6,860)	(26,967)

Pro forma adjustment to interest expense	$(11,745)	$3,297

The estimates of pro forma interest expense reflect the allocation of the type and amount and terms of Global Payments permanent debt structure after the debt refinancing and the issuance of senior notes, as currently anticipated. The actual allocation of the type and amount and terms of financing may differ from those set forth in “Note 2—Consideration and Debt Financing.”

Interest expense on the new unsecured senior notes and credit facility and amortization of new debt issuance costs, as shown in the table above, were determined based on what Global Payments believes to be the most likely terms under which it would close such debt arrangements and on the prevailing interest rates at July 18, 2019. An increase or decrease of 12.5 basis points per year (or 1/8% variance)

in the assumed interest rates would increase or decrease interest expense by $9.4 million in the first year following the consummation of the merger.

r.

As an accounting policy election, Global Payments reflects interest on uncertain income tax positions in interest expense, and TSYS has historically reflected such interest in the provision for income taxes. This pro forma adjustment conforms the historical consolidated income statement of TSYS to the policy elected by Global Payments.

s.

This pro forma adjustment reflects the income tax effect of the pro forma adjustments in the unaudited condensed combined pro forma statements of income utilizing the blended federal and state statutory income tax rate of 23.84%.

t.

The unaudited pro forma basic and diluted earnings per share calculations are based on the basic and diluted weighted-average number of shares outstanding after giving effect to the number of shares of Global Payments common stock expected to be issued pursuant to the merger agreement. The pro forma weighted-average number of shares outstanding as presented below do not include the effect of the converted TSYS equity awards described in “Note 2—Consideration and Debt Financing.”

	Three Months Ended March 31, 2019	Year Ended December 31, 2018
	(in thousands)
Basic weighted-average number of shares outstanding	157,519	158,672
Shares of Global Payments common stock to be issued	143,376	143,376

Pro forma basic weighted-average number of shares outstanding	300,895	302,048

Diluted weighted-average number of shares outstanding	158,018	159,271
Shares of Global Payments common stock to be issued	143,376	143,376

Pro forma diluted weighted-average number of shares outstanding	301,194	302,647

DESCRIPTION OF GLOBAL PAYMENTS CAPITAL STOCK

As a result of the merger, TSYS shareholders will receive shares of Global Payments common stock in the merger and will become Global Payments shareholders. The following description summarizes the terms of Global Payments’ capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of Georgia law and Global Payments’ articles of incorporation and bylaws, each as amended in connection with the merger (as amended, the “Global Payments articles of incorporation” and the “Global Payments bylaws”, as applicable). The Global Payments articles of incorporation and the Global Payments bylaws are filed as exhibits to the registration statement of which this joint proxy/prospectus forms a part.

Global Payments’ authorized capital stock consists of two hundred million (200,000,000) shares of common stock, without par value share, and five million (5,000,000) shares of preferred stock, without par value. If the Global Payments share issuance proposal is approved, Global Payments’ authorized capital stock will consistent of four hundred million (400,000,000) shares of common stock, without par value, and five million (5,000,000) shares of preferred stock, without par value. As of July 22, 2019, there were 156,679,485 shares of Global Payments common stock issued and outstanding and no shares of Global Payments preferred stock issued and outstanding. All outstanding shares of Global Payments capital stock are fully paid and non-assessable.

Common Stock

Dividend Rights

Holders of Global Payments common stock are entitled to receive dividends as and when declared by the Global Payments board of directors in its discretion, payable out of any of Global Payments’ assets at the time legally available for the payment of dividends in accordance with the GBCC.

Voting Rights

Each holder of a share of Global Payments common stock is entitled to one vote. Directors will be elected by a majority of votes cast, except that where the number of nominees exceeds the number of directors to be elected at a meeting as of the meeting’s record date, then each director will be elected by a plurality of the votes cast. A supermajority vote of Global Payments shareholders (at least two-thirds) is required for certain amendments to the Global Payments articles of incorporation and the Global Payments bylaws. If Global Payments issues preferred stock, holders of such stock may possess voting rights.

Liquidation Rights

Holders of Global Payments common stock are entitled to receive the net assets of Global Payments upon dissolution.

Preemptive Rights

Global Payments common shareholders are not entitled to any preemptive rights to purchase or receive any shares of Global Payments stock, any obligation convertible into or exchangeable for shares of Global Payments stock or any warrants, options, or rights to purchase or subscribe for any convertible or exchangeable obligation. The Global Payments board of directors, at its discretion, may issue such stock or other securities to any party and on terms it deems advisable.

Preferred Stock

The Global Payments articles of incorporation permit the Global Payments board of directors to issue up to 5,000,000 shares of preferred stock (none of which are outstanding) in one or more series. The Global Payments board of directors is vested with the authority to divide preferred stock into classes or series and to fix and determine the relative rights, preferences, qualifications, and limitation of the shares of any class or series so established.

The issuance of preferred stock could adversely affect the rights of holders of common stock.

Miscellaneous

The Global Payments articles of incorporation contains no restrictions on the alienability of Global Payments common stock. Global Payments common stock is traded on the New York Stock Exchange under the symbol “GPN.”

Transfer Agent and Registrar

The transfer agent and registrar for Global Payments common stock is Computershare Investor Services, 250 Royall Street, Canton, MA 021021, and may be reached at 1-800-568-3476.

Certain Anti-Takeover Provisions

Certain provisions of the Global Payments articles of incorporation, the Global Payments bylaws and the GBCC could make it more difficult to consummate an acquisition of control of Global Payments by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by the Global Payments board of directors, regardless of whether Global Payments shareholders support the transaction. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to the Global Payments articles of incorporation, the Global Payments bylaws and the GBCC.

Business Combination

In general, the business combination statute set forth in Sections 14-2-1131 through 14-2-1133 of the GBCC prohibits a purchaser who acquires 10% or more of outstanding Global Payments voting stock, an “interested shareholder,” from completing a business combination with Global Payments for five years unless (1) prior to the time the person becomes an interested shareholder, the Global Payments board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder, (2) after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 90% of the voting stock of Global Payments, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors or officers of Global Payments or their affiliates or associates, (ii) subsidiaries of Global Payments, and (iii) specific employee benefit plans, or (3) after the shareholder becomes an interested shareholder, the shareholder acquires additional shares such that the shareholder becomes the holder of at least 90% of the voting stock of Global Payments, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors or officers of Global Payments or their affiliates or associates, (ii) subsidiaries of Global Payments, and (iii) specific employee benefit plans, and the business combination was approved by the Global Payments shareholders by holders of a majority of the stock entitled to vote on the transaction (excluding shares owned by the persons described in (i), (ii) and (iii) above or by the interested shareholder). Global Payments has elected to be governed by these provisions of the GBCC with respect to business combinations with interested shareholders.

Classified Board Structure

The Global Payments board of directors currently consists of eight directors. Pursuant to the Global Payments articles of incorporation and bylaws, the directors are divided into three groups, each composed, as nearly as possible, of one-third of the total number of directors. In the event that the number of directors is not evenly divisible by three, the board of directors will determine in which group the remaining director or directors, as the case may be, should be included. The term of office of each director is three years, but the election of the directors is staggered so that one group of directors is up for reelection at each annual meeting of the shareholders. The classification of the board of directors may have the effect of making it more difficult for shareholders to change the composition of the board of directors.

If the Global Payments declassification proposal is approved and the merger is completed, Global Payments will not have a classified board, and the directors of Global Payments will be elected annually.

Advance Notice Provision

At any annual meeting of shareholders, the business to be conducted, including the nomination of candidates to be elected as Global Payments directors, is limited to business brought before the meeting by or at the direction of the Global Payments board of directors, or a shareholder who has given timely written notice to Global Payments’ secretary of its intention to bring such business before the meeting. A shareholder must give notice that is received at Global Payments’ principal executive offices in writing not less than 120 days nor more than 150 calendar days before the first anniversary of the date Global Payments distributed its proxy statement to shareholders in connection with the previous year’s annual meeting. However, if the annual meeting is scheduled to be held on a date more than 30 calendar days earlier than or 60 calendar days after the anniversary of the previous year’s annual meeting, notice by the shareholder in order to be timely must be received not later than the later of 120 days prior to the annual meeting or the close of business on the fifth day following the day on which public announcement is first made of the date of the annual meeting. In the case of a special meeting of shareholders at which directors are to be elected, a shareholder must give notice to nominate a director not later than the close of business on the 120th day prior to such special meeting or the fifth day following the day on which public announcement is first made of the date of the special meeting and the fact that directors are to be elected at such meeting. A shareholder’s notice must also contain certain information specified in the Global Payments bylaws. A majority of the votes entitled to be cast on a matter at a meeting shall constitute a quorum except as otherwise required by law.

Special Meetings

A special meeting of the Global Payments shareholders may be called by (1) the board of directors, (2) the chairman of the board of directors, (3) the chief executive officer of Global Payments or (4) the holders of two-thirds of the votes entitled to be cast at such special meeting.

Additional Authorized Shares of Capital Stock

The additional shares of authorized common stock and preferred stock available for issuance under the Global Payments articles of incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Limitation of Liability; Indemnification

The Global Payments articles of incorporation contains certain provisions permitted under the GBCC relating to the liability of directors. These provisions eliminate a director’s personal liability to Global Payments and its shareholders for monetary damages for any action taken, or any failure to take any action, except liability for:

•	any appropriation, in violation of his or her duties, of any business opportunity of Global Payments;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	the types of liability specified in Section 14-2-832 of the GBCC; and

•	any transaction from which the director derives an improper personal benefit.

These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or Global Payments from bringing a lawsuit against Global Payments’ directors. However, these provisions do not limit or eliminate Global Payments’ rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. Also, these provisions will not alter a director’s liability under federal securities laws.

The Global Payments bylaws also provide that Global Payments must indemnify its directors and officers to the fullest extent permitted by Georgia law, and the Global Payments bylaws provide that Global Payments must advance expenses, as incurred, to Global Payments’ directors and officers in connection with a legal proceeding to the fullest extent permitted by Georgia law, subject to very limited exceptions. These rights are deemed to have fully vested at the time the indemnitee assumes his or her position with Global Payments and will continue as to an indemnitee who has ceased to be a director or officer and will inure to the benefit of the indemnitee’s heirs, executors and administrators.

COMPARISON OF SHAREHOLDERS’ RIGHTS

In the merger, holders of TSYS common stock will receive shares of Global Payments common stock in exchange for their shares of TSYS common stock. Global Payments and TSYS are both organized under the laws of the State of Georgia. The following is a summary of the material differences between (1) the current rights of holders of TSYS common stock under the GBCC and the TSYS governing documents and (2) the current rights of holders of Global Payments common stock under the GBCC and the Global Payments governing documents.

Global Payments and TSYS believe that this summary describes the material differences between the rights of holders of Global Payments common stock as of the date of this joint proxy statement/prospectus and the rights of holders of TSYS common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Global Payments’ and TSYS’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 201.

	Global Payments	TSYS
Authorized Capital Stock:	Global Payments’ authorized capital stock consists of (i) 200,000,000 shares of common stock, without par value; and (ii) 5,000,000 shares of preferred stock, without par value. As of the record date for the Global Payments special meeting, there were 156,679,485 shares of Global Payments common stock outstanding and no shares of Global Payments preferred stock outstanding.	TSYS’ authorized capital stock consists of (i) 600,000,000 shares of common stock, $0.10 par value per share; and (ii) 100,000,000 shares of preferred stock, $0.10 par value per share. As of the record date for the TSYS special meeting, there were 176,987,979 shares of TSYS common stock outstanding and no shares of TSYS preferred stock outstanding.

Preferred Stock:	The Global Payments articles authorize the board to issue from time to time one or more classes or series of preferred stock, each such class or series to be so designated to distinguish the shares thereof from the shares of all other classes and series, to divide preferred stock into classes or series and to fix and determine the relative rights, preferences, qualifications and limitations of preferred stock.	The TSYS articles, in accordance with the provisions of the GBCC, authorize the board to determine the preferences, limitations, and relative rights of (i) any class of preferred stock before the issuance of any shares of that class or (ii) one or more series within a class of preferred stock, and designate the number of shares within that series, before the issuance of any shares of that series.

Voting Rights:	Holders of Global Payments common stock are entitled to one (1) vote for each share of stock on all matters.	Holders of TSYS common stock are entitled to one (1) vote for each share of stock on all matters.

	There are no cumulative voting rights in the election of directors.	There are no cumulative voting rights in the election of directors.

Size of Board of Directors:	The Global Payments bylaws require that there be no less than two (2) and no more than twelve (12) directors on the Global Payments board of directors, and the number of directors may be adjusted from time to time by resolution of the shareholders or at least two-thirds of the board of directors.	The TSYS articles provide that the size of the TSYS board of directors is fixed from time to time solely by the action of the board of directors.

	Global Payments	TSYS

Nomination of Directors for Election:	The Global Payments bylaws provide that nominations for directors may be made by the Global Payments board of directors or by any shareholder who is entitled to vote for the election of directors and complies with certain procedures.	The TSYS bylaws provide that nominations for directors may be made by the TSYS board or by any shareholder who is entitled to vote for the election of directors and complies with certain procedures.

	A shareholder who nominates a director must be a shareholder of record at the time that he or she gives notice of the nomination to Global Payments and on the record date for the meeting. The advance notice procedures in the Global Payments bylaws require a shareholder to give timely notice in writing to the corporate secretary and provide certain information.	A shareholder who nominates a director must be a shareholder of record on the date that he or she gives notice of the nomination to TSYS and on the record date for the meeting. The advance notice procedures in the TSYS bylaws require a shareholder to give timely notice in writing to the corporate secretary and provide certain information.

	See “—Advance Notice Requirements for Shareholder Nominations and Other Proposals” below for information on when such notice must be received in order to be timely.	See “—Advance Notice Requirements for Shareholder Nominations and Other Proposals” below for information on when such notice must be received in order to be timely.

	The written notice must contain, among other things, information on the nominating shareholder and any beneficial owners, if any, on whose behalf the nomination is made, including the number of shares of Global Payments common stock owned or held and all agreements, arrangements, or understandings between the nominating shareholder, any beneficial owners, any of their respective affiliates or associates and any person acting in concert with such persons. Additionally, the nominating shareholder must provide information on the proposed nominee, including any information regarding the proposed nominee that may be required by the SEC. The notice also must be accompanied by an undertaking that the shareholder nominee agrees to, among other things, serve as a director if elected.	The written notice must contain, among other things, information on the nominating shareholder and any beneficial owners, if any, on whose behalf the nomination is made, including (i) the name and record address of such shareholder, (ii) details of the shares of TSYS owned by the shareholder, (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other persons pursuant to which the nomination is being made, (iv) a description (including the names, if reasonably available, of any counterparties) of any agreement, arrangement or understanding that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or beneficial owner or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or beneficial owner or any of its affiliates or associates with respect to the shares of stock of TSYS, and a representation that

	Global Payments	TSYS
the shareholder will notify TSYS in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed and (v) any other information that the shareholder would be required to disclose in a proxy statement or filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. Additionally, the nominating shareholder must provide the name, age, business address and residence of the proposed nominee, the principal occupation and employment of the person, details of any TSYS shares owned by the person and any other information regarding the proposed nominee that would be required to be disclosed in a proxy statement or filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. The notice also must be accompanied by a written consent of the nominee to being named as a nominee and to serving as a director if elected, plus a statement as to whether the nominee, if elected, intends to tender, promptly following the failure to receive the required vote at a meeting at which the nominee is nominated for re-election, an irrevocable resignation effective upon acceptance of such resignation by the board of directors, in accordance with TSYS’ corporate governance guidelines.

Election of Directors:	The Global Payments bylaws provide that director nominees shall be elected by the affirmative vote of the majority of votes cast with respect to the director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of director nominees exceeds the number of directors to be elected ten days before the mailing of the	The TSYS bylaws provide that a nominee for director will be elected if the votes cast for the nominee’s election at a meeting exceed the votes cast against such nominee’s election; provided that directors will be elected by a plurality of the votes cast at any meeting of shareholders for which (a) the Secretary receives a notice that a shareholder has nominated a person for election to the board in compliance with

	Global Payments	TSYS
	definitive proxy statement, then each director shall be elected by a plurality of the votes.	TSYS’ advance notice requirements and (b) such nomination has not been withdrawn by such shareholder on or before the record date for the meeting.

Global Payments currently has a classified board. The directors of Global Payments are divided into three classes, each consisting, as nearly equal in number as possible, of one third of the total number of directors constituting the entire board of directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at the annual meeting of shareholders are elected for a three year term.

If the Global Payments declassification proposal is approved and the Global Payments declassification articles amendment is adopted upon completion of the merger, from and after the effective time, Global Payments will not have a classified board and the directors of Global Payments will be elected annually.

TSYS does not have a classified board. The directors of TSYS are elected annually.

Vacancies on the Board of Directors:

The Global Payments bylaws and articles provide that vacancies, including newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the directors then in office, whether or not a quorum is reached, or by a sole remaining director. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group or the remaining directors elected by that voting group are entitled to vote to fill the vacancy.

Any director elected to fill a vacancy will hold office until the next election of the class for which such director has been chosen, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal; provided, however, that a director chosen to fill a newly-created directorship shall hold office only until the next election of

The TSYS bylaws provide that vacancies may be filled by the shareholders, the board of directors, or, if the directors remaining in office constitute less than a quorum, a majority of the remaining directors or the sole remaining director, as the case may be.

The TSYS bylaws provide that any director elected to fill a vacancy will hold office until the next annual meeting of shareholders and until the election and qualification of his or her successor.

	Global Payments	TSYS
directors by the shareholders and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.

Removal of Directors:	The Global Payments articles and bylaws provide that directors may be removed only for cause and at a special meeting of shareholders by the affirmative vote of at least two-thirds (2/3) of the total number of votes entitled to be cast in the election of such directors and only if notice of such proposal was contained in the notice of such meeting. If the director was elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director.	The TSYS articles and bylaws provide that directors, or the entire board of directors, may be removed only by the affirmative vote of at least a majority of the number of votes entitled to vote thereon, except that if a director is elected by a voting group of shareholders other than the holders of the shares of TSYS common stock, (i) only the shareholders of such voting group may participate in the vote to remove such director and (ii) the requisite vote shall be as set forth in the articles of amendment setting forth the preferences, limitations and relative rights of the relevant class or series of preferred stock.

Amendments to Organizational Documents:

The GBCC permits a corporation to amend its articles of incorporation without shareholder action for certain enumerated amendments. All other amendments generally require approval by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment.

The section of the Global Payments articles dealing with directors, including the classified board structure, removal and vacancies, may only be amended, altered or repealed by the affirmative vote of the holders of at least two-thirds (2/3) of all classes of stock entitled to vote in the election of directors.

Under Section 14-2-1020 of the GBCC, a corporation’s shareholders may amend or repeal the corporation’s bylaws or adopt new bylaws, even though the bylaws may also be amended or repealed by the board of directors, provided that unless the articles of incorporation provide otherwise, the shareholders may not amend (but may repeal) a bylaw adopted by the board of directors regarding cumulative or plurality voting regarding the election of directors.

TSYS’ articles do not provide for a different standard to amend the articles than that provided under the GBCC.

The TSYS bylaws provide that the bylaws may be altered, amended or added to by a majority of the total number of votes of each voting group entitled to vote thereon at a meeting of shareholders where such business is properly brought before the meeting in accordance with the bylaws or, subject to such limitations as the shareholders may from time to time prescribe, by a majority vote of all the directors then holding office at any meeting of the board of directors.

	Global Payments	TSYS

The Global Payments articles and bylaws provide that the bylaws may be altered, amended or repealed, and new bylaws may be adopted, by (a) the affirmative vote of the holders of two-thirds (2/3) of the shares of stock then outstanding and entitled to vote in the election of directors, or (b) the board of directors, but any bylaw adopted by the board of directors may be altered, amended or repealed, or new bylaws may be adopted, by the affirmative vote of the holders of two-thirds (2/3) of the shares of stock entitled to vote in the election of directors. The shareholders may prescribe that the bylaw or bylaws so adopted or amended by them may not be altered, amended or repealed by the board of directors. However, the section of the bylaws dealing with notice of certain directors meetings may not be modified, amended or repealed except by the affirmative vote of the holders of a majority of the shares of stock then outstanding and entitled to vote in the election of directors.

Shareholder Action by Written Consent:

The Global Payments bylaws provide that shareholder action may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action.

The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by all shareholders entitled to take action without a meeting, and delivered to Global Payments for inclusion in the minutes or filing with the corporate records.

Under Section 14-2-704 of the GBCC, shareholder action may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action.

The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by shareholders entitled to take action without a meeting, and delivered to the corporation for inclusion in the minutes or filing with the corporate records.

Special Meetings of Shareholders:	The Global Payments bylaws provide that special meetings of shareholders may be called at any time by the board of directors, the chairman of the board, the chief executive officer or holders of two-thirds (2/3) of the votes entitled to be cast on any issue proposed to be considered at such special meeting following delivery by such holders to Global Payments’ secretary of one or more signed and dated written requests	The TSYS articles and bylaws provide that a special meeting may be called at any time and for any purpose whatsoever by the board of directors. In addition, special meetings may be called upon the action of a majority of the total number of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Such a call for a special meeting must state the purpose of the meeting.

	Global Payments	TSYS

setting forth the purposes of such meeting.

Business conducted at special meetings will be limited to the matters proposed in the notice of the special meeting (including related or incidental matters that may be necessary or appropriate to effect the proposed business).

Quorum:	The Global Payments bylaws provide that shares entitled to vote as a separate voting group may take action on a matter at a meeting of shareholders only if a quorum of those shares exists with respect to that matter. Unless otherwise required by the GBCC or the articles, a majority of the votes (represented in person or by proxy) entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter.	The TSYS bylaws provide that the required quorum is a majority of the issued and outstanding shares of common stock of TSYS.

Notice of Shareholder Actions/Meetings:

The Global Payments bylaws require notice of each annual and special shareholders’ meeting, that states the date, time and place of the meeting, and the purpose or purposes for which the meeting is called if a special meeting, no fewer than ten (10) or more than sixty (60) days before the meeting date.

Notwithstanding the foregoing, Global Payments need not provide any notice to a shareholder to whom: (1) notices of two consecutive annual meetings, or (2) all and at least two payments of dividends or interest on securities or dividend reinvestment confirmations during a 12 month period, have been mailed addressed to the shareholder’s address shown in the corporation’s current record of shareholders and have been returned as undeliverable.

The TSYS bylaws require notice of each annual and special meeting of shareholders to be given to each shareholder of record entitled to vote at the meeting not less than ten (10) days nor more than sixty (60) days prior to said meeting. Such notice must specify the place, date and hour of the meeting, and in the case of a special meeting, it must also state the purpose or purposes for which the meeting is called.

Advance Notice Requirements for Shareholder Nominations and Other Proposals:	The Global Payments bylaws provide that for business to be properly brought before an annual meeting by a shareholder, nomination notices and shareholder proposals must be delivered to the secretary of Global Payments at the principal executive office of the corporation not less than 120 nor more than 150 calendar days before the first	The TSYS bylaws provide that for business to be properly brought before a meeting by a shareholder, notice must be delivered to or mailed and received at TSYS’ principal executive offices (a) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately

	Global Payments	TSYS

anniversary of the date Global Payments first distributed its proxy statement to shareholders in connection with the previous year’s annual meeting. However, if no annual meeting was held in the previous year or the date of the annual meeting has been established to be more than 30 calendar days earlier than or 60 calendar days after the anniversary of the previous year’s annual meeting, notice by a shareholder, to be timely, must be so received no earlier than 150 days before the annual meeting and not later than the later of (x) 120 days prior to the annual meeting or (y) the close of business on the fifth day following the day on which public announcement is made of the date of the annual meeting.

Nomination notices in connection with a special meeting at which directors are to be elected must be delivered to the secretary of Global Payments at the principal executive office of Global Payments not later than the close of business on the later of (i) the 120th day prior to such special meeting or (ii) the fifth day following the day on which public announcement is first made of the date of the special meeting and of the fact that directors are to be elected at such meeting. In no event will the public announcement of an adjournment or postponement of an annual or special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date not within twenty five (25) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed by TSYS or public disclosure of the date of the annual meeting was made by TSYS, whichever first occurs; and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. No business may be conducted at a special meeting of shareholders except for business brought before the meeting pursuant to the notice of meeting.

Proxy Access:	The Global Payments bylaws permit a shareholder, or a group of up to twenty (20) shareholders, who have owned (as defined in the Global Payments bylaws) continuously for at least three years at least three percent (3%) of the voting power of all outstanding shares of Global Payments common stock entitled to vote in the election of directors (as of the date the notice of nomination is received by Global Payments and through the meeting date) to nominate and include in	The TSYS bylaws do not provide for proxy access.

	Global Payments	TSYS

Global Payments’ annual meeting proxy materials director nominees constituting up to the greater of two (2) individuals or twenty percent (20%) of the number of directors in office as of the last day on which a notice of proxy access nomination may be delivered in accordance with the bylaws, or, if such amount is not a whole number, the closest whole number below 20%, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Global Payments bylaws and Global Payments receives notice of such nominations as required under the Global Payments bylaws.

The Global Payments bylaws provide that each shareholder seeking to include a director nominee in Global Payments’ proxy materials is required to provide Global Payments with certain information and undertakings specified in the Global Payments bylaws.

Limitation of Liability of Directors and Officers:	The Global Payments articles provide that a director shall not be liable to Global Payments or its shareholders for monetary damages for any action taken, or failure to take any action, as a director, except liability (i) for any appropriation, in violation of his or her duties, of any business opportunity of Global Payments, (ii) for acts or omissions which involve intentional misconduct or knowing violation of law, (iii) for the types of liabilities set forth in Section 14-2-832 of the GBCC or (iv) for any transaction from which the director received an improper personal benefit. The liability of directors shall also be limited to the fullest extent permitted by the GBCC, as amended.	The TSYS articles provide that no TSYS director will be personally liable to TSYS or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability, to the extent provided by applicable law: (i) for any appropriation, in violation of his or her duties, of any business opportunity of TSYS; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liabilities set forth in Section 14-2-832 of the GBCC, or any amendment thereto or successor provision thereto; or (iv) for any transaction from which the director received an improper personal benefit.

Indemnification of Directors and Officers:	The Global Payments bylaws provide that Global Payments will indemnify any past and present director or officer who is party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding; provided, however, that Global Payments shall not indemnify a director or officer against any liability incurred in	The TSYS bylaws provide that subject to any express limitations imposed by applicable law, TSYS will indemnify and hold harmless every person now or hereafter serving as a director, officer, employee or agent of TSYS and all former directors and officers, employees or agents to the fullest extent permitted under the GBCC, including from and against the

	Global Payments	TSYS

a proceeding in which the director or officer is adjudged liable to Global Payments or is subjected to injunctive relief in favor of Global Payments (i) for any appropriation, in violation of his or her duties, of any business opportunity of Global Payments, (ii) for any acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-832 of the GBCC or (iv) for any transaction from which he or she received an improper personal benefit.

Global Payments may indemnify and advance expenses under its bylaws to an employee or agent of Global Payments who is not a director or officer to the same extent and subject to the same conditions that a Georgia corporation could, without shareholder approval under Section 14-2-856 of the GBCC, indemnify and advance expenses to a director, or to any lesser extent (or greater extent if permitted by law) determined by the board of directors, in each case consistent with public policy.

obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending or completed, action, suit or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee or agent of TSYS; (b) because he or she is or was serving at the request of TSYS as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of TSYS who was employed to render professional services as a lawyer or an accountant to TSYS; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interests of TSYS, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

Acquisition Proposals:	The Global Payments articles provide that the Global Payments board of directors, committees of the board of directors and individual directors, in discharging the duties of their respective positions and in determining what is believed to be in the best interests of Global Payments, in addition to considering the effects of any action on Global Payments or its shareholders, may consider the interests of the	The TSYS articles provide that, in discharging the duties of their respective positions and in determining what is believed to be in the best interests of TSYS, the board of directors, committees thereof and individual directors, in addition to considering the effects of any action on TSYS and its shareholders, may consider the interests of employees, customer, suppliers and creditors of TSYS and its subsidiaries,

	Global Payments	TSYS
employees, customers, suppliers, and creditors of Global Payments, the communities in which the offices or other establishments of Global Payments are located, and all other factors such directors consider pertinent; provided, however, that the articles solely grant discretionary authority to the directors and shall not be deemed to provide any constituency any right to be considered.

the communities in which offices or other establishments of TSYS and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that the articles solely grant discretionary authority to the directors and shall not be deemed to provide any constituency any right to be considered.

If the TSYS board of directors determines that any proposed business combination should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: (i) advising shareholders not to accept the offer; (ii) litigation against the offeror; (iii) filing complaints with governmental and regulatory authorities; (iv) acquiring TSYS’ securities; (v) selling or otherwise issuing authorized but unissued securities of TSYS or treasury stock or granting options or rights with respect thereto; (vi) acquiring a company to create an antitrust or other regulatory problem for the offeror; and (vii) soliciting a more favorable offer from another individual or entity.

Anti-Takeover Provisions:	The GBCC contains a business combination statute that protects certain Georgia corporations from hostile takeovers, and from actions following the takeover, by prohibiting certain transactions once an acquirer has gained a significant holding in the corporation. Section 14-2-1132 of the GBCC prohibits “business combinations,” including mergers; sales, leases, transfers or other dispositions of assets outside of the ordinary course; issuances or exchanges of securities; certain loans and other financial benefits; and similar transactions by a corporation or a subsidiary with a purchaser who acquires 10% or more of a corporation’s outstanding voting stock (which we refer to as an “interested shareholder”), within five years after the person becomes an interested shareholder, unless:	The TSYS bylaws state that TSYS has elected to be governed by the provisions of the GBCC with respect to business combinations with interested shareholders.

Global Payments	TSYS

•  prior to the time the person becomes an interested shareholder, the board of directors of the target corporation approved either the business combination or the transaction which resulted in the person becoming an interested shareholder;

•  after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 90% of the voting stock of the corporation, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors or officers or their affiliates or associates, (ii) subsidiaries of the corporation, and (iii) specific employee benefit plans; or

•  after the shareholder becomes an interested shareholder, the shareholder acquires additional shares such that the shareholder becomes the holder of at least 90% of the voting stock of the corporation, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors or officers, their affiliates or associates, (ii) subsidiaries of the corporation, and (iii) specific employee benefit plans, and the business combination was approved by the shareholders of the corporation by holders of a majority of the stock entitled to vote on the transaction (excluding shares owned by the persons described above or by the interested shareholder).

	Global Payments	TSYS

The business combination requirements under the GBCC do not apply to a corporation unless the corporation’s bylaws provide that such requirements are applicable. The Global Payments bylaws state that Global Payments has elected to be governed by these provisions of the GBCC with respect to business combinations with interested shareholders.

Shareholder Rights Plan:	Global Payments does not currently have a shareholder rights plan in effect.	TSYS does not currently have a shareholder rights plan in effect.

Exclusive Forum:	The Global Payments bylaws do not currently have an exclusive forum provision.	The TSYS bylaws provided that unless TSYS consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any shareholder to bring (i) any derivative action or proceeding brought on behalf of TSYS, (ii) any action asserting a claim of breach of a fiduciary or legal duty owed by any current or former director, officer, employee, shareholder, or agent of TSYS to TSYS or TSYS’ shareholders, including a claim alleging the aiding and abetting of any such breach of fiduciary duty, (iii) any action asserting a claim against TSYS, its current or former directors, officers, employees, shareholders, or agents arising pursuant to any provision of the Georgia Business Corporation Code or the articles or bylaws, or (iv) any action asserting a claim against TSYS, its current or former directors, officers, employees, shareholders, or agents governed by the internal affairs doctrine shall be the Business Case Division of the Georgia Superior Court located in Fulton County.

LEGAL MATTERS

The validity of the Global Payments common stock to be issued in connection with the merger will be passed upon for Global Payments by David L. Green, Executive Vice President, General Counsel and Corporate Secretary of Global Payments. As of July 22, 2019, Mr. Green beneficially owned shares of Global Payments common stock and options to acquire shares of Global Payments common stock representing less than one percent (1%) of the total outstanding shares of Global Payments common stock.

Certain federal income tax consequences of the merger will be passed upon for Global Payments by Wachtell, Lipton, Rosen & Katz, New York, New York, counsel for Global Payments, and for TSYS by King & Spalding LLP, New York, New York, counsel for TSYS.

EXPERTS

Global Payments. The consolidated financial statements and the related financial statement schedule of Global Payments Inc. and its subsidiaries incorporated in this joint proxy statement/prospectus by reference from Global Payments’ Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Global Payments’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and the related financial statement schedule and includes an emphasis of a matter paragraph regarding Global Payments’ change of its fiscal year end from May 31 to December 31, in 2016, and an explanatory paragraph regarding Global Payments’ change in its method of accounting for revenue from contracts with customers in fiscal year 2018, due to the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), and (2) express an unqualified opinion on the effectiveness of Global Payments’ internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given on their authority as experts in accounting and auditing.

TSYS. The consolidated financial statements of Total System Services, Inc. as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states that TSYS acquired Cayan Holdings LLC (“Cayan”) and iMobile3, LLC (“iMobile3”) during 2018, and TSYS management excluded from its assessment of the effectiveness of the TSYS’ internal control over financial reporting as of December 31, 2018 Cayan and iMobile3’s internal controls over financial reporting associated with total assets of $1.2 billion and total revenues of $179 million included in the consolidated financial statements of TSYS as of and for the year ended December 31, 2018. The audit of internal control over financial reporting of TSYS also excluded an evaluation of the internal control over financial reporting of Cayan and iMobile3.

The audit report contains an explanatory paragraph that states that as discussed in Note 1 to the consolidated financial statements, TSYS has changed its method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606 (ASC 606), Revenue from Contracts with Customers.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

Global Payments

Global Payments will hold its 2020 annual meeting of shareholders (the “Global Payments 2020 annual meeting”), regardless of whether the merger has been completed.

Proposals for Inclusion in the Global Payments 2020 Proxy Statement (Rule 14a-8): SEC rules permit shareholders of Global Payments to submit proposals for inclusion in Global Payments’ proxy statement if the shareholder and the proposal meet the requirements specified in Rule 14a-8 of the Exchange Act. Proposals submitted in accordance with Rule 14a-8 for inclusion in Global Payments’ proxy statement for the 2020 annual shareholder meeting must be received by Global Payments’ corporate secretary no earlier than October 15, 2019 and no later than November 14, 2019, which is 120 days before the one year anniversary of the mailing of the Global Payments 2019 proxy statement.

Director Nominees for Inclusion in the Global Payments 2020 Proxy Statement (Proxy Access): The bylaws of Global Payments permit a shareholder (or a group of no more than 20 shareholders) owning 3% or more of Global Payments common stock continuously for at least three years to nominate up to an aggregate limit of two candidates or 20% of the Global Payments board of directors (whichever is greater) for inclusion in Global Payments’ proxy statement. Notice of such nominees must be received by Global Payments’ corporate secretary no earlier than October 15, 2019 and no later than close of business on November 14, 2019.

Other Business Proposals/Director Nominees: The bylaws of Global Payments also set forth the procedures that a shareholder of Global Payments must follow to nominate a candidate for election as a director of Global Payments or to propose other business for consideration at Global Payments shareholder meetings, in each case, not submitted for inclusion in the Global Payments 2020 proxy statement (either under proxy access or Rule 14a-8), but instead to be presented directly at shareholder meetings. In each case, director nominations or proposals for other business for consideration at the Global Payments 2020 annual shareholder meeting submitted under these bylaw provisions must be received by Global Payments’ corporate secretary between October 15, 2019 and November 14, 2019. Special notice provisions apply under the bylaws if the date of the Global Payments 2020 annual meeting is more than 30 days before or 60 days after the anniversary date of the prior year’s annual meeting.

Global Payments’ corporate secretary address is: 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326. Notice must include the information required by the bylaws Global Payments, which are available without charge upon written request to Global Payments’ corporate secretary.

TSYS

Proxy Statement Proposals (Rule 14a-8). If the merger is completed on the expected timetable, TSYS does not expect to hold a 2020 annual meeting of TSYS shareholders (the “TSYS 2020 annual meeting”). If, however, the merger is not completed and the TSYS 2020 annual meeting is held, under SEC rules, shareholders wishing to submit proposals for inclusion in the proxy statement for the TSYS 2020 annual meeting must submit such written proposals to the following address: Corporate Secretary, Total System Services, Inc., One TSYS Way, Columbus, Georgia 31901. Proposals must be received no later than November 21, 2019, and must comply with SEC Rule 14a-8 in order for the proposal to be considered for inclusion in TSYS’ proxy statement.

Other Proposals and Nominations. The bylaws of TSYS also govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders where such nominees or proposals will not be included in TSYS’ proxy statement. These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under SEC rules.

If the merger is not completed and the TSYS 2020 annual meeting is held, under the advance notice provisions of the bylaws of TSYS, nominations for director or other business proposals to be addressed at the TSYS 2020 annual meeting may be made by a shareholder entitled to vote who has delivered written notice to the Corporate Secretary (at the address above). The Corporate Secretary must receive this notice not earlier than January 3, 2020 and not later than February 2, 2020. The notice of a proposed item of business must provide information as required in the bylaws of TSYS which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; the proponent’s name, address, and number of shares the proponent owns beneficially or of record; any material interest the proponent has in the proposal; and a representation that the proponent is a shareholder of record entitled to vote at the meeting and that the proponent intends to appear in person or by proxy at the meeting to bring the matter before the meeting. The notice of a proposed director nomination must provide information as required in the bylaws of TSYS which, in general, require that the notice of a director nomination include the proponent’s name, address and the number of shares the proponent owns beneficially or of record; a representation that the proponent is a shareholder of record entitled to vote at the meeting and that the proponent intends to appear in person or by proxy at the meeting to nominate the person or persons named in the notice; any arrangements between the proponent and each proposed nominee and any other person pursuant to which the nomination is being made; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. The proponent must also submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

WHERE YOU CAN FIND MORE INFORMATION

Global Payments and TSYS file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Global Payments and TSYS, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by Global Payments, including the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing Global Payments’ website at https://www.globalpaymentsinc.com/ under the tab “About Us” and then under the heading “Investor Relations” or, alternatively, by directing a request by telephone or mail to Global Payments Inc., 3550 Lenox Road, Atlanta, Georgia 30326, (770) 829-8478, and documents filed with the SEC by TSYS will be available free of charge by accessing TSYS’ website at https://www.tsys.com/ under the tab “Investor Relations”, and then under the heading “Financials” or, alternatively, by directing a request by telephone or mail to Total System Services, Inc., P.O. Box 2567, Columbus, Georgia 31902-2567, (706) 644-6081. The web addresses of the SEC, Global Payments and TSYS are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

Global Payments has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Global Payments’ securities to be issued in the merger. This document constitutes the prospectus of Global Payments filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Global Payments and TSYS to incorporate by reference into this joint proxy statement/prospectus documents filed with the SEC by Global Payments and TSYS. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, and later information that we file with the SEC will update and supersede that information. Global Payments and TSYS incorporate by reference the documents listed below and any documents filed by Global Payments or TSYS under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering is terminated:

Global Payments Filings (SEC File No. 001-16111)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2018, filed on February 21, 2019
Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2019, filed on May 2, 2019
Current Reports on Form 8-K	Filed April 26, 2019, May 28, 2019, May 31, 2019 and July 16, 2019 (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A	Filed March 13, 2019

The “Description of Global Payments Capital Stock” section and the “Comparison of Shareholders’ Rights” section (to the extent relating to Global Payments) of Global Payments’ Registration Statement on Form S-4

Global Payments Filings (SEC File No. 001-16111)	Periods Covered or Date of Filing with the SEC
filed with the SEC on February 5, 2016, as amended by Amendment No. 1 on Form S-4 filed with the SEC on March 8, 2016 and as amended by Amendment No. 2 on Form S-4 filed with the SEC on March 21, 2016, and any other amendments and reports filed for the purpose of updating such description

TSYS Filings (SEC File No. 001-10254)	Periods Covered or Date of Filing with the SEC

Annual Report on Form 10-K, as amended	Fiscal year ended December 31, 2018, filed on February 21, 2019, amended on April 11, 2019

Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2019, filed on May 1, 2019

Current Reports on Form 8-K	Filed January 31, 2019, May 3, 2019, May 28, 2019 and May 31, 2019 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed March 20, 2019

Notwithstanding the foregoing, information furnished by Global Payments or TSYS on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this joint proxy statement/prospectus.

You may request a copy of the documents incorporated by reference into this joint proxy statement/prospectus. Requests for documents should be directed to:

if you are a Global Payments shareholder: Global Payments Inc. 3550 Lenox Road Atlanta, Georgia 30326 (770) 829-8478 Attn: Investor Relations	if you are a TSYS shareholder: Total System Services, Inc. P.O. Box 2567 Columbus, Georgia 31902-2567 (706) 644-6081 Attn: Vice President of Investor Relations

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Global Payments was provided by Global Payments and the information contained in this joint proxy statement/prospectus with respect to TSYS was provided by TSYS.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

TOTAL SYSTEM SERVICES, INC.

and

GLOBAL PAYMENTS INC.

Dated as of May 27, 2019

ARTICLE I

THE MERGER

1.1	The Merger	A-1
1.2	Closing	A-1
1.3	Effective Time	A-2
1.4	Effects of the Merger	A-2
1.5	Conversion of TSYS Common Stock	A-2
1.6	Global Payments Stock	A-2
1.7	Treatment of TSYS Equity Awards	A-3
1.8	Employee Stock Purchase Plan	A-5
1.9	Articles of Incorporation of Surviving Entity	A-5
1.10	Bylaws of Surviving Entity	A-5
1.11	Plan of Reorganization	A-5
1.12	Corporate Governance Guidelines	A-5

ARTICLE II

EXCHANGE OF SHARES

2.1	Global Payments to Make Consideration Available	A-5
2.2	Exchange of Shares	A-5

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TSYS

3.1	Corporate Organization	A-8
3.2	Capitalization	A-9
3.3	Authority; No Violation	A-10
3.4	Consents and Approvals	A-11
3.5	Reports	A-11
3.6	Financial Statements	A-11
3.7	Broker’s Fees	A-13
3.8	Absence of Certain Changes or Events	A-13
3.9	Legal and Regulatory Proceedings	A-13
3.10	Taxes and Tax Returns	A-13
3.11	Employees	A-14
3.12	SEC Reports	A-16
3.13	Compliance with Applicable Law	A-17
3.14	Certain Contracts	A-18
3.15	Agreements with Regulatory Agencies	A-19
3.16	Environmental Matters	A-19
3.17	Real Property	A-20
3.18	Intellectual Property	A-20
3.19	Related Party Transactions	A-21
3.20	State Takeover Laws	A-21
3.21	Reorganization	A-21
3.22	Opinion	A-21
3.23	TSYS Information	A-21

A-i

3.24	Customers	A-22
3.25	Insurance	A-22
3.26	Data Protection	A-22
3.27	No Other Representations or Warranties	A-22

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GLOBAL PAYMENTS

4.1	Corporate Organization	A-23
4.2	Capitalization	A-24
4.3	Authority; No Violation	A-25
4.4	Consents and Approvals	A-26
4.5	Reports	A-26
4.6	Financial Statements	A-26
4.7	Broker’s Fees	A-28
4.8	Absence of Certain Changes or Events	A-28
4.9	Legal and Regulatory Proceedings	A-28
4.10	Taxes and Tax Returns	A-28
4.11	Employees	A-29
4.12	SEC Reports	A-31
4.13	Compliance with Applicable Law	A-31
4.14	Certain Contracts	A-33
4.15	Agreements with Regulatory Agencies	A-34
4.16	Environmental Matters	A-34
4.17	Real Property	A-35
4.18	Intellectual Property	A-35
4.19	Related Party Transactions	A-35
4.20	State Takeover Laws	A-35
4.21	Reorganization	A-35
4.22	Opinion	A-35
4.23	Global Payments Information	A-36
4.24	Customers	A-36
4.25	Insurance	A-36
4.26	Data Protection	A-36
4.27	No Other Representations or Warranties	A-37

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	A-37
5.2	Forbearances	A-37

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	A-40
6.2	Access to Information; Confidentiality	A-42
6.3	Shareholders’ Approvals	A-43
6.4	Legal Conditions to Merger	A-44
6.5	Stock Exchange Listing	A-44

A-ii

6.6	Employee Benefit Plans	A-44
6.7	Indemnification; Directors’ and Officers’ Insurance	A-46
6.8	Additional Agreements	A-47
6.9	Advice of Changes	A-47
6.10	Dividends	A-47
6.11	Shareholder Litigation	A-48
6.12	Corporate Governance	A-48
6.13	Acquisition Proposals	A-49
6.14	Public Announcements	A-50
6.15	Change of Method	A-50
6.16	Restructuring Efforts	A-50
6.17	Takeover Statutes	A-50
6.18	Financing and Indebtedness	A-51
6.19	Exemption from Liability Under Section 16(b)	A-51
6.20	Transition	A-51
6.21	Tax Matters.	A-52

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-52
7.2	Conditions to Obligations of Global Payments	A-53
7.3	Conditions to Obligations of TSYS	A-53

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	A-54
8.2	Effect of Termination	A-55

ARTICLE IX

GENERAL PROVISIONS

9.1	Amendment	A-57
9.2	Extension; Waiver	A-57
9.3	Nonsurvival of Representations, Warranties and Agreements	A-57
9.4	Expenses	A-57
9.5	Notices	A-57
9.6	Interpretation	A-58
9.7	Counterparts	A-59
9.8	Entire Agreement	A-59
9.9	Governing Law; Jurisdiction	A-59
9.10	Waiver of Jury Trial	A-59
9.11	Assignment; Third-Party Beneficiaries	A-59
9.12	Specific Performance	A-60
9.13	Severability	A-60
9.14	Delivery by Facsimile or Electronic Transmission	A-60
9.15	Financing Parties	A-60

Exhibit A-1 – Form of Amendment to Articles of Incorporation (Authorized Share Increase)

Exhibit A-2 – Form of Amendment to Global Payments Bylaws

Exhibit B – Form of Declassification Amendment

A-iii

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	A-49
Additional Tax Counsel	A-52
affiliate	A-58
Agreement	A-1
Antitrust Division	A-41
Bridge Commitment Letter	A-51
Certificate of Merger	A-2
Chosen Courts	A-59
Closing	A-1
Closing Date	A-1
Code	A-1
Commitment Letters	A-51
Committees	A-48
Competition Laws	A-11
Confidentiality Agreement	A-43
Continuation Period	A-45
Data Protection Laws	A-17
Data Protection Requirements	A-22
Declassification Amendment	A-5
Divestiture	A-41
Effective Time	A-2
Enforceability Exceptions	A-10
Engagement Letter	A-51
Environmental Laws	A-20
ERISA	A-14
Exchange Act	A-12
Exchange Agent	A-5
Exchange Fund	A-5
Exchange Ratio	A-2
Extended Termination Date	A-55
FCPA	A-17
Financing Documents	A-60
Financing Entities	A-61
Financing Parties	A-61
FINRA	A-17
FTC	A-41
GAAP	A-8
GBCC	A-1
Georgia Secretary	A-2
Global Payments	A-1
Global Payments 401(k) Plan	A-46
Global Payments Articles	A-23
Global Payments Benefit Plans	A-29
Global Payments Board Recommendation	A-43
Global Payments Bylaw Amendment	A-5
Global Payments Bylaws	A-23
Global Payments Common Stock	A-2
Global Payments Contract	A-33
Global Payments Covered Customer	A-36

A-iv

Global Payments Declassification Vote	A-25
Global Payments Director	A-48
Global Payments Disclosure Schedule	A-23
Global Payments Equity Awards	A-24
Global Payments ERISA Affiliate	A-29
Global Payments Meeting	A-43
Global Payments Owned Properties	A-35
Global Payments PSU Awards	A-24
Global Payments Qualified Plans	A-29
Global Payments Real Property	A-35
Global Payments Regulatory Agreement	A-34
Global Payments Reports	A-31
Global Payments Restricted Stock Award	A-3
Global Payments RSU Award	A-3
Global Payments Securities	A-24
Global Payments Stock Option	A-3
Global Payments Subsidiary	A-23
Global Payments Subsidiary Securities	A-25
Global Payments Tax Counsel	A-53
Governmental Entity	A-11
HSR Act	A-11
Initial Termination Date	A-54
Intellectual Property	A-20
IRS	A-14
IT Assets	A-22
Joint Proxy Statement	A-11
knowledge	A-58
law	A-17
Liens	A-10
made available	A-58
Malicious Code	A-22
Material Adverse Effect	A-8
Merger	A-1
Merger Consideration	A-2
Multiemployer Plan	A-15
Multiple Employer Plan	A-15
NACHA	A-18
Networks	A-18
New Benefit Plans	A-45
New Certificates	A-5
NYSE	A-7
OFAC	A-17
Old Certificate	A-2
PBGC	A-15
PCI-DSS	A-18
Permanent Financing Commitment Letter	A-51
Permitted Encumbrances	A-20
person	A-58
Personal Data	A-17
Premium Cap	A-47
Proceeding	A-61
Processing Matters	A-17

A-v

Recommendation Change	A-44
Regulatory Agencies	A-11
Remedy	A-41
Representatives	A-49
Requisite Global Payments Vote	A-25
Requisite Regulatory Approvals	A-41
Requisite TSYS Vote	A-10
S-4	A-11
Sarbanes-Oxley Act	A-12
SEC	A-11
Securities Act	A-16
Security Breach	A-18
Single Trigger TSYS Award	A-4
SRO	A-11
Subsidiary	A-8
Surviving Entity	A-1
Takeover Statutes	A-21
Tax	A-14
Tax Return	A-14
Taxes	A-14
Termination Date	A-54
Termination Fee	A-56
TSYS	A-1
TSYS 401(k) Plan	A-45
TSYS Articles	A-8
TSYS Benefit Plans	A-14
TSYS Board Recommendation	A-43
TSYS Bylaws	A-8
TSYS Common Stock	A-2
TSYS Contract	A-19
TSYS Covered Customers	A-22
TSYS Director	A-48
TSYS Disclosure Schedule	A-7
TSYS Equity Awards	A-9
TSYS ERISA Affiliate	A-14
TSYS ESPP	A-5
TSYS Indemnified Parties	A-46
TSYS Insiders	A-51
TSYS Meeting	A-43
TSYS Owned Properties	A-20
TSYS Performance Share Award	A-3
TSYS Qualified Plans	A-15
TSYS Real Property	A-20
TSYS Regulatory Agreement	A-19
TSYS Reports	A-16
TSYS Restricted Stock Award	A-3
TSYS RSU Award	A-3
TSYS Securities	A-9
TSYS Stock Option	A-3
TSYS Subsidiary	A-9
TSYS Subsidiary Securities	A-10
TSYS Tax Counsel	A-54

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 27, 2019 (this “Agreement”), by and between Total System Services, Inc., a Georgia corporation (“TSYS”), and Global Payments Inc., a Georgia corporation (“Global Payments”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Global Payments and TSYS have determined that it is in the best interests of their respective companies, their shareholders, and, as permitted under Section 14-202(b)(5) of the Georgia Business Corporation Code (the “GBCC”), their other constituencies, that Global Payments and TSYS engage in a “merger of equals” business combination in order to advance the long-term strategic business interests of each of Global Payments and TSYS;

WHEREAS, the Boards of Directors of Global Payments and TSYS have determined that such “merger of equals” business combination shall be effected, upon the terms and subject to the conditions set forth herein and in accordance with the GBCC, through the merger of TSYS with and into Global Payments (the “Merger”), so that Global Payments is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Entity”) in the Merger;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Global Payments and TSYS have unanimously approved and adopted the Merger and this Agreement, and have directed that this Agreement be submitted to their respective shareholders for approval;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the GBCC, at the Effective Time, TSYS shall merge with and into Global Payments pursuant to this Agreement. Global Payments shall be the Surviving Entity in the Merger, and shall continue its corporate existence under the laws of the State of Georgia and under the name “Global Payments Inc.” Upon consummation of the Merger, the separate corporate existence of TSYS shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in ARTICLE VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by TSYS and Global Payments. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3 Effective Time. On or (if agreed by TSYS and Global Payments) prior to the Closing Date, Global Payments and TSYS, respectively, shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Georgia (the “Georgia Secretary”). The Merger shall become effective at such time as specified in the Certificate of Merger in accordance with the relevant provisions of the GBCC, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the GBCC.

1.5 Conversion of TSYS Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Global Payments, TSYS or the holder of any securities of Global Payments or TSYS:

(a) Subject to Section 2.2(e), each share of the common stock, par value $0.10 per share, of TSYS issued and outstanding immediately prior to the Effective Time (the “TSYS Common Stock”), except for shares of TSYS Common Stock owned by TSYS or Global Payments (in each case other than shares of TSYS Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties), shall be converted into the right to receive 0.8101 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of the common stock, without par value, of Global Payments (the “Global Payments Common Stock”); it being understood that upon the Effective Time, pursuant to Section 1.6, the Global Payments Common Stock, including the shares issued to former holders of TSYS Common Stock, shall be the common stock of the Surviving Entity.

(b) All of the shares of TSYS Common Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of TSYS Common Stock) previously representing any such shares of TSYS Common Stock shall thereafter represent only the right to receive (i) a New Certificate (as defined in Section 2.1) representing the number of whole shares of Global Payments Common Stock which such shares of TSYS Common Stock have been converted into the right to receive pursuant to this Section 1.5, (ii) cash in lieu of fractional shares which the shares of TSYS Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Global Payments Common Stock or TSYS Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Global Payments and the holders of TSYS Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit TSYS or Global Payments to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of TSYS Common Stock that are owned by TSYS or Global Payments (in each case other than shares of TSYS Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties) shall be cancelled and shall cease to exist and no Global Payments Common Stock or other consideration shall be delivered in exchange therefor.

1.6 Global Payments Stock. At and after the Effective Time, each share of Global Payments Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Entity and shall not be affected by the Merger.

1.7 Treatment of TSYS Equity Awards.

(a) At the Effective Time, each option to purchase shares of TSYS Common Stock (a “TSYS Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time shall, automatically and without any required action on part of the holder thereof, be converted into an option (a “Global Payments Stock Option”) to purchase (i) that number of shares of Global Payments Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of TSYS Common Stock subject to such TSYS Stock Option immediately prior to the Effective Time and (B) the Exchange Ratio, (ii) at an exercise price per share of Global Payments Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of TSYS Common Stock of such TSYS Stock Option immediately prior to the Effective Time and (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Global Payments Common Stock shall be determined in a manner consistent with the requirements of Section 409A of the Code. Except as expressly provided in this Section 1.7(a), each such Global Payments Stock Option shall be subject to the same terms and conditions (including vesting and exercisability terms) as applied to the corresponding TSYS Stock Option immediately prior to the Effective Time.

(b) Except as set forth in Section 1.7(e) below, at the Effective Time, each award in respect of shares of TSYS Common Stock subject to vesting, repurchase or other lapse restriction (a “TSYS Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a restricted stock award (a “Global Payments Restricted Stock Award”) in respect of that number of shares of Global Payments Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of TSYS Common Stock subject to such TSYS Restricted Stock Award immediately prior to the Effective Time and (ii) the Exchange Ratio. Except as expressly provided in this Section 1.7(b), each such Global Payments Restricted Stock Award shall be subject to the same terms and conditions (including vesting and exercisability terms) as applied to the corresponding TSYS Restricted Stock Award immediately prior to the Effective Time.

(c) Except as set forth in Section 1.7(e) below, at the Effective Time, each restricted stock unit award, but excluding any TSYS Performance Share Award (as defined below), in respect of shares of TSYS Common Stock (a “TSYS RSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a restricted stock unit award (a “Global Payments RSU Award”) in respect of that number of shares of Global Payments Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of TSYS Common Stock subject to such TSYS RSU Award immediately prior to the Effective Time and (ii) the Exchange Ratio. Except as expressly provided in this Section 1.7(c), each such Global Payments RSU Award shall be subject to the same terms and conditions (including vesting and payment terms) as applied to the corresponding TSYS RSU Award immediately prior to the Effective Time.

(d) At the Effective Time, each performance share award in respect of shares of TSYS Common Stock (a “TSYS Performance Share Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a Global Payments RSU Award in respect of that number of shares of Global Payments Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of TSYS Common Stock subject to such TSYS Performance Share Award immediately prior to the Effective Time and (ii) the Exchange Ratio. For purposes of this Section 1.7(c), the number of shares of TSYS Common Stock subject to a TSYS Performance Share Award with a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the Effective Time shall be (A) with respect to the portion of the TSYS Performance Share Award using performance goals based on Adjusted Diluted EPS Growth or any other performance goal (other than Relative TSRs), the greater of (x) the number of Initial Shares (as defined below) and (y) the number of shares subject to such portion of TSYS Performance Share Award that would have been earned based on actual performance with respect to the applicable performance goals as of the Effective Time (or the latest practicable date prior thereto that performance can be assessed), with actual performance being measured by extrapolating performance as of the Effective Time (or the latest practicable date prior thereto that performance can be assessed) through the scheduled expiration date of the applicable performance period, and (B) with respect to the portion of the TSYS Performance Share Award using Relative TSRs, the greater of (x) the number of Initial Shares and (y) the number of shares subject to such TSYS Performance Share Award that would have been earned based on actual performance with respect to the applicable performance goals as of the Effective Time (or the latest practicable date prior thereto that performance can be assessed) as if such date were the last day of the applicable performance period. After the Effective Time, each such Global Payments RSU Award shall be scheduled to cliff vest, subject to the holder’s continued service with the Surviving Entity or its Subsidiaries, on the last day of the originally scheduled performance period. Except as expressly provided in this Section 1.7(d), each such Global Payments RSU Award shall be subject to the same terms and conditions (including vesting and payment terms) as applied to the corresponding TSYS Performance Share Award immediately prior to the Effective Time. For purposes of this Agreement, the term “Initial Shares” means, with respect to a TSYS Performance Share Award, the portion of the “initial performance shares” subject to such TSYS Performance Share Award that is eligible to be earned based on Adjusted Diluted EPS Growth, Relative TSRs or another performance goal, as applicable (as determined pursuant to the applicable award agreement). For the avoidance of doubt, in no event shall the number of shares of TSYS Common Stock subject to a TSYS Performance Share Award determined pursuant to this Section 1.7(d) be greater than the maximum number of shares set forth in the applicable award agreement.

(e) At the Effective Time, each Single Trigger TSYS Award that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, become fully vested and shall be converted into that number of fully vested shares of Global Payments Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of TSYS Common Stock subject to such Single Trigger TSYS Award immediately prior to the Effective Time and (ii) the Exchange Ratio. For purposes of this Agreement, “Single Trigger TSYS Award” means each of the following awards which are held by non-executive officers of TSYS or its Subsidiaries and currently provide for a “single trigger” vesting (i.e., that vests automatically solely on account of the occurrence of the Effective Time) under the terms of the underlying equity plan or award agreement: (A) performance-based restricted stock unit awards granted with respect to 2016, 2017, 2018 and 2019, (B) time-based restricted stock unit awards (broad-based) granted with respect to 2017, and (C) restricted stock awards granted in 2016 to NetSpend employees. For purposes of this Section 1.7(e), the number of shares of TSYS Common Stock subject to a Single Trigger TSYS Award with a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the Effective Time shall be the greater of (x) the number of “initial shares” subject to such Single Trigger TSYS Award (as determined pursuant to the applicable award agreement) and (y) the number of shares subject to such Single Trigger TSYS Award that would have been earned based on actual performance with respect to the applicable performance goals as of the Effective Time, with actual performance being measured by extrapolating performance as of the Effective Time (or the latest practicable date prior thereto that performance can be assessed) through the scheduled expiration date of the applicable performance period.

(f) As of the Effective Time, the number and kind of shares available for issuance under each equity incentive plan of TSYS shall be adjusted, in accordance with the provisions of the applicable plan, to reflect the conversion of TSYS Common Stock into Global Payments Common Stock.

(g) At or prior to the Effective Time, TSYS, the Board of Directors of TSYS and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7.

(h) Global Payments shall take all corporate actions that are necessary for the assumption of the TSYS Equity Awards (as defined below) pursuant to this Section 1.7, including the reservation, issuance and listing of Global Payments Common Stock as necessary to effect the transactions contemplated by this Section 1.7. As soon as practicable following the Effective Time, Global Payments shall file with the SEC a post-effective amendment to the S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Global Payments Common Stock underlying the applicable converted TSYS Equity Awards, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such applicable assumed TSYS Equity Awards remain outstanding.

1.8 Employee Stock Purchase Plan. TSYS shall take all necessary action to (a) ensure that if the Closing shall occur prior to the end of the final offering period under the TSYS 2012 Employee Stock Purchase Plan (the “TSYS ESPP”), such final offering period shall end on the Closing Date, and (b) terminate the TSYS ESPP and distribute to the applicable participants any shares of TSYS Common Stock or cash held on behalf of the participants in the TSYS ESPP as of no later than the Effective Time.

1.9 Articles of Incorporation of Surviving Entity. At the Effective Time, the Articles of Incorporation of Global Payments, as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit A-1, shall be the Articles of Incorporation of the Surviving Entity until thereafter amended in accordance with applicable law; provided, however, that, subject to receipt of the Global Payments Declassification Vote (as defined below), the Articles of Incorporation of Global Payments, as in effect immediately prior to the Effective Time, shall be further amended as set forth in Exhibit B (the “Declassification Amendment”), and as so amended shall be the Articles of Incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

1.10 Bylaws of Surviving Entity. At the Effective Time, the Bylaws of Global Payments, as amended as set forth in Exhibit A-2 (such amendment, the “Global Payments Bylaw Amendment”), shall be the Bylaws of the Surviving Entity until thereafter amended in accordance with applicable law; provided, however, that, subject to receipt of the Global Payments Declassification Vote and the effectiveness of the Declassification Amendment, the Bylaws of Global Payments shall be correspondingly amended to give effect to the Declassification Amendment.

1.11 Plan of Reorganization. This Agreement is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code and the Treasury Regulations promulgated thereunder.

1.12 Corporate Governance Guidelines. As of the Effective Time, the corporate governance guidelines of the Surviving Entity shall be adopted by the Board of Directors of the Surviving Entity in accordance with Section 6.12(d).

ARTICLE II

EXCHANGE OF SHARES

2.1 Global Payments to Make Consideration Available. At or prior to the Effective Time, Global Payments shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by Global Payments and TSYS (the “Exchange Agent”), for exchange in accordance with this ARTICLE II for the benefit of the holders of Old Certificates, certificates or, at Global Payments’ option, evidence in book-entry form, representing shares of Global Payments Common Stock to be issued pursuant to Section 1.5 (referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of Global Payments Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Global Payments shall cause the Exchange Agent to mail to each holder of record of one or more Old

Certificates representing shares of TSYS Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Global Payments Common Stock pursuant to ARTICLE I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Global Payments Common Stock and any cash in lieu of fractional shares which the shares of TSYS Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Global Payments Common Stock to which such holder of TSYS Common Stock shall have become entitled pursuant to the provisions of ARTICLE I and (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this ARTICLE II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Global Payments Common Stock which the shares of TSYS Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Global Payments Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this ARTICLE II. After the surrender of an Old Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Global Payments Common Stock that the shares of TSYS Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Global Payments Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Global Payments Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of TSYS of the shares of TSYS Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Global Payments Common Stock as provided in this ARTICLE II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Global Payments Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Global Payments Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Global Payments. In lieu of the issuance of any such fractional share, Global Payments shall pay to each former holder of TSYS Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Global Payments Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of TSYS Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Global Payments Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of TSYS for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of TSYS Common Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Entity for payment of the shares of Global Payments Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Global Payments Common Stock deliverable in respect of each former share of TSYS Common Stock such holder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Global Payments, TSYS, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of TSYS Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Global Payments, TSYS and any other person that has any withholding obligation with respect to any payment made pursuant to this Agreement shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any such payment such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Global Payments or the Exchange Agent, the posting by such person of a bond in such amount as Global Payments or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Global Payments Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TSYS

Except (a) as disclosed in the disclosure schedule delivered by TSYS to Global Payments concurrently herewith (the “TSYS Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the TSYS Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by TSYS that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of ARTICLE III shall be deemed to qualify (1) any other section of ARTICLE III specifically referenced or cross-referenced and (2) other sections of ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any TSYS Reports filed by TSYS since December 31, 2015, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), TSYS hereby represents and warrants to Global Payments as follows:

3.1 Corporate Organization.

(a) TSYS is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. TSYS has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. TSYS is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TSYS. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Global Payments, TSYS or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) the execution and delivery of this Agreement, public disclosure of the execution and delivery of this Agreement, public disclosure or consummation of the transactions contemplated hereby (provided, that the foregoing exceptions shall not apply to the representations and warranties set forth in Sections 3.3(b), 3.11(i), 4.3(b) or 4.11(i)), actions expressly required by this Agreement or actions that are taken pursuant to the written consent of or at the written request of the other party, (E) a decline in the trading price or trading volume of a party’s common stock, a credit ratings downgrade or change in ratings outlook, in and of itself, for a party or any of its Subsidiaries or the failure, in and of itself, to meet earnings projections, earnings guidance or internal financial forecasts, but not, in each case, including any underlying causes thereof, (F) any changes or developments resulting from any hurricane, flood, tornado, earthquake or other weather or natural disaster, or (G) any changes, effects or developments arising out of, or resulting from or in connection with, the United Kingdom’s withdrawal from the European Union; except, with respect to subclause (A), (B), (C), (F) or (G) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), in which case only such incremental materially disproportionate effect shall be taken into account in determining whether such change has had, or would reasonably be expected to have, a Material Adverse Effect. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the Articles of Incorporation of TSYS (the “TSYS Articles”) and the Bylaws of TSYS (the “TSYS Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by TSYS to Global Payments.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on TSYS, each Subsidiary of TSYS (a “TSYS Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of TSYS to pay dividends or distributions except for restrictions imposed by applicable law or, in the case of non-wholly owned Subsidiary joint ventures, joint venture agreements in effect as of the date of this Agreement. Section 3.1(b) of the TSYS Disclosure Schedule sets forth a true and complete list of all Subsidiaries of TSYS as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of TSYS other than the TSYS Subsidiaries.

3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of TSYS consists of 600,000,000 shares of TSYS Common Stock and 100,000,000 shares of preferred stock, par value $0.10 per share. As of the close of business on May 23, 2019, there were (i) 176,967,165 shares of TSYS Common Stock issued and outstanding, including 2,876 shares of TSYS Common Stock granted in respect of outstanding TSYS Restricted Stock Awards; (ii) 25,797,840 shares of TSYS Common Stock held in treasury; (iii) 2,004,293 shares of TSYS Common Stock reserved for issuance upon the exercise of outstanding TSYS Stock Options; (iv) (A) 569,951 shares of TSYS Common Stock reserved for issuance upon the settlement of outstanding time-based TSYS RSU Awards, and (B) 239,959 shares (assuming satisfaction of performance goals for incomplete periods at the target level) or 324,887 shares (assuming satisfaction of performance goals for incomplete performance periods at the maximum level) of TSYS Common Stock reserved for issuance upon the settlement of outstanding performance-based TSYS RSU Awards; (v) 378,957 shares (assuming satisfaction of performance goals for incomplete performance periods at the target level) or 715,642 shares (assuming satisfaction of performance goals for incomplete performance periods at the maximum level) of TSYS Common Stock reserved for issuance upon the settlement of outstanding TSYS Performance Share Awards; and (vi) no other shares of capital stock or other voting securities or equity interests of TSYS issued, reserved for issuance or outstanding. Since May 23, 2019 through the date of this Agreement, TSYS has not issued any of the types of securities described in clause (i) through (vi) of the preceding sentence, other than shares of TSYS Common Stock issued pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of May 23, 2019 as described in the preceding sentence in accordance with their terms. All of the issued and outstanding shares of TSYS Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of TSYS may vote. All obligations to deliver shares of TSYS Common Stock under the TSYS ESPP are satisfied through open market purchases. Other than TSYS Stock Options, TSYS Restricted Stock Awards, TSYS RSU Awards and TSYS Performance Share Awards (collectively, “TSYS Equity Awards”) issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in TSYS, or contracts, commitments, understandings or arrangements by which TSYS may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in TSYS, or that otherwise obligate TSYS to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “TSYS Securities”). Other than TSYS Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of TSYS or any of its Subsidiaries) are outstanding as of the date of this Agreement. No TSYS Subsidiary owns any capital stock of

TSYS. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which TSYS or any of its Subsidiaries is a party with respect to the voting or transfer of TSYS Common Stock, capital stock or other voting or equity securities or ownership interests of TSYS or granting any shareholder or other person any registration rights.

(b) TSYS owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the TSYS Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any TSYS Subsidiary, or contracts, commitments, understandings or arrangements by which any TSYS Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such TSYS Subsidiary, or otherwise obligating any TSYS Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “TSYS Subsidiary Securities”).

3.3 Authority; No Violation.

(a) TSYS has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of TSYS. The Board of Directors of TSYS has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of TSYS and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to TSYS’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by all shares of TSYS Common Stock entitled to vote on this Agreement (the “Requisite TSYS Vote”), no other corporate proceedings on the part of TSYS are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TSYS and (assuming due authorization, execution and delivery by Global Payments) constitutes a valid and binding obligation of TSYS, enforceable against TSYS in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by TSYS nor the consummation by TSYS of the transactions contemplated hereby (including the Merger), nor compliance by TSYS with any of the terms or provisions hereof, will (i) violate any provision of the TSYS Articles or the TSYS Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TSYS or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of TSYS or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which TSYS or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TSYS.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the New York Stock Exchange, (b) the filing of any required applications, filings and notices, as applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (“HSR Act”), and such other consents, approvals, filings or registrations as may be required under any antitrust or competition laws of non-U.S. jurisdictions (together with the HSR Act, collectively, “Competition Laws”), (c) the filing by TSYS with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Global Payments in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (d) the filing of the Certificate of Merger with the Georgia Secretary pursuant to the GBCC and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Global Payments Common Stock pursuant to this Agreement and the approval of the listing of such Global Payments Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by TSYS of this Agreement or (ii) the consummation by TSYS of the Merger and the other transactions contemplated hereby. As of the date hereof, TSYS is not aware of any reason why the necessary regulatory approvals and consents will not be received by TSYS to permit consummation of the Merger on a timely basis.

3.5 Reports. TSYS and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with (i) any federal or state regulatory authority, (ii) the SEC, (iii) any foreign regulatory authority and (iv) any self-regulatory organization (an “SRO”) (clauses (i) – (vi), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TSYS. No Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of TSYS, investigation into the business or operations of TSYS or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of TSYS or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of TSYS or any of its Subsidiaries since January 1, 2016, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS.

3.6 Financial Statements.

(a) The financial statements of TSYS and its Subsidiaries included (or incorporated by reference) in the TSYS Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of TSYS and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of TSYS and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the extent any of the books and records of TSYS and its Subsidiaries are required to be maintained in accordance with GAAP, such books and records have been since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP. Since December 31, 2015, no independent public accounting firm of TSYS has resigned (or informed TSYS that it intends to resign) or been dismissed as independent public accountants of TSYS as a result of or in connection with any disagreements with TSYS on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS, neither TSYS nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of TSYS or in the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of TSYS included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of TSYS and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TSYS or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on TSYS. TSYS (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to TSYS, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of TSYS by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to TSYS’s outside auditors and the audit committee of TSYS’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect TSYS’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in TSYS’s internal controls over financial reporting. These disclosures, if any, were made in writing by management to TSYS’s auditors and audit committee. There is no reason to believe that TSYS’s chief executive officer and chief financial officer and, to the knowledge of TSYS, as of the date hereof, its outside auditors will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2016, (i) neither TSYS nor any of its Subsidiaries, nor, to the knowledge of TSYS, any director, officer, auditor, accountant or representative of TSYS or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the TSYS, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge-offs and accruals) of TSYS or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that TSYS or any of its Subsidiaries has engaged in inappropriate accounting or auditing practices, and (ii) no employee of or attorney representing TSYS or any of its Subsidiaries, whether or not employed by TSYS or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by TSYS or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of TSYS or any committee thereof or the Board of

Directors or similar governing body of any TSYS Subsidiary or any committee thereof, or to the knowledge of TSYS, to any director or officer of TSYS or any TSYS Subsidiary, in each case of the foregoing clauses (i) and (ii), except as would not reasonably be expected to be, either individually or in the aggregate, materially adverse to TSYS and its Subsidiaries taken as a whole.

3.7 Broker’s Fees. With the exception of the engagement of Goldman, Sachs & Co. LLC and Greenhill & Co., LLC, neither TSYS nor any TSYS Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. TSYS has disclosed to Global Payments as of the date hereof the aggregate fees provided for in connection with the engagement by TSYS of Goldman, Sachs & Co. LLC and Greenhill & Co., LLC related to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2018, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS.

(b) Since December 31, 2018, TSYS and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on TSYS, neither TSYS nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of TSYS, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TSYS or any of its Subsidiaries or any of their directors or executive officers (in their capacity as such) or, as of the date of this Agreement, challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon TSYS, any of its Subsidiaries or the assets of TSYS or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Subsidiaries).

3.10 Taxes and Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TSYS:

(i) each of TSYS and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete;

(ii) neither TSYS nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course) nor has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;

(iii) all Taxes of TSYS and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid (taking into account all applicable extensions);

(iv) each of TSYS and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party and has complied with all applicable information reporting requirements;

(v) neither TSYS nor any of its Subsidiaries has received written notice of any Tax assessment or proposed Tax assessment, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of TSYS and its Subsidiaries or the assets of TSYS and its Subsidiaries; and

(vi) neither TSYS nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among TSYS and its Subsidiaries).

(b) Neither TSYS nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was TSYS) or (B) has any liability for the Taxes of any person (other than TSYS or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.

(c) Neither TSYS nor any of its Subsidiaries has been, within the past three (3) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither TSYS nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(e) At no time during the past five (5) years has TSYS been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(g) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Each TSYS Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code. Neither TSYS nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the Internal Revenue Service (the “IRS”), Department of Labor or any other Governmental Entity with respect to any TSYS Benefit Plan, and neither TSYS nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program. For purposes of this Agreement, the term “TSYS Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment or other benefit plans, programs, agreements, contracts, policies or arrangements with respect to which TSYS or any Subsidiary or any trade or business of TSYS or any of its Subsidiaries, whether or not incorporated, all of which together with TSYS would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “TSYS ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by TSYS or any of its Subsidiaries or any TSYS ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of TSYS or any of its Subsidiaries or any TSYS ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b) The IRS has issued a favorable determination letter with respect to each TSYS Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “TSYS Qualified Plans”), which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of TSYS, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any TSYS Qualified Plan or the related trust. No trust funding any TSYS Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(c) No TSYS Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, and none of TSYS and its Subsidiaries nor any TSYS ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any such plan.

(d) None of TSYS and its Subsidiaries nor any TSYS ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of TSYS and its Subsidiaries nor any TSYS ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(e) No TSYS Benefit Plan provides for any post-employment or post-retirement welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(f) Except as would not reasonably be expected to be material to TSYS and its Subsidiaries, taken as a whole, all contributions required to be made to any TSYS Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any TSYS Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of TSYS.

(g) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to TSYS’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the TSYS Benefit Plans, any fiduciaries thereof with respect to their duties to the TSYS Benefit Plans or the assets of any of the trusts under any of the TSYS Benefit Plans that would reasonably be expected to result in any material liability of TSYS or any of its Subsidiaries to the Pension Benefit Guaranty Corporation (“PBGC”), the IRS, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a TSYS Benefit Plan, or any other party.

(h) None of TSYS and its Subsidiaries nor any TSYS ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to subject any of the TSYS Benefit Plans or their related trusts, TSYS, any of its Subsidiaries, any TSYS ERISA Affiliate or any person that TSYS or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of TSYS or any of its Subsidiaries, or result in any limitation on the right of TSYS or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any TSYS Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by TSYS or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. TSYS has provided to Global Payments calculations reflecting a good faith estimate of the consequences of Sections 280G and 4999 on any “disqualified individuals” within the meaning of Section 280G of the Code in connection with the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event).

(j) The transactions contemplated by this Agreement will not cause or require TSYS or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(k) No TSYS Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TSYS, each TSYS Benefit Plan that is mandated by applicable law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(m) There are no pending or, to TSYS’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against TSYS or any of its Subsidiaries, or any strikes or other material labor disputes against TSYS or any of its Subsidiaries. Neither TSYS nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of TSYS or any of its Subsidiaries and, to the knowledge of TSYS, there are no organizing efforts by any union or other group seeking to represent any employees of TSYS or any of its Subsidiaries. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TSYS, TSYS and each of its Subsidiaries is, and have been at all times since December 31, 2015, in compliance in all material respects with all applicable laws in respect of employment and employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements.

3.12 SEC Reports. TSYS has previously made available to Global Payments an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2015 by TSYS pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “TSYS Reports”) and (b) communication mailed by TSYS to its shareholders since December 31, 2015, and no such TSYS Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2015, as of their respective dates, all TSYS Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of TSYS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the TSYS Reports.

3.13 Compliance with Applicable Law.

(a) TSYS and each of its Subsidiaries hold, and have at all times since December 31, 2015, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have a Material Adverse Effect on TSYS, and to the knowledge of TSYS, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened in writing.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on TSYS, TSYS and each of its Subsidiaries have since December 31, 2015, complied with and are not in default or violation under any applicable federal, state, local or foreign law, statute, treaty, convention, ordinance, code, order, judgment, decree, rule, regulation, policy and/or guideline of any Governmental Entity (collectively, “law”) relating to TSYS or any of its Subsidiaries, including, without limiting the foregoing, (i) all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”, and such laws relating thereto, “Data Protection Laws”)), (ii) all applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity, (iii) all laws related to the collection, processing, possession, handling, clearance, settlement and/or remittance of funds (“Processing Matters”), (iv) the rules and requirements of the Financial Industry Regulatory Authority (“FINRA”) that are binding on TSYS or its Subsidiaries, (v) any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), (vi) the Bank Secrecy Act of 1970 and its implementing regulations, (vii) all laws relating to money transmission or unclaimed property, (viii) the Electronic Fund Transfer Act and its implementing Regulation E, including the International Remittance Transfer Rule, (ix) the Gramm-Leach-Bliley Act and all federal regulations implementing such act and (x) any other applicable law relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, sanctions laws and regulations.

(c) Without limitation, except as would not reasonably be expected to be material to TSYS and its Subsidiaries, taken as a whole, none of TSYS or any of its Subsidiaries, or to the knowledge of TSYS, any director, officer, employee, agent or other person acting on behalf of TSYS or any of its Subsidiaries has, directly or indirectly, (i) used any funds of TSYS or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of TSYS or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of TSYS or any of its Subsidiaries in violation of the FCPA, (v) made any fraudulent entry on the books or records of TSYS or any of its Subsidiaries in violation of the FCPA, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for TSYS or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for TSYS or any of its Subsidiaries, or is currently subject to any United States sanctions administered by OFAC.

(d) TSYS maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized access to or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of TSYS, TSYS has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TSYS. To the knowledge of TSYS, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on TSYS.

(e) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TSYS, TSYS and its Subsidiaries have, since January 1, 2016, complied with and are not in default under (i) any applicable bylaws, operating rules, regulations and requirements of the National Automated Clearinghouse Association (“NACHA”) and any applicable payment network, exchange or association, including any ATM networks and payment networks (including VISA, MasterCard, Discover and AMEX) (collectively, the “Networks”), in each case, which are either binding on TSYS or its Subsidiaries or with which TSYS or its Subsidiaries complies pursuant to contractual requirements and (ii) the Payment Card Industry Data Security Standard (“PCI-DSS”) issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the TSYS Disclosure Schedule, as of the date hereof, neither TSYS nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any TSYS Benefit Plan:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) that contains a non-compete or client, or customer non-solicit requirement or any other provision, in each case that materially restricts the conduct of any line of business by TSYS or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Subsidiaries to engage in any line of business or in any geographic region;

(iii) that is material and obligates TSYS or any of its Subsidiaries, or will obligate the Surviving Entity, to conduct business with any third party on a preferential or exclusive basis or contains “most favored nation” or similar provisions (other than any such contracts which are terminable by TSYS or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(iv) (A) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement or commitment that provides for or relates to any indebtedness of TSYS or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by TSYS or any of its Subsidiaries of, or any similar commitment by TSYS or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $25,000,000 or more;

(v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of TSYS or its Subsidiaries (other than any such contracts which are terminable by TSYS or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(vi) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $20,000,000 per annum (other than any such contracts which are terminable by TSYS or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(vii) pursuant to which TSYS or any of its Subsidiaries receives from any third party a license or similar right to any Intellectual Property that is material to TSYS, other than licenses with respect to software that is generally commercially available;

(viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of TSYS or any of its Subsidiaries; or

(ix) that relates to the acquisition or disposition of any person, business or asset (other than any contract or arrangement that provides solely for the acquisition of equipment or products in the ordinary course of business) and under which TSYS or its Subsidiaries have (A) a material continuing indemnification obligation or (B) a material “earn-out” or similar contingent payment obligations.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the TSYS Disclosure Schedule, is referred to herein as a “TSYS Contract.” TSYS has made available to Global Payments true, correct and complete copies of each TSYS Contract in effect as of the date hereof.

(b) (i) Each TSYS Contract is valid and binding on TSYS or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TSYS, (ii) TSYS and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each TSYS Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TSYS, (iii) to the knowledge of TSYS, each third-party counterparty to each TSYS Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such TSYS Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TSYS, (iv) neither TSYS nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any TSYS Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of TSYS or any of its Subsidiaries or, to the knowledge of TSYS, any other party thereto, of or under any such TSYS Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TSYS.

3.15 Agreements with Regulatory Agencies. Neither TSYS nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or would prevent or materially impair the ability of TSYS to consummate the Merger and the transactions contemplated by this Agreement (each, whether or not set forth in the TSYS Disclosure Schedule, a “TSYS Regulatory Agreement”), nor has TSYS or any of its Subsidiaries been advised since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such TSYS Regulatory Agreement.

3.16 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS, TSYS and its Subsidiaries are in compliance, and have complied, with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law and agency requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of TSYS, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on TSYS or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against TSYS, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS. To the knowledge of TSYS, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS. TSYS is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS.

3.17 Real Property. TSYS or a TSYS Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the TSYS Reports as being owned by TSYS or a TSYS Subsidiary or acquired after the date thereof which are material to TSYS’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “TSYS Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such TSYS Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the TSYS Owned Properties, the “TSYS Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of TSYS, the lessor. There are no pending or, to the knowledge of TSYS, threatened condemnation proceedings against the TSYS Real Property.

3.18 Intellectual Property. TSYS and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS: (a) (i) to the knowledge of TSYS, the use of any Intellectual Property by TSYS and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which TSYS or any TSYS Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to TSYS that TSYS or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of TSYS, no person is challenging, infringing on or otherwise violating any right of TSYS or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to TSYS or its Subsidiaries, and (c) neither TSYS nor any TSYS Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by TSYS or any TSYS Subsidiary, and TSYS and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by TSYS and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19 Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between TSYS or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of TSYS or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding TSYS Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of TSYS) on the other hand, of the type required to be reported in any TSYS Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.

3.20 State Takeover Laws. The Board of Directors of TSYS has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the TSYS Articles or TSYS Bylaws (collectively, with any similar provisions of the Global Payments Articles or Global Payments Bylaws “Takeover Statutes”). In accordance with Section 14-2-1302 of the GBCC, no appraisal or dissenters’ rights will be available to the holders of TSYS Common Stock in connection with the Merger.

3.21 Reorganization. TSYS has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22 Opinion. Prior to the execution of this Agreement, TSYS has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from (a) Goldman, Sachs & Co. LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, including the various assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of TSYS Common Stock and (b) Greenhill & Co., LLC, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, including the various assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of TSYS Common Stock. Neither such opinion has been amended or rescinded as of the date of this Agreement.

3.23 TSYS Information. The information relating to TSYS and its Subsidiaries or that is provided by TSYS or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to TSYS and its Subsidiaries and other portions within the reasonable control of TSYS will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portions of the S-4 that relate to TSYS will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

3.24 Customers. Since January 1, 2018 through the date of this Agreement, TSYS and its Subsidiaries have not received any written notice from any TSYS Covered Customer that such TSYS Covered Customer intends to discontinue or substantially reduce its relationship with TSYS or any of its Subsidiaries, terminate or materially and adversely amend any existing material contract with TSYS or any of its Subsidiaries, or not continue as a customer of TSYS or any of its Subsidiaries. “TSYS Covered Customer” means a customer of TSYS or any of its Subsidiaries from which more than 1% of TSYS’s net adjusted revenue during the calendar year of 2018 was derived.

3.25 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on TSYS, (a) TSYS and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of TSYS reasonably has determined to be prudent and consistent with industry practice, and TSYS and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of TSYS and its Subsidiaries, TSYS or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by TSYS or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) as of the date of this Agreement, neither TSYS nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.26 Data Protection.

(a) As of the date of this Agreement, except as would not reasonably be likely to result in liability that is material to TSYS and its Subsidiaries, taken as a whole, TSYS and its Subsidiaries are in compliance with all of its and their privacy policies, all applicable Data Protection Laws and all contracts to the extent such contracts relate to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of Personal Data (collectively, “Data Protection Requirements”). TSYS and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, designed to ensure the confidentiality, privacy and security of Personal Data.

(b) Since January 1, 2016, to the knowledge of TSYS, no third party has gained unauthorized access to or misused any Personal Data or any computers, software servers, networks or other information technology assets (“IT Assets”) used in the operation of the business of TSYS or any of its Subsidiaries, in each case in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption to the business of TSYS and its Subsidiaries that would be, individually or in the aggregate, material to TSYS and its Subsidiaries, taken as a whole, or (ii) a duty to notify any person except as would not reasonably be likely, either individually or in the aggregate, to result in liability that is material to TSYS and its Subsidiaries, taken as a whole. TSYS and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices and Data Protection Requirements, designed to protect their products, services and IT Assets from unauthorized access and free from any disabling codes or instructions, spyware, trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of software, data or other materials (“Malicious Code”). Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TSYS, the IT Assets used by TSYS or any of its Subsidiaries are (i) free from Malicious Code and (ii) have not, since January 1, 2016, experienced any material failure or malfunction.

3.27 No Other Representations or Warranties.

(a) Except for the representations and warranties made by TSYS in this ARTICLE III, neither TSYS nor any other person makes any express or implied representation or warranty with respect to TSYS, its

Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and TSYS hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither TSYS nor any other person makes or has made any representation or warranty to Global Payments or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to TSYS, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by TSYS in this ARTICLE III, any oral or written information presented to Global Payments or any of its affiliates or representatives in the course of their due diligence investigation of TSYS, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) TSYS acknowledges and agrees that neither Global Payments nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GLOBAL PAYMENTS

Except (a) as disclosed in the disclosure schedule delivered by Global Payments to TSYS concurrently herewith (the “Global Payments Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Global Payments Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Global Payments that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of ARTICLE IV shall be deemed to qualify (1) any other section of ARTICLE IV specifically referenced or cross-referenced and (2) other sections of ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Global Payments Reports filed by Global Payments since December 31, 2015, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Global Payments hereby represents and warrants to TSYS as follows:

4.1 Corporate Organization.

(a) Global Payments is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Global Payments has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Global Payments is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global Payments. True and complete copies of the Articles of Incorporation of Global Payments (the “Global Payments Articles”) and the Bylaws of Global Payments (the “Global Payments Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Global Payments to TSYS.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on Global Payments, each Subsidiary of Global Payments (a “Global Payments Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Global Payments to pay dividends or distributions except for restrictions imposed by applicable law or, in the case of non-wholly owned Subsidiary joint ventures, joint venture agreements in effect as of the date of this Agreement. Section 4.1(b) of the Global Payments Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Global Payments as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Global Payments other than the Global Payments Subsidiaries.

4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Global Payments consists of 200,000,000 shares of Global Payments Common Stock, and 5,000,000 shares of preferred stock, without par value. As of the close of business on May 23, 2019, there were (i) 156,688,808 shares of Global Payments Common Stock issued and outstanding, including 819,115 shares of Global Payments Common Stock granted in respect of outstanding Global Payments Restricted Stock Awards; (ii) zero (0) shares of Global Payments Common Stock held in treasury; (iii) 513,893 shares of Global Payments Common Stock reserved for issuance upon the exercise of outstanding Global Payments Stock Options; (iv) 180,468 shares of Global Payments Common Stock reserved for issuance upon the settlement of outstanding time-vesting Global Payments RSU Awards; (v) 384,821 shares (assuming satisfaction of performance goals for incomplete performance periods at the target level) or 758,966 shares (assuming satisfaction of performance goals for incomplete performance periods at the maximum level) of Global Payments Common Stock reserved for issuance upon the settlement of outstanding performance-vesting restricted stock unit awards in respect of shares of Global Payments Common Stock (“Global Payments PSU Awards”); and (vi) no other shares of capital stock or other voting securities or equity interests of Global Payments issued, reserved for issuance or outstanding. Since May 23, 2019 through the date of this Agreement, Global Payments has not issued any of the types of securities described in clause (i) through (vi) of the preceding sentence, other than shares of Global Payments Common Stock issued pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of May 23, 2019 as described in the preceding sentence in accordance with their terms. All of the issued and outstanding shares of Global Payments Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Global Payments may vote. Other than Global Payments Stock Options, Global Payments Restricted Stock Awards, Global Payments RSU Awards, and Global Payments PSU Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Global Payments, or contracts, commitments, understandings or arrangements by which Global Payments may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Global Payments or that otherwise obligate Global Payments to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Global Payments Securities”). Other than the Global Payments Stock Options, the Global Payments Restricted Stock Awards, the Global Payments RSU Awards and the Global Payments PSU Awards (collectively, the “Global Payments Equity Awards”), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Global Payments or any of its Subsidiaries) are outstanding as of the date of this Agreement. No Global Payments Subsidiary owns any capital stock of Global Payments. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Global Payments or any of its Subsidiaries is a party with respect to the voting or transfer of Global Payments Common Stock, capital stock or other voting or equity securities or ownership interests of Global Payments or granting any shareholder or other person any registration rights.

(b) Global Payments owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Global Payments Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Global Payments Subsidiary, or contracts, commitments, understandings or arrangements by which any Global Payments Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Global Payments Subsidiary, or otherwise obligating any Global Payments Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “Global Payments Subsidiary Securities”).

4.3 Authority; No Violation.

(a) Global Payments has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Global Payments. The Board of Directors of Global Payments has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Global Payments and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Global Payments’ shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of (i) this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by all shares of Global Payments Common Stock entitled to vote on this Agreement, (ii) the amendment of Global Payments’ Articles of Incorporation as set forth in Exhibit A-1 to increase the authorized share capital, by the affirmative vote of a majority of all the votes entitled to be cast by all shares of Global Payments Common Stock entitled to vote on such matter (if required to be separately voted on) (clauses (i) and (ii), the “Requisite Global Payments Vote”), and (iii) the Declassification Amendment by the affirmative vote of two-thirds (2/3) of the outstanding shares of Global Payments Common Stock entitled to vote on such matter (the “Global Payments Declassification Vote”) (and approval by the Global Payments Board of Directors of corresponding amendments to the Global Payments Bylaws to give effect to the Declassification Amendment), no other corporate proceedings on the part of Global Payments are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Global Payments and (assuming due authorization, execution and delivery by TSYS) constitutes a valid and binding obligation of Global Payments, enforceable against Global Payments in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Global Payments Common Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite Global Payments Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Global Payments will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Global Payments, nor the consummation by Global Payments of the transactions contemplated hereby (including the Merger), nor compliance by Global Payments with any of the terms or provisions hereof, will (i) violate any provision of the Global Payments Articles or the Global Payments Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Global Payments or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Global Payments or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Global Payments or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Global Payments.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the New York Stock Exchange, (b) the filing of any required applications, filings and notices, as applicable, under the HSR Act and such other consents, approvals, filings or registrations as may be required under any Competition Laws, (c) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (d) the filing of the Certificate of Merger with the Georgia Secretary pursuant to the GBCC and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Global Payments Common Stock pursuant to this Agreement and the approval of the listing of such Global Payments Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Global Payments of this Agreement or (ii) the consummation by Global Payments of the Merger and the other transactions contemplated hereby. As of the date hereof, Global Payments is not aware of any reason why the necessary regulatory approvals and consents will not be received by Global Payments to permit consummation of the Merger on a timely basis.

4.5 Reports. Global Payments and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Global Payments. No Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Global Payments, investigation into the business or operations of Global Payments or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Global Payments or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Global Payments or any of its Subsidiaries since January 1, 2016, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments.

4.6 Financial Statements.

(a) The financial statements of Global Payments and its Subsidiaries included (or incorporated by reference) in the Global Payments Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Global Payments and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Global Payments and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the extent any of the books and records of Global Payments and its Subsidiaries are required to be maintained in accordance with GAAP, such books and records have been since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP. Since December 31, 2015, no independent public accounting firm of Global Payments has resigned (or informed Global Payments that it intends to resign) or been dismissed as independent public accountants of Global Payments as a result of or in connection with any disagreements with Global Payments on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments, neither Global Payments nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of Global Payments or in the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Global Payments included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Global Payments and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Global Payments or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Global Payments. Global Payments (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Global Payments, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Global Payments by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Global Payments’ outside auditors and the audit committee of Global Payments’ Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect Global Payments’ ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Global Payments’ internal controls over financial reporting. These disclosures, if any, were made in writing by management to Global Payments’ auditors and audit committee. There is no reason to believe that Global Payments’ chief executive officer and chief financial officer, and, to the knowledge of Global Payments, as of the date hereof, its outside auditors will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2016, (i) neither Global Payments nor any of its Subsidiaries, nor, to the knowledge of Global Payments, any director, officer, auditor, accountant or representative of Global Payments or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Global Payments, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge-offs and accruals) of Global Payments or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Global Payments or any of its Subsidiaries has engaged in inappropriate accounting or auditing practices, and (ii) no employee of or attorney representing Global Payments or any of its Subsidiaries, whether or not employed by Global Payments or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Global Payments or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Global Payments or any committee thereof or the

Board of Directors or similar governing body of any Global Payments Subsidiary or any committee thereof, or to the knowledge of Global Payments, to any director or officer of Global Payments or any Global Payments Subsidiary, in each case of the foregoing clauses (i) and (ii), except as would not reasonably be expected to be, either individually or in the aggregate, materially adverse to Global Payments and its Subsidiaries taken as a whole.

4.7 Broker’s Fees. With the exception of the engagement of BofA Securities, Inc. and J.P. Morgan Securities LLC, neither Global Payments nor any Global Payments Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Global Payments has disclosed to TSYS as of the date hereof the aggregate fees provided for in connection with the engagement by Global Payments of BofA Securities, Inc. and J.P. Morgan Securities LLC related to the Merger and the other transactions contemplated hereunder.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2018, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments.

(b) Since December 31, 2018, Global Payments and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Global Payments, neither Global Payments nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Global Payments, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Global Payments or any of its Subsidiaries or any of their directors or executive officers (in their capacity as such) or, as of the date of this Agreement, challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Global Payments, any of its Subsidiaries or the assets of Global Payments or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Subsidiaries).

4.10 Taxes and Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Global Payments:

(i) each of Global Payments and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete;

(ii) neither Global Payments nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course) nor has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;

(iii) all Taxes of Global Payments and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid (taking into account all applicable extensions);

(iv) each of Global Payments and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party and has complied with all applicable information reporting requirements;

(v) neither Global Payments nor any of its Subsidiaries has received written notice of any Tax assessment or proposed Tax assessment, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Global Payments and its Subsidiaries or the assets of Global Payments and its Subsidiaries; and

(vi) neither Global Payments nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Global Payments and its Subsidiaries).

(b) Neither Global Payments nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Global Payments) or (B) has any liability for the Taxes of any person (other than Global Payments or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.

(c) Neither Global Payments nor any of its Subsidiaries has been, within the past three (3) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither Global Payments nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(e) At no time during the past five (5) years has Global Payments been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11 Employees.

(a) Each Global Payments Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Global Payments nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Global Payments Benefit Plan, and neither Global Payments nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program. For purposes of this Agreement, the term “Global Payments Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment or other benefit plans, programs, agreements, contracts, policies or arrangements with respect to which Global Payments or any Subsidiary or any trade or business of Global Payments or any of its Subsidiaries, whether or not incorporated, all of which together with Global Payments would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Global Payments ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Global Payments or any of its Subsidiaries or any Global Payments ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Global Payments or any of its Subsidiaries or any Global Payments ERISA Affiliate, excluding, in each case, any Multiemployer Plan.

(b) The IRS has issued a favorable determination letter with respect to each Global Payments Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Global Payments Qualified Plans”), which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Global

Payments, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Global Payments Qualified Plan or the related trust. No trust funding any Global Payments Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(c) No Global Payments Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, and none of Global Payments and its Subsidiaries nor any Global Payments ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any such plan.

(d) None of Global Payments and its Subsidiaries nor any Global Payments ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of Global Payments and its Subsidiaries nor any Global Payments ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(e) No Global Payments Benefit Plan provides for any post-employment or post-retirement welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(f) Except as would not reasonably be expected to be material to Global Payments and its Subsidiaries, taken as a whole, all contributions required to be made to any Global Payments Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Global Payments Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Global Payments.

(g) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Global Payments’ knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Global Payments Benefit Plans, any fiduciaries thereof with respect to their duties to the Global Payments Benefit Plans or the assets of any of the trusts under any of the Global Payments Benefit Plans that would reasonably be expected to result in any material liability of Global Payments or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Global Payments Benefit Plan, or any other party.

(h) None of Global Payments and its Subsidiaries nor any Global Payments ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to subject any of the Global Payments Benefit Plans or their related trusts, Global Payments, any of its Subsidiaries, any Global Payments ERISA Affiliate or any person that Global Payments or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Global Payments or any of its Subsidiaries, or result in any limitation on the right of Global Payments or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Global Payments Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Global Payments or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) The transactions contemplated by this Agreement will not cause or require Global Payments or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(k) No Global Payments Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global Payments, each Global Payments Benefit Plan that is mandated by applicable law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(m) There are no pending or, to Global Payments’ knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Global Payments or any of its Subsidiaries, or any strikes or other material labor disputes against Global Payments or any of its Subsidiaries. Neither Global Payments nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Global Payments or any of its Subsidiaries and, to the knowledge of Global Payments, there are no organizing efforts by any union or other group seeking to represent any employees of Global Payments or any of its Subsidiaries. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global Payments, Global Payments and each of its Subsidiaries is, and have been at all times since December 31, 2015, in compliance in all material respects with all applicable laws in respect of employment and employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements.

4.12 SEC Reports. Global Payments has previously made available to TSYS an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2015 by Global Payments pursuant to the Securities Act or the Exchange Act (the “Global Payments Reports”) and (b) communication mailed by Global Payments to its shareholders since December 31, 2015, and no such Global Payments Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2015, as of their respective dates, all Global Payments Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Global Payments has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Global Payments Reports.

4.13 Compliance with Applicable Law.

(a) Global Payments and each of its Subsidiaries hold, and have at all times since December 31, 2015, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have a Material Adverse Effect on Global Payments, and to the knowledge of Global Payments, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened in writing.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on Global Payments, Global Payments and each of its Subsidiaries have since December 31, 2015, complied with and are not in default or violation under any applicable law relating to Global Payments or any of its Subsidiaries, including, without limiting the foregoing, (i) all Data Protection Laws, (ii) all applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity, (iii) all laws related to Processing Matters, (iv) the rules and requirements of FINRA that are binding on Global Payments or its Subsidiaries, (v) any and all sanctions or regulations enforced by OFAC, (vi) the Bank Secrecy Act of 1970 and its implementing regulations, (vii) all laws relating to money transmission or unclaimed property, (viii) the Electronic Fund Transfer Act and its implementing Regulation E, including the International Remittance Transfer Rule, (ix) the Gramm-Leach-Bliley Act and all federal regulations implementing such act and (x) any other applicable law relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, sanctions laws and regulations.

(c) Without limitation, except as would not reasonably be expected to be material to Global Payments and its Subsidiaries, taken as a whole, none of Global Payments, or any of its Subsidiaries, or to the knowledge of Global Payments, any director, officer, employee, agent or other person acting on behalf of Global Payments or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Global Payments or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Global Payments or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the FCPA or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Global Payments or any of its Subsidiaries in violation of the FCPA, (v) made any fraudulent entry on the books or records of Global Payments or any of its Subsidiaries in violation of the FCPA, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Global Payments or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Global Payments or any of its Subsidiaries, or is currently subject to any United States sanctions administered by OFAC.

(d) Global Payments maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of Global Payments, Global Payments has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global Payments. To the knowledge of Global Payments, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Global Payments.

(e) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global Payments, Global Payments and its Subsidiaries have, since January 1, 2016, complied with and are not in default under (i) any applicable bylaws, operating rules, regulations and requirements of the NACHA and any Network, in each case, which are either binding on Global Payments or its Subsidiaries or with which Global Payments or its Subsidiaries complies pursuant to contractual requirements and (ii) the PCI-DSS issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

4.14 Certain Contracts.

(a) Except as set forth in Section 4.14(a) of the Global Payments Disclosure Schedule, as of the date hereof, neither Global Payments nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Global Payments Benefit Plan:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) that contains a non-compete or client, or customer non-solicit requirement or any other provision, in each case that materially restricts the conduct of any line of business by Global Payments or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Subsidiaries to engage in any line of business or in any geographic region;

(iii) that is material and obligates Global Payments or any of its Subsidiaries, or will obligate the Surviving Entity, to conduct business with any third party on a preferential or exclusive basis or contains “most favored nation” or similar provisions (other than any such contracts which are terminable by Global Payments or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(iv) (A) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement or commitment that provides for or relates to any indebtedness of Global Payments or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Global Payments or any of its Subsidiaries of, or any similar commitment by Global Payments or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $25,000,000 or more;

(v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Global Payments or its Subsidiaries (other than any such contracts which are terminable by Global Payments or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(vi) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $20,000,000 per annum (other than any such contracts which are terminable by Global Payments or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(vii) pursuant to which Global Payments or any of its Subsidiaries receives from any third party a license or similar right to any Intellectual Property that is material to Global Payments, other than licenses with respect to software that is generally commercially available;

(viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Global Payments or any of its Subsidiaries; or

(ix) that relates to the acquisition or disposition of any person, business or asset (other than any contract or arrangement that provides solely for the acquisition of equipment or products in the ordinary course of business) and under which Global Payments or its Subsidiaries have (A) a material continuing indemnification obligation or (B) a material “earn-out” or similar contingent payment obligations.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Global Payments Disclosure Schedule, is referred to herein as a “Global Payments

Contract.” Global Payments has made available to TSYS true, correct and complete copies of each Global Payments Contract in effect as of the date hereof.

(b) (i) Each Global Payments Contract is valid and binding on Global Payments or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Global Payments, (ii) Global Payments and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Global Payments Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Global Payments, (iii) to the knowledge of Global Payments, each third-party counterparty to each Global Payments Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Global Payments Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Global Payments, (iv) neither Global Payments nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Global Payments Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Global Payments or any of its Subsidiaries or, to the knowledge of Global Payments, any other party thereto, of or under any such Global Payments Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Global Payments.

4.15 Agreements with Regulatory Agencies. Neither Global Payments nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or would prevent or materially impair the ability of Global Payments to consummate the Merger and the transactions contemplated by this Agreement (each, whether or not set forth in the Global Payments Disclosure Schedule, a “Global Payments Regulatory Agreement”), nor has Global Payments or any of its Subsidiaries been advised since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Global Payments Regulatory Agreement.

4.16 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments, Global Payments and its Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Global Payments, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Global Payments or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Global Payments, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments. To the knowledge of Global Payments, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments. Global Payments is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments.

4.17 Real Property. Global Payments or a Global Payments Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Global Payments Reports as being owned by Global Payments or a Global Payments Subsidiary or acquired after the date thereof which are material to Global Payments’ business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Global Payments Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Global Payments Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Global Payments Owned Properties, the “Global Payments Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Global Payments, the lessor. There are no pending or, to the knowledge of Global Payments, threatened condemnation proceedings against the Global Payments Real Property.

4.18 Intellectual Property. Global Payments and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments: (a) (i) to the knowledge of Global Payments, the use of any Intellectual Property by Global Payments and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Global Payments or any Global Payments Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Global Payments that Global Payments or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of Global Payments, no person is challenging, infringing on or otherwise violating any right of Global Payments or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Global Payments or its Subsidiaries, and (c) neither Global Payments nor any Global Payments Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Global Payments or any Global Payments Subsidiary, and Global Payments and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Global Payments and its Subsidiaries.

4.19 Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Global Payments or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Global Payments or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Global Payments Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Global Payments) on the other hand, of the type required to be reported in any Global Payments Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.

4.20 State Takeover Laws. The Board of Directors of Global Payments has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.

4.21 Reorganization. Global Payments has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22 Opinion. Prior to the execution of this Agreement, Global Payments has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from (a) BofA Securities, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, including the various assumptions and limitations set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Global Payments and (b) J.P. Morgan Securities LLC, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, including the various assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to Global Payments. Neither such opinion has been amended or rescinded as of the date of this Agreement.

4.23 Global Payments Information. The information relating to Global Payments and its Subsidiaries or that is provided by Global Payments or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Global Payments and its Subsidiaries and other portions within the reasonable control of Global Payments (except for such portions thereof that relate only to TSYS or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to TSYS or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.24 Customers. Since January 1, 2018 through the date of this Agreement, Global Payments and its Subsidiaries have not received any written notice from any Global Payments Covered Customer that such Global Payments Covered Customer intends to discontinue or substantially reduce its relationship with Global Payments or any of its Subsidiaries, terminate or materially and adversely amend any existing material contract with Global Payments or any of its Subsidiaries, or not continue as a customer of Global Payments or any of its Subsidiaries. “Global Payments Covered Customer” means a customer of Global Payments or any of its Subsidiaries from which more than 1% of Global Payments’ net adjusted revenue during the calendar year of 2018 was derived.

4.25 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Global Payments, (a) Global Payments and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Global Payments reasonably has determined to be prudent and consistent with industry practice, and Global Payments and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Global Payments and its Subsidiaries, Global Payments or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Global Payments or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) as of the date of this Agreement, neither Global Payments nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.26 Data Protection.

(a) As of the date of this Agreement, except as would not reasonably be likely to result in liability that is material to Global Payments and its Subsidiaries, taken as a whole, Global Payments and its Subsidiaries are in compliance with all of its and their Data Protection Requirements. Global Payments and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices designed to ensure the confidentiality, privacy and security of Personal Data.

(b) Since January 1, 2016, to the knowledge of Global Payments, no third party has gained unauthorized access to or misused any Personal Data or IT Assets used in the operation of the business of Global

Payments or any of its Subsidiaries, in each case in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption to the business of Global Payments and its Subsidiaries that would be, individually or in the aggregate, material to Global Payments and its Subsidiaries, taken as a whole, or (ii) a duty to notify any person except as would not reasonably be likely, either individually or in the aggregate, to result in liability that is material to Global Payments and its Subsidiaries, taken as a whole. Global Payments and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices and Data Protection Requirements, designed to protect their products, services and IT Assets from unauthorized access and free from Malicious Code. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments, the IT Assets used by Global Payments or any of its Subsidiaries are (i) free from Malicious Code and (ii) have not, since January 1, 2016, experienced any material failure or malfunction.

4.27 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Global Payments in this ARTICLE IV, neither Global Payments nor any other person makes any express or implied representation or warranty with respect to Global Payments, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Global Payments hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Global Payments nor any other person makes or has made any representation or warranty to TSYS or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Global Payments, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Global Payments in this ARTICLE IV, any oral or written information presented to TSYS or any of its affiliates or representatives in the course of their due diligence investigation of Global Payments, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Global Payments acknowledges and agrees that neither TSYS nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the TSYS Disclosure Schedule or the Global Payments Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Global Payments and TSYS shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Global Payments or TSYS to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Global Payments Disclosure Schedule or the TSYS Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither Global Payments nor TSYS shall, and neither Global Payments nor TSYS shall permit any of their respective

Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a) incur, assume, guarantee or become liable for any indebtedness for borrowed money, other than (i) intercompany indebtedness, (ii) borrowings in the ordinary course under any revolving credit facility, settlement facility, commercial paper program or other line of credit existing on the date of this Agreement up to the amount committed thereunder on the date of this Agreement (or any amendment or replacement thereof, in each case, so long as the amount of borrowings under such amended or replaced facility or program is not greater than the committed amount of such facility or program on the date of this Agreement and the amendment or replacement contains customary commercial terms consistent in all material respects with the existing facility), (iii) guarantees by TSYS or any direct or indirect wholly owned Subsidiary of TSYS of indebtedness of TSYS or any other direct or indirect wholly owned Subsidiary of TSYS, (iv) guarantees by Global Payments or any direct or indirect wholly owned Subsidiary of Global Payments of indebtedness of Global Payments or any other direct or indirect wholly owned Subsidiary of Global Payments, (v) any indebtedness incurred to refinance, roll-over, replace or renew any indebtedness described in clause (ii) above, so long as, in each case, (1) the principal amount of such refinancing, roll-over, replacement or renewed indebtedness is not greater than the principal amount of the indebtedness being refinanced, rolled-over, replaced or renewed (plus accrued interest, and a reasonable amount of premium, fees and expenses incurred in connection with such refinancing), and (2) such indebtedness is on customary commercial terms consistent in all material respects with the indebtedness being refinanced, rolled-over, replaced or renewed, (vi) indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements in the ordinary course, (vii) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging contracts (1) not entered for speculative purposes and (2) entered into in the ordinary course and in compliance with its risk management and hedging policies or practices in effect on the date of this Agreement and (viii) indebtedness incurred under the Commitment Letters (as defined below), and other indebtedness incurred by mutual agreement of TSYS and Global Payments in accordance with Section 6.18;

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any TSYS Securities or TSYS Subsidiary Securities, in the case of TSYS, or Global Payments Securities or Global Payments Subsidiary Securities, in the case of Global Payments, except, in each case, (A) regular quarterly cash dividends by TSYS at a rate not in excess of $0.13 per share of TSYS Common Stock, (B) regular quarterly cash dividends by Global Payments at a rate not in excess of $0.01 per share of Global Payments Common Stock, (C) dividends paid by any of the Subsidiaries of each of Global Payments and TSYS to Global Payments or TSYS or any of their wholly-owned Subsidiaries, respectively, or dividends paid by any of their respective non-wholly owned Subsidiary joint ventures in the ordinary course of business as required by any joint venture agreements in effect as of the date of this Agreement or (D) the acceptance of shares of TSYS Common Stock or Global Payments Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, or the payment of dividend equivalents thereon, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) grant any stock options, restricted stock units, performance stock units, phantom stock units, performance shares, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any TSYS Securities or TSYS Subsidiary Securities, in the case of TSYS, or Global Payments Securities or Global Payments Subsidiary Securities, in the case of Global Payments; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any TSYS Securities or TSYS Subsidiary Securities, in the case of TSYS, or Global Payments Securities or Global Payments Subsidiary Securities, in the case of Global Payments, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any TSYS Securities or TSYS Subsidiary Securities, in the case of TSYS, or Global Payments Securities or Global Payments Subsidiary Securities, in the case of Global Payments, except pursuant to the exercise of stock options or the settlement of equity compensation awards in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(d) make any investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or business or the property or assets of any other person with a value or purchase price in the aggregate in excess of $50,000,000, as applicable, in each case other than a wholly-owned Subsidiary of TSYS or Global Payments, as applicable;

(e) (i) except in the ordinary course of business consistent with past practice, terminate, materially amend, or waive any material provision of, any TSYS Contract or Global Payments Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities or material leases or contracts, other than normal renewals of contracts and leases without material adverse changes of terms with respect to TSYS or Global Payments, as the case may be, or (ii) enter into any contract that would constitute a TSYS Contract or Global Payments Contract, as the case may be, under clause (i), clause (ii), clause (iii) or clause (v) of the definition thereof, if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any TSYS Benefit Plan or Global Payments Benefit Plan existing as of the date hereof, as applicable, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant (other than (x) in connection with a promotion or change in responsibilities, or (y) in the ordinary course of business consistent with past practice), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement (except in the case of employees who are not officers, in the ordinary course of business consistent with past practice), (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target annual cash compensation is greater than $600,000, other than for cause, or (ix) hire or promote any officer, employee or individual consultant who has (or, following such hire or promotion, would have) target annual cash compensation greater than $600,000;

(g) settle any claim, suit, action or proceeding, except involving solely monetary remedies in an amount not in excess of $10,000,000 individually or $30,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity;

(h) take any action or fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend either party’s articles of incorporation, bylaws or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(j) merge or consolidate either party or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Significant Subsidiaries (other than mergers, consolidations, restructurings or reorganizations solely between or among its wholly-owned Subsidiaries, or as permitted under an exception set forth in Sections 5.2(c) or 5.2(d));

(k) enter into any new line of business or discontinue any existing line of business, other than in the ordinary course of business consistent with past practice;

(l) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(m) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, Global Payments and TSYS shall prepare and file with the SEC the Joint Proxy Statement, and Global Payments shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included is a prospectus. Global Payments and TSYS shall each use reasonable best efforts to make such filings within forty-five (45) days after the date of this Agreement. Each of Global Payments and TSYS shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and Global Payments and TSYS shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Global Payments shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and TSYS shall furnish all information concerning TSYS and the holders of TSYS Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to (i) take, or cause to be taken, all necessary actions, and do or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable following the date hereof, (ii) make, or cause to be made, the registrations, declarations and filings (A) required under the HSR Act and (B) required or advisable under any other applicable Competition Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement (and, in the case of any filings required under the HSR Act, no later than ten (10) business days after the date of this Agreement, unless otherwise agreed by Global Payments and TSYS), (iii) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all material permits, consents, approvals, clearances and authorizations of all third parties and

Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such Governmental Entities and (iv) seek to avoid or prevent the initiation of any investigation, claim, action, suit, arbitration, litigation or proceeding by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean the expiration or termination of the applicable waiting period under the HSR Act and all regulatory authorizations, consents, clearances, orders and approvals set forth on Section 6.1(b) of the Global Payments Disclosure Schedule.

(c) Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing and notwithstanding anything in this Agreement to the contrary, in furtherance of the parties’ reasonable best efforts, each of Global Payments and its Subsidiaries and TSYS and its Subsidiaries, as applicable, to the extent required in order to obtain the Requisite Regulatory Approvals or any necessary approvals of any other Governmental Entity required for the transactions contemplated hereby or to avoid the consequences in Section 6.1(b)(iv) or otherwise in connection with the Requisite Regulatory Approvals required pursuant to any Competition Law, shall (1) propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Divestiture”); and (2) take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Remedy”), provided that (x) no such Divestiture or Remedy shall be required if such Divestiture or Remedy, individually or in the aggregate with any other Divestiture or Remedy, would reasonably be expected to be material and adverse to the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger, and including the projected synergies expected to result therefrom, and (y) neither party nor its Subsidiaries shall be required to take any of the actions referred to above with respect to a Divestiture or Remedy unless the effectiveness thereof is conditioned on the occurrence of the Effective Time. Global Payments and TSYS agree to use reasonable best efforts to: (1) oppose or defend against any investigation, claim, action, suit, arbitration, litigation or proceeding by any Governmental Entity to prevent or enjoin the consummation of the Merger; or (2) overturn any regulatory order by any such Governmental Entity to prevent consummation of the Merger, including by defending any investigation, claim, action, suit, arbitration, litigation or proceeding brought by any such Governmental Entity in order to avoid the entry of, or to have vacated, overturned, terminated or appealed any order that would otherwise have the effect of preventing or materially delaying the consummation of the Merger.

(d) If Global Payments or TSYS or any of their respective Subsidiaries or affiliates receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such party shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other party (to the extent permitted under applicable law), an appropriate response in substantial compliance with such request. If Global Payments or TSYS receives a formal request for additional information or documentary material from the Federal Trade Commission (“FTC”) or the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”), then Global Payments and TSYS will substantially comply with such formal request as soon as reasonably practicable, unless otherwise agreed between Global Payments and TSYS. Global Payments and TSYS shall consult with each other in good faith prior to agreeing, directly or indirectly, to extend any waiting period under the HSR Act or other applicable law or to any timing agreement with the FTC, the Antitrust Division or any other Governmental Entity.

(e) Each party shall promptly notify the other party of any communication it or any of its affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, to the extent permitted under applicable law, furnish the other party promptly with all communications received from any Governmental Entity and permit the other party to review in advance, and consider in good faith the other party’s comments to, any proposed communication, filing or submission by such party to any Governmental Entity. The parties will coordinate and reasonably cooperate with each other in exchanging information and providing reasonable assistance as the other party may reasonably request in writing in connection with the foregoing or in connection with any filing or submission to be made to any Governmental Entity; provided, however, that materials exchanged pursuant to this Section 6.1 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of Global Payments’ or TSYS’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material; provided, further that the parties hereto may, as they deem advisable and necessary, designate any materials provided to the other pursuant to this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. Global Payments and TSYS shall (to the extent permitted under applicable law) consult with the other party in advance of any meeting, discussion or teleconference with any Governmental Entity or, in connection with any proceeding by a private party in connection with the transactions contemplated by this Agreement, with any other person, and, to the extent not prohibited by the Governmental Entity or such other person, give the other party the opportunity to attend and participate in such meetings, discussions and teleconferences. The parties shall discuss in advance the strategy and timing for obtaining any clearances required or advisable under any applicable law in connection with this Agreement or the transactions contemplated by this Agreement.

(f) Global Payments shall not, and shall cause its Subsidiaries not to, and TSYS shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, clearances or approvals of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase, in any material respect, the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk, in any material respect, of not being able to remove any such order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the transactions contemplated hereby.

(g) Global Payments and TSYS shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Global Payments, TSYS or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws, each of Global Payments and TSYS, solely for purposes of furthering the Merger and the other transactions contemplated hereby or integration planning relating thereto, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of Global Payments and TSYS shall, and shall cause its respective Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as such party may reasonably request. Neither Global Payments nor TSYS nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Global Payments’ or TSYS’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Global Payments and TSYS shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 10, 2019, between Global Payments and TSYS (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Shareholders’ Approvals. Each of Global Payments and TSYS shall call a meeting of its shareholders (the “Global Payments Meeting” and the “TSYS Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite TSYS Vote, the Requisite Global Payments Vote and the Global Payments Declassification Vote required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of TSYS and Global Payments shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of Global Payments and TSYS agrees (i) to provide the other party with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last ten (10) days prior to the Global Payments Meeting or the TSYS Meeting, as applicable) and (ii) to give written notice (which, for the avoidance of doubt, may be given via e-mail) to the other party one (1) day prior to, and on the date of, the Global Payments Meeting or the TSYS Meeting, indicating whether, as of such date, sufficient proxies representing the Requisite TSYS Vote or the Requisite Global Payments Vote and the Global Payments Declassification Vote, as applicable, have been obtained. Each of Global Payments and TSYS and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of Global Payments and TSYS, as applicable, the Requisite Global Payments Vote and the Global Payments Declassification Vote and the Requisite TSYS Vote, as applicable, including by communicating to the respective shareholders of Global Payments and TSYS its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Global Payments, the shareholders of Global Payments approve this Agreement (the “Global Payments Board Recommendation”), and in the case of TSYS, the shareholders of TSYS approve this Agreement (the “TSYS Board Recommendation”), and each of Global Payments and TSYS and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Global Payments Board Recommendation, in the case of Global Payments, or the TSYS Board Recommendation, in the case of TSYS, (ii) fail to make the Global Payments Board Recommendation, in the case of Global Payments, or the TSYS Board Recommendation, in the case of TSYS, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Global Payments Board Recommendation, in the case of Global Payments, or the TSYS Board Recommendation, in the case of TSYS, in each case within ten (10) business days (or such fewer number of days as remains prior to the Global Payments Meeting or the TSYS Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Global Payments or TSYS, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Global Payments Board Recommendation or the TSYS Board Recommendation, as applicable, such Board of Directors may, in the case of Global Payments, prior to the receipt of the Requisite Global Payments Vote, and in the case of TSYS, prior to the receipt of the Requisite TSYS Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Global Payments Board Recommendation or TSYS Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Global Payments or TSYS shall adjourn or postpone the Global Payments Meeting or the TSYS Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Global Payments Common Stock or TSYS Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting TSYS or Global Payments, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite TSYS Vote or the Requisite Global Payments Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the Global Payments Meeting shall be convened and this Agreement shall be submitted to the shareholders of Global Payments at the Global Payments Meeting and (y) the TSYS Meeting shall be convened and this Agreement shall be submitted to the shareholders of TSYS at the TSYS Meeting, and nothing contained herein shall be deemed to relieve either Global Payments or TSYS of such obligation.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Global Payments and TSYS shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by TSYS or Global Payments or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. Global Payments shall cause the shares of Global Payments Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans.

(a) The Surviving Entity agrees to honor in accordance with their terms all Global Payments Benefit Plans and TSYS Benefit Plans. In order to further an orderly transition and integration, Global Payments and

TSYS shall cooperate in good faith in reviewing, evaluating and analyzing the Global Payments Benefit Plans and TSYS Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the Global Payments Benefit Plans or TSYS Benefit Plans, as applicable, that will apply with respect to employees of the Surviving Entity and its Subsidiaries after the Effective Time (collectively, the “New Benefit Plans”), which New Benefit Plans shall, to the extent permitted by applicable law, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by Global Payments Benefit Plans, on the one hand, and those covered by TSYS Benefit Plans, on the other hand, at the Effective Time. Until such time as the New Benefit Plans are determined and/or established, the legacy TSYS employees will participate in TSYS Benefit Plans and the legacy Global Payments employees will participate in Global Payments Benefit Plans, in each case while employed by the Surviving Entity and its Subsidiaries and subject to the terms of such plans, and it is understood and agreed that participation in New Benefit Plans may commence on different dates following the Effective Time for different plans. Notwithstanding the foregoing, from the Effective Time until the first anniversary thereof (the “Continuation Period”), the Surviving Entity or its Subsidiaries shall provide to each legacy TSYS employee, during the portion of the Continuation Period that each such employee remains employed by the Surviving Entity or its Subsidiaries, (i) at least the same annual base salary or wage rate provided to such employee by TSYS or its Subsidiaries immediately prior to the Effective Time and (ii) at least the same cash bonus or other short-term cash incentive opportunities provided to such employee by TSYS or its Subsidiaries in respect of the fiscal year in which the Effective Time occurs. In addition, any legacy TSYS employee whose employment is involuntarily terminated during the Continuation Period and who does not have a contractual entitlement to severance or termination benefits shall be eligible for severance on terms and conditions no less favorable than the severance practices of Global Payments as of the date hereof.

(b) With respect to any New Benefit Plans in which any employees of Global Payments or TSYS (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, the Surviving Entity shall: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Benefit Plans in which such employees first become eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Global Payments Benefit Plan or TSYS Benefit Plan, as the case may be, (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time (or, if later, prior to the time such employee commenced participation in the New Benefit Plan) under a Global Payments Benefit Plan or TSYS Benefit Plan (to the same extent that such credit was given under the analogous Global Payments Benefit Plan or TSYS Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plans in which such employee first become eligible to participate after the Effective Time, and (iii) recognize all service of such employees with Global Payments or TSYS, as applicable, and their respective Subsidiaries (and any predecessor entities), for all purposes in any New Benefit Plan in which such employees first become eligible to participate after the Effective Time to the same extent that such service was taken into account under the analogous Global Payments Benefit Plan or TSYS Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of benefit accrual under any defined benefit pension plan, (C) for purposes of any benefit plan that provides retiree welfare benefits, or (D) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) If requested by Global Payments in writing delivered to TSYS not less than ten (10) business days before the Closing Date, the Board of Directors of TSYS (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Total System Services, Inc. Retirement Savings Plan (the “TSYS 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If Global Payments requests that the TSYS 401(k) Plan be terminated, (i) TSYS shall provide Global Payments with evidence that such plan has been terminated, contingent upon the occurrence of the Effective Time (the form and substance of which shall be subject to reasonable review and comment by Global Payments), not later than two (2) days immediately preceding the Closing Date and (ii) the continuing employees of TSYS and its Subsidiaries shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Global Payments or one of its Subsidiaries (the “Global Payments 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. Global Payments and TSYS shall take any and all actions as may be required, including amendments to the TSYS 401(k) Plan and/or the Global Payments 401(k) Plan, to permit the continuing employees of TSYS and its Subsidiaries who are then actively employed to make rollover contributions to the Global Payments 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash or notes (in the case of loans) in an amount equal to the full account balance distributed to such employee from the TSYS 401(k) Plan.

(d) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Global Payments or TSYS or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, TSYS, Global Payments or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, TSYS, Global Payments or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Global Payments or TSYS or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any TSYS Benefit Plan, Global Payments Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular TSYS Benefit Plan, Global Payments Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Global Payments or TSYS or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by TSYS pursuant to the TSYS Articles, the TSYS Bylaws, the governing or organizational documents of any Subsidiary of TSYS and any indemnification agreements in existence as of the date hereof, each present and former director, officer or employee of TSYS and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “TSYS Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of TSYS or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any TSYS Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final, non-appealable judgment of a court of competent jurisdiction that such TSYS Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by TSYS (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current aggregate annual premium paid as of the date hereof by TSYS for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Global Payments or TSYS, in consultation with the other party, may (and at the request of Global Payments, TSYS shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under TSYS’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each TSYS Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or a majority of its assets to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Global Payments, on the one hand, and a Subsidiary of TSYS, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the Surviving Entity.

6.9 Advice of Changes. Global Payments and TSYS shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development known to it (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10 Dividends.

(a) After the date of this Agreement, each of Global Payments and TSYS shall coordinate with the other the declaration of any dividends in respect of Global Payments Common Stock and TSYS Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of TSYS Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of TSYS Common Stock and any shares of Global Payments Common Stock any such holder receives in exchange therefor in the Merger.

(b) Subject to the approval of the Board of Directors of the Surviving Entity, it is the intention of the parties hereto that with respect to the first dividend payment on Global Payments Common Stock following the Effective Time, the dividend yield on Global Payments Common Stock will not be less than the dividend yield on TSYS Common Stock as of the date of TSYS’s most recent quarterly dividend prior to the date hereof.

6.11 Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.12 Corporate Governance; Headquarters; Other Matters.

(a) Prior to the Effective Time, the Board of Directors of Global Payments shall take all actions necessary to adopt the Global Payments Bylaw Amendment and the resolutions referenced therein and to effect the requirements referenced therein that are to be effected as of the Effective Time. Global Payments shall take all action necessary to cause, effective as of the Effective Time and in accordance with the Global Payments Bylaw Amendment, the Board of Directors of the Surviving Entity to consist, as of the Effective Time, of twelve (12) directors (i) six (6) of whom shall be persons designated by Global Payments and (ii) six (6) of whom shall be persons designated by TSYS. The six (6) directors designated by Global Payments shall be selected from among the current directors of Global Payments as of the date hereof (each a “Global Payments Director”), which shall include Mr. Jeffrey S. Sloan and Mr. William I Jacobs, and the six (6) directors designated by TSYS shall be selected from among the current directors of TSYS as of the date hereof (each a “TSYS Director”), which shall include Mr. M. Troy Woods and Mr. Kriss Cloninger III.

(b) In accordance with the Global Payments Bylaw Amendment, Global Payments shall take all actions necessary to cause the Board of Directors of the Surviving Entity to have the following four standing committees as of the Effective Time: (i) Audit Committee, (ii) Compensation Committee, (iii) Technology Committee and (iv) Governance and Nominating Committee (collectively, the “Committees”). The chairperson of each of the Audit Committee and Compensation Committee as of the Effective Time shall be designated by Global Payments from among the Global Payments Directors. The chairperson of each of the Technology Committee and Governance and Nominating Committee as of the Effective Time shall be designated by TSYS from among the TSYS Directors. The membership of the Committees shall be, as practicably as possible, evenly split between Global Payments Directors and TSYS Directors.

(c) In accordance with the Global Payments Bylaw Amendment, effective as of the Effective Time, Mr. M. Troy Woods shall serve as Chairman of the Board of Directors of the Surviving Entity, Mr. Kriss Cloninger III shall serve as lead independent director of the Board of Directors of the Surviving Entity, and Mr. Jeffrey S. Sloan shall continue to serve as the Chief Executive Officer of the Surviving Entity.

(d) Following the date hereof and in preparation for the Effective Time, Mr. M. Troy Woods shall, in consultation with Mr. Jeffrey S. Sloan, Mr. William I Jacobs and Mr. Kriss Cloninger III, make recommendations for approval by the Board of Directors of the Surviving Entity effective from and after the Effective Time, with respect to, among other matters that may pertain to the Board of Directors of the Surviving Entity, the following: (i) the Global Payments Directors and TSYS Directors to be appointed to the Committees, (ii) the corporate governance guidelines, committee charters and other Board of Directors procedures for the Surviving Entity to reflect best practices of Global Payments, TSYS, and otherwise, and (iii) the overall functionality and procedures for the conduct of business of the Board of Directors of the Surviving Entity from and after the Effective Time.

(e) As of and from the Effective Time, the Surviving Entity will have dual headquarters in (i) Atlanta, Georgia and (ii) Columbus, Georgia.

(f) As of and from the Effective Time, the name of the Surviving Entity will be “Global Payments Inc.”; provided, however, that the Surviving Entity’s card issuer processing business conducted by TSYS prior to the Effective Time will continue to be conducted under the TSYS name.

(g) In the event that the Global Payments Declassification Amendment is not adopted as of the Effective Time, the parties shall cooperate reasonably and in good faith in an effort to apportion the Global Payments Directors, on the one hand, and the TSYS Directors, on the other hand, as nearly evenly as is practicably possible among the different classes of the Board of Directors of the Surviving Entity and so that as nearly equal a number of Global Payments Directors, on the one hand, and TSYS Directors, on the other hand, as is practicably possible stand for election at the first annual meeting of shareholders of the Surviving Entity following the Effective Time. The provisions of this Section 6.12(g) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each TSYS Director.

6.13 Acquisition Proposals.

(a) Each party agrees that it will not, and will cause each of its Subsidiaries and its and its Subsidiaries’ respective executive officers and directors, and will use reasonable best efforts to cause its and its Subsidiaries’ respective employees, agents, advisors and representatives (collectively and together with executive officers and directors, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any Acquisition Proposal, except to notify a person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the provisions of this Section 6.13 or solely to clarify whether any such inquiry or offer constitutes an Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Global Payments Vote, in the case of Global Payments, or the Requisite TSYS Vote, in the case of TSYS, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than TSYS or Global Payments, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis (but in no event more than once every twenty-four (24) hours), including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Global Payments or TSYS, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14 Public Announcements. TSYS and Global Payments agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or other public statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14.

6.15 Change of Method. TSYS and Global Payments shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of TSYS and Global Payments (including the provisions of ARTICLE I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Global Payments Common Stock received by holders of TSYS Common Stock in exchange for each share of TSYS Common Stock, (ii) adversely affect the Tax treatment of TSYS’s shareholders or Global Payments’ shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of TSYS or Global Payments pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.16 Restructuring Efforts. If either TSYS or Global Payments shall have failed to obtain the Requisite TSYS Vote or the Requisite Global Payments Vote at the duly convened TSYS Meeting or Global Payments Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of TSYS as provided for in this Agreement or the tax treatment of the Merger to such party’s shareholders, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its respective shareholders for approval.

6.17 Takeover Statutes. None of TSYS, Global Payments or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.18 Financing and Indebtedness. During the period from the date of this Agreement to the Effective Time, the parties hereto shall cooperate in good faith to mutually determine and use reasonable best efforts to implement any necessary, appropriate or desirable arrangements, in anticipation of the consummation of the Merger and the other transactions contemplated by this Agreement, regarding each party’s and its Subsidiaries’ credit agreements, indentures or other documents governing or relating to indebtedness of the parties and their Subsidiaries, including arrangements by way of amendments, consents, redemption, payoff, new financing or otherwise with respect to refinancing or retaining a party’s or its Subsidiaries’ credit agreements or senior notes and arrangements contemplated by that certain Bridge Commitment Letter, dated as of the date hereof, among Global Payments, BofA Securities, Inc., Bank of America, N.A. and JPMorgan Chase Bank, N.A. (together with the fee letters related thereto, the “Bridge Commitment Letter”), that certain Commitment Letter, dated as of the date hereof, among Global Payments, BofA Securities, Inc., Bank of America, N.A. and JPMorgan Chase Bank, N.A. (together with the fee letters related thereto, the “Permanent Financing Commitment Letter”) and that certain Engagement Letter, dated as of the date hereof, among Global Payments, BofA Securities, Inc., Bank of America, N.A. and JPMorgan Chase Bank, N.A. (the “Engagement Letter” and, together with the Bridge Commitment Letter and the Permanent Financing Commitment Letter, the “Commitment Letters”).

6.19 Exemption from Liability Under Section 16(b). TSYS and Global Payments agree that, in order to most effectively compensate and retain TSYS Insiders, both prior to and after the Effective Time, it is desirable that TSYS Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of TSYS Common Stock into shares of Global Payments Common Stock in the Merger and the conversion of TSYS Equity Awards into corresponding Global Payments Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.19. TSYS shall deliver to Global Payments in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of TSYS subject to the reporting requirements of Section 16(a) of the Exchange Act (the “TSYS Insiders”), and the Board of Directors of Global Payments and of TSYS, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of TSYS) any dispositions of TSYS Common Stock or TSYS Equity Awards by the TSYS Insiders, and (in the case of Global Payments) any acquisitions of Global Payments Common Stock or Global Payments Equity Awards by any TSYS Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20 Transition. As promptly as reasonably practicable after the date hereof, and in all cases subject to applicable law, upon the reasonable request of the other party, each party shall, and shall cause its Subsidiaries to, during normal business hours, reasonably cooperate with the other party and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by the parties. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, and consistent with the performance of their day-to-day operations and the continuous operation of the parties and their Subsidiaries in the ordinary course of business consistent with past practices, and subject to any requirements under applicable law, each party shall use reasonable best efforts to cause its and its

Subsidiaries’ employees and officers to take reasonable actions and assist the other party in performing all tasks, including providing assistance with respect to conversion planning and customer communications and notices (including joint communications and notices relating to anticipated account changes or systems conversion), reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by the parties. Neither party nor any of its Subsidiaries shall be required to take any action under this Section 6.20 if such action would unduly disrupt its business.

6.21 Tax Matters.

(a) For U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) with respect to the Merger, this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each of Global Payments and TSYS shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) If Global Payments Tax Counsel (as defined below) advises Global Payments that it will not deliver a written opinion to Global Payments as required under Section 7.2(c) or TSYS Tax Counsel (as defined below) advises TSYS that it will not deliver a written opinion to TSYS as required under Section 7.3(c), Global Payments or TSYS, as the case may be, shall notify the other party and use its reasonable best efforts to engage a law firm of recognized national standing expert in the matters at issue and reasonably acceptable to the other party (such selected firm, the “Additional Tax Counsel”) to serve as tax counsel for purposes of Section 7.2(c) or Section 7.3(c), as applicable.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approvals. This Agreement shall have been approved by the shareholders of Global Payments by the Requisite Global Payments Vote and by the shareholders of TSYS by the Requisite TSYS Vote.

(b) NYSE Listing. The shares of Global Payments Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; and (ii) all other Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of Global Payments. The obligation of Global Payments to effect the Merger is also subject to the satisfaction, or waiver by Global Payments, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of TSYS set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to ARTICLE III) shall be true and correct (other than, in the case of Section 3.2(a), for immaterial inaccuracies) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of TSYS set forth in Section 3.1(a), Section 3.3(a) and Section 3.7 (in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of TSYS set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on TSYS or the Surviving Entity. Global Payments shall have received a certificate dated as of the Closing Date and signed on behalf of TSYS by the Chief Executive Officer or the Chief Financial Officer of TSYS to the foregoing effect.

(b) Performance of Obligations of TSYS. TSYS shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Global Payments shall have received a certificate dated as of the Closing Date and signed on behalf of TSYS by the Chief Executive Officer or the Chief Financial Officer of TSYS to such effect.

(c) Federal Tax Opinion. Global Payments shall have received the opinion of Wachtell, Lipton, Rosen & Katz (“Global Payments Tax Counsel”) (or, if Global Payments Tax Counsel advises that it will not deliver a written opinion to Global Payments, a written opinion from the Additional Tax Counsel), in customary form and substance reasonably satisfactory to Global Payments, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Global Payments and TSYS, reasonably satisfactory in form and substance to such counsel.

7.3 Conditions to Obligations of TSYS. The obligation of TSYS to effect the Merger is also subject to the satisfaction, or waiver by TSYS, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Global Payments set forth in Section 4.2(a) and Section 4.8(a) (in each case after giving effect to the lead-in to ARTICLE IV) shall be true and correct (other than, in the case of Section 4.2(a), for immaterial inaccuracies) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Global Payments set forth in Section 4.1(a), Section 4.3(a) and Section 4.7 (in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).

All other representations and warranties of Global Payments set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Global Payments. TSYS shall have received a certificate dated as of the Closing Date and signed on behalf of Global Payments by the Chief Executive Officer or the Chief Financial Officer of Global Payments to the foregoing effect.

(b) Performance of Obligations of Global Payments. Global Payments shall have performed (i) in all respects the obligations, covenants and agreements required to be performed by it (and within its control) pursuant to the first two sentences of Section 6.12 at or prior to the Closing Date and (ii) in all material respects all other obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and TSYS shall have received a certificate dated as of the Closing Date and signed on behalf of Global Payments by the Chief Executive Officer or the Chief Financial Officer of Global Payments to such effect.

(c) Federal Tax Opinion. TSYS shall have received the opinion of King & Spalding LLP (“TSYS Tax Counsel”) (or, if TSYS Tax Counsel advises that it will not deliver a written opinion to TSYS, a written opinion from the Additional Tax Counsel), in customary form and substance reasonably satisfactory to TSYS, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Global Payments and TSYS, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite TSYS Vote or the Requisite Global Payments Vote:

(a) by mutual written consent of Global Payments and TSYS;

(b) by either Global Payments or TSYS if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, unless the failure to obtain a Requisite Regulatory Approval or the issuance of any such order, injunction, decree or other legal restraint or prohibition shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Global Payments or TSYS if the Merger shall not have been consummated on or before May 27, 2020 (the “Initial Termination Date” and, as it may be extended below, the “Termination Date”); provided that, if, on the Initial Termination Date, any of the Requisite Regulatory Approvals shall not have been obtained and all of the other conditions set forth in ARTICLE VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof assuming such date were the Closing Date), the Initial Termination Date may be extended by either party to August 27, 2020 (the “Extended Termination Date”) on written notice to the other party on or by the Initial Termination Date; provided further that, notwithstanding the foregoing, if the failure of the Closing to occur by the Initial Termination Date or the Extended Termination Date, as applicable, shall be due to the failure of the party seeking to terminate this Agreement or to extend the Termination Date, as applicable, to perform or observe the obligations, covenants and agreements of such party set forth herein, such party shall not have such right to seek to terminate this Agreement or to extend the Termination Date;

(d) by either Global Payments or TSYS (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of TSYS, in the case of a termination by Global Payments, or Global Payments, in the case of a termination by TSYS, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), in the case of a termination by Global Payments, or Section 7.3(a) or Section 7.3(b), in the case of a termination by TSYS, and which is not cured within forty-five (45) days following written notice to TSYS, in the case of a termination by Global Payments, or Global Payments, in the case of a termination by TSYS, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by TSYS, if (i) Global Payments or the Board of Directors of Global Payments shall have made a Recommendation Change or (ii) Global Payments or the Board of Directors of Global Payments shall have breached its obligations under Section 6.3 or 6.13 in any material respect; or

(f) by Global Payments, if (i) TSYS or the Board of Directors of TSYS shall have made a Recommendation Change or (ii) TSYS or the Board of Directors of TSYS shall have breached its obligations under Section 6.3 or 6.13 in any material respect.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Global Payments or TSYS as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Global Payments, TSYS, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.14 (Public Announcements), this Section 8.2 and ARTICLE IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Global Payments nor TSYS shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of TSYS or shall have been made directly to the shareholders of TSYS or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the TSYS Meeting) an Acquisition Proposal, in each case with respect to TSYS and (A) (x) thereafter this Agreement is terminated by either Global Payments or TSYS pursuant to Section 8.1(c) without the Requisite TSYS Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Global Payments pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, TSYS enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then TSYS shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Global Payments, by wire transfer of same-day funds, a fee equal to $860,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).” As used in this Agreement, “willful breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

(ii) In the event that this Agreement is terminated by Global Payments pursuant to Section 8.1(f), then TSYS shall pay Global Payments, by wire transfer of same-day funds, the Termination Fee within three (3) business days of the date of termination.

(c) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Global Payments or shall have been made directly to the shareholders of Global Payments or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Global Payments Meeting) an Acquisition Proposal, in each case with respect to Global Payments and (A) (x) thereafter this Agreement is terminated by either Global Payments or TSYS pursuant to Section 8.1(c) without the Requisite Global Payments Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by TSYS pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Global Payments enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Global Payments shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay TSYS the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by TSYS pursuant to Section 8.1(e), then Global Payments shall pay TSYS, by wire transfer of same-day funds, the Termination Fee within three (3) business days of the date of termination.

(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of Global Payments and TSYS acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Global Payments or TSYS, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Global Payments or TSYS, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Global Payments Vote or the Requisite TSYS Vote; provided, however, that after the receipt of the Requisite Global Payments Vote or the Requisite TSYS Vote, there may not be, without further approval of the shareholders of Global Payments or TSYS, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Global Payments Vote or the Requisite TSYS Vote, there may not be, without further approval of the shareholders of Global Payments or TSYS, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.7 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Global Payments and TSYS.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to TSYS, to:

Total System Services, Inc.

One TSYS Way

Columbus, GA 31901

Attention:     G. Sanders Griffith III

E-mail:         sgriffith@tsys.com

With a copy (which shall not constitute notice) to:

King & Spalding LLP

1185 Avenue of the Americas

New York, NY 10036

Attention:     James C. Woolery

             Keith M. Townsend

E-mail:         JWoolery@kslaw.com

             KTownsend@kslaw.com

and

(b)	if to Global Payments, to:

Global Payments Inc.

3550 Lenox Road, Suite 3000

Atlanta, GA 30326

Attention:     David L. Green

E-mail:         david.green@globalpay.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:     Edward D. Herlihy

                     Jacob A. Kling

E-mail:         EDHerlihy@wlrk.com

                     JAKling@wlrk.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of TSYS means the actual knowledge of any of the officers of TSYS listed on Section 9.6 of the TSYS Disclosure Schedule, and the “knowledge” of Global Payments means the actual knowledge of any of the officers of Global Payments listed on Section 9.6 of the Global Payments Disclosure Schedule. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof. The TSYS Disclosure Schedule and the Global Payments Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of Global Payments or TSYS shall be subject to the laws of the State of Georgia).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, Section 6.12(g) and Section 9.15, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.15 Financing Parties. Notwithstanding anything in this Agreement to the contrary, but without in any way limiting the rights and claims of Global Payments under and pursuant to any commitment letter or any definitive agreement entered into by Global Payments with respect to any debt financing arrangements in connection with the Merger, including the Commitment Letters (the “Financing Documents”), TSYS, on behalf of itself, its Subsidiaries and its controlled affiliates, hereby:

(a) agrees that any Proceeding involving the Financing Parties, whether in law or in equity, whether in contract or in tort or otherwise, in any way arising out of or relating to this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court;

(b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise expressly provided in the Financing Documents;

(c) agrees not to bring or support or permit any of its affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York;

(d) agrees that service of process upon TSYS, its Subsidiaries or its controlled affiliates in any such Proceeding shall be effective if notice is given in accordance with Section 9.5;

(e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court;

(f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;

(g) agrees that none of the Financing Parties will have any liability to TSYS or any of its Subsidiaries or any of their respective affiliates or Representatives (in each case, other than Global Payments or its Subsidiaries) in any way relating to or arising out of this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and waives any and all claims and causes of action against the Financing Parties in any way relating to or arising out of the foregoing;

(h) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any Proceeding against, or otherwise make or seek to enforce any claims against or seek to recover any monetary damages from, any Financing Party under or in connection with this Agreement, the Financing Documents or the transactions contemplated hereby or thereby;

(i) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, this Section 9.15 and any of the provisions in this Agreement reflecting the agreements in this Section 9.15; and

(j) agrees that the provisions in this Section 9.15 and the definitions of “Financing Parties” and “Financing Entities” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Financing Parties without the prior written consent of the Financing Entities.

(k) As used in this Agreement, (i) “Financing Entities” shall have the meaning set forth in the definition of “Financing Parties”; (ii) “Financing Parties” shall mean (a) BofA Securities, Inc., Bank of America, N.A., JPMorgan Chase Bank, N.A., and any other person that becomes a Commitment Party under, and as defined in, that certain Bridge Commitment Letter and those certain Engagement Letters dated the date hereof between Global Payments, BofA Securities, Inc., Bank of America, N.A. and JPMorgan Chase Bank, N.A., and (b) any other person that shall have committed to provide or arrange any financing, or any amendment or other modification of any financing, in each case, pursuant to or in connection with the Financing Documents, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, any such financing or amendment ((a) and (b) collectively, the “Financing Entities”), and their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; and (iii) “Proceeding” means any action, cause of action, claim, demand, litigation, suit, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Total System Services, Inc.

By:	/s/ M. Troy Woods
Name: M. Troy Woods Title: Chairman, President & CEO

Global Payments Inc.

By:	/s/ Jeffrey S. Sloan
Name: Jeffrey S. Sloan Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A-1

Form of Amendment to Global Payments Articles of Incorporation (Authorized Share Increase)

The Second Amended and Restated Articles of Incorporation of Global Payments Inc. shall be amended by deleting the words “Two Hundred Million (200,000,000)” in the first sentence of Article Two and replacing them with “Four Hundred Million (400,000,000)”.

Exhibit A-2

Form of Amendment to Global Payments Bylaws

A new Section 3.07 shall be added to Article III of the Eighth Amended and Restated Bylaws of Global Payments Inc. as follows:

Section 3.07 Board Composition and Related Matters

(a)

Notwithstanding anything to the contrary in these bylaws, effective as of the Effective Time (for all purposes of this Section 3.07, as defined in the Agreement and Plan of Merger, dated as of May 27, 2019, by and between Total System Services, Inc. (“TSYS”) and the corporation, as the same may be amended from time to time (the “Merger Agreement”)), the Board of Directors shall be comprised of twelve (12) directors, (i) six (6) of whom shall be persons designated by the corporation prior to the Effective Time and (ii) six (6) of whom shall be persons designated by TSYS prior to the Effective Time. The six (6) directors designated by the corporation prior to the Effective Time shall be selected from among the directors of the corporation as of the date of the Merger Agreement (each, an “Initial Global Payments Director”), which shall include Mr. Jeffrey S. Sloan and Mr. William I Jacobs, and the six (6) directors designated by TSYS prior to the Effective Time shall be selected from among the directors of TSYS as of the date of the Merger Agreement (each, an “Initial TSYS Director”), which shall include Mr. M. Troy Woods and Mr. Kriss Cloninger III. From and after the Effective Time and until the date of the annual meeting of shareholders held in 2022 (the date of such annual meeting, the “Expiration Date”), (i) the number of directors that comprises the entire Board of Directors shall be twelve (12) and (ii) no vacancy on the Board of Directors created by the resignation, retirement, disqualification, removal from office or death of a director shall be filled by the Board of Directors, and the Board of Directors shall not nominate any individual to fill such vacancy, unless (x) in the case of a vacancy created by the resignation, retirement, disqualification, removal from office or death of a Continuing Global Payments Director, not less than a majority of the Continuing Global Payments Directors then in office have approved the appointment or nomination (as applicable) to fill such vacancy and (y) in the case of a vacancy created by the resignation, retirement, disqualification, removal from office or death of a Continuing TSYS Director, not less than a majority of the Continuing TSYS Directors then in office have approved the appointment or nomination (as applicable) to fill such vacancy; provided, that any such appointment or nomination pursuant to clause (x) or (y) shall be made in accordance with applicable law and the rules of the New York Stock Exchange (or other national securities exchange on which the corporation’s securities are listed). For purposes of this Section 3.07, (i) the term “Continuing Global Payments Directors” shall mean the Initial Global Payments Directors and any directors who were subsequently appointed or nominated and elected to fill a vacancy created by the resignation, retirement, disqualification, removal from office or death of an Initial Global Payments Director (or another Continuing Global Payments Director) pursuant to this Section 3.07(a) and (ii) the term “Continuing TSYS Directors” shall mean the Initial TSYS Directors and any directors who were subsequently appointed or nominated and elected to fill a vacancy created by the resignation, retirement, disqualification, removal from office or death of an Initial TSYS Director (or another Continuing TSYS Director) pursuant to this Section 3.07(a).

(b)

Effective as of the Effective Time and until the Expiration Date or his earlier resignation, retirement, disqualification, removal from office or death, (i) Mr. M. Troy Woods shall be the Chairman of the Board of Directors and (ii) Mr. Kriss Cloninger III shall be the lead independent director of the Board of Directors.

(c)

Effective as of the Effective Time and until the Expiration Date, the Board of Directors shall have the following four standing committees (the “Committees”): (i) an Audit Committee, (ii) a Compensation Committee, (iii) a Technology Committee and (iv) a Governance and Nominating Committee. Effective as of the Effective Time and until the Expiration Date, the chairperson of each of the Audit Committee and the Compensation Committee shall be designated from among the Continuing Global Payments Directors. Effective as of the Effective Time and until the Expiration Date, the chairperson of each of the Technology Committee and the Governance and Nominating Committee shall be designated from among the Continuing TSYS Directors. Effective as of the Effective Time and until the Expiration Date, the membership of the Committees shall be, as practicably as possible, evenly split between Continuing Global Payments Directors and Continuing TSYS Directors.

(d)

Notwithstanding anything to the contrary in these bylaws, effective as of the Effective Time and until the Expiration Date, the provisions of Section 3.07(a), Section 3.07(b), Section 3.07(c) and this Section 3.07(d) may not be modified, amended or repealed, nor may Mr. M. Troy Woods be removed as Chairman or Mr. Kriss Cloninger III be removed as lead independent director, by the Board of Directors without the affirmative vote of at least 75% of the entire Board of Directors. For the avoidance of doubt, effective as of the Expiration Date, the preceding sentence shall cease to have any further force and effect. In the event of any inconsistency or conflict between any provision of this Section 3.07 and any other provision of these bylaws, the provisions of this Section 3.07 shall govern and control.

(e)	Effective as of and from the Effective Time, the corporation shall maintain dual headquarters in (i) Atlanta, Georgia and (ii) Columbus, Georgia.

(f)	Effective as of and from the Effective Time, the corporation’s card issuer processing business conducted by TSYS prior to the Effective Time will continue to be conducted under the TSYS name.

Exhibit B

Form of Declassification Amendment

The Second Amended and Restated Articles of Incorporation of Global Payments Inc. (the “Articles of Incorporation”) shall be amended as follows:

1.	Section 3.1 of the Articles of Incorporation shall be amended and restated in its entirety as follows:

“3.1 Board of Directors. The number of directors of the Corporation shall be as fixed from time to time by or pursuant to the Corporation’s Bylaws. At each annual meeting of shareholders, directors shall be elected for a term expiring at the next annual meeting of shareholders and upon the election and qualification of their respective successors.”

2.	Section 3.3 of the Articles of Incorporation shall be amended by deleting the final sentence of Section 3.3 and replacing it with the following:

“Each director chosen in accordance with this Section shall hold office until the next annual meeting of shareholders, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.”

3.

Section 3.4 of the Articles of Incorporation shall be deleted in its entirety. The reference to “Section 3.4 hereof” in Section 3.2 of the Articles of Incorporation shall be amended to refer to “Section 3.3 hereof”.

ANNEX B

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

May 27, 2019

The Board of Directors

Global Payments Inc.

3550 Lenox Road,

Atlanta, Georgia 30326

Members of the Board of Directors:

We understand that Global Payments Inc., a Georgia corporation (“Global Payments”), proposes to enter into an Agreement and Plan of Merger, dated as of May 27, 2019 (the “Agreement”), between Global Payments and Total System Services, Inc., a Georgia corporation (“TSS”), pursuant to which, among other things, TSS will merge with and into Global Payments (the “Transaction”) and each outstanding share of the common stock, par value $0.10 per share, of TSS (“TSS Common Stock”) will, subject to certain exceptions, be converted into the right to receive 0.8101 (the “Exchange Ratio”) of a share of the common stock, no par value, of Global Payments (“Global Payments Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Global Payments of the Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to TSS and Global Payments;

(ii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of TSS furnished to or discussed with us by the management of TSS, including certain financial forecasts relating to TSS prepared by the management of TSS (such forecasts, the “TSS Forecasts”);

(iii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Global Payments furnished to or discussed with us by the management of Global Payments, including certain financial forecasts relating to Global Payments prepared by the management of Global Payments (such forecasts, the “Global Payments Forecasts”);

(iv)

reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements (collectively, the “Synergies”) anticipated by the management of Global Payments to result from the Transaction;

(v)

discussed the past and current business, operations, financial condition and prospects of TSS with members of senior managements of TSS and Global Payments, and discussed the past and current business, operations, financial condition and prospects of Global Payments with members of senior management of Global Payments;

(vi)

discussed with the management of Global Payments its assessments as to (a) TSS’s existing and future relationships, agreements and arrangements with, and Global Payments’ ability to retain, key customers, clients, service providers and employees of TSS and (b) the products, services and technology of TSS, including the validity of, risks associated with, and the integration by Global Payments of, such products, services and technology;

(vii)

reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Global Payments, including the potential effect on Global Payments’ estimated earnings per share;

B-1

The Board of Directors

Global Payments Inc.

B-2

(viii)

reviewed the trading histories for TSS Common Stock and Global Payments Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(ix)	compared certain financial and stock market information of TSS and Global Payments with similar information of other companies we deemed relevant;

(x)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(xi)	reviewed the relative financial contributions of TSS and Global Payments to the future financial performance of the combined company on a pro forma basis;

(xii)	reviewed the Agreement; and

(xiii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Global Payments and TSS that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the TSS Forecasts, we have been advised by TSS, and have assumed, with the consent of Global Payments, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of TSS as to the future financial performance of TSS, and accordingly we have relied, at the direction of Global Payments, on the TSS Forecasts for purposes of our opinion. With respect to the Global Payments Forecasts and the Synergies, we have assumed, at the direction of Global Payments, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Global Payments as to the future financial performance of Global Payments and the other matters covered thereby. We have relied, at the direction of Global Payments, on the assessments of the management of Global Payments as to Global Payments’ ability to achieve the Synergies and have been advised by Global Payments, and have assumed, that the Synergies will be realized in the amounts and at the times projected.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TSS or Global Payments, nor have we made any physical inspection of the properties or assets of TSS or Global Payments. We have not evaluated the solvency or fair value of TSS or Global Payments under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have relied, at the direction of Global Payments, upon the assessments of the management of Global Payments as to TSS’s existing and future relationships, agreements and arrangements with, and Global Payments’ ability to retain, key customers, clients, service providers and employees of TSS and, have assumed, at the direction of Global Payments, that the Transaction will not adversely impact TSS’s relationships, agreements or arrangements with such customers, clients, service providers and employees in any respect material to our analyses or opinion. We also have relied, at the direction of Global Payments, on the assessments of the management of Global Payments as to the products, services and technology of TSS, including the validity of, risks associated with, and the integration by Global Payments of, such products, services and technology. We have assumed, at the direction of Global Payments, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on TSS, Global Payments or the contemplated benefits of the Transaction, in each case, in any respect material to our analyses or opinion. We

The Board of Directors

Global Payments Inc.

B-3

also have assumed, at the direction of Global Payments, that the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction. Our opinion is limited to the fairness, from a financial point of view, to Global Payments of the Exchange Ratio provided for in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Global Payments or in which Global Payments might engage or as to the underlying business decision of Global Payments to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of Global Payments Common Stock actually will be when issued or the prices at which Global Payments Common Stock or TSS Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to Global Payments in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. We and certain of our affiliates also are participating in the financing for the Transaction, for which services we and our affiliates will receive significant compensation, including acting as an administrative agent, arranger, bookrunner, underwriter, initial purchaser, placement agent and/or lender, as applicable, in connection with new senior credit facilities or offerings of debt or equity securities of Global Payments. In addition, Global Payments has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Global Payments, TSS and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Global Payments and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to Global Payments in connection with certain acquisition transactions, (ii) having acted or acting as an administrative agent, co-lead arranger and bookrunner for, and as a lender (including a swing-line and letter of credit lender) to Global Payments in connection with certain term loans and/or credit facilities, and (iii) having provided or providing certain treasury management services and products to Global Payments.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to TSS and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial

The Board of Directors

Global Payments Inc.

B-4

advisor to TSS in connection with an acquisition transaction, (ii) having acted or acting as an administrative agent for, and as a lender (including letter of credit lender) to TSS in connection with certain term loans and/or credit facilities, (iii) having acted as a bookrunning manager for an accelerated share repurchase and as a joint bookrunner for a capital markets transaction by TSS, and (iv) having provided or providing certain derivatives trading services and treasury management services and products to TSS.

It is understood that this letter is for the benefit and use of the Board of Directors of Global Payments (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to Global Payments.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.

ANNEX C

[J.P. Morgan letterhead]

May 27, 2019

The Board of Directors

Global Payments Inc.

3550 Lenox Road,

Atlanta, Georgia 30326

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Global Payments Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of Total System Services, Inc. (the “Merger Partner”) with the Company. Pursuant to the Agreement and Plan of Merger, dated as of May 27, 2019 (the “Agreement”), between the Company and the Merger Partner, the Merger Partner will merge with and into the Company, and each outstanding share of common stock, par value $0.10 per share, of the Merger Partner (the “Merger Partner Common Stock”), except for shares of Merger Partner Common Stock owned by the Merger Partner or the Company (in each case other than shares of Merger Partner Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties), will be converted into the right to receive 0.8101 shares (the “Exchange Ratio”) of the Company’s common stock, no par value (the “Company Common Stock”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger

Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues.    We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction in any respect material to our analysis.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Merger Partner for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on the Company’s term loan facility which closed in October 2018; as joint lead arranger on the Company’s revolving credit and term loan facilities which closed in June 2018; as joint bookrunner on the Company’s term loan facility which closed in March 2018; as financial advisor on an acquisition by the Company which closed in October 2018; as joint bookrunner on the Merger Partner’s offering of debt securities which closed in May 2018; and as joint lead arranger and joint bookrunner on the Merger Partner’s revolving credit facility which closed in April 2018. We anticipate that we and our affiliates will arrange and/or provide financing to the Company in connection with the Transaction for customary compensation. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

ANNEX D

CONFIDENTIAL

[GREENHILL & CO., LLC LETTERHEAD]

May 27, 2019

Board of Directors

Total System Services, Inc.

One TSYS Way

Columbus, Georgia 31901

Members of the Board of Directors:

We understand that Total System Services, Inc. (“TSYS”) and Global Payments Inc. (“Global Payments”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of TSYS with and into Global Payments. In the Merger, each issued and outstanding share of common stock, par value $0.10 per share, of TSYS (the “Common Stock”), other than shares of Common Stock owned by TSYS or shares of the Common Stock owned by Global Payments, shall be converted into the right to receive 0.8101 (the “Exchange Ratio”) of a share of common stock, without par value, of Global Payments (the “Global Payments Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Common Stock. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger, or the relative merits of the Merger as compared to other potential strategies or transactions that may be available to TSYS.

For purposes of the opinion set forth herein, we have:

1.	reviewed the draft of the Merger Agreement, dated May 27, 2019, and certain related documents;

2.	reviewed certain publicly available financial statements of each of TSYS and Global Payments;

3.	reviewed certain other publicly available business, operating and financial information relating to each of TSYS and Global Payments;

4.

reviewed certain information, including financial forecasts and other financial and operating data, concerning TSYS supplied to or discussed with us by management of TSYS, including financial forecasts for TSYS prepared by the management of TSYS and approved for our use by TSYS (“TSYS Forecasts”);

5.

reviewed certain information, including financial forecasts and other financial and operating data, concerning Global Payments supplied to or discussed with us by management of Global Payments, including financial forecasts for Global Payments prepared by the management of Global Payments and approved for our use by TSYS (“Global Payments Forecasts”);

6.

reviewed certain information regarding the amount and timing of potential cost efficiencies and financial and operational benefits anticipated from the Merger prepared by managements of TSYS and Global Payments and approved for our use by TSYS (“Synergies”);

7.	discussed the past and present operations and financial condition and the prospects of TSYS with senior executives of TSYS;

8.	discussed the past and present operations and financial condition and the prospects of Global Payments with senior executives of Global Payments and TSYS;

9.	reviewed the historical market prices and trading activity for the Common Stock and the Global Payments Common Stock and analyzed their respective implied valuation multiples;

10.	analyzed valuations derived for each of TSYS and Global Payments by discounting future unlevered cash flows and a terminal value at discount rates we deemed appropriate;

11.	analyzed valuations derived for each of TSYS and Global Payments based on certain financial information and implied valuation multiples of certain publicly traded companies that we deemed relevant;

12.	conducted a sum-of-the-parts analysis for TSYS by separately valuing the parts of TSYS’s business at multiples we deemed appropriate;

13.	derived ranges of implied relative ownership of TSYS and Global Payments in the pro forma combined company and respective ranges of implied exchange ratios, based on the foregoing analyses;

14.	analyzed the relative contributions of TSYS and Global Payments to the pro forma combined company, based upon a number of metrics that we deemed relevant;

15.

calculated implied value creation for the TSYS shareholders and the Global Payments shareholders as a result of the Merger based on certain financial information, including the Synergies, and implied valuation multiples of certain publicly traded companies that we deemed relevant;

16.	participated in discussions and negotiations among representatives of TSYS and its legal advisors and representatives of Global Payments and its legal and financial advisors; and

17.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with us. With respect to the TSYS Forecasts, we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of TSYS, and we have relied upon the TSYS Forecasts in arriving at our opinion. With respect to the Global Payments Forecasts, we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgment of the management of Global Payments, and we have relied upon the Global Payments Forecasts in arriving at our opinion. With respect to the Synergies, we have assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the managements of TSYS and Global Payments, and we have relied upon such Synergies in arriving at our opinion. We express no opinion with respect to the TSYS Forecasts, the Global Payments Forecasts or the Synergies or the assumptions upon which they are based. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TSYS or Global Payments, nor have we been furnished with any such evaluation or appraisal. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed, and without waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on TSYS, Global Payments, the Merger or the contemplated benefits of the Merger in any way meaningful to our analysis. We are not legal, regulatory, accounting or tax experts and have relied on the assessments made by TSYS and Global Payments and their respective advisors with respect to such issues. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors (in its capacity as such) (the “Board”) of TSYS in connection with the Merger and will receive a fee for our services rendered in connection with the Merger, a significant portion of which is contingent on the consummation of the Merger. In addition, TSYS has agreed to indemnify us for certain liabilities arising out of our engagement. As TSYS has been advised, we in the past have provided, currently are providing and in the future may provide investment banking services to TSYS and its affiliates unrelated to the proposed Merger, for which services we have received and expect to receive compensation, including, during the two years preceding the date of this opinion, having acted as financial advisor to TSYS and/or its affiliates in connection with certain mergers and acquisitions, investment transactions and strategic review matters. As TSYS has also been advised, during the two years preceding the date of this opinion, we have not been engaged by, provided any investment banking services to or received any compensation from Global Payments or its affiliates, although we may provide such services to Global Payments and/or its affiliates in the future for which we would expect to receive compensation.

It is understood that this letter is for the information of the Board and is rendered to the Board in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent. This opinion addresses only the fairness from a financial point of view to the holders of the Common Stock, as of the date hereof, of the Exchange Ratio pursuant to the Merger Agreement. We are not expressing any view or opinion as to any other terms or aspect of the Merger Agreement or the Merger or any agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including as to the fairness of the Merger to, or any consideration to be received in connection with the Merger by, holders of any other class of securities, any creditors or any other constituencies of TSYS. We are also not expressing any view or opinion as to the impact of the Merger on the solvency or the viability of TSYS or Global Payments or their ability to pay their respective obligations when they come due. In particular, we express no view or opinion as to the prices at which the Global Payments Common Shares will trade at any future time. We express no view or opinion with respect to the amount or nature of any compensation to any officers, directors or employees of TSYS, or any class of such persons relative to the Consideration to be received by the holders of the Common Stock in the Merger or with respect to the fairness of any such compensation. We also express no view or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice, and we assume that opinions, counsel and interpretations regarding such matters have been or will be obtained from the appropriate professional sources. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the Merger or the Merger Agreement or take any other action in connection therewith, nor does it constitute a recommendation as to how any stockholder of TSYS should vote or otherwise act with respect to the Merger.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Common Stock.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ James M. Babski
James M. Babski Managing Director

ANNEX E

PERSONAL AND CONFIDENTIAL

[GOLDMAN SACHS & CO. LLC LETTERHEAD]

May 27, 2019

Board of Directors

Total System Services, Inc.

One TSYS Way

Columbus, GA 31901

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Global Payments Inc. (“Global Payments”) and its affiliates) of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of Total System Services, Inc. (the “Company”) of the exchange ratio of 0.8101 of a share of common stock, no par value (the “Global Payments Common Stock”), of Global Payments to be paid for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of May 27, 2019 (the “Agreement”), by and between Global Payments and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Global Payments, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We may also in the future provide financial advisory and/or underwriting services to the Company, Global Payments, and their respective affiliates for which our Investment Banking Division may receive compensation. In addition, a Senior Advisor of Goldman Sachs & Co. LLC is a director of the Company.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2018; annual reports to shareholders and Annual Reports on Form 10-K of Global Payments for the two fiscal years ended December 31, 2018 and the three fiscal years ended May 31, 2016; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and Global Payments; certain other communications from the Company and Global Payments to their respective stockholders; certain publicly available research analyst reports for the Company and Global Payments; and certain internal financial analyses and forecasts for the Company prepared by its management and for Global Payments stand alone prepared by its management, as adjusted by the management of the Company, and certain financial analyses and forecasts for Global Payments pro forma for the Transaction prepared by the management of the Company in each case, as approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the managements of the

Board of Directors

Total System Services, Inc.

May 27, 2019

Company and Global Payments to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Global Payments regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of Global Payments and with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and shares of Global Payments Common Stock; compared certain financial and stock market information for the Company and Global Payments with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the payments industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Global Payments or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Global Payments or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Global Payments and its affiliates) of Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Global Payments Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Global Payments or the ability of the Company or Global Payments to pay their

Board of Directors

Total System Services, Inc.

May 27, 2019

respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Global Payments and its affiliates) of Shares.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

ANNEX F

FORM OF ARTICLES OF AMENDMENT

TO

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

GLOBAL PAYMENTS INC.

1.

The name of the corporation is Global Payments Inc. (the “Corporation”).

2.

Pursuant to Section 14-2-1003 of the Georgia Business Corporation Code, these Articles of Amendment (this “Amendment”) amend the Second Amended and Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”). This Amendment was duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code on [●].

3.

Article 2 of the Articles of Incorporation shall hereafter read in its entirety as follows:

“The Corporation shall have authority, to be exercised by the board of directors, to issue no more than (i) Four Hundred Million (400,000,000) shares of common stock, without par value, which shall be entitled to one vote per share and shall be entitled to receive the net assets of the Corporation upon dissolution and (ii) Five Million (5,000,000) shares of preferred stock, without par value. Shares of preferred stock may be issued from time to time in one or more classes or series, each such class or series to be so designated as to distinguish the shares thereof from the shares of all other classes and series. The Board of Directors is hereby vested with the authority to divide preferred stock into classes or series and to fix and determine the relative rights, preferences, qualifications, and limitation of the shares of any class or series so established.”

4.

This Amendment shall become effective as of [●] on [●].

F-1

IN WITNESS WHEREOF, GLOBAL PAYMENTS INC. has caused these Articles of Amendment to be executed by its authorized officer on [●].

GLOBAL PAYMENTS INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

F-2

ANNEX G

FORM OF ARTICLES OF AMENDMENT

TO

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

GLOBAL PAYMENTS INC.

1.

The name of the corporation is Global Payments Inc. (the “Corporation”).

2.

Pursuant to Section 14-2-1003 of the Georgia Business Corporation Code, these Articles of Amendment (this “Amendment”) amend the Second Amended and Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”). This Amendment was duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code and Section 3.4 of the Articles of Incorporation on [●].

3.

Section 3.1 of the Articles of Incorporation shall be restated as follows:

“3.1 Board of Directors. The number of directors of the Corporation shall be as fixed from time to time by or pursuant to the Corporation’s Bylaws. At each annual meeting of shareholders, directors shall be elected for a term expiring at the next annual meeting of shareholders and upon the election and qualification of their respective successors.”

4.

Section 3.3 of the Articles of Incorporation shall be restated as follows:

“3.3 Vacancies and Changes of Authorized Number. All vacancies and any newly created directorship resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. Each director chosen in accordance with this Section shall hold office until the next annual meeting of shareholders, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.”

5.

Section 3.4 of the Articles of Incorporation shall be deleted in its entirety.

6.

The reference to “Section 3.4 hereof” in Section 3.2 of the Articles of Incorporation shall be amended to refer to “Section 3.3 hereof”.

7.

This Amendment shall become effective as of [●] on [●].

G-1

IN WITNESS WHEREOF, GLOBAL PAYMENTS INC. has caused these Articles of Amendment to be executed by its authorized officer on [●].

GLOBAL PAYMENTS INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

G-2

TOTAL SYSTEM SERVICES, INC.
P.O. BOX 2506
COLUMBUS, GA 31902-2506

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by TSYS in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TSYS, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E82933-S89261 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  TOTAL SYSTEM SERVICES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, AND 4.		For	Against	Abstain

1.

Approval of the Agreement and Plan of Merger, dated as of May 27, 2019 (as amended from time to time, the “merger agreement”), by and between Total System Services, Inc. (“TSYS”) and Global Payments Inc. (“Global Payments”) and the transactions contemplated thereby, including the merger of TSYS with and into Global Payments (the “merger”).

		☐	☐	☐

2.	Approval, on an advisory (non-binding) basis, of the executive officer compensation that will or may be paid to or become payable to TSYS’ named executive officers in connection with the merger.	☐	☐	☐

3.

Approval, on an advisory (non-binding) basis, of an amendment to Global Payments’ articles of incorporation to declassify Global Payments’ board of directors and provide for the annual election of directors.

		☐	☐	☐

4.	Approval of the adjournment of the TSYS special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve Proposal 1.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

The undersigned hereby acknowledges receipt of NOTICE of the SPECIAL MEETING and the PROXY STATEMENT and hereby revokes all Proxies previously given by the undersigned for the SPECIAL MEETING.

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the

Special Meeting of Shareholders:

The Notice and Proxy Statement are available at: www.proxyvote.com.

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E82934-S89261

TOTAL SYSTEM SERVICES, INC.

POST OFFICE BOX 2506, COLUMBUS, GEORGIA 31902-2506

SPECIAL MEETING OF SHAREHOLDERS OF TSYS

TO BE HELD AUGUST 29, 2019

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TSYS

By signing on the reverse side, I hereby appoint Dorenda K. Weaver and Joseph J. Bialoncik as proxies, each of them singly and each with power of substitution, to vote all shares of Common Stock of TSYS of the undersigned or with respect to which the undersigned is entitled to vote on July 22, 2019 at the SPECIAL MEETING OF THE SHAREHOLDERS OF TSYS to be held on the 29th day of August, 2019, and at any adjournments or postponements thereof.

The Board of Directors is not aware of any matters likely to be presented for action at the Special Meeting of Shareholders of TSYS, other than the matters listed herein. However, if any other matters are properly brought before the Special Meeting, the persons named in this proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This proxy is revocable at any time prior to its use.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, AND 4 LISTED ON THE REVERSE SIDE OF THIS CARD.

IF YOU DO NOT VOTE BY PHONE OR OVER THE INTERNET, PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)